UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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INTERNET COMMERCE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNET COMMERCE CORPORATION
6025 The Corners Parkway, Suite 100
Norcross, Georgia 30092
(678) 533-8000

July 17, 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Internet Commerce Corporation, which will be held on Tuesday, August 14, 2007 at 10:00 a.m., Eastern Time, at 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092. At the special meeting, we will transact and act upon such business as described in the Notice of Special Meeting of Stockholders and the Proxy Statement following this letter.

We hope that you will be able to attend the special meeting in person. Whether or not you plan to attend, to ensure that your vote is counted, please mark, date and sign the enclosed proxy card and return it to us as soon as possible in the enclosed prepaid envelope. If you have any questions or need assistance in voting your shares, please contact Stephanie Kingery at (678) 533-8000.

The Board of Directors and management look forward to seeing you at the special meeting.

Sincerely yours,

Thomas J. Stallings
Chief Executive Officer

INTERNET COMMERCE CORPORATION
6025 The Corners Parkway, Suite 100
Norcross, Georgia 30092
(678) 533-8000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Internet Commerce Corporation (“ICC”), will be held at 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092, at 10:00 a.m., Eastern Time, on Tuesday, August 14, 2007 (the “Special Meeting”), for the following purposes:

1.                to approve the potential issuance of up to approximately 30,500,659 shares of our common stock upon conversion of $60 million aggregate principal amount of our placement of Series A Senior Secured Convertible Notes (the “Series A Notes”), Series B Senior Secured Convertible Notes (the “Series B Notes”), warrants to purchase shares of ICC’s class A common stock (the “Warrants”) and additional investment rights to acquire additional notes on the same terms as the Series A Notes (the “Additional Investment Rights”) and $10 million aggregate principal amount of our Senior Secured Convertible Bridge Notes which may be converted into additional Series A Notes and Series B Notes (the “Bridge Notes,” together with the Series A Notes, the Series B Notes and the Warrants, the “Securities”);

2.                to approve an amendment to ICC’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of class A common stock from 40,000,000 to 300,000,000;

3.                to approve an increase the number of shares reserved for issuance under the Internet Commerce Corporation 2005 Stock Incentive Plan from 3,173,233 to 5,673,233; and

4.                to transact such other business as may properly come before the Special Meeting and any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on June 15, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and any postponement or adjournment thereof. A complete list of stockholders entitled to vote at the Special Meeting will be available at ICC’s executive offices, located at 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092 during the ten days before the Special Meeting.

By Order of the Board of Directors,

Glen E. Shipley
Secretary
Norcross, Georgia
July 17, 2007

TABLE OF CONTENTS

INFORMATION CONCERNING SOLICITATION AND VOTING	1
WHERE YOU CAN FIND MORE INFORMATION	4
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	5
EXPLANATORY NOTE; QUESTIONS AND ANSWERS	6
SUMMARY OF THE SECURITIES ISSUANCE	12
SUMMARY OF TERMS OF THE MERGER	14
SUMMARY CONSOLIDATED FINANCIAL INFORMATION	20
SELECTED PRO FORMA FINANCIAL DATA	22
COMPARATIVE SHARE DATA REGARDING ICC AND EASYLINK	24
DETAILS OF THE PROPOSED MERGER	25
DESCRIPTION OF ICC’S SECURITIES	46
INFORMATION ABOUT EASYLINK	49
EASYLINK MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	57
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	67
PROPOSAL ONE: APPROVAL OF POTENTIAL ISSUANCE OF UP TO APPROXIMATELY 30,500,659 SHARES OF OUR CLASS A COMMON STOCK UPON CONVERSION OR EXERCISE OF THE SECURITIES	68
PROPOSAL TWO: APPROVAL OF AN AMENDMENT TO ICC’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK FROM 40,000,000 TO 300,000,000	84
PROPOSAL THREE: APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE INTERNET COMMERCE CORPORATION 2005 STOCK INCENTIVE PLAN	86
EXECUTIVE COMPENSATION	95
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	98
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	100
EXPERTS	102
OTHER MATTERS	102
INDEX TO FINANCIAL STATEMENTS	F-1
Annex A—Securities Purchase Agreement	A-1
Annex B—Agreement and Plan of Merger	B-1
Annex C—Fairness Opinion of Oppenheimer & Co. Inc.	C-1
Annex D—Amendment to Internet Commerce Corporation 2005 Stock Incentive Plan	D-1

i

INTERNET COMMERCE CORPORATION
6025 The Corners Parkway, Suite 100
Norcross, Georgia 30092

PROXY STATEMENT
FOR THE
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 14, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors of Internet Commerce Corporation, a Delaware corporation (“ICC” or the “Company”), is soliciting your proxy for use at a special meeting of ICC’s stockholders (the “Special Meeting”), to be held at 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092, at 10:00 a.m., Eastern Time, on Tuesday, August 14, 2007, and any postponement or adjournment thereof.

ICC intends to mail the proxy materials on or about July 17, 2007 to all of its stockholders entitled to vote. ICC has fixed the close of business on June 15, 2007 as the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Special Meeting and any postponement or adjournment thereof.

Stockholders Entitled to Vote

Only holders of record of ICC’s class A common stock, series C preferred stock and series D preferred stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting.

On the Record Date, ICC had 23,143,056 shares of class A common stock, 5,000 shares of series C preferred stock and 250 shares of series D preferred stock issued and outstanding, respectively. Each holder of class A common stock is entitled to one vote for each share held on the Record Date, each holder of series C preferred stock is entitled to 44.76 votes for each share held on the Record Date and each holder of series D preferred stock is entitled to 769.23 votes for each share held on the Record Date. Holders of series C and D preferred stock are entitled to vote together with the holders of the class A common stock as a single class.

Voting Procedures

The purpose of this Special Meeting is to consider and vote upon the proposals that are listed in the accompanying Notice of Special Meeting of Stockholders and further described in this Proxy Statement. You can vote on each proposal by filling out and returning the enclosed proxy card in the enclosed envelope or by attending the Special Meeting in person.

Voting by Mail.   By signing and returning the enclosed proxy card in accordance with the instructions on the proxy card, you are authorizing the individuals named on the proxy card, known as “proxies,” to vote your shares at the Special Meeting in the manner indicated on the proxy card. ICC encourages you to sign and return the enclosed proxy card even if you plan to attend the Special Meeting in person to ensure that your shares are voted if you are unable to attend the Special Meeting. If your shares are held in “street name,” meaning that they are held for you by a broker, bank or other nominee, you will receive a copy of the proxy materials as well as voting instructions from your broker, bank or other nominee explaining how you can vote your shares by mail. You should vote your shares in accordance with those instructions indicated on the proxy card. If you sign and return the proxy card but do not indicate your voting instructions, your shares will be voted as follows:

•       FOR the approval of the shares of class A common stock to be issued upon the conversion of the Securities;

•       FOR the proposed amendment to ICC’s Amended and Restated Certificate of Incorporation increasing the number of authorized shares of class A common stock from 40,000,000 to 300,000,000 shares; and

•       FOR the proposed increase in the number of shares reserved for issuance under the Internet Commerce Corporation 2005 Stock Incentive Plan from 3,173,233 to 5,673,233.

If you receive more than one proxy card and hold your shares in multiple accounts, please complete and return each proxy card in accordance with the instructions set forth therein to ensure that all of your shares are voted. ICC encourages you to consolidate multiple accounts by contacting your broker, bank or other nominee, if you hold your shares through a nominee account, or otherwise through ICC’s transfer agent, American Stock Transfer & Trust Company at (718) 921-8200. Please note that shares held in certain types of accounts cannot be consolidated with other accounts. For example, retirement and non-retirement accounts generally cannot be consolidated.

Voting in Person at the Special Meeting.   If you plan to attend the Special Meeting and vote in person, ICC will provide you with a ballot at the Special Meeting. If your shares are registered directly in your name on the Record Date, you are considered a stockholder of record as of the Record Date and you have the right to vote in person at the Special Meeting. If your shares are held in “street name” and you wish to vote at the Special Meeting, you must bring to the Special Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote the shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Special Meeting. You may revoke your proxy in any one of the following ways:

•       sign and return another proxy card bearing a later date;

•       provide written notice of the revocation to Glen E. Shipley, ICC’s Secretary, at 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092; or

•       attend the Special Meeting and vote in person. Simply attending the Special Meeting will not, by itself, revoke your proxy.

Quorum Requirement

The holders of a majority of the total votes represented by shares of ICC’s class A common stock, series C preferred stock and series D preferred stock outstanding on the Record Date, whether present at the Special Meeting in person or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting. The shares held by each stockholder who signs and returns the enclosed proxy card will be counted as present for the purposes of determining the presence of a quorum at the meeting, whether or not the stockholder abstains on all or any proposal to be acted on at the Special Meeting. Abstentions and broker non-votes (as defined below) both will be counted toward the quorum requirement.

Votes Required for Each Proposal

Each of Proposal One and Proposal Three requires the affirmative vote of a majority of the votes present, in person or by proxy, at the Special Meeting and voting on each respective Proposal. Under Delaware law, Proposal Two requires the affirmative vote of a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of each class entitled to vote. You may vote “for,” “against” or “abstain” from voting on Proposal One, Proposal Two or Proposal Three.

Abstentions and Broker Non-Votes

If you return a signed proxy card indicating an abstention from voting on a proposal, the shares so represented by the proxy card will be counted as present toward the quorum requirement, but such shares will not be voted on the proposal. If you abstain from voting on either Proposal One and Proposal Three, your abstention will not be counted as having been voted on the proposal and will have no effect. Abstentions will have the effect of a vote against Proposal Two.

If your shares are held in “street name” and you do not give instructions to your broker, bank or other nominee, your broker, bank or other nominee can vote your shares with respect to “discretionary” items. Discretionary items are proposals considered routine under applicable rules on which your broker, bank or other nominee may vote shares held in street name in the absence of your voting instructions. Each of Proposal One, Proposal Two and Proposal Three is a “non-discretionary” item, and thus, your broker may not vote your shares without instructions from you with respect to any one or more of the proposals.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. To the extent your broker, bank or nominee submits a broker non-vote with respect to your shares on Proposal One or Proposal Three, your shares will be counted toward the quorum requirement, but will not be deemed having voted on that proposal, and thus, will have no effect. Broker non-votes will have the effect of a vote against Proposal Two.

Proxy Solicitation Costs

ICC will bear the entire cost of soliciting proxies to be voted at the Special Meeting, including the preparation, printing and mailing of proxy materials. Solicitation may be made by certain directors, officers and other employees of ICC by personal interview, telephone, telegram or facsimile. In addition, ICC has engaged Georgeson, Inc. to solicit proxies on behalf of ICC. ICC expects to pay approximately $25,000 in fees to Georgeson, Inc. for its solicitation efforts.

ICC will reimburse brokers, banks and other nominees for their reasonable out-of-pocket expenses for forwarding the proxy materials to you.

WHERE YOU CAN FIND MORE INFORMATION

ICC is subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), which means that ICC is required to file reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

Our audited financial statements, management’s discussion and analysis of financial condition and results of operations, and a description of any changes in and disagreements with our accountants on accounting and financial disclosure, included in our Form 10-K for the fiscal year ended July 31, 2006, filed with the Securities and Exchange Commission (“SEC”) is incorporated herein by reference.

The SEC allows us to “incorporate by reference” into this proxy statement the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this proxy statement, and later information we file with the SEC (File No. 000-24996) will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Merger is completed:

•       Annual Report on Form 10-K for the year ended July 31, 2006.

•       Quarterly Report on Form 10-Q for the quarter ended October 31, 2006.

•       Current Report on Form 8-K filed December 22, 2006.

•       Current Report on Form 8-K filed January 19, 2007.

•       Current Report on Form 8-K filed January 24, 2007.

•       Quarterly Report on Form 10-Q for the quarter ended January 31, 2007.

•       Current Report on Form 8-K filed March 8, 2007.

•       Current Report on Form 8-K filed March 22, 2007.

•       Current Report on Form 8-K filed April 25, 2007.

•       Quarterly Report on Form 10-Q for the quarter ended April 30, 2007.

•       Current Report on Form 8-K filed May 9, 2007.

•       Current Report on Form 8-K filed June 7, 2007.

•       Current Report on Form 8-K filed July 9, 2007.

•       Current Report on Form 8-K filed July 10, 2007.

No information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K will be incorporated by reference in this proxy statement unless specifically stated otherwise. You may request a copy of these documents at no cost by calling or writing to us at the following address:

Internet Commerce Corporation
6025 The Corners Parkway, Suite 100
Norcross, Georgia  30092
Attn:  Glen E. Shipley, Secretary
Telephone: (678) 533-8000

You should rely only on the information provided in or incorporated by reference (and not later changed) in this proxy statement. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements made in this Proxy Statement (and in other documents to which we refer) are “forward-looking statements.”  When used in this document, the words “anticipate,” “believe,” “estimate,” and similar expressions generally identify forward-looking statements. These statements are based on the beliefs, assumptions, and expectations of ICC management and on information currently available to those members of management. Forward-looking statements include information concerning possible or assumed future results of operations of ICC after the Merger discussed elsewhere in this Proxy Statement. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and assumptions, and certain factors could cause actual results to differ from results expressed or implied by the forward-looking statements, including:

•       economic conditions (both generally, and more specifically in the markets where ICC and EasyLink operate) may be worse than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•       competition from other companies that provide products and services similar to those offered by ICC and EasyLink;

•       legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses of ICC and EasyLink;

•       combining the businesses and technologies of ICC and EasyLink may cost more, be more difficult or take longer than we expect;

•       retaining key personnel of ICC and EasyLink may be more difficult than we expect;

•       revenues of the combined entity following the Merger may be lower than we expect, and the operating costs of the combined entity may be higher than we expect;

•       adverse changes may occur in the securities markets;

•       expected cost savings resulting from the Merger may not be fully realized as soon as expected, or may not be realized as soon as expected or at all; and

•       technological changes may increase competitive pressures and increase our costs.

We believe these forward-looking statements are reasonable. You should not, however, place undue reliance on these forward-looking statements, because the future results and stockholder values of ICC following completion of the Merger may differ materially from those expressed or implied by these forward-looking statements.

EXPLANATORY NOTE;
QUESTIONS AND ANSWERS

Explanatory Note

In addition to the matters to be voted on at the Special Meeting, this Proxy Statement contains a detailed description of the contemplated merger (the “Merger”) among ICC (NASDAQ: ICCA), Jets Acquisition Sub, Inc., a wholly-owned subsidiary of ICC (“Sub”) and EasyLink Services Corporation (NASDAQ:  EASY), a Delaware corporation (“EasyLink”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) whereby ICC will acquire EasyLink.

Except for exchanging ICC class A common stock for outstanding options and restricted stock grants, the consideration given to EasyLink stockholders will be all cash. In order to finance the majority of this cash consideration, ICC intends issue to certain institutional investors, in a private placement, Series A Notes, the Series B Notes, warrants to purchase shares of ICC’s class A common stock and additional investment rights discussed in this Proxy Statement (collectively, the “Securities”).

We are not required to obtain stockholder approval of, and you are not being asked to vote on, the Merger itself. However, because our class A common stock is quoted on the Nasdaq Capital Market, we are subject to the Marketplace Rules of the NASD, and Marketplace Rule 4350(i)(1)(C)(ii) requires us to seek stockholder approval of the proposed issuance of the Securities in connection with the Merger. Under Marketplace Rule 4350(i)(1)(C)(ii), we must obtain stockholder approval before we issue securities in connection with the acquisition of the stock or assets of another company, where the present issuance of common stock (or securities convertible into or exercisable for common stock), other than in a public offering for cash is or will be in excess of 20% of our outstanding common stock before the issuance; or constitutes voting power in excess of 20% of our outstanding voting power before the issuance. If we issue all of the Securities, those Securities will be convertible into or exercisable for approximately 132% of the shares of our class A common stock outstanding as of the Record Date.

While you are not being asked to approve the Merger itself, this Proxy Statement contains certain information about the Merger and the parties involved because the Securities are being issued in order to finance the Merger. This is in accordance with the Proxy Rules promulgated by the Securities and Exchange Commission (the “SEC”), and specifically with the instructions to Schedule 14A.

To further clarify the matters to be voted on, we have provided the following question and answer format:

Proposal One: Approval of the potential issuance of approximately 30,500,659 shares of our class A common stock upon conversion or exercise of the Securities.

Q:             Why does the Company propose to issue Securities convertible into or exercisable for shares of its class A common stock?

A:             On May 3, 2007, ICC and Sub, entered into the Merger Agreement to acquire EasyLink. Pursuant to the Merger Agreement, Sub will merge with and into EasyLink, and EasyLink will become a wholly-owned subsidiary of ICC. The transaction has been approved by both the ICC Board of Directors and the EasyLink Board of Directors. Under the terms of the Merger Agreement, ICC will pay $5.80 per share in cash in exchange for each share of Class A common stock of EasyLink, for an estimated aggregate purchase price of approximately $67 million. In order to finance the Merger, ICC intends to issue the Securities, all as more fully described in this Proxy Statement, for an aggregate purchase price between $50 million and $60 million depending on the amount of Securities ICC elects to issue. These Securities will be convertible into or exercisable for shares of ICC’s class A common stock. In addition to that $50 to $60 million, the Securities Purchase Agreement provides for the possible issuance of up to $10 million in additional notes if the Purchasers exercise their Additional Investment

Rights and, with the Purchasers’ permission, a further issuance of up to $20 million of additional subordinated debt or common stock, $10 million of which has been issued in the form of the Bridge Notes.

Q:             Why does the Company need stockholder approval of the proposed issuance of Securities?

A:             Because the Company’s class A common stock is quoted on the Nasdaq Capital Market, it is subject to the NASD’s Nasdaq Marketplace Rule 4350(i)(1)(C), which requires that the issuance be approved by the Company’s stockholders. Under NASD Marketplace Rule 4350(i)(1)(C) (ii), stockholder approval must be sought in connection with an acquisition of the stock or assets of another company if the present issuance of common stock (or securities convertible into or exercisable for common stock), other than in a public offering for cash, is or will be in excess of 20% of our outstanding common stock before the issuance; or constitutes voting power in excess of 20% of our outstanding voting power before the issuance. If we issue all of the Securities, those Securities will be convertible into or exercisable for approximately 132% of the shares of our class A common stock outstanding as of the Record Date.

Q:             What vote is required to approve the proposed issuance of the Securities?

A:             The approval of the proposed issuance of the Securities requires the affirmative vote of a majority of the votes cast on the proposal by stockholders present in person or represented by proxy at the Special Meeting.

Q:             If approved by stockholders, when will the proposed issuance take place?

A:             Should our stockholders approve the proposed issuance of the Securities at the Special Meeting, ICC intends to issue the Securities as soon as is practicable following the Special Meeting and will have the authority to issue the approved shares to the purchasers of the Securities in the event that the purchasers convert or exercise all or a portion of the Securities.

Q:             What are the potential effects of the proposed issuance upon the Company’s stockholders?

A:             If the proposed issuance is approved, ICC will issue Securities convertible into or exercisable for up to approximately 30,500,659 shares of the Company’s class A common stock to certain institutional investors. Accordingly, the approval of the proposed issuance and the conversion or exercise of those Securities for class A common stock will have the effect of increasing the number of outstanding shares of our class A common stock, thereby reducing the percentage of equity, earnings and voting interest held prior to the proposed conversion or exercise by each ICC stockholder.

Q:             What effect would the failure of the proposed issuance have on the Company?

A:             Pursuant to the Merger Agreement, if the stockholders do not approve the proposed issuance of the Securities, ICC’s Board of Directors may determine that, in light of the proposal not being approved, it must terminate the Merger Agreement, in which case ICC may be liable to EasyLink for a $2,500,000 Termination Fee and other damages, including the potential write-off of expenses incurred in the negotiation of the proposed Merger.

Q:             What is the recommendation of the Board of Directors regarding the proposed issuance?

A:             Your Board of Directors unanimously recommends that you vote FOR Proposal One to approve the issuance of the Securities in connection with the Company’s acquisition of EasyLink.

Proposal Two: Approval of an amendment to ICC’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of class A common stock from 40,000,000 to 300,000,000 shares.

Q:             What is the nature of the amendment being proposed regarding our Amended and Restated Certificate of Incorporation?

A:             The ICC stockholders are being asked to approve an amendment to our Amended and Restated Certificate of Incorporation, (the “Restated Certificate of Incorporation”) to increase the number of authorized shares of class A common stock from 40,000,000 to 300,000,000.

Q:             What is the purpose of the proposed amendment to our Amended and Restated Certificate of Incorporation?

A:             Our Board of Directors has proposed this amendment to ensure that the Company has sufficient shares available to cover the conversion or exercise of the Securities discussed in Proposal One and for future use, as needed, including use in transactions such as equity financings, acquisitions, strategic relationships with corporate partners, equity incentives, and payments of stock dividends, stock splits or other recapitalizations, as the Company may deem appropriate. The Company considers from time to time acquisitions, equity financings, strategic relationships and other transactions as market conditions or other opportunities arise. Except as described in Proposals One and Three, the Company does not have any current plans or arrangements to issue any of the additional shares authorized by the proposed amendment.

Q:             How will the increase in the number of authorized shares affect me?

A:             If our stockholders approve the proposed amendment, our Board of Directors may cause the issuance of additional shares of ICC stock without further vote of the stockholders of the Company, except as may be required in particular cases by the Company’s organizational documents, applicable law, the rules and regulations of Nasdaq, or the rules of any national securities exchange on which shares of ICC stock may then be listed. Under our Restated Certificate of Incorporation, the stockholders do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of shares of the Company in order to maintain their proportionate ownership of stock. In addition, if our Board of Directors causes the Company to issue additional shares of stock or securities convertible into or exercisable for stock, such issuance could have a dilutive effect on the equity, earnings and voting interests of existing stockholders. The increase in the number of authorized shares of our stock could also have an anti-takeover effect, although this is not the intent of our Board of Directors in proposing the amendment. For example, if our board of directors issues additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary transaction opposed by our board of directors. As of the date of this Proxy Statement, our Board of Directors is not aware of any attempt or plan to obtain control of the Company.

Q:             What vote is required to approve the proposed amendment to our Restated Certificate of Incorporation?

A:             The approval of the proposed amendment requires the affirmative vote of a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of each class entitled to vote.

Q:             Are there any regulatory requirements that must be complied with to effect the amendment to our Restated Certificate of Incorporation?

A:             To effect the amendment, we will be required to file a certificate of amendment to our Restated Certificate of Incorporation with the Delaware Secretary of State. Otherwise, no regulatory approvals or filings are required.

Q:             What effect would the failure of the proposed issuance have on the Company?

A:             Pursuant to the Merger Agreement, if our stockholders do not approve the proposed amendment, our Board of Directors may determine that, in light of the proposal not being approved, it must terminate the Merger Agreement, in which case ICC may be liable to EasyLink for a $2,500,000 Termination Fee and other damages, including the write-off of expenses incurred in the negotiation of the proposed Merger.

Q:             What is the recommendation of the Board of Directors regarding the proposed amendment?

A:             Your Board of Directors unanimously recommends that you vote FOR Proposal Two to approve the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of ICC class A common stock from 40,000,000 shares to 300,000,000.

Proposal Three: Approval of an increase the number of shares reserved for issuance under the Internet Commerce Corporation 2005 Stock Incentive Plan (the “Plan”).

Q:             What is the proposed amendment to the Plan?

A:             Our Board of Directors has approved, subject to stockholder approval, an amendment to the Plan, whereby the number of shares authorized for issuance under the Plan would be increased by 2,500,000, from 3,173,233 shares of class A common stock to 5,673,233.

Q:             Why are we proposing to increase the number of shares reserved under the Plan?

A:             Of the original 3,173,233 shares reserved for issuance under the Plan, which includes 1,173,233 shares of class A common stock that were reserved for issuance under the Internet Commerce Corporation Stock Option Plan (the “Prior Plan”) as of the date the Plan became effective, restricted stock, options and other equity incentive awards totaling 588,732 shares (net of forfeitures and expirations) have been issued and remain outstanding, leaving only 2,584,501 shares remaining available for issuance. Our board has determined it is in the best interest of our Company to increase the number of shares under the Plan so that we can continue to attract, motivate and retain qualified personnel essential to our success. In addition, the increase will allow us to fulfill our obligation under the Merger Agreement to issue approximately 2.1 million options to EasyLink’s option holders.

Q:             Is stockholder approval required for the proposed amendment to increase the number of shares reserved for issuance under the Plan?

A:             Yes. Under the terms of the Plan, and under applicable rules of the Internal Revenue Code, we are required to obtain stockholder approval of the proposed increase in the number of shares authorized for grant under the Plan.

Q:             What effect will the proposed amendment to increase the number of shares of stock available for issuance under the Plan have on our stockholders?

A:             The proposed amendment to increase the number of shares of class A common stock available for grant under the Plan, if approved, will likely result in more restricted stock, options and other equity awards being granted and available for grant to our employees. If these equity instruments are issued and/or exercised, it will have a dilutive effect on the equity, earnings and voting interests of existing stockholders.

Q:             What will happen if the amendment to increase the number of shares reserved for issuance under the Plan is not approved by the stockholders?

A:             If the proposed amendment to increase the number of shares of stock available for grant under the Plan is not approved by our stockholders, the number of available shares will not be increased, and our ability to grant future equity instruments to employees will be significantly constrained.

Q:             What vote is required to approve the proposed amendment to our Plan?

A:             The approval of the proposed amendment requires the affirmative vote of a majority of the votes cast on the proposal by stockholders present in person or represented by proxy at the Special Meeting.

Q:             What is the recommendation of the Board of Directors regarding the proposed amendment?

A:             Your Board of Directors unanimously recommends that you vote FOR Proposal Three to approve the amendment to the Internet Commerce Corporation 2005 Stock Incentive Plan to increase the number of shares of ICC stock authorized for issuance under the Plan from 3,173,233 shares to 5,673,233.

Other Questions and Answers

Q:             Do our stockholders have appraisal or other dissenters’ rights or preemptive rights with respect to the Merger or the issuance of the Securities?

A:             No. Our stockholders are not being asked to vote on the Merger and do not have any “dissenters’ rights” or rights to an appraisal of the value of their shares in connection with either the Merger or the other matters described in this Proxy Statement. Similarly, our stockholders do not have “preemptive rights” that would allow them to purchase additional securities that may be issued by the Company in order to maintain their proportionate ownership of stock.

Q:             When do we expect the Securities issuance and the Merger to be completed?

A:             We are working towards completing the Securities issuance as quickly as possible. We hope to complete the Merger in the third quarter of 2007 and promptly following the receipt of stockholder approvals at the Special Meeting and satisfaction of the other conditions to consummate these transactions.

Q:             When and where will the vote take place?

A:             The Special Meeting will be held at 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092, at 10:00 a.m., Eastern Time, on Tuesday, August 14, 2007.

Q:             What do I need to do now?

A:             First, read this Proxy Statement carefully. Then, as soon as possible, you should submit your proxy by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Your shares represented by proxy will be voted in accordance with your directions. If you submit a proxy, but have not specified any directions, your shares will be voted “FOR” approval of each of the matters to be voted upon at the Special Meeting.

Q:             If my shares are held in street name by my broker, will my broker vote my shares for me?

A:             With respect to Proposal One, Proposal Two and Proposal Three, your broker will vote your shares only if you provide your broker with instructions on how to vote your shares by following the information provided to you by your broker.

Q:             What do I do if I want to change my vote?

A:             You can change your vote at any time before your proxy is voted at the Special Meeting. There are three ways to do this:

1.                Attend the Special Meeting and vote in person;

2.                Give written notice to Glen E. Shipley, ICC’s Secretary, at 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092 that you wish to revoke your proxy prior to the vote at the Special Meeting; or

3.                Deliver a completed proxy to our corporate secretary at our principal executive office bearing a date later than your original proxy prior to the vote at the Special Meeting.

SUMMARY OF THE SECURITIES ISSUANCE

This summary highlights selected information from this Proxy Statement regarding the issuance of the Securities (as defined elsewhere in this Proxy Statement). This summary may not contain all of the information that is important to you as you consider whether to vote to authorize the issuance of the Securities. For a more complete description of the terms of the Series A Notes, Series B Notes, Warrants and Additional Investment Rights, you should carefully read the entire proxy statement, and the related documents to which it refers. The Securities Purchase Agreement, which is the legal document that governs the Securities and the issuance, is attached as Annex A.

In addition, the sections entitled “Where You Can Find More Information,” on page 4, contains references to additional sources of information about ICC. Additional information about ICC  is also contained in ICC’s Form 10-K for the year ended July 31, 2006.

ICC’s obligations to complete the Merger discussed herein are subject to a financing condition. The total amount of funds required to complete the Merger and the related transactions, including repaying EasyLink’s existing debt and payment of fees and expenses in connection with the Merger, is anticipated to be approximately $67,000,000. This amount is expected to be provided through a combination of any of the following:

•       between $20,000,000 and $30,000,000 (as determined by ICC) of Series A Senior Secured Convertible Notes (the “Series A Notes”);

•       $30,000,000 of Series B Senior Secured Convertible Notes (the “Series B Notes”);

•       a possible $10,000,000 in additional notes if the Securities Purchasers exercise their Additional Investment Rights;

•       $10,000,000 of Senior Secured Convertible Bridge Notes which may be converted into additional Series A Notes and Series B Notes (the “Bridge Notes”); and

•       cash on hand as of the Effective Time.

Concurrently with execution of the Merger Agreement, ICC entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited institutional investors affiliated with York Capital Management, L.P. pursuant to which ICC will issue to such investors, in a private placement, the Series A Notes, the Series B Notes, warrants to purchase shares of ICC’s class A common stock (the “Warrants”) and additional investment rights to acquire additional notes on the same terms as the Series A Notes (the “Additional Investment Rights”), all as more fully described in such Securities Purchase Agreement, for an aggregate purchase price between $50,000,000 and $60,000,000, depending on the amount of Series A Notes that ICC elects to issue. In this Proxy Statement we occasionally refer to the Series A Notes, the Series B Notes, the Warrants and the Additional Investment Rights collectively as the “Securities.”

The Series A Notes will bear interest at the prime rate plus 75 basis points less an interest factor based on the performance of ICC’s class A common stock, as more fully described in the Series A Notes, and interest will be payable quarterly. The Series B Notes will bear interest at the prime rate plus 300 basis points less an interest factor based on the performance of ICC’s class A common stock, as more fully described in the Series B Notes, and interest will be payable quarterly. Both the Series A Notes and the Series B Notes will have a term of four years, will be repayable in 30 equal monthly installments of principal beginning 18 months after issuance and may be prepaid subject to a 25% prepayment penalty and certain other conditions, provided that ICC may prepay up to $15,000,000 of the Series B Notes from the proceeds of sales of assets subject to a 12.5% prepayment penalty.

The Bridge Notes bear interest at the prime rate and shall mature as of the earliest of (i) the consummation of the Merger, (ii) the termination of the Merger Agreement or (iii) September 1, 2007.  Any interest payable shall be payable quarterly in arrears in cash beginning on September 30, 2007.

Until July 9, 2007, the terms of the Bridge Notes permitted the Purchasers to elect to convert the Bridge Notes into additional Series A Notes and Series B Notes, divided pro rata among Series A Notes and Series B Notes according to the proportion of Series A Notes and Series B Notes purchased by each Purchaser under the Securities Purchase Agreement, at the closing of the other transactions contemplated by the Securities Purchase Agreement.  The Purchasers failed to give this notice by July 9, 2007.  Nevertheless, we are asking the stockholders to approve the issuance of additional shares of our class A common stock in the event that the Purchasers and ICC subsequently agree to such conversion.

The Warrants will entitle the investors thereof to acquire an aggregate number of shares of ICC’s class A common stock equal to 30% of the principal amount of the Series B Notes divided by the least of (i) the arithmetic average of the volume weighted average price (as defined in the Securities Purchase Agreement) for the 10 trading days prior to the closing of the Merger, (ii) the closing price on the trading day immediately preceding the Effective Time and (iii) $2.53. The Warrants will be exercisable from the Effective Time until the fifth anniversary of the date a registration statement covering the resale of the shares issuable upon exercise of the Warrants is declared effective by the SEC. The Additional Investment Rights will entitle the investors thereof to purchase additional notes having terms similar to the Series A Notes in an aggregate principal amount up to $10,000,000.

Under the terms of the Securities Purchase Agreement, ICC may issue up to $20 million of additional subordinated debt or common stock with the Purchasers’ permission, $10 million of which has been issued in the form of the Bridge Notes.

Under the Securities Purchase Agreement, ICC is subject to certain limitations, including limitations on its ability to incur additional debt or sell assets, make certain investments and acquisitions, grant liens and pay dividends and distributions. ICC is also subject to financial covenants on a quarterly basis, which include minimum requirements for recurring revenue, EBITDA and the ratio of EBITDA to interest expense. The Securities Purchase Agreement contains certain events of default (many of which are subject to applicable cure periods), including, among others, the failure to make payments when due, defaults under other contractual obligations, change of control and non-compliance with covenants.

The issuance and sale of the Securities pursuant to the Securities Purchase Agreement will occur at the Effective Time, at which time ICC’s subsidiaries will enter into guaranty agreements whereby each such subsidiary will guarantee the repayment of the Series A Notes and the Series B Notes and will provide a senior security interest in all or substantially all of their assets as collateral to secure such guarantees. At the Effective Time, ICC will also provide a senior security interest in all or substantially all of its assets, including the pledge of its shares of capital stock in its subsidiaries. All of the proceeds from the Securities Purchase Agreement will be used to finance the Merger.

Please refer to ICC’s Current Reports on Form 8-K filed on May 9, 2007, July 9, 2007 and July 10, 2007 for further information on the Securities Purchase Agreement and the Bridge Notes.

SUMMARY OF TERMS OF THE MERGER

This summary highlights selected information from this Proxy Statement regarding the Merger. This summary may not contain all of the information that is important to you as you consider the proposed Merger and related matters. For a more complete description of the terms of the Merger, you should carefully read the entire Proxy Statement, and the related documents to which it refers. The Merger Agreement, which is the legal document that governs the proposed Merger, is attached as Annex B.

The Parties Involved

EasyLink Services Corporation
33 Knightsbridge Road
Piscataway, New Jersey 08854
(888) 825-6385

EasyLink Services Corporation (NasdaqCM: EASY), headquartered in Piscataway, New Jersey at the principal executive offices set forth above, is a leading global provider of outsourced business process automation services that enable medium and large enterprises, including 60 of the Fortune 100, to improve productivity and competitiveness by transforming manual and paper-based business processes into efficient electronic business processes. EasyLink is integral to the movement of information, money, materials, products and people in the global economy, dramatically improving the flow of data and documents for mission-critical business processes such as client communications via invoices, statements and confirmations, insurance claims, purchasing, shipping and payments. Driven by the discipline of Six Sigma Quality, EasyLink helps companies become more competitive by providing the most secure, efficient, reliable and flexible means of conducting business electronically. For more information, visit www.easylink.com.

Internet Commerce Corporation
6025 The Corners Parkway
Suite 100
Norcross, GA 30092
(678) 533-8000

Internet Commerce Corporation (NasdaqCM: ICCA), headquartered in Norcross, Georgia, is a leader in providing business-to-business e-commerce solutions. Thousands of customers rely on ICC’s comprehensive line of solutions, in-depth expertise and unmatched customer service to help balance cost, fit and function required to meet unique requirements for trading partner compliance, coordination and collaboration. With its software solutions, network services, hosted web applications, managed services and consulting services, ICC is the trusted provider of e-commerce solutions for businesses, regardless of size and level of technical sophistication, to connect them with their trading communities. For more information, visit www.icc.net.

Jets Acquisition Sub, Inc.
6025 The Corners Parkway
Suite 100
Norcross, GA 30092
(678) 533-8000

Jets Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ICC (“Sub”), was formed solely for the purpose of facilitating ICC’s acquisition of EasyLink. Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon completion of the proposed Merger, Sub will merge with and into EasyLink and will cease to exist, with EasyLink continuing as the surviving corporation.

The Merger and Related Matters

The Merger

The Merger Agreement provides that Sub will merge with and into EasyLink, with EasyLink as the entity surviving the Merger, sometimes referred to in this Proxy Statement as the surviving corporation, and a wholly-owned subsidiary of ICC. A copy of the Merger Agreement is attached as Annex B to this Proxy Statement.

Purposes and Reasons for the Merger

ICC’s Board of Directors supports the proposed Merger and believes that it is in the best interests of both companies and their respective stockholders. ICC’s Board of Directors also believes that the terms of the Merger are fair and equitable. In determining it support of the Merger, ICC’s Board of Directors considered the following factors, among others:

•        the Merger would create a larger value added network, enabling the combined companies to be more competitive;

•        ICC’s product lines and services offerings would be expanded offering potential cross selling opportunities to the combined companies customer bases;

•        the Merger would create a larger public company possibly expanding the combined companies access to capital markets and creating more shareholder liquidity by attracting institutional investors;

•        the Merger would reduce costs of being a public company for the combined entity as compared to two stand-alone public companies; and

•        the belief that the Merger would offer additional cost saving synergies between the two companies.

Effect of the Merger on EasyLink

The Merger will have the effects set forth in Section 259 of the General Corporation Law of the State of Delaware, which is referred to in this Proxy Statement as the DGCL.

Merger Consideration

If the Merger is completed, each EasyLink stockholder (other than ICC or EasyLink or their respective subsidiaries or dissenting stockholders) will be entitled to receive $5.80, in cash, without interest, for each share of class A common stock, par value $0.01 per share, owned as of the time the Merger becomes effective. All options to acquire shares of common stock held by directors with an exercise price per share that is less than $5.80 will vest immediately as of the Effective Time, and directors holding those options will be entitled to receive an amount in cash equal to the amount by which $5.80 exceeds the exercise price per share of common stock subject to the option for each share subject to the option. All other outstanding EasyLink options will be replaced by ICC with a substitute option to purchase shares of class A common stock of ICC. Grants of restricted shares of common stock to certain EasyLink executives will be converted into restricted shares of class A common stock of ICC, equal to (i) the product of $5.80 per share and the number of shares of restricted stock held by that executive divided by (ii) the Volume Weighted Average Price (as defined in the Merger Agreement).

Fairness of the Merger

Board Recommendation

After careful consideration, ICC’s Board of Directors unanimously determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of ICC and its unaffiliated stockholders, approved the Merger Agreement and determined to recommend that ICC’s stockholders vote “FOR” the adoption of the Merger Agreement.

Fairness Opinion

In connection with the Merger, Oppenheimer & Co. Inc. (“Oppenheimer”) delivered a written opinion to ICC’s Board of Directors as to the fairness, from a financial point of view, to ICC of the consideration to be paid in the Merger. The full text of Oppenheimer’s written opinion, dated April 30, 2007, is attached to this Proxy Statement as Annex C. You are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Oppenheimer’s opinion was provided to ICC’s Board of Directors in connection with its evaluation of the Merger from a financial point of view, does not address any other aspect of the proposed Merger and does not constitute a recommendation to any stockholder as to how that stockholder should vote or act with respect to any matters relating to the Merger.

Interests of ICC’s Directors and Executive Officers in the Merger

ICC’s executive officers and directors who are also stockholders of ICC will participate in the Special Meeting in the same manner and to the same extent as all of the other stockholders of ICC. However, in considering the recommendation of the ICC board of directors that ICC stockholders vote in favor of approving the principal terms of the Securities Purchase Agreement, ICC stockholders should be aware that ICC executive officers and directors may have interests in the Merger as individuals that are in addition to, or different from, their interests as stockholders of ICC generally. The ICC Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement. In addition, ICC’s executive officers have been granted restricted stock, options, and/or other equity incentives under the Internet Commerce Corporation 2005 Stock Incentive Plan (the “Plan”), and thus, the approval of Proposal Three may make it possible for ICC to make future awards under the Plan to such executive officers.

Conditions to the Merger

Before the Merger can be completed, a number of conditions must be satisfied or waived (to the extent permitted by law). These include:

Conditions to Each Party’s Obligations

•       Adoption of the Merger Agreement by EasyLink’s stockholders;

•       The absence of any law, injunction, order or other legal restraint or prohibition issued by any court of competent jurisdiction or other governmental entity that restricts, prevents or prohibits completion of the Merger, so long as each of the parties shall have used reasonable efforts to prevent the entry of any injunction described above or other order and to appeal as promptly as possible any injunction described above or other order that may be entered; and

•       ICC’s stockholders having approved and adopted the issuance of shares of ICC’s class A common stock issuable upon conversion of the convertible notes contemplated by the financing for the Merger cash consideration and the amendment to ICC’s amended and restated certificate of incorporation to increase the number of authorized shares of ICC’s class A common stock.

Conditions to Obligations of ICC and Sub

•       EasyLink’s representations and warranties set forth in the Merger Agreement must be true and correct as of the Effective Time;

•       EasyLink must have performed, in all material respects, its covenants and obligations in the Merger Agreement;

•       EasyLink must have provided ICC with evidence that all of EasyLink’s stock option plans and options have been terminated and canceled;

•       Since the date of the Merger Agreement, there shall have occurred no Material Adverse Effect (as defined in the Merger Agreement) on EasyLink; and

•       Dissenting Shares (as defined in the Merger Agreement) shall not represent more than 15% of EasyLink’s outstanding common stock.

Conditions to EasyLink’s Obligations

•       The representations and warranties of ICC and Sub set forth in the Merger Agreement must be true and correct as of the Effective Time;

•       ICC and Sub must have performed, in all material respects, their respective covenants and obligations in the Merger Agreement;

•       ICC must have provided EasyLink with evidence of the availability of the substitute options and substitute restricted stock required by the Merger Agreement; and

•       ICC must have obtained all of the consents, approvals and waivers of third parties or any regulatory body or authority required under the Merger Agreement.

No party to the Merger Agreement may rely on the failure of any of these conditions to be satisfied if that failure was caused by that party’s failure to use reasonable efforts to complete the Merger.

Termination of the Merger Agreement

EasyLink and ICC may terminate the Merger Agreement by mutual consent at any time prior to the Effective Time (including after EasyLink’s stockholders have adopted the Merger Agreement). In addition, either EasyLink or ICC may terminate the Merger Agreement at any time before the Effective Time:

•        if the Merger has not been completed by August 31, 2007, so long as the terminating party’s failure to satisfy a material obligation under the Merger Agreement did not cause, or result in, the failure of the Merger to occur on or before such date;

•        if any court of competent jurisdiction or other governmental entity has issued a final non-appealable order or taken any other final non-appealable action that has the effect of restricting, preventing or prohibiting completion of the Merger, so long as the terminating party has used its reasonable efforts to remove or lift that order or other action;

•        if the Merger Agreement has been submitted to EasyLink’s stockholders for adoption and the required vote has not been obtained; or

•        if ICC’s stockholders fail to approve and adopt the issuance of shares of ICC’s class A common stock issuable upon conversion of the convertible notes contemplated by the financing for the Merger and the amendment to ICC’s amended and restated certificate of incorporation to increase the number of authorized shares of ICC’s class A common stock.

EasyLink may also terminate the Merger Agreement if:

•        prior to the Effective Time, EasyLink’s board of directors has received a superior proposal, notified ICC of the determination that the proposal is a superior proposal, provided ICC a four business day period to revise the terms of the Merger Agreement, determined after that four business day period that the proposal continues to be a superior proposal and paid the Termination Fee; or

•        ICC or Sub has materially breached or failed to perform any of its representations, warranties, covenants or other agreements and that breach or failure is not cured by ICC or Sub within 10 days after written notice from EasyLink describing that breach or failure.

ICC may also terminate the Merger Agreement if:

•        EasyLink’s board of directors or any committee of EasyLink’s board of directors has withdrawn or materially modified its approval or recommendation of the Merger Agreement or the Merger, approved or recommended a superior proposal or resolved to effect any of these matters; or

•        EasyLink has materially breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement where that breach or failure would result in the failure of a closing condition and cannot be cured by EasyLink within 30 days after written notice from ICC describing that breach or failure.

Termination Fees

If EasyLink terminates the Merger Agreement due to the receipt of a third party acquisition proposal or the commencement of a tender or exchange offer for shares of common stock that EasyLink’s board of directors concludes that, if consummated, would be a superior proposal (within the meaning of the Merger Agreement), EasyLink will be required to pay to ICC a termination fee of $2,500,000, which is referred to in this Proxy Statement as the Termination Fee. EasyLink will also be required to pay the Termination Fee to ICC if the Merger Agreement is terminated before EasyLink has obtained stockholder adoption of the Merger Agreement if EasyLink receives a third party acquisition proposal, or a third party commences a tender or exchange offer for shares of common stock, and that proposal or tender or exchange offer has not been rejected, withdrawn or terminated prior to the meeting of EasyLink’s stockholders called to adopt the Merger Agreement or the termination of the Merger Agreement.

ICC will be required to pay the Termination Fee to EasyLink if the Merger Agreement is terminated due to ICC’s failure to obtain the approval of ICC’s stockholders of the issuance of shares of ICC’s class A common stock issuable upon conversion of the convertible notes contemplated by the financing for the Merger and the amendment to ICC’s amended and restated certificate of incorporation to increase the number of authorized shares of ICC’s class A common stock.

Anticipated Closing of Merger

The Merger will be completed after all of the conditions to completion of the Merger are satisfied or waived, including the adoption of the Merger Agreement by EasyLink’s stockholders, the approval by ICC’s stockholders of the issuance of shares of ICC’s class A common stock and the amendment to ICC’s amended and restated certificate of incorporation contemplated under the financing for the Merger, and the absence of legal prohibitions to the Merger. ICC currently expects the Merger to be completed in the third quarter of 2007, although ICC cannot assure completion by any particular date, if at all.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables present certain selected historical financial information for ICC and EasyLink. The data should be read in conjunction with the historical financial statements, including the notes thereto, and other financial information concerning ICC and EasyLink included in this Proxy Statement.

(Dollars in thousands, except per share amounts)

	As of and for the Nine Months Ended April 30,		As of and for the Year Ended July 31,
	2007	2006	2006	2005	2004	2003	2002
ICC and Subsidiaries
Income Statement
Income	$16,500	14,565	19,771	16,705	11,705	12,083	14,222
Expenses	$14,605	12,946	17,618	16,477	15,811	17,724	21,062
Income taxes	$219	28	61	30	—	—	—
Net income	$1,829	1,645	2,976	234	(4,087)	(6,004)	(6,548)
Per Common Share
Net income—basic	$0.08	0.07	0.12	(0.01)	(0.30)	(0.53)	(0.68)
Net income—diluted	$0.07	0.07	0.11	(0.01)	(0.30)	(0.53)	(0.68)
Cash dividends declared	—	—	—	—	—	—	—
Book value	$0.90	0.75	0.91	0.53	0.50	0.42	0.80
Basic average shares outstanding	22,760	19,982	20,643	19,231	15,026	12,303	10,867
Diluted average shares outstanding	24,674	21,901	22,640	19,604	15,026	12,303	10,867
Period End
EBITDA	$3,391	2,496	4,285	661	(3,817)	(3,169)	(2,662)
Assets	$25,539	19,011	23,644	14,558	11,429	8,598	12,625
Stockholders’ equity	$20,772	16,363	20,580	10,342	9,434	5,840	9,381
Common shares outstanding	22,959	21,926	22,719	19,414	19,058	13,798	11,680
Performance Ratios
Return on average assets(a)	10%	13%	16%	2%	(41)%	(57)%	(46)%
Return on average stockholders’ equity(a)	12%	16%	19%	2%	(54)%	(79)%	(64)%

(a)           Ratios for the nine month periods have been annualized.

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
EasyLink and Subsidiaries
Income Statement
Revenues	$18,759	18,461	74,025	78,659	91,840	101,347	114,354
Expenses	$17,994	18,891	73,996	80,852	82,741	102,264	201,287
Income taxes	$381	(349)	(31)	(350)	2,400	—	—
Net income	$296	(376)	(67)	(1,085)	7,690	50,948	(85,845)
Per Common Share
Net income—basic	$0.03	(0.04)	(0.01)	(0.12)	0.87	7.19	(25.65)
Net income—diluted	$0.03	(0.04)	(0.01)	(0.12)	0.86	7.14	(25.65)
Cash dividends declared	—	—	—	—	—	—	—
Book value	$1.68	1.09	1.66	1.37	1.37	0.52	(19.16)
Basic average shares outstanding	10,894	9,061	10,362	8,937	8,801	7,080	3,347
Diluted average shares outstanding	11,036	9,061	10,362	8,937	8,978	7,131	3,347
Period End
EBITDA	$1,587	762	5,246	5,299	18,435	63,516	15,991
Assets	$39,564	41,005	41,233	43,975	52,664	49,411	61,011
Stockholders’ equity	$18,503	12,009	18,162	12,381	12,097	4,412	(61,822)
Common shares outstanding	10,999	9,075	10,968	9,045	8,835	8,564	3,226
Performance Ratios
Return on average assets(a)	3%	(4)%	—	(2)%	15%	92%	(74)%
Return on average stockholders’ equity(a)	6%	(12)%	—	(9)%	88%	(177)%	416%

(a)           Ratios for the three month periods have been annualized.

SELECTED PRO FORMA FINANCIAL DATA

The following unaudited pro forma financial data gives effect to the acquisition of EasyLink as of the date or at the beginning of the period indicated, assuming the acquisition is accounted for as a purchase. This information has been prepared based upon the historical consolidated financial statements of ICC and EasyLink, as adjusted for the assumed effects of the Merger. ICC’s unaudited pro forma condensed combined income statements for the year ended July 31, 2006 and the nine months ended April 30, 2007 have been prepared as though the Merger had occurred as of August 1, 2005 and August 1, 2006, respectively, and pro forma condensed combined balance sheet data has been prepared as though the Merger had occurred as of July 31, 2006 and April 30, 2007.

EasyLink’s historical fiscal year for the period presented ended on December 31, which differs from ICC’s fiscal year end of July 31. Therefore, in accordance with Rule 11-02(c)(3) of Regulation S-X:

•       the pro forma balance sheet data was prepared using (i) the balance sheet information from ICC’s unaudited interim condensed consolidated financial statements as of July 31, 2006 and April 30, 2007 and (ii) the balance sheet information from EasyLink’s unaudited interim condensed consolidated financial statements as of June 30, 2006 and March 31, 2007;

•       the pro forma income statements for the nine months ended April 30, 2007 were prepared using (i) the income statement information from ICC’s unaudited interim condensed consolidated financial statements for the nine months ended April 30, 2007 and (ii) the income statement information from (a) EasyLink’s audited consolidated financial statements for the fiscal year ended December 31, 2006, after subtracting the income statement information for the six month period ended June 30, 2006 and (b) EasyLink’s unaudited interim condensed consolidated financial statements as of March 31, 2007 (resulting in an unaudited nine month period ended March 31, 2006); and

•       the pro forma income statements for the year ended July 31, 2006 were prepared using (i) the income statement information from ICC’s audited consolidated financial statements for the year ended July 31, 2006 and (ii) the income statement information from (a) EasyLink’s unaudited interim condensed consolidated financial statements for the six month period ended June 30, 2006 added to (b) the income statement information from EasyLink’s audited consolidated financial statements for the fiscal year ended December 31, 2005 after subtracting the income statement information from the six month period ended June 30, 2005 (resulting in an unaudited twelve month period ended June 30, 2006).

The unaudited pro forma financial data is presented for illustrative purposes only and do not purport to present the financial position of ICC had the Merger actually been consummated on the dates indicated. In addition, the unaudited pro forma financial data is not necessarily indicative of the future results of operations of ICC and should be read in conjunction with the historical financial statements of ICC and EasyLink, including the notes thereto, included in this Proxy Statement. Please see “Index to Financial Statements” on Page F-1 and the financial statements that follow for the full financial statements of ICC and EasyLink as well as the full unaudited pro forma presentation.

SELECTED PRO FORMA FINANCIAL DATA
(Dollars in thousands, except per share amounts)

	As of and for the Nine Months Ended April 30, 2007	As of and for For the Year Ended July 31, 2006
Balance Sheet Data:
Total assets	$108,002	$111,649
Goodwill	48,783	50,816
Other intangible assets, net	31,000	31,830
Stockholders’ equity	26,008	26,132
Earnings Data:
Net loss	(3,250)	(2,038)
Basic loss per share	(0.09)	(0.11)
Diluted loss per share	(0.09)	(0.11)
Cash dividends per share	—	—

COMPARATIVE SHARE DATA REGARDING
ICC AND EASYLINK

The following table shows selected comparative unaudited per share data for ICC on a historical basis, for EasyLink on a historical basis, for ICC and EasyLink on a pro forma basis assuming the Merger had been effective for the periods indicated, and for EasyLink on a pro forma equivalent basis. The Merger will be accounted for as a purchase transaction in accordance with generally accepted accounting principles.

The purpose of the pro forma equivalent per share amounts is for informational purposes only to show the pro forma net earnings that would have been earned for each share of EasyLink had the Merger been completed for the periods indicated. This data should be read together with the historical financial statements of ICC and EasyLink, including the respective notes thereto.

Please note that, as EasyLink’s historical fiscal year for the period presented ended on December 31 differs from ICC’s fiscal year end of July 31, the pro forma calculations have been “shifted” in accordance with Rule 11-02(c)(3) of Regulation S-X, as more particularly described on page 20 of this Proxy Statement.

	As of the Nine Months Ended April 30, 2007(a)	As of the Year Ended July 31, 2006(b)
Basic net earnings (loss) per common share:
ICC historical	$0.08	$0.12
EasyLink historical	0.03	(0.05)
ICC and EasyLink pro forma combined	(0.09)	(0.11)
Diluted net earnings (loss) per common share:
ICC historical	0.07	0.11
EasyLink historical	0.03	(0.05)
ICC and EasyLink pro forma combined	(0.09)	(0.11)
Cash dividends per common share:
ICC historical	—	—
EasyLink historical	—	—
Book value per common share at period end:
ICC historical	0.90	0.91
EasyLink historical	1.68	1.61
ICC and EasyLink pro forma combined	4.55	5.13
Tangible book value per common share at period end:
ICC historical	0.46	0.42
EasyLink historical	0.66	0.51
ICC and EasyLink pro forma combined	1.19	1.33

(a)           With respect to EasyLink historical, as of the three month period ending March 31, 2007.

(b)          With respect to EasyLink historical, as of the six month period ending June 30, 2006.

DETAILS OF THE PROPOSED MERGER

Background of and Reasons for the Merger

ICC’s Board of Directors and management regularly review ICC’s business and operations, as well as strategic alternatives available to maximize stockholder value, including, among others, continuing to operate as an independent public company, making acquisitions or being acquired by a strategic or financial acquirer. Over the course of the last several years, management has engaged in discussions with various companies in its market seeking strategic arrangements. While many of the conversations did not progress beyond the preliminary stage or purchase proposals, ICC has acquired Electronic Commerce Services, Inc., the assets of QRS’s MEC Division, Kodiak Group, Inc. and Enable Corp. since 2004.

Upon joining ICC in late 2004, Thomas J. Stallings, the Company’s CEO, placed a telephone call to Thomas F. Murawski, EasyLink’s Chairman, CEO and President, in which the two individuals discussed strategic opportunities in the marketplace. As a result of the conversation, Mr. Stallings continued to follow the progress of EasyLink over subsequent years.

On February 22, 2006, representatives of Oppenheimer & Co., Inc. met with ICC’s management to discuss strategic opportunities in the marketplace. In the conversation, Mr. Stallings noted that the electronic date interchange (“EDI”) business of EasyLink would be an ideal strategic target for ICC. It was decided that Oppenheimer would contact EasyLink to discuss the opportunity of purchasing EasyLink’s EDI business. An investment banker from Oppenheimer contacted several members of EasyLink’s management in March 2006 and learned there may be an opportunity to purchase EasyLink’s EDI business. Mr. Stallings subsequently directed an independent consultant of the Company to contact Mr. Murawski directly to discuss the possible purchase. Following several discussions over the next two months, it became clear the valuation EasyLink placed on the EDI business exceeded the then current market capitalization of EasyLink as quoted on the NASDAQ Capital Market.

Therefore, ICC management and Oppenheimer representatives began an extensive review of all of the assets of EasyLink, determining that the EasyLink business would be a good strategic and financial fit with ICC’s business. ICC management and the Oppenheimer representatives concluded that a potential transaction to acquire all of the shares of EasyLink would be appropriate. On September 25, 2006, Oppenheimer representatives met with the ICC Board of Directors to discuss the conclusions of the analysis. The Board unanimously agreed to pursue a transaction with EasyLink and formed an acquisition committee of three directors to aid ICC management in the process. Our acquisition committee was comprised of Richard J. Berman, Kim D. Cooke, Chairman of the Board, and Joseph W. Zalewski.

ICC management, Oppenheimer representatives and the acquisition committee put together a proposed offer and on October 13, 2006, ICC sent the non-binding proposal to each board member of EasyLink expressing its desire to acquire 100% of the outstanding shares EasyLink for $4.75 per share, payable in shares of ICC’s class A common stock. The proposal requested a 30-day exclusivity period for ICC to complete due diligence. On that same day, Mr. Murawski phoned Mr. Stallings acknowledging receipt of the proposal and suggested that ICC management meet with some of EasyLink’s board members to discuss the proposal.

On October 23, 2006, ICC’s Board of Directors held a brief phone meeting to discuss the status of the offer to purchase EasyLink. The ICC board directed ICC management, along with Kim D. Cooke, to meet with the EasyLink representatives and continue the discussions.

On November 17, 2006 in New York, Mr. Stallings, Glen E. Shipley, ICC’s CFO, and Mr. Cooke as well as the Oppenheimer representatives met with Mr. Murawski and EasyLink directors, Stephen Duff and Peter Holzer, to discuss ICC’s proposed offer. The conversation included ICC’s strategy for its own business and the transaction rationale. The EasyLink representatives indicated that they would present ICC’s proposal to the full EasyLink board as soon as practicable.

On November 20, 2006, the ICC Board of Directors held another brief conference call and was updated on the events of the November 17, 2006 meeting with the members of EasyLink’s board of directors. The ICC Board of Directors encouraged management to continue its efforts to complete a transaction to acquire EasyLink.

On or about December 6, 2007, Mr. Murawski informed Mr. Stallings by phone that the EasyLink Board of Directors had met and decided to form a special committee to consider the ICC proposal to acquire EasyLink, and to engage in the selection of an investment banker to represent EasyLink. Mr. Murawski indicated that he would be back in contact when the investment banker had been selected.

On December 22, 2006, Mr. Stallings received a telephone call from representatives of America’s Growth Capital (“AGC”), introducing themselves as the investment banker engaged by EasyLink to explore all possible alternatives for EasyLink. AGC indicated it would take several weeks before their firm could make a recommendation to the EasyLink special committee regarding ICC’s offer.

On January 4, 2007, the ICC board of directors held a meeting following the Company’s annual shareholder meeting. As of this time, ICC did not have a direct response to its acquisition proposal. ICC management, therefore, suggested to the ICC board that they, along with the Oppenheimer representatives, should meet with known major shareholders of EasyLink’s common shares to explore their position on a possible sale of EasyLink to ICC. In addition, it was suggested that if the EasyLink board did not respond within a short period of time, ICC should go public with its proposed offer. ICC’s board endorsed both of these plans.

On January 8, 2007, ICC management and the Oppenheimer representatives met individually with three large holders of EasyLink common shares. ICC management and the Oppenheimer representatives were interested in understanding the history of EasyLink’s relationship with these shareholders and their long-term outlook for EasyLink’s stock, as well as their interest in seeing ICC complete a merger with EasyLink.

On January 18, 2007, ICC management and the Oppenheimer representatives were contacted by AGC representatives to discuss entering a confidentiality and standstill agreement with EasyLink. AGC informed ICC and the Oppenheimer representatives that the EasyLink special committee had recommended to the entire EasyLink board that AGC conduct an auction process for the sale of EasyLink. ICC management could not agree to certain terms of the proposed agreement as written as it was not in the best interests of the ICC shareholders.

After discussion with ICC’s acquisition committee and in response to the market information obtained over the prior two months, on January 19, 2007, ICC issued a public offer to acquire 100% of the outstanding shares of EasyLink for $5.00 per share in ICC stock or cash (with the cash portion of the offer capped at $13.75 million). The offer was to be kept open until 5:00 p.m. on January 23, 2007 and requested a 30-day exclusivity period. ICC filed an 8-K with the SEC and issued a press release with this information.

As of January 23, 2007, EasyLink had not responded to ICC’s offer and, the proposal from ICC’s January 18, 2007 letter expired. Also, on January 23, 2007, ICC’s Board of Directors met in a brief conference call to discuss the expiration of ICC’s offer. Because ICC had not signed the confidentiality and standstill agreement and EasyLink had not responded to ICC’s latest offer, ICC was outside of the auction process initiated by AGC and therefore was not privy to any non-public information and unable to complete any additional due diligence. The ICC board directed the acquisition committee and ICC management to continue to work the issue and resolve the language in the confidentiality and standstill agreement if possible.

On February 12, 2007, ICC signed a confidentiality and standstill agreement with EasyLink that ICC management did not consider to disadvantage ICC shareholders. At that point in time, ICC began receiving additional information, including access to the EasyLink electronic data room. ICC management was also informed by AGC representatives that EasyLink would only entertain all cash offers.

On February 13, 2007, ICC management began its due diligence process and initiated a search with Oppenheimer to find a financing source for an all cash offer. Representatives of Oppenheimer spoke with representatives of York Capital Management (“York”) on February 14, 2007 and consequently had numerous phone calls and meetings with York representatives and ICC management.

On February 15, 2007, the ICC Board of Directors convened by telephone and discussed possible terms of an all cash offer for EasyLink and the terms of a financing arrangement with York to fund such an offer. The board approved increasing the cash terms of any offer to the level necessary to be a competitive bid and the use of York as a source of funds.

On February 26, 2007, and after consultation with the acquisition committee, ICC management increased its offer to $6.00 per share in cash fully financed with funds from York.

During the week of February 26, 2007, ICC and EasyLink began discussions to negotiate an exclusivity agreement and a definitive merger agreement. On or about February 28, 2007, AGC representatives informed ICC management and the Oppenheimer representatives of additional transaction expenses that were expected to be paid by ICC. After discussion with the Oppenheimer representatives, ICC management lowered its offer to $5.90 per share to keep the per-share offer and the estimated expenses to be paid upon closing within the amount negotiated with York to fund the transaction. On March 2, 2007, AGC representatives informed ICC management and the Oppenheimer representatives that the EasyLink board had reached a decision to end discussions with ICC as the result of having received a superior offer from another party.

On March 30, 2007, representatives of Oppenheimer emailed representatives at AGC to inquire about the status of their pending transaction. The Oppenheimer email noted that no deal had been publicly announced and inquired if EasyLink intended to close a deal with the winning bidder. On March 30, 2007, ICC management was contacted by EasyLink and AGC representatives who explained that the party EasyLink entered into exclusivity with was not in position to finance their proposed transaction. AGC representatives invited ICC management to make a renewed offer for EasyLink. ICC management and Oppenheimer  representatives requested updated financial and due diligence materials at that point in time, informing  the AGC representatives ICC would contemplate a new offer after reviewing such materials.

Over the following week, ICC, Oppenheimer, ICC’s legal counsel, EasyLink, AGC and EasyLink’s legal counsel negotiated the terms of the proposed transaction. Among other things, ICC requested the execution of a voting agreement by each officer and director of EasyLink and by Federal Partners, L.P. (EasyLink’s largest stockholder) agreeing to vote in favor of the proposed ICC transaction.

On April 10, 2007, after reviewing the materials and speaking with representatives of EasyLink’s senior management team and the members of ICC’s acquisition committee, ICC management signed a non-binding term sheet for $5.80 per share in cash and entered into an exclusivity agreement with EasyLink with an expiration date of April 26, 2007.

On April 14, 2007, ICC signed a financing term sheet for convertible debt with York for $60 million with the option to reduce it to $50 million and the possibility of increasing it to $70 million.

On April 17-18, 2007, ICC management, representatives of Oppenheimer and representatives of York attended due diligence presentations at EasyLink’s headquarters in New Jersey made by various members of EasyLink’s management, including Mr. Murawski and Michael Doyle, EasyLink’s CFO. Over the following two weeks, ICC’s management, ICC’s legal counsel, Oppenheimer, EasyLink’s management,

EasyLink’s legal counsel and AGC, negotiated the legal and business terms of the merger agreement while York representatives continued due diligence in connection with the financing of the transaction.

On April 26, 2007, the exclusivity agreement expired and EasyLink’s board agreed to extend the agreement through April 30, 2007 while the final documentation for the transaction was completed. On April 30, 2007, Oppenheimer representatives requested another extension of the exclusivity agreement for an additional three days while the final legal documentation was completed. AGC representatives informed the Oppenheimer representatives that the EasyLink board was fully committed to a transaction with ICC and that the extension request would not be needed or granted.

On April 30, 2007, in an ICC board meeting Oppenheimer representatives delivered an oral fairness opinion stating the consideration to be paid in the merger was fair from a financial point of view of the stockholders of ICC.

On May 3, 2007 after finalizing and signing a securities purchase agreement with York, ICC signed the definitive Merger Agreement with EasyLink to acquire 100% of the outstanding shares for $5.80 per share plus certain expenses. Concurrently with the execution of the Merger Agreement, EasyLink’s directors, certain of its officers and Federal Partners, L.P. entered into separate voting agreements with ICC.

Also on May 3, 2007, EasyLink and ICC issued a joint press release publicly announcing the execution of the Merger Agreement.

The Merger Agreement

The summary of the material terms of the Merger Agreement below and elsewhere in this Proxy Statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex B and is incorporated by reference into this document. This summary may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read carefully the Merger Agreement in its entirety.

Effective Time of the Merger

The Effective Time will occur at the time that ICC and EasyLink file a certificate of merger with the Secretary of State of the State of Delaware or other appropriate documents as provided in Section 251 of the DGCL (or at such later time as is specified in the certificate of merger) on the closing date of the Merger. Unless otherwise agreed to by ICC and EasyLink, the closing date of the Merger will take place no later than the second business day after satisfaction or waiver of the conditions set forth in the Merger Agreement.

Structure

At the Effective Time, Sub will merge with and into EasyLink. Upon completion of the Merger, Sub will cease to exist as a separate entity, and EasyLink will continue as the surviving corporation and a wholly-owned subsidiary of ICC. All of EasyLink’s and ICC’s rights and obligations will become those of the surviving corporation. Following the completion of the Merger, the EasyLink Class A common stock will be delisted from The Nasdaq Capital Market, deregistered under the Exchange Act and no longer publicly traded.

Treatment of Common Stock, Stock Options and Certain Restricted Stock

Common Stock

At and after the Effective Time, each EasyLink stockholder (other than ICC or EasyLink or their respective subsidiaries or dissenting stockholders) will be entitled to receive $5.80, in cash, without interest, for each share of Class A common stock owned as of the Effective Time.

Each share of common stock that is owned by ICC, EasyLink or any of their respective subsidiaries (including Sub) will automatically be canceled and retired and shall cease to exist, and no consideration will be delivered in exchange therefor.

EasyLink Stock Options

At the Effective Time, all options to acquire shares of Class A common stock held by EasyLink directors with an exercise price per share that is less than $5.80 will vest immediately, and EasyLink directors holding such options will be entitled to receive an amount in cash equal to the amount by which $5.80 exceeds the exercise price per share of common stock subject to the option for each share subject to the option. All other outstanding options will be replaced by ICC with a substitute option to purchase shares of class A common stock of ICC. Each substitute option will be subject to, and exercisable and vested on, comparable terms and conditions as such option was in effect immediately prior to the Effective Time, except that each substitute option will be exercisable for that number of shares of class A common stock of ICC equal to the number of shares of common stock subject to such option multiplied by an Exchange Ratio (as defined in the Merger Agreement).

Except as may be otherwise agreed to by ICC or Sub and EasyLink, EasyLink’s stock option plans will terminate as of the Effective Time, and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of EasyLink’s common stock will be terminated as of the Effective Time.

Shares of Restricted Stock

Grants of restricted shares of Class A common stock to certain EasyLink executives will be converted into restricted shares of class A common stock of ICC, equal to (i) the product of $5.80 per share and the number of shares of restricted stock held by each executive divided by (ii) a Volume Weighted Average Price (as defined in the Merger Agreement). Each such share of restricted stock of ICC replacing EasyLink restricted stock will be subject to the same vesting restrictions as applied to such restricted shares of common stock immediately prior to the Effective Time.

No Further Ownership Rights

After the Effective Time, each outstanding certificate of common stock will represent only the right to receive a cash amount equal to the product of the per share merger consideration multiplied by the number of shares so represented. After the Effective Time, no holder of an EasyLink stock option or shares of restricted stock will have any right to acquire any capital stock or any interest in respect of any capital stock of the surviving corporation.

Certificate of Incorporation and Bylaws

EasyLink’s certificate of incorporation will be amended in the Merger to be the same as the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, except that the corporate name of EasyLink will remain the corporate name of the surviving corporation, until thereafter changed or amended as provided therein or by applicable law.

The bylaws of Sub as in effect immediately prior to the Effective Time will become the bylaws of the surviving corporation, until thereafter changed or amended as provided therein or by applicable law.

Directors and Officers

The directors of Sub immediately prior to the Effective Time will be the directors of the surviving corporation, until their respective successors are duly elected or appointed or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of EasyLink immediately prior to the Effective Time will be the officers of the surviving corporation, until their respective successors are duly elected or appointed or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

Representations and Warranties

The Merger Agreement contains representations and warranties that EasyLink, ICC and Sub made to one another as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the Merger Agreement and may be subject to important qualifications and limitations set forth in the Merger Agreement and the disclosure schedules thereto. Moreover, certain representations and warranties are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between EasyLink and ICC rather than establishing matters as facts. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of EasyLink, ICC or their respective subsidiaries.

EasyLink’s representations and warranties relate to, among other things:

•       EasyLink’s and its subsidiaries’ proper organization, good standing and corporate power to operate their respective businesses;

•       EasyLink’s capitalization, including in particular the number of shares of common stock, stock options and shares of restricted stock owned by executive officers and warrants that are outstanding;

•       EasyLink’s corporate power and authority to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement;

•       the approval and recommendation by EasyLink’s board of directors of the Merger Agreement and the Merger;

•       the required vote of EasyLink’s stockholders in connection with the adoption of the Merger Agreement;

•       the enforceability of the Merger Agreement against EasyLink;

•       the absence of any conflict with or violation of EasyLink’s and its subsidiaries’ organizational documents, certain agreements or applicable law as a result of entering into the Merger Agreement and completing the Merger;

•       required consents and approvals of governmental entities as a result of entering into the Merger Agreement and completing the Merger;

•       EasyLink’s SEC filings since December 31, 2004, the financial statements described in the Merger Agreement and EasyLink’s disclosure controls and procedures and internal control over financial reporting;

•       the absence of liabilities that would have a material adverse effect on EasyLink, other than liabilities reflected in EasyLink’s financial statements filed with its Annual Report on Form 10-K for the year ended December 31, 2006, as amended, liabilities incurred in connection with the Merger or ordinary course liabilities incurred since December 31, 2006;

•       affiliate contracts and affiliated transactions;

•       the absence of certain changes and events since December 31, 2006, including the absence of a material adverse effect;

•       accuracy of written information supplied by EasyLink for inclusion in the proxy statement ICC sends to its stockholders to approve the matters contemplated by the financing for the Merger;

•       employee benefit plans;

•       litigation or outstanding orders against EasyLink;

•       EasyLink’s possession of and compliance with licenses and permits necessary to conduct its business;

•       EasyLink’s compliance with applicable laws;

•       tax matters;

•       the inapplicability of any anti-takeover statute to the Merger;

•       the absence of undisclosed brokers’ fees;

•       EasyLink’s receipt of fairness opinions;

•       EasyLink’s intellectual property;

•       labor matters;

•       change of control matters;

•       environmental matters;

•       certain contracts to which EasyLink or its subsidiaries are a party;

•       real property leased by EasyLink and its subsidiaries;

•       title to EasyLink’s assets

•       EasyLink’s insurance policies; and

•       EasyLink’s customers and suppliers.

For the purposes of the Merger Agreement, “material adverse effect” means any change, development, event, occurrence or effect that, individually or in the aggregate, has or would reasonably be expected to have a material and adverse effect on:

•       the business, liabilities (including contingent liabilities), financial condition, results of operations or assets of EasyLink and its subsidiaries, taken as a whole; or

•       EasyLink’s ability to perform its obligations under the Merger Agreement or to complete the Merger or the other transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, none of the following will constitute a “material adverse effect”:

•       any adverse change resulting from the Merger or the announcement of or pendency of any costs or expenses associated with the Merger, including a decline in the trading price of common stock;

•       any adverse changes in general market and economic conditions;

•       any adverse changes affecting EasyLink’s industry generally;

•       any adverse regulatory or legislative changes affecting EasyLink or companies in general;

•       any adverse change relating to changes in generally accepted accounting principles in the U.S.; and

•       hurricanes, earthquakes or similar catastrophes, or acts of war (whether declared or undeclared), sabotage, terrorism, military action or any escalation or worsening thereof.

The Merger Agreement also contains representations and warranties made by ICC and Sub relating to, among other things:

•       their proper organization, good standing and corporate power to operate their respective businesses;

•       their corporate power and authority to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement;

•       the approval by ICC’s and Sub’s respective boards of directors of the Merger Agreement;

•       the required vote of ICC’s stockholders to approve the issuance of shares of ICC’s class A common stock issuable upon conversion of the Securities contemplated by the financing for the Merger and the amendment to ICC’s amended and restated certificate of incorporation to increase the number of authorized shares of ICC’s class A common stock;

•       the enforceability of the Merger Agreement as against ICC and Sub;

•       the absence of any conflict with or violation of their organizational documents, certain agreements or applicable law as a result of entering into the Merger Agreement and completing the Merger;

•       required consents and approvals of governmental entities as a result of entering into the Merger Agreement and completing the Merger;

•       accuracy of the written information supplied by ICC or Sub for inclusion in this Proxy Statement;

•       the lack of prior operations of Sub;

•       the financing commitment received by ICC; and

•       the absence of undisclosed brokers’ fees.

The representations and warranties of each of the parties to the Merger Agreement will expire upon completion of the Merger or the termination of the Merger Agreement.

Conduct of Business Pending the Merger

Under the Merger Agreement, EasyLink agreed that, subject to certain exceptions, between May 3, 2007 and the Effective Time, EasyLink and its subsidiaries will:

•       conduct their respective operations according to their ordinary and usual course of business consistent with past practice;

•       use their commercially reasonable efforts to preserve intact their current business organization, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them; and

•       preserve goodwill.

EasyLink also agreed that, during the same time period, and again subject to certain exceptions or unless ICC gives its consent, EasyLink and its subsidiaries will not:

•       adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock purchase, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee, except in the ordinary course of business consistent with past practice;

•       increase in any manner the compensation or fringe benefits of any director, officer or employee, except in the ordinary course of business consistent with past practice (the ordinary course including normal annual increases and executive incentive opportunities);

•       pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee, except in the ordinary course of business consistent with past practice;

•       incur any indebtedness for borrowed money in excess of EasyLink’s current line of credit;

•       expend funds for individual capital expenditures in excess of $100,000 individually or $1,000,000 in the aggregate for any 12-month period commencing after May 3, 2007;

•       sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of EasyLink’s properties or assets, other than immaterial properties or assets, except in the ordinary course of business consistent with past practice;

•       declare, set aside or pay dividends on, or make any other distributions in respect of, any capital stock;

•       split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•       purchase, redeem or otherwise acquire any of EasyLink’s capital stock or other securities, or any rights, warrants or options to acquire any such securities;

•       except for shares of common stock issuable pursuant to EasyLink’s stock options or shares of restricted stock outstanding on the date of the Merger Agreement, or in connection with matching contributions under EasyLink’s 401(k) plan, authorize for issuance, issue, deliver, sell, modify or amend, or agree or commit to issue, sell, deliver, pledge or otherwise encumber, any shares of capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including stock appreciation rights);

•       amend the certificate of incorporation or bylaws or other organizational documents of EasyLink or any of its subsidiaries;

•       acquire or agree to acquire any assets material to EasyLink, except for acquisitions of equipment or services in the ordinary course of business consistent with past practice or pursuant to purchase orders entered into in the ordinary course of business consistent with past practice that do not call for payments in excess of $100,000 individually;

•       settle or compromise any stockholder derivative suits arising out of the transactions contemplated by the Merger Agreement or any other material litigation or settle, pay or compromise any material claims not required to be paid;

•       adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of EasyLink or any of its subsidiaries or otherwise permit the corporate organization of EasyLink or any of its subsidiaries to be suspended, lapsed or revoked;

•       directly or indirectly, sell, lease, sell and leaseback, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of EasyLink’s material properties or assets or any interest therein, other than:

•        the sale or distribution of personal property (including intangibles) held for such sale or distribution to customers in the ordinary course of business consistent with past practice;

•        pursuant to existing contracts or commitments;

•        any liens for taxes not yet due and payable or being contested in good faith; and

•        such mechanics’ and similar liens, if any, as do not materially detract from the value of any such properties or assets;

•       repurchase, prepay or incur any indebtedness (other than pursuant to EasyLink’s existing line of credit facility), assume, guarantee or endorse any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any of EasyLink’s debt securities;

•       make any loan, advance or capital contribution to, or investment in, any person, other than loans or advances to, or investments in, EasyLink or its wholly owned subsidiaries in the ordinary course of business consistent with past practice;

•       enter into, modify, amend or terminate, or waive, release or assign any material right under, any contract, except for any new contracts or any modifications, amendments or terminations of, or waivers, releases or assignments to, existing contracts in the ordinary course of business consistent with past practice that would not:

•        impair in any material respect EasyLink’s ability to perform its obligations under the Merger Agreement; or

•        prevent or delay the consummation of the transactions contemplated by the Merger Agreement;

•       except as otherwise contemplated by the Merger Agreement or as required to comply with applicable law or any existing contract or benefit plans, waive any of EasyLink’s material rights under, or grant or pay any material benefit not provided for as of May 3, 2007 under, any contract or benefit plan, except as specifically provided in the Merger Agreement, enter into, modify, amend or terminate any benefit plan or adopt or enter into any collective bargaining agreement or other labor union contract;

•       permit to be canceled or terminated, or cancel or terminate, any insurance policy naming EasyLink as a beneficiary or loss payee, unless such policy is replaced by a policy with comparable coverage, or otherwise fail to maintain insurance at less than current levels or otherwise in a manner consistent with past practice in all material respects;

•       other than as required by generally accepted accounting principles, revalue any material assets or make any material changes in accounting methods, principles or practices;

•       except in the ordinary course of business consistent with past practice, disclose to any party (other than ICC’s representatives) that is not subject to a non-disclosure agreement any material trade secret;

•       except in the ordinary course of business consistent with past practice, transfer, modify or terminate any agreement pursuant to which EasyLink has licensed intellectual property rights from any party, except those that would be immaterial to its business;

•       disclose any source code to any third party, except in the ordinary course of business consistent with past practice and only if such third party has executed an enforceable non-disclosure and invention assignment agreement;

•       enter into any material strategic alliance, material joint development or joint marketing agreement or any agreement pursuant to which ICC, the surviving corporation, any subsidiary of ICC, EasyLink or any of EasyLink’s subsidiaries will be subject to any exclusivity, non-competition, non-solicitation, most favored nation or other similar restriction or requirement on their respective businesses following the Effective Time;

•       commence any litigation, except for actions commenced in the ordinary course of business against third parties or pursuant to or in connection with the Merger Agreement;

•       except in the ordinary course of business consistent with past practice or as required by applicable law, seek a judicial order or decree, except pursuant to or in connection with the Merger Agreement;

•       take any action that would make any of EasyLink’s representations or warranties under the Merger Agreement inaccurate in any material respect or omit to take any action necessary to prevent any such representations or warranties from being inaccurate in any respect;

•       make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended tax returns or claims for material tax refunds, enter into any closing agreement, settle any tax claim, audit or assessment or surrender any right to claim a material tax refund or offset or other material reduction in tax liability; or

•       fail to file any material federal or state income tax return or an extension thereof.

EasyLink also agreed that it would not take any action that would, or that could reasonably be expected to, result in:

•       any of its representations and warranties set forth in the Merger Agreement that are qualified as to materiality becoming untrue;

•       any of such representations and warranties that are not so qualified becoming untrue in any material respect; or

•       the Merger not being completed (subject to EasyLink’s right to take actions specifically permitted by the Merger Agreement).

Agreement to Take Further Action and to Use Reasonable Efforts

Subject to the terms and conditions of the Merger Agreement, each of EasyLink and ICC agreed to use reasonable efforts to take, or cause to be taken, all actions necessary to make such filings and registrations and comply promptly with all legal requirements imposed on it with respect to the Merger and to obtain any consent, authorization, order, approval or exemption required in connection with the Merger.

ICC agreed to use its commercially reasonable efforts to arrange and complete the financing for the transactions contemplated by the Merger Agreement on terms substantially the same as described in its commitment letter, including to negotiate definitive agreements and to satisfy all conditions with respect thereto.

ICC agreed to keep EasyLink informed at all times with respect to the status of ICC’s efforts to arrange and complete the financing for the transactions contemplated by the Merger Agreement, including with respect to the occurrence of any event that ICC believes may have a materially adverse effect on its ability to obtain the financing.

In addition, EasyLink agreed to use its reasonable best efforts to assist ICC to arrange and complete the financing, at ICC’s sole cost and expense.

Notice of Certain Events

EasyLink and ICC agreed to give prompt written notice to each other of:

•       any notice or other communication from any person alleging that such person’s consent is or may be required in connection with the transactions contemplated by the Merger Agreement;

•       any notice or communication from any governmental entity in connection with the transactions contemplated by the Merger Agreement;

•       any actions, suits, claims, investigations or proceedings commenced or, to the actual knowledge of the executive officers of the notifying party, threatened against, relating to or involving or otherwise affecting such party, which would reasonably be expected to have a material adverse effect on EasyLink;

•       an administrative or other order or notification relating to any material violation or claimed material violation of law;

•       the occurrence or non-occurrence of any event that would cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect; or

•       such party’s material failure to comply with or satisfy any obligation to be complied with or satisfied by it under the Merger Agreement.

No Solicitation of Transactions

EasyLink agreed that neither it nor any of its subsidiaries or representatives will:

•       solicit, initiate or encourage or take any action in furtherance of any discussions or negotiations with any person, entity or group, other than ICC, concerning any offer or proposal that constitutes or is reasonably likely to lead to any acquisition proposal (as defined below); or

•       furnish any non-public information to any person, entity or group regarding EasyLink or an acquisition proposal.

For purposes of the Merger Agreement, “acquisition proposal” means any inquiry, proposal or offer from any person, entity or group (other than ICC) relating to any direct or indirect acquisition or purchase of any shares of any class of equity securities of EasyLink constituting 50% or more of the outstanding equity securities of EasyLink, any tender offer or exchange offer that if consummated would result in any person, entity or group beneficially owning 50% or more of any class of equity securities of EasyLink, or any merger, consolidation, business combination, sale of all or substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving EasyLink, other than the transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, EasyLink may furnish information with respect to EasyLink to any person, entity or group making such acquisition proposal and participate in discussions or negotiations regarding such acquisition proposal in response to an unsolicited acquisition proposal received subsequent to May 3, 2007 if EasyLink’s board of directors determines in the good-faith exercise of its fiduciary duties that such acquisition proposal is reasonably likely to result in a Superior Proposal (as defined below). Any information furnished to any person, entity or group in connection with an acquisition proposal shall be provided pursuant to a confidentiality agreement in customary form.

For purposes of the Merger Agreement, “Superior Proposal” means any written proposal made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction that would result in such third party (or its stockholders) owning, directly or indirectly, a majority of the shares of common stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of EasyLink and its subsidiaries, taken as a whole, and otherwise on terms that EasyLink’s board of directors determines to be more favorable to EasyLink’s stockholders, from a financial point of view, than the transactions contemplated by the Merger Agreement. In reaching such determination, EasyLink’s board of directors shall give consideration to all the terms and conditions, including whether any such third party proposal includes definitive financing, the likelihood of completion of such proposed transactions and applicable fees payable to ICC under the Merger Agreement and the financial, regulatory, legal and other aspects of such proposal for which financing, to the extent required, is then fully committed or reasonably determined by EasyLink’s board of directors to be available.

The Merger Agreement does not prohibit EasyLink from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any disclosure to EasyLink’s stockholders if, in the good faith judgment of EasyLink’s board of directors, failure so to disclose would be inconsistent with its obligations under applicable law.

EasyLink agreed that it would promptly (but in any event within 24 hours after its receipt thereof) notify ICC orally and in writing if any proposal is made, or any information is requested by any person, entity or group, with respect to any acquisition proposal or that could lead to an acquisition proposal and provide ICC the material terms of any such acquisition proposal in writing.

Upon having received an acquisition proposal that EasyLink’s board of directors concludes, if consummated, would be a Superior Proposal, EasyLink’s board of directors will promptly notify ICC in writing of such determination and, four business days following ICC’s receipt of such notification, may withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend the Superior Proposal or terminate the Merger Agreement; provided, that, during such four business day period, at the option of ICC, EasyLink shall negotiate with ICC in good faith to make adjustments to the terms and conditions of the Merger Agreement as would enable EasyLink to proceed with the Merger on such adjusted terms.

Indemnification of Directors and Officers; Insurance

ICC and EasyLink agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing in favor of any current or former director or officer, including as provided in EasyLink’s certificate of incorporation or bylaws, will survive the Merger and will continue in full force and effect.

The Merger Agreement also requires that, for a period of six years after the Effective Time, the surviving corporation will maintain EasyLink’s current directors’ and officers’ liability insurance (or policies of at least substantially the same coverage and amounts containing terms that are no less advantageous to the insured parties) covering directors and officers who are currently covered by EasyLink’s directors’ and officers’ liability insurance policies.

The obligations described above concerning indemnification and directors’ and officers’ liability insurance must be assumed by any successor entity to the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all of its properties and assets.

Employee Benefits

EasyLink and ICC agreed that, until December 31, 2007, ICC will maintain or cause the surviving corporation to maintain the benefit plans currently maintained by EasyLink and its subsidiaries.

Thereafter, should any of such benefit plans be terminated, ICC will include the affected employees in the corresponding benefit plan of ICC or its subsidiaries on substantially the same basis and terms as ICC’s similarly situated employees.

After the Effective Time, past service will be recognized for purposes of eligibility and vesting generally. With respect to any life, health or long-term disability insurance plan, all limitations as to pre-existing conditions, exclusions and waiting periods will be waived, credit for any co-payments and deductibles with respect to any health insurance plan paid prior to the Effective Time in satisfying any deductible or similar requirements will be waived and any medical certification required under any life or long-term disability plan will be waived.

Conditions to the Merger

The obligations of the parties to complete the Merger are subject to the following mutual conditions:

•       the Merger Agreement must be adopted by a majority of holders of the common stock;

•       the absence of any law, injunction, order or other legal prohibition issued by any court of competent jurisdiction or other governmental entity that restricts, prevents or prohibits the completion of the Merger; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered; and

•       ICC’s stockholders having approved and adopted the issuance of shares of ICC’s class A common stock issuable upon conversion of the Securities contemplated by the financing for the Merger and the amendment to ICC’s amended and restated certificate of incorporation to increase the number of authorized shares of ICC’s class A common stock.

None of the foregoing conditions may be asserted by any party if such party’s failure to use reasonable efforts to complete the Merger was the cause of such condition not being satisfied.

The obligations of ICC and Sub to complete the Merger are subject to the following additional conditions:

•       EasyLink’s representations and warranties set forth in the Merger Agreement that are qualified as to materiality being true and correct, and EasyLink’s representations and warranties set forth in the Merger Agreement that are not so qualified being true and correct in all material respects;

•       EasyLink must have performed in all material respects the obligations required to be performed by it under the Merger Agreement on or prior to the Effective Time and must have delivered a certificate signed by a senior executive officer to such effect;

•       EasyLink must have delivered to ICC a good standing certificate from the Secretary of State of the State of Delaware and each other jurisdiction in which EasyLink is qualified to conduct its business;

•       EasyLink must have delivered to ICC a certificate signed by EasyLink’s Corporate Secretary attesting to incumbency and execution of certain documents;

•       EasyLink must have provided ICC with evidence, reasonably satisfactory to ICC, that all stock option plans and all options have been terminated and canceled as of the Effective Time;

•       the absence of any material adverse effect;

•       EasyLink must have delivered to ICC a certification to the effect that EasyLink is not nor has it been within five years a “United States real property holding corporation” as defined in Section 897 of the Code; and

•       Dissenting Shares (as defined in the Merger Agreement) shall not represent more than 15% of the outstanding common stock.

None of the foregoing conditions may be asserted by ICC or Sub if such party’s failure to use reasonable efforts to complete the Merger was the cause of such condition not being satisfied.

EasyLink’s obligation to complete the Merger is subject to the following additional conditions:

•       the representations and warranties of ICC and Sub set forth in the Merger Agreement that are qualified as to materiality being true and correct, and the representations and warranties of ICC and Sub set forth in the Merger Agreement that are not so qualified being true and correct in all material respects;

•       each of ICC and Sub must have performed in all material respects the obligations required to be performed by it under the Merger Agreement on or prior to the Effective Time and must have delivered a certificate signed by a senior executive officer to such effect;

•       each of ICC and Sub must have delivered to EasyLink a certificate signed by its respective secretary attesting to incumbency and execution of certain documents;

•       ICC must have provided EasyLink with evidence, reasonably satisfactory to EasyLink, of the availability of the substitute options and the substitute restricted stock; and

•       ICC must have procured all of the consents, approvals and waivers of third parties or any regulatory body or authority required to be obtained by it under the Merger Agreement.

None of the foregoing conditions may be asserted by EasyLink if EasyLink’s failure to use reasonable efforts to complete the Merger was the cause of such condition not being satisfied.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval has been obtained, as follows:

•       by mutual written consent of EasyLink and ICC;

•       by ICC or EasyLink, if any governmental entity determines not to take any action required under the Merger Agreement and all appeals of such determination have been taken and have been unsuccessful, or any court of competent jurisdiction or other governmental entity issues any order, decree or ruling, or takes any other action, that has the effect of making the completion of the Merger illegal or that otherwise prohibits completion of the Merger, and such order has become final and non-appealable, so long as the terminating party has used its reasonable efforts to remove or lift such order, decree, ruling or other action;

•       by ICC or EasyLink, if the Effective Time shall not have occurred on or before August 31, 2007, referred to as the “termination date,” so long as the failure to complete the Merger is not the result of the terminating party’s failure to satisfy any material obligation under the Merger Agreement;

•       by ICC or EasyLink, if the Special Meeting is held and EasyLink’s stockholders fail to adopt the Merger Agreement;

•       by ICC or EasyLink, if the special meeting of ICC’s stockholders is held and ICC’s stockholders fail to approve and adopt the issuance of shares of ICC’s class A common stock issuable upon conversion of the Securities contemplated by the financing for the Merger and the amendment to ICC’s amended and restated certificate of incorporation to increase the number of authorized shares of ICC’s class A common stock;

•       by ICC, if, prior to the Effective Time, there has been a material violation or breach by EasyLink of any representation, warranty, covenant or agreement contained in the Merger Agreement that would give rise to the failure of certain conditions set forth in the Merger Agreement or cannot be cured by EasyLink within 30 days after written notice reasonably describing such breach;

•       by EasyLink, if, prior to the Effective Time, there has been a material violation or breach by ICC or Sub of any representation, warranty, covenant or agreement contained in the Merger Agreement, which violation or breach is not cured by ICC or Sub within 10 days after written notice reasonably describing such breach;

•       by ICC, if EasyLink’s board of directors, or any committee thereof, withdraws or materially modifies its approval or recommendation of the Merger Agreement or the Merger, approves or recommends a Superior Proposal or resolves to take any of the foregoing actions;

•       by EasyLink, upon receipt of a proposal relating to an acquisition proposal or upon the commencement of a tender or exchange offer for shares of common stock, in each case where EasyLink’s board of directors concludes that such proposal or tender or exchange offer, if consummated, would be a Superior Proposal; and

•       by EasyLink or ICC, if EasyLink fails to obtain stockholder approval of the adoption of the Merger Agreement at the Special Meeting (or any reconvened meeting after any adjournment).

Termination Fees

EasyLink has agreed to pay to ICC the Termination Fee of $2,500,000 if:

•       EasyLink has terminated the Merger Agreement due to a proposal relating to an acquisition proposal or due to the commencement of a tender or exchange offer for shares of common stock, in each case where EasyLink’s board of directors concludes that such proposal or tender or exchange offer, if consummated, would be a Superior Proposal; or

•       ICC or EasyLink has terminated the Merger Agreement due to the Special Meeting having been held but EasyLink’s stockholders fail to adopt the Merger Agreement.

ICC has agreed to pay to EasyLink the Termination Fee if ICC or Sub has terminated the Merger Agreement due to the special meeting of ICC’s stockholders having been held but ICC’s stockholders fail to approve and adopt the issuance of shares of ICC’s class A common stock issuable upon conversion of the Securities contemplated by the financing for the Merger and the amendment to ICC’s amended and restated certificate of incorporation to increase the number of authorized shares of ICC’s class A common stock. EasyLink’s right to receive payment of the Termination Fee from ICC pursuant to the Merger Agreement does not limit EasyLink’s remedies against ICC or Sub for any damages in excess of the Termination Fee suffered by EasyLink as a result of the failure of ICC or Sub to obtain the financing necessary to complete the Merger.

Amendment and Waiver

The Merger Agreement may be amended prior to the Effective Time by mutual agreement of the parties; however, after the Merger Agreement has been adopted by EasyLink’s stockholders, no amendment may be made that under applicable law requires further approval by EasyLink’s stockholders without so obtaining such further stockholder approval. The Merger Agreement also provides that, at any time prior to the Effective Time, any party may extend the time for the performance of any obligations or other acts of another party, waive any inaccuracies in the representations and warranties of another party or waive compliance with any agreement of another party or any condition to its own obligations contained in the Merger Agreement.

Remedies

EasyLink cannot seek specific performance to require ICC to complete the Merger, and, if ICC fails to complete the Merger in the circumstances described under “The Merger Agreement—Termination Fees,” ICC will be obligated to pay the Termination Fee to EasyLink. EasyLink’s right to receive payment of the Termination Fee from ICC pursuant to the Merger Agreement does not limit EasyLink’s remedies against ICC or Sub for any damages in excess of the Termination Fee suffered by EasyLink as a result of the failure of ICC or Sub to obtain the financing necessary to complete the Merger.

Opinion of Oppenheimer & Co. Inc.

ICC engaged Oppenheimer & Co. Inc. to act as its exclusive financial advisor in connection with the proposed transaction and, to the extent requested by ICC, to render an opinion as to the fairness, from a financial point of view, to ICC of the consideration to be paid in the Merger.

At the April 30, 2007 meeting of the Board of Directors of ICC to evaluate the proposed transaction, Oppenheimer rendered an oral opinion, which was confirmed by delivery of a written opinion dated April 30, 2007, to the effect that, as of the date of the opinion and based on and subject to the matters noted in the opinion, the $5.80 per share in cash to be paid by ICC to the holders of EasyLink Class A common stock (other than rollover holders) pursuant to the Merger Agreement, was fair from a financial point of view to ICC.

The full text of the written opinion of Oppenheimer, dated April 30, 2007, is attached as Annex C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Oppenheimer in rendering its opinion. Oppenheimer’s opinion is directed to ICC’s Board of Directors and addresses only the fairness, from a financial point of view, of the $5.80 per share in cash to be paid to holders of EasyLink Class A common stock (other than rollover holders) as of the date of the opinion. The summary of the opinion of Oppenheimer set forth in this document is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to read the entire opinion carefully in its entirety.

In arriving at its opinion, Oppenheimer, among other things:

•       reviewed a draft of the Merger Agreement, dated as of April 28, 2007;

•       conducted numerous discussions with management of EasyLink about EasyLink’s operations, financial condition and prospects;

•       reviewed and analyzed financial and other information that was publicly available or furnished to Oppenheimer by EasyLink, including information provided to Oppenheimer during discussions with the management of EasyLink;

•       compared certain financial data of EasyLink with various other companies in generally similar industries with generally similar business and financial characteristics whose securities are traded in public markets;

•       reviewed and considered historical prices and valuation multiples of the EasyLink common stock and compared them with those of certain publicly traded companies that Oppenheimer deemed relevant;

•       compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Oppenheimer deemed relevant; and

•       conducted such other financial studies, analyses and investigations as Oppenheimer deemed appropriate.

Oppenheimer did not rely on any one particular financial analysis or methodology, but formulated its opinion on the whole of such analyses.

In conducting its review and analysis, Oppenheimer relied upon and assumed, without independent verification, the accuracy and completeness of all the financial and other information that was reviewed by Oppenheimer, whether obtained from public sources, provided to it by either EasyLink or ICC, or that was otherwise reviewed by it. In addition, Oppenheimer did not assume any responsibility for making any independent evaluation or appraisal of the assets or liabilities of EasyLink or ICC, nor has it been furnished with any such evaluations or appraisals nor does it assume any responsibility to obtain any such evaluations or appraisals. Oppenheimer relied on the representation that the audited financial statements of EasyLink for the year ended December 31, 2006 were prepared according to generally accepted accounting principles and that no financial statements for any period subsequent to December 31, 2006 were available. In particular, Oppenheimer relied upon the estimates and projections of the management of EasyLink and ICC. With respect to the financial projections supplied to it, Oppenheimer assumed that they were reasonably prepared in good faith and reflected the best available estimates and judgments of the management of EasyLink regarding EasyLink’s future operating and financial performance. Oppenheimer expresses no opinion as to these estimates and projections or the assumptions upon which they were based.

Oppenheimer made no independent investigation of any legal or accounting matters affecting ICC or EasyLink, and it assumed the correctness in all respects material to its analysis of all legal and accounting advice given to ICC and the Board of Directors including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to ICC and its stockholders. Oppenheimer assumed that the final terms of the Merger Agreement would be substantially similar to those in the last draft reviewed by it.

Oppenheimer’s opinion was based on economic, market, financial and other conditions as they then existed, and on the information made available to it as of the date of its opinion, and is limited to the fairness, as of the date of its opinion, from a financial point of view, of the $5.80 per share in cash to be paid to the holders of EasyLink’s common stock (other than rollover holders). It should be understood that, although subsequent developments may have affected this opinion, Oppenheimer does not have any obligation to update, revise or reaffirm its opinion.

It is understood that this opinion was prepared solely for the use and benefit of the Board of Directors of ICC in its consideration of the Merger, and Oppenheimer’s opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to ICC, nor did it address the underlying business decision of ICC to engage in the Merger or the terms of the Merger Agreement of the documents referred to therein. Oppenheimer’s opinion did not constitute a recommendation to any member of the Board of Directors or stockholder of ICC as to how such member or stockholder should vote on the proposed transaction. Oppenheimer expresses no opinion as to trading price or activity of any publicly-traded securities of EasyLink or ICC from the date of announcement to closing of the Merger or thereafter.

The following is a summary of the material reviews and financial and valuation analyses presented by Oppenheimer to ICC’s Board of Directors at its meeting held on April 30, 2007. In order to understand fully the reviews and financial valuation analyses used by Oppenheimer, any information presented in tabular format must be read together with the text of each summary. The tables alone do not represent a complete description of any such reviews or financial and valuation analyses. This summary does not purport to be a complete description of the analyses underlying the Oppenheimer opinion. All such reviews and financial valuation analyses were based on information available to Oppenheimer as of April 30, 2007, and Oppenheimer has not undertaken, and is under no duty, to update any such reviews or financial valuation analyses upon the availability of new information.

Premiums Paid Analysis

Oppenheimer conducted an analysis of stock price premiums paid to targets by acquirers for three different groups of mergers and acquisitions, excluding share repurchases, from January 1, 2005 through April 23, 2007, which Oppenheimer considered reasonably comparable in size, industry or structure to the contemplated transaction, from available data from Thomson Financial. The first group of transactions analyzed by Oppenheimer were all mergers and acquisitions having transaction values ranging from $25 million to $100 million; the second group of transactions analyzed by Oppenheimer were transactions having transaction values ranging from $25 million to $100 million where the consideration was 100% cash; and the third group of transactions analyzed by Oppenheimer were transactions in the technology and telecommunications industries, having transaction values ranging from $25 million to $100 million where the consideration was 100% cash. Oppenheimer noted that the premiums analysis necessarily involves complex considerations and judgments concerning many factors that would affect the acquisition value and the premium paid in the transaction, including financial and operating characteristics, form of consideration, acquisition terms and other factors specific to a particular transaction.

Oppenheimer compared the proposed common stock per share consideration of these transactions to the one-day prior, one-week prior and one-month prior stock price of EasyLink as of January 19, 2007, the date ICC announced a public proposal to acquire EasyLink, to evaluate this transaction. Oppenheimer noted that the $5.80 per share in cash to be received by holders of EasyLink common stock represented a 59.8%, 92.1%, and 125.7% premium to EasyLink’s closing stock price one-day prior, one-week prior and one-month prior to EasyLink’s stock price as of January 19, 2007. By comparison, the table below provides the range of premiums paid with respect to the comparable transactions analyzed:

	Premium Paid
	1 Day	1 Week	1 Month
All Transactions ($25 million - $100 million)
Average	37.0%	39.2%	38.1%
Median	25.3%	28.4%	30.7%
All Cash Transactions ($25 million - $100 million)
Average	24.3%	26.6%	28.9%
Median	36.7%	38.1%	38.8%
Technology & Telecom Cash Transactions ($25 million - $100 million)
Average	23.2%	23.2%	25.0%
Median	29.4%	32.7%	29.4%

Selected Publicly Traded Comparable Company Analysis

Oppenheimer compared certain trading and valuation statistics in a selected group of publicly traded companies in the software and services sector, which it deemed comparable to EasyLink for the purposes of this analysis from both a financial and operational perspective. Oppenheimer reviewed the enterprise values (market equity value less cash, plus debt, minority interests and preferred stock) of the selected companies, calculated as of April 27, 2007, as a multiple of calendar years 2007 and 2008 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) as well as the market values of the selected companies, calculated as of April 27, 2007, as a multiple of calendar years 2007 and 2008 EPS (Earnings Per Share).

Oppenheimer then applied a range of selected multiples to calendar years 2007 and 2008 EBITDA and EPS derived from the selected publicly traded companies to corresponding data of EasyLink. Oppenheimer utilized recently published publicly available estimates and earnings forecasts for these companies from Thomson FirstCall consensus estimates. Estimated financial data of EasyLink were based on internal estimates of EasyLink’s management. This analysis indicated the following implied per share equity reference ranges for EasyLink, as compared to the merger consideration of $5.80 per share:

Implied Per Share Equity Reference Range Based on:
EBITDA		EPS		Per Share
2007	2008	2007	2008	Merger Consideration
$9.54 - $10.53	$10.06 - $11.10	$9.07 - $10.03	$10.58 - $11.70	$5.80

Oppenheimer noted that no company utilized in the comparable company analysis was identical or directly comparable to EasyLink. In evaluating the peer group, Oppenheimer made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and many other matters, including the impact of competition.

Discounted Cash Flow Analysis

Oppenheimer performed a discounted cash flow analysis on the projected cash flows of EasyLink for the years ending December 31, 2007 through 2010 using projections and assumptions provided by the management of EasyLink. In determining the theoretical or intrinsic value of EasyLink, Oppenheimer calculated the estimated present value of the stand-alone, unleveraged, after-tax free cash flows that EasyLink could generate for the period April 1, 2007 through December 31, 2007 and calendar years 2008 through 2011 as derived from materials received from and discussions with the management of EasyLink. For the purpose of this analysis, Oppenheimer calculated a range of estimated terminal values for EasyLink by applying multiples ranging from 8.8x to 9.8x to EasyLink’s 2011 estimated EBITDA. The estimated free cash flows and terminal values were then discounted to present value using a discount rate of 18.2%. EasyLink’s net debt (debt less excess cash) was subtracted from the sum of the present value of EasyLink’s cash flows and the present value of EasyLink’s terminal value to determine the theoretical equity value of EasyLink and that resultant was divided by the number of fully-diluted shares of EasyLink outstanding on a treasury method basis. This analysis indicated the following implied per share equity reference ranges for EasyLink, as compared to the merger consideration of $5.80 per share:

Implied Per Share	Per Share
Equity Reference Range	Merger Consideration
$12.45 - $13.45	$5.80

Selected Precedent Mergers and Acquisitions Transactions

Oppenheimer compared certain publicly available statistics from SEC filings, company press releases and publicly available research of seven selected precedent mergers and acquisitions involving companies that operate in the software and services industry or in a similar industry, which Oppenheimer deemed comparable to EasyLink. Oppenheimer compared transaction enterprise value, calculated as equity value implied for the target company based on the consideration payable in the selected transactions, plus debt, minority interest and preferred stock, less cash and cash equivalents, as multiples of trailing twelve months revenue. Oppenheimer then applied a range of multiples derived from the selected transactions to EasyLink’s calendar year 2006 revenue. This analysis indicated the following implied per share equity reference ranges for EasyLink, as compared to the merger consideration of $5.80 per share:

Implied Per Share	Per Share
Equity Reference Range	Merger Consideration
$7.08 - $7.80	$5.80

Oppenheimer noted that none of the precedent merger and acquisition transactions was identical or directly comparable to EasyLink. Oppenheimer further noted that the analysis of precedent transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics, form of consideration, acquisition terms and other factors that would necessarily affect the acquisition value of EasyLink versus the acquisition value of any other comparable company in general and the transactions above in particular.

Other Considerations

The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant methods of financial and valuation analysis and the application of those methods to the particular circumstances. The Oppenheimer opinion is, therefore, not necessarily susceptible to partial analysis or summary description. Oppenheimer believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all of the analyses and factors, would create a misleading and incomplete view of the processes underlying its opinion. Oppenheimer did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Oppenheimer did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based upon its experience in providing such opinions and on then-existing economic, monetary, market and other conditions as to the significance of each analysis and factor. In performing its analyses, Oppenheimer made numerous assumptions with respect to industry performance, general business conditions and other matters, many of which are beyond the control of EasyLink or Oppenheimer. Any assumed estimates implicitly contained in Oppenheimer’s opinion or relied upon by Oppenheimer in rendering its opinion do not necessarily reflect actual values or predict future results or values. Any estimates relating to the value of the business or securities do not purport to be appraisals or to necessarily reflect the prices at which companies or securities may actually be sold. Oppenheimer’s opinion and the analyses described herein were based on information available as of April 30, 2007, and Oppenheimer has not undertaken, and is under no duty, to update any such analyses upon the availability of new information.

Pursuant to the terms of Oppenheimer’s engagement letter, if a transaction is consummated, ICC has agreed to pay to Oppenheimer a customary advisory fee based on the aggregate consideration involved in the transaction, subject to a maximum of $1.0 million in cash, $250,000 of which became payable upon delivery if its fairness opinion, as well as 750,000 unregistered shares of ICC’s class A common stock. In addition, if a transaction is not consummated, ICC has agreed to pay Oppenheimer 20% of any termination fee or other consideration to which ICC may become entitled. ICC has also agreed to reimburse Oppenheimer for certain out-of-pocket expenses incurred by Oppenheimer in connection with the transaction, including the reasonable fees and disbursements to its legal counsel. ICC has also agreed to indemnify Oppenheimer against specific liabilities in connection with its engagement, including liabilities under the federal securities laws.

The terms of the engagement letter were negotiated at arm’s-length between ICC and Oppenheimer and the ICC Board of Directors was aware of the fee arrangements at the time of its approval of the engagement letter.

A predecessor entity of Oppenheimer has previously been engaged by ICC to provide investment banking and other services on matters unrelated to the Merger, for which Oppenheimer’s predecessor entity, has received customary fees. Oppenheimer may also seek to provide ICC certain investment banking and other services unrelated to the Merger in the future.

In the ordinary course, Oppenheimer may actively trade securities of ICC or EasyLink for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

DESCRIPTION OF ICC’S SECURITIES

The following summary description of the material terms of our capital stock and warrants is not intended to be complete. The terms of our capital stock are also governed by the provisions of our certificate of incorporation and bylaws. Under our certificate of incorporation, we have the authority to issue up to 40,000,000 shares of class A common stock, 2,000,000 shares of class B common stock, 2,000,000 shares of class E-1 common stock, 2,000,000 shares of class E-2 common stock, and 5,000,000 shares of preferred stock, all $0.01 par value per share.

Common Stock

Class A common stock

As of April 30, 2007, there were 22,958,674 shares of class A common stock outstanding, held of record by approximately 211 stockholders. The class A common stock is currently trading on the Nasdaq Capital Market under the symbol “ICCA.”

Holders of class A common stock are entitled to one vote per share on all matters to be voted on by our common stockholders. Subject to the preferences of the preferred stock, the holders of class A common stock are entitled to a proportional distribution of any dividends that may be declared by the Board of Directors, provided that if any distributions are made to the holders of class A common stock, identical per-share distributions must be made to the holders of the class B common stock, even if the distributions are in class A common stock. In the event of a liquidation, dissolution or winding up of ICC, the holders of class A common stock are entitled to share equally with holders of the class B common stock in all assets remaining after liabilities and amounts due to holders of preferred stock have been paid in full or set aside. class A common stock has no preemptive, redemption or conversion rights. The rights of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of series C preferred stock and series D preferred stock or any other series of preferred stock that ICC may designate and issue in the future.

Class B common stock

There are no shares of class B common stock outstanding, and we do not intend to issue any shares of class B common stock. The class B common stock is identical to the class A common stock, except that each share of class B common stock is entitled to six votes.

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors, without any approval of our stockholders, to issue up to 5,000,000 shares of preferred stock from time to time and in one or more series and to fix the number of shares of any series and the designation, conversion, dividend, liquidation preference and other rights of the series. The Board of Directors has designated 10,000 shares of preferred stock as series C preferred stock and 250 shares of preferred stock as series D preferred stock.

Future issuances of preferred stock may have the effect of delaying or preventing a change in control of ICC. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. In some circumstances, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Series C Preferred Stock

As of April 30, 2007, ICC had 5,000 shares of series C preferred stock outstanding, held by two stockholders that are affiliated with one another. Series C preferred stock is convertible, at the option of the holder, into class A common stock. Each share of series C preferred stock is convertible into a number of shares of class A common stock determined by dividing $1,000 by the conversion price at the date of conversion. The conversion price for the series C preferred stock is $22.34 per share, which is subject to adjustment in the case of a reclassification, subdivision or combination of ICC’s class A common stock and upon a consolidation, merger or sale of substantially all of the assets of ICC.

Series C preferred stock has been redeemable, in whole or in part, by ICC, since on January 5, 2005. The redemption price for each share of series C preferred stock is $1,000 plus unpaid dividends. Notice of redemption must be given not less than fifteen days nor more than 45 days before the redemption date.

Upon a liquidation, dissolution or winding up of ICC, the holder of series C preferred stock is entitled to receive an amount equal to $1,000 per share of series C preferred stock plus unpaid dividends before any distribution is made to holders of common stock or any other class or series of stock (including the series D preferred stock).

Each share of series C preferred stock is entitled to a number of votes equal to the number of whole shares of common stock into which each share of series C preferred is convertible as of the Record Date for the determination of stockholders entitled to vote on any matter submitted to stockholders. As of the date of this prospectus, each share of series C preferred stock is entitled to approximately 44.76 votes.

Series D Preferred Stock

As of April 30, 2007, ICC had 250 shares of series D preferred stock outstanding, held by one stockholder.

Series D preferred stock is convertible, at the option of the holder, into class A common stock. Each share of series D preferred stock is convertible into a number of shares of class A common stock determined by dividing $1,000 by the conversion price at the date of conversion. The conversion price for the series D preferred stock is $1.30 per share, which is subject to adjustment in the case of a reclassification, subdivision or combination of ICC’s class A common stock and upon a consolidation, merger or sale of substantially all of the assets of ICC.

Subject to the existence of certain conditions, the series D preferred stock is redeemable, in whole or in part, by ICC, commencing on the day that is the second anniversary after the first date on which the series D preferred stock is issued. The redemption price for each share of series D preferred stock is $1,000 plus all accrued by unpaid dividends. Notice of redemption must be given not less than fifteen days nor more than 45 days before the redemption date.

Upon a voluntary or involuntary liquidation, dissolution, reorganization or winding-up of ICC, the holder of series D preferred stock are entitled to receive an amount equal to $1,000 per share of series D preferred stock plus accrued and unpaid dividends before any distribution is made to holders of class A common stock and any issued class of securities ranking junior in liquidation preference to the series D preferred stock but after provision for the holders of series C preferred stock.

The holder of the outstanding shares of series D preferred stock is entitled to a dividend when and if declared by the Board of Directors. Each share of series D preferred stock is entitled to a number of votes equal to the number of whole shares of class A common stock into which each share of series D preferred is convertible as of the Record Date for the determination of stockholders entitled to vote on any matter submitted to stockholders. Each share of series D preferred stock is entitled to approximately 769 votes.

Warrants

As of April 30, 2007, the following warrants to purchase the Company’s class A common stock were outstanding:

	Number of Shares	Exercise Price	Expiration Date
2002 Warrant Exchange Offer Warrants	35,908	$3.50	May 30, 2007
ING Warrants	60,000	$3.58	July 11, 2007
2004 Private Placement Warrants	738,944	$2.22	October 20, 2009
Total number of Shares	834,852

The 2002 Warrant Exchange Offer Warrants are exercisable for five years, have an exercise price of $3.50 per share and contain anti-dilutive provisions. We may, at our option, redeem the warrants at a price of $.10 per warrant commencing in November 2002 if the closing bid price of the class A common stock exceeds 200% of the exercise price of the warrants for 30 consecutive trading days.

The ING Warrants are exercisable for five years from issuance, have an exercise price of $3.58 per share, may be exercised on a cashless basis and contain anti-dilutive provisions. We may, at our option, redeem the warrants at a price of $.10 per warrant commencing in January 2003 if the closing bid price of the class A common stock exceeds 200% of the exercise price of the warrants for 30 consecutive trading days.

The 2004 Private Placement Warrants are exercisable until the fifth anniversary from the date of issuance, contain anti-dilutive provisions and are redeemable at our option for $.10 per warrant commencing on the date the warrants were issued if the closing bid price of our class A common stock exceeds 200% of the exercise price of the warrants for 30 consecutive trading days.

INFORMATION ABOUT EASYLINK

Overview of EasyLink’s Business

EasyLink is a provider of services that facilitate the electronic exchange of information between enterprises, their trading communities and their customers. EasyLink handles approximately one million transactions per business day that are integral to the movement of money, materials, products and people in the global economy such as insurance claims, trade and travel confirmations, purchase orders, invoices, shipping notices and funds transfers, among many others. EasyLink offers a broad range of information exchange services to businesses and service providers, including transaction management services, which integrate a range of services and capabilities that help customers better manage a business process in addition to delivering a transaction; and transaction delivery services consisting of electronic data interchange or “EDI” and production messaging services utilizing e-mail, fax, and telex.

EasyLink offers its services to thousands of business customers worldwide including many of the Fortune Global 500. In 2006, approximately 71% of EasyLink’s revenue was attributable to its United States business and 29% was attributable to its business outside the United States. Outside of the United States, EasyLink has direct and/or indirect distribution channels in Brazil, Canada, France, Germany, Hong Kong, India, Israel, Japan, Korea, Malaysia, Singapore, United Arab Emirates and the United Kingdom. The United Kingdom is the largest contributor to its international revenues, as well as the primary location of EasyLink’s network and servicing infrastructure, outside of the United States.

EasyLink’s strategy is to expand its position in the information exchange segment of the electronic commerce market by offering to its large customer base as well as new customers a tailored set of transaction management and transaction delivery services that will make its customers more competitive by reducing their costs, the time it takes them to process transactions, and the error rates associated with manual business processes. EasyLink believes that growth of its business will result from continued investment by existing and prospective customers in e-commerce systems. These systems generate transactions requiring delivery of information to or management of information among a wide range of partners and customers. EasyLink expects that the resulting exchanges of information will occur across an increasingly complex array of disparate networks, marketplaces, systems, technologies and locations. EasyLink believes that third-party providers of transaction management and transaction delivery services can substantially reduce the complexity and cost of operating in this environment. Transaction management and transaction delivery services will provide substantial benefits to businesses by migrating people-intensive and paper-based processes to electronic transaction management and delivery services. EasyLink expects that businesses will achieve these benefits by improving inventory turnover, accelerating the collection of receivables, automating manual processes, improving customer satisfaction, optimizing purchasing practices and reducing waste and overhead costs.

EasyLink believes enterprises use its transaction management and transaction delivery services to reduce the complexity, cost and time associated with deploying and managing networks to conduct business electronically within all or a part of their trading and customer communities. For example, EasyLink helps automate the collection and processing of claims forms for insurance carriers, converting the forms submitted by independent agents into electronic information that can be processed directly by the carriers’ claims systems. Also, thousands of companies of all sizes use EasyLink’s services to streamline the routing and delivery of purchase orders to and from members of their trading communities. EasyLink’s customers take advantage of its ability to accept a transaction in just about any form and from virtually any environment in which enterprise transactions originate, and deliver it in just about any form to virtually any other environment, replacing slow, costly, labor and paper-intensive methods that are in wide use today. EasyLink derives revenue from per-message charges, per-page charges, per-minute charges, per-character set charges, monthly per-user fees, license fees and implementation fees.

Typically, EasyLink’s services extend the capabilities and geographic reach of a customer’s e-commerce system. By using EasyLink’s services, a customer can exchange information in a reliable and secure manner and with the flexibility to adapt to the diversity of e-commerce systems and applications in use. EasyLink’s transaction delivery and transaction management services provide a broad range of capabilities to enterprises, including the ability to:

•       gain access to and use EasyLink’s services through a variety of commonly used enterprise e-commerce application platforms including SAP, Oracle, Web sites, electronic data interchange or EDI systems, proprietary systems designed and owned by EasyLink’s customers, and others, running on computer systems from mainframe to desktop PC to handheld computer systems;

•       send and receive and transform information using alternative message types, including EDI, fax, e-mail and telex;

•       connect to EasyLink’s network through the methods in common use today, including the Internet, dedicated or leased lines, frame relay, virtual private network or VPN and secure dial-up across a phone line;

•       deliver information securely using a variety of security protocols, including IP-SEC; SSL, HTTPS, RSA, S/MIME, PGP and non-repudiation/delivery confirmation capabilities. EasyLink plays the role of a trusted third-party in control of a message from transmission to delivery;

•       exchange information with other computer networks using a broad range of communication protocols that computer networks use to exchange information, including HTTP, SMTP, TCP/IP, FTP, UNIX/UUCP, Telnet, X400 and IBM proprietary;

•       transform and exchange information in over 200 document types or formats, including EDI, HTML, XML, PDF, TIFF;

•       convert paper and fax transactions into electronic data formats including EDI and XML, which can be processed directly by customer systems such as claims systems, purchasing and payment systems, underwriting systems, workflow systems and databases; and

•       provide the means for customers to sort, route, review, approve and store documents electronically within their organization, rather than using paper and manual methods.

Through the ongoing development and introduction of new services, EasyLink plans to continue to build upon its substantial customer base, technology and servicing assets. EasyLink is building these capabilities to increase the accessibility, security, data translation and document transformation capabilities of its network.

EasyLink’s Business Services

EasyLink offers a range of transaction management and transaction delivery services to a customer base composed predominantly of business enterprises. The following chart describes EasyLink’s major service offerings in each category:

Service	Description
Transaction Management Services:
Integrated Desktop Messaging Service:

EasyLink Integrated Desktop Messaging allows its customers to integrate fax sending and receiving with their existing corporate e-mail systems and associated administrative systems. Offered on an outsourced basis, this service helps align fax communications with existing electronic workflow systems and procedures, including employee administration, security and compliance. In addition to providing user faxing functionality, the service offers several key administrative management features including user administration (including integration with back office personnel systems), call detail reporting for internal accounting support, and private label branding services.

EasyLink Document Capture and Management Services:

EasyLink Document Capture and Management Services are a family of services that significantly reduce the time and expense associated with receiving and processing transactions that originate on paper forms by digitally converting them into usable data that can be processed directly by enterprise systems such as production servers, workflow solutions, and databases. The service family currently includes:

EasyLink Fax to E-mail Plus Service is an enhanced version of Fax to E-mail service with the ability to route an inbound message based on the information contained in the faxed document rather than just to the single e-mail address associated with the inbound fax number.

EasyLink’s Fax to Database Service creates database records that combine the received image with associated document information that is captured and verified from predefined fields within the image. Database records can be exported to customer systems or hosted by EasyLink.

EasyLink Fax to Data Service is a data entry capability which captures information on a received form, verifies it with human operators, and then converts the information into a ‘live’ data format such as EDI or XML. This data is then exported to customer production systems through various methods.

EasyLink Data Conversion Service enables companies to exchange data in different data types, formats and structures. This bi-directional service enables customers to use one consistent data format and to communicate with many other companies which require different data formats. EasyLink supports over 100 data formats including XML, EDI, text file, CSV, Excel and other commonly used proprietary formats.

EasyLink Workflow Service provides the capabilities of moving, storing, and retrieving images and documents electronically within a workgroup. Typically, this hosted service will receive documents from another EasyLink service such as EasyLink Fax to E-mail and provide a digital workflow and/or document repository for those documents as a single, seamlessly integrated solution. EasyLink’s workflow solution incorporates customer specific business rules to support review and approve, search and retrieve, or collaboration processes.

EasyLink Production Messaging PM2.0 Service:

EasyLink Production Messaging PM2.0 Service is an enhanced production messaging service that enables EasyLink’s customers to automate and personalize outbound communications with their global business partners. This service allows customers to use Internet-based protocols (SMTP, TLS, FTP, and Secure FTP) and document structures (HTML, XML and Rich Text Format). PM2.0 supports multiple delivery options, including e-mail, fax and file transfer, and provides network-based document transformation services including password protection and encryption of outbound transactions. EasyLink’s customers are able to integrate their own enterprise applications with its PM2.0 services using application programming interfaces (or APIs) and are able to administer their use of PM2.0 services securely over the web. Outbound transactions delivered via PM2.0 include electronic brokerage statements, newsletters, invoices, travel reservations, price notifications, trade confirmations and other business critical documents.

Transaction Delivery Service:
EDI Services:
EasyLink EDI Service

EasyLink EDI (Electronic Data Interchange) Service allows EasyLink’s customers to manage the electronic exchange of business documents (such as purchase orders and invoices among others) using standardized formats such as ANSI X.12 and UN-EDIFACT without human intervention. The EasyLink EDI Service offers businesses all the key elements needed for traditional EDI implementation including network, design, systems, software and implementation support.

EasyLink IP-EDI Service

The EasyLink IP (Internet Protocol) EDI Service provides Internet access to EDI, enabling small to medium sized enterprises to trade with their major partners in a more cost-effective and easier to implement manner.

EasyLink Web EDI Service

EasyLink Web EDI Service provides an intelligent, browser-based data entry interface for trading partners to easily and efficiently exchange business documents electronically. EasyLink typically custom-develops this interface and associated back-end processing capabilities to meet the specific application needs and operating environment of EasyLink’s customer.

EasyLink Production Messaging Services:

EasyLink Production Messaging Services allow EasyLink’s customers to deliver high volumes of mission-critical documents such as invoices, purchase orders, shipping notices, or bank wire transfers from virtually any enterprise environment to global business partners through various non-EDI message delivery modes including e-mail, fax, and telex. Typical applications include on-net conversion of text files to e-mail, fax and telex formats with supporting notification of delivery status to the transaction originator.

Revenues

EasyLink’s services generate revenue from per-message charges, per-page charges, per-minute charges, per-character charges, monthly per-user fees, license fees and consulting fees. EasyLink charges its EDI customers per message. Customers of EasyLink’s production messaging services and transaction management services pay consulting fees based upon the level of integration work and set-up requirements plus per-page or per-minute usage charges, depending on the delivery method, for all messages successfully delivered by EasyLink’s network. Customers who purchase EasyLink’s integrated desktop messaging services pay monthly site license fees based on the number of user seats being deployed plus per page usage charges for all faxes successfully delivered by its network.

Worldwide Sales and Marketing

EasyLink’s primary marketing objectives are to:

•       promote higher usage of its services;

•       retain, cross-sell and up-sell its existing customer base;

•       grow its new customer and distribution base; and

•       build its brand.

EasyLink offers its business services in key global markets through multiple sales channels that include a direct field sales force, a direct telesales organization, and alternate channels that include value-added resellers, service aggregators, business technology solutions providers and various types of telecommunications providers. EasyLink’s sales organization targets mid- and large-size companies—typically those having greater than 2,000 employees, and in some cases smaller organizations that have a disproportionately large need for one or more of its services. EasyLink employs various marketing techniques to generate activity for its sales channels, including advertising, telemarketing and exhibiting at trade shows.

Customer Support

Customer support is available by e-mail or telephone 24x7x365 and is staffed by experienced technical support engineers and customer service representatives. EasyLink Services provides a number of different types of support, including e-mail support, phone support and technical support. EasyLink’s principal customer support operations are located in the USA and the UK.

E-mail support: Customers can contact the customer service organization via e-mail. Inbound e-mails are managed using e-mail management software, allowing customer service to view the history of each customer, prioritize issues based on customer status, classify topic issues and route issues to appropriate customer service representatives.

Telephone support: Inbound phone calls are managed using an Automated Call Distribution (ACD) system that directs call-prioritization and skill-based routing. Additionally, proprietary and commercial applications are used to capture customer phone contact information and maintain customer contact history files.

Technical support: The customer support teams include technical support engineers. Technical support engineers provide internal subject matter expertise to customer service representatives, analyze root causes for customer contacts, and recommend improvements to products, tools, knowledge bases and training.

Technology

EasyLink Services Network

EasyLink’s network is a distributed, managed IP-based global network that supports all of its transaction management and transaction delivery services. EasyLink’s distributed message network is built upon a combination of highly reliable computer systems dispersed around the world. EasyLink strives to operate its message systems at 99.5% availability to ensure continuous reliability for its customers’ business critical applications.

The message systems are located at various operational centers in the United States as well as in the United Kingdom. The operational centers are located in major metropolitan centers with easy access to major network providers. This enables EasyLink to easily address facility growth. It also allows efficient access to EasyLink’s major customers and potential markets. All of EasyLink’s operational centers are secured with continuous power supply. During 2006 EasyLink completed the migration of a portion of its network related to the business acquired from AT&T Corp. in 2001 to its new headquarters in Piscataway, NJ. This network facility had resided on AT&T Corp.’s premises under an agreement with AT&T Corp., but was being operated and maintained by EasyLink.

EasyLink’s messaging nodes are connected by a managed IP-based backbone. The IP backbone is constantly monitored by EasyLink’s operational centers. This allows for diverse routing and efficient management of volumes so that customers do not experience delays in the routing of messages. If a remote node does experience a problem, messages for many of EasyLink’s services can be re-routed to prevent delays in transaction delivery. EasyLink maintains firewalls to prevent unsolicited intrusions from the Internet. Any unauthorized attempt is tracked and investigated. The constant monitoring of the network ensures integrity of all messages within EasyLink’s network.

EasyLink offers its customers a wide range of secure access methods into its network. Access methods can include MQ, X.25, dedicated point-to-point circuits, frame relay, and virtual private networks (VPN). EasyLink’s operational centers work in conjunction with its customers to ensure the constant availability of access into the network and any circuit problems are proactively reported.

Telecommunications Services

On July 21, 2005, EasyLink entered into a Master Carrier Agreement (MCA) with AT&T Corp. for the purchase of switched services, private lines, frame relay service, asynchronous transport mode service and Internet service. Under the MCA, EasyLink has a minimum purchase commitment in the aggregate for all of the above services of $5 million over the 2-year term of the agreement. Through December 31, 2006, EasyLink had purchased services of approximately $4.8 million and anticipate meeting the minimum commitment by the end of the contract term in 2007. EasyLink has also committed to purchase from Verizon Business Services (formerly MCI Worldcom) a minimum of $900,000 per 12-month period in other telecommunications services through March 2007. As of December 31, 2006, EasyLink had already met this commitment.

Competition

Depending on the particular service that it offers, EasyLink competes with a range of companies in the transaction management services and transaction delivery services markets, including both premises-based and service-based solutions providers. EasyLink believes that its ability to compete successfully will depend upon a number of factors, including market presence; the capacity, reliability and security of its network infrastructure; the pricing policies of its competitors and suppliers; the timing of introductions of new services and service enhancements by EasyLink and its competitors; and industry and general economic trends.

Competition in the transaction management and transaction delivery sectors varies. EasyLink’s competitors in the integrated desktop messaging and production messaging markets include Premier Global Services’ Xpedite Services and J2 Global Communications, Inc. as well as a number of smaller, regional providers around the world. Competition in the document capture and management services markets is primarily in the form of software-based solutions customers deploy and operate themselves, as well as a number of small, regional service bureau companies. Competitors in the EDI and trading community enablement services markets include Inovis, Inc., Internet Commerce Corp., GXS, Inc. and Sterling Commerce, Inc., a subsidiary of AT&T, Inc.

Many of these competitors have greater market presence, engineering and marketing capabilities, and/or technological, financial and personnel resources than those available to us. As a result, they may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their services to address the needs of EasyLink’s current and prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition to direct competitors, many of EasyLink’s larger potential customers may seek to internally fulfill their needs through the deployment of their own on premises messaging systems.

Intellectual Property

EasyLink’s intellectual property is among its most valued assets. EasyLink protects its intellectual property, technology and trade secrets primarily through contract, copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. Parties with whom EasyLink discusses, or to whom EasyLink shows, proprietary aspects of its technology, including employees and consultants, are required to sign confidentiality and non-disclosure agreements. If EasyLink fails to protect its intellectual property effectively, its business, operating results and financial condition may suffer. In addition, litigation may be necessary in the future to enforce EasyLink’s intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others.

Notwithstanding these protections, there is a risk that a third party could copy or otherwise obtain and use EasyLink’s technology or trade secrets without authorization. In addition, others may independently develop substantially equivalent technology. The precautions EasyLink takes may not prevent misappropriation or infringement of its technology.

EasyLink has patents related to its faxSAV Connector and its “e-mail Stamps” security technology incorporated into its e-mail to fax service.

As part of a settlement entered into in September 1998, NetMoves Corporation, which EasyLink acquired in February 2000 and which is now known as EasyLink Services USA, Inc., received a perpetual license from AudioFAX IP, L.L.P. to use certain of AudioFAX’s patents relating to store-and-forward technology. This license is fully paid-up.

On February 8, 2007, EasyLink settled the litigation entitled Dynamic Depth, Inc. vs. EasyLink Services Corporation in which Dynamic Depth claimed infringement by EasyLink of United States patent number 5,461,488 related to automatic OCR-based routing. The terms of the settlement are confidential. As a result of this settlement Dynamic Depth agreed that it would take no further legal action nor bring any future charge of infringement of the related patent against us. EasyLink has determined that the terms of the settlement will not have a material effect upon it or its business.

From time to time, third parties have asserted claims against EasyLink that its services employ technology covered by their patents. There can be no assurance that third parties will not assert additional infringement claims against EasyLink in the future. Patents have been granted recently on fundamental technologies in the communications and desktop software areas, and patents may be issued that relate to fundamental technologies incorporated into EasyLink’s services. As patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed that, if issued as patents, could relate to EasyLink’s services. It is also possible that claims could be asserted against EasyLink because of the sending of messages over its network or the content of these messages. EasyLink could incur substantial costs and diversion of management resources with respect to the defense of any claims that it has infringed upon the proprietary rights of others, which costs and diversion could have a material adverse effect on its business, financial condition and results of operations. Furthermore, parties making these claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block EasyLink’s ability to license and sell its services in the United States or abroad. Any judgment of this sort could have a material adverse effect on EasyLink’s business, financial condition and results of operations. In the event a claim relating to proprietary technology or information is asserted against it, EasyLink may seek licenses to the relevant intellectual property. There can be no assurance, however, that licenses could be obtained on terms acceptable to us, or at all. The failure to obtain any necessary licenses or other rights could have a material adverse effect on EasyLink’s business, financial condition and results of operations.

EasyLink incorporates licensed, third-party technology in its services. In these license agreements, the licensors have generally agreed to defend, indemnify and hold EasyLink harmless with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right. The outcome of any litigation between these licensors and a third party or between EasyLink and a third party may lead to its having to pay royalties for which it is not indemnified or for which such indemnification is insufficient, or EasyLink may not be able to obtain additional licenses on commercially reasonable terms, if at all. In the future, EasyLink may seek to license additional technology to incorporate in its services. The loss of or inability to obtain or maintain any necessary technology licenses could result in delays in introduction of new services or curtailment of existing services, which could have a material adverse effect on EasyLink’s business, results of operations and financial condition.

Miscellaneous

EasyLink is a Delaware corporation and was incorporated on August 1, 1994. As of December 31, 2006, EasyLink had 310 employees.

EASYLINK MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations should be read in conjunction with EasyLink’s consolidated financial statements and the related notes included elsewhere in this proxy statement.

Overview

EasyLink is a provider of services that facilitate the electronic exchange of information between enterprises, their trading communities and their customers. On an average business day, EasyLink handles approximately one million transactions that are integral to the movement of money, materials, products and people in the global economy such as insurance claims, trade and travel confirmations, purchase orders, invoices, shipping notices and funds transfers, among many others. EasyLink offers a broad range of information exchange services to businesses and service providers, including transaction management services and transaction delivery services. Transaction management services consist of integrated desktop messaging services and document capture and management services such as fax to database, fax to data and data conversion services. Beginning in 2005, EasyLink offered as a transaction management service an enhanced production messaging service that it calls EasyLink Production Messaging PM2.0 Service.

Transaction delivery services consist of electronic data interchange or “EDI,” and basic production messaging services utilizing e-mail, fax and telex. As part of EasyLink’s strategy, EasyLink will seek to upgrade customers who are using its basic production messaging service to its enhanced production messaging service known as EasyLink Production Messaging PM2.0 Service. Until July 31, 2004, EasyLink also offered MailWatch services to protect corporate e-mail systems, which included virus protection, spam control and content filtering services.

Revenues

For the year ended December 31, 2006, total revenues were $74.0 million in comparison to $78.7 million in 2005 and $91.8 million in 2004. As detailed in the schedule below the declines in revenue in 2006 and 2005 as compared to the prior years were largely attributable to (1) lower revenues in EasyLink’s production messaging or “other” group of services in its transaction delivery services amounting to $9.5 million or 21% in 2006 as compared to 2005 and $13.9 million or 24% in 2005 as compared to 2004; and (2) $2.5 million in lower MailWatch revenues in 2005 as a result of the sale of this service line as of July 31, 2004. These declines were partially offset by increased revenues in EasyLink’s transaction management services of $4.9 million in 2006 representing 30% growth over 2005 and $4.1 million in 2005 representing 33% growth in comparison to 2004. $1.0 million of the transaction management growth in 2006 was attributable to revenue from the non-recurring license of software, accounting for 6% of the 30% growth for the year.

				Percent Change
	2006	2005	2004	2006 vs. 2005	2005 vs. 2004
Transaction Management Services	$21,230	$16,377	$12,304	30%	33%
Transaction Delivery Services EDI	18,111	18,142	19,004	—%	(5)%
Transaction Delivery Services Other	34,684	44,140	58,059	(21)%	(24)%
MailWatch	—	—	2,473	—	—
	$74,025	$78,659	$91,840	(6)%	(14)%

Transaction delivery services have been continually impacted by pricing pressures in the telecommunications market and by technological factors that replace or reduce the deployment of these services by EasyLink’s customers. This has led to lower volumes, negotiated individual customer price reductions at the time of service contract renewals and the loss of certain customers. Although it has focused efforts on stabilizing this revenue stream, EasyLink believes the trend will continue throughout 2007. EasyLink will continue its efforts to expand its newer transaction management services and to upgrade customers who are using its basic production messaging services to its enhanced production messaging service, EasyLink Production Messaging PM2.0 Service.

Operating Results

In 2006, EasyLink had a loss from continuing operations of $1.0 million as compared to $1.1 million in 2005. In 2006, EasyLink also had $0.9 million of income from discontinued operations as a result of the reversal of a legal reserve reducing the 2006 net loss to $67,000. However, EasyLink’s cash from operations increased to $3.8 million in 2006 as compared to $0.3 million in 2005, which along with the $5.4 million in proceeds from a private sale of its class A common stock in April 2006, helped it strengthen its financial position at December 31, 2006 in comparison to the previous year. EasyLink believes that cost reduction measures, particularly in sales and marketing, that it implemented throughout 2006 have positioned it for improved operating results in 2007.

In 2006, EasyLink adopted Statement of Financial Accounting Standards No 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)) which required that EasyLink record compensation expense for all share-based payments. As a result, EasyLink recorded $148,000 of stock based compensation expense related to unvested stock options outstanding during the year. See Note 15, Stock Based Compensation, to the consolidated financial statements included in its Form 10-K for the year ended December 31, 2006 for additional disclosure on the impact of this change in accounting.

For the three months ended March 31, 2007, EasyLink reported income from operations and net income of $0.8 million and $0.3 million, respectively, in comparison to a loss from operations and a net loss of $0.4 million for the same period in 2006. In addition, EasyLink’s revenues increased by $0.3 million in the first quarter of 2007 as compared to the same period in 2006. This was the first time EasyLink has reported such a year-over-year period growth for its continuing operations since the first quarter of 2002.

Critical Accounting Policies

In response to the Securities & Exchange Commission’s Release No. 33-8040, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies,” EasyLink has identified the most critical accounting principles upon which its financial reporting depends. Critical principles were determined by considering accounting policies that involve the most complex or subjective decisions or assessments. The most critical accounting policies were identified to be those related to accounts receivable, long-lived assets and intangible assets, contingencies and litigation, and restructurings.

Accounts Receivable

EasyLink performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit-worthiness, as determined by a review of their current credit information. EasyLink continuously monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. While these credit losses have historically been within its expectations and the provisions established, EasyLink cannot guarantee that it will continue to experience the same credit loss rates that have been experienced in the past.

Impairment of Long-Lived Assets

EasyLink assesses goodwill and indefinite-lived intangibles for impairment annually unless events occur that require more frequent reviews. Long-lived assets, including amortizable intangibles, are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Discounted cash flow analyses are used to assess indefinite-lived intangible impairment, while undiscounted cash flow analyses are used to assess long-lived asset impairment. If an assessment indicates impairment, the impaired asset is written down to its fair market value based on the best information available. Estimated fair market value is generally measured with discounted estimated future cash flows. Considerable management judgment is necessary to estimate undiscounted and discounted future cash flows. Assumptions used for these cash flows are consistent with internal forecasts. On an on-going basis, management reviews the value and period of amortization or depreciation of long-lived assets, including goodwill and other intangible assets. During this review, EasyLink reevaluates the significant assumptions used in determining the original cost of long-lived assets. Although the assumptions may vary from transaction to transaction, they generally include revenue growth, operating results, cash flows and other indicators of value. Management then determines whether there has been an impairment of the value of long-lived assets based upon events or circumstances, which have occurred since acquisition. The impairment policy is consistently applied in evaluating impairment for each of EasyLink’s wholly-owned subsidiaries and investments.

Contingencies and Litigation

EasyLink evaluates contingent liabilities including threatened or pending litigation in accordance with SFAS No. 5, “Accounting for Contingencies” and record accruals when the outcome of these matters is deemed probable and the liability is reasonably estimable. EasyLink makes these assessments based on the facts and circumstances and in some instances based in part on the advice of outside legal counsel.

Restructuring Activities

Restructuring activities are accounted for in accordance with SFAS No. 146 and relate to the consolidation of EasyLink’s US network facilities; the relocation and consolidation of its New Jersey office facilities into one location; and a similar consolidation of its office facilities in England. The restructuring charges are comprised of abandonment costs with respect to leases, including the write-off of leasehold improvements. EasyLink continually evaluates the amounts established in the restructuring reserve. In 2004, mostly due to a settlement of liability related to one of EasyLink’s abandoned locations, $350,000 of restructuring charges was reversed.

Results of Operations—2006, 2005 and 2004

				Percent Change
	2006	2005	2004	2006 vs. 2005	2005 vs. 2004
Revenues	$74,025	$78,659	$91,840	(5.9)%	(14.4)%
Cost of revenues	29,000	29,929	36,129	(3.1)%	(17.2)%
Gross Margin	45,025	48,730	55,711	(7.6)%	(12.5)%
% of Revenue	61%	62%	61%
Operating expenses:
Sales and marketing	17,738	19,449	18,715	(8.8)%	3.9%
General and administrative	19,274	20,076	23,368	(4.0)%	(14.1)%
Product development	6,947	6,768	6,730	2.6%	0.1%
Amortization of intangible assets	487	2,068	2,066	(76.5)%	0.0%
Impairment of intangible assets	550	—	750	(a)	(a)
Separation agreement costs	—	2,312	—	(a)	(a)
Loss (gain) on sale of businesses/ MailWatch service line	—	250	(5,017)	(a)	(a)
	44,996	50,923	46,612	(11.6)%	9.2%
INCOME (LOSS) FROM OPERATIONS	29	(2,193)	9,099
Other income (expense), net:
Interest income (expense), net	(1,320)	(1,284)	(270)
Gain on domain names repurchase agreement	—	1,907	—
Gain on debt restructuring and settlements	—	—	984
Other	265	135	277
	(1,055)	758	991
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(1,026)	(1,435)	10,090
Provision (credit) for income taxes	(31)	(350)	2,400
INCOME (LOSS) FROM CONTINUING OPERATIONS	(995)	(1,085)	7,690

(a)           Represents one time charges (credits) that are not comparable from period to period.

Results of Operations—2006 and 2005

Revenues

Revenues in 2006 were $74.0 million as compared to $78.7 million in 2005. The decrease of $4.7 million was due primarily to reduced revenues of $9.5 million in EasyLink’s Transaction Delivery services, as a result of lower volumes and negotiated individual customer price reductions, the loss of certain customers and the sale of EasyLink’s fax businesses in Singapore and Malaysia. The reduced revenues were partially offset by a $4.9 million increase, representing 30% growth, in Transaction Management services. $1.0 million of the Transaction Management growth was attributable to revenue from the non-recurring license of software accounting for 6% of the 30% growth for the year. EasyLink anticipates that revenues derived from its Transaction Delivery services will continue to decline, while its Transaction Management services revenue is expected to increase in 2007.

Cost of Revenues

Cost of revenues for 2006 decreased by approximately $0.9 million but as a percentage of revenues these costs increased to 39% in 2006 as compared to 38% in 2005. The increase in cost of sales as a percentage of revenues is attributable to (i) lower revenues in 2006 and (ii) additional costs incurred in 2006 in connection with its migration of operations to its new data center. In 2006 and 2005, EasyLink recorded credits of approximately $0.5 million to cost of revenues. The 2006 credits relate to the favorable settlement of disputes with certain telecom vendors and the anticipated refund of federal excise taxes previously paid on telecom costs. In 2005, the credits relate to the settlement with Verizon Business, formerly MCI (“MCI”), of its claims that EasyLink had paid telecom charges to MCI in excess of contracted rates prior to MCI’s bankruptcy filing in 2002.

Cost of revenues consists primarily of costs incurred in the delivery and support of EasyLink’s services, including depreciation of equipment used in its computer systems, software license costs, tele-housing costs, the cost of telecommunications services including local access charges, leased network backbone circuit costs and long distance domestic and international termination charges, and personnel costs associated with its systems and databases.

Sales and Marketing Expenses

Sales and marketing expenses for 2006 decreased to $17.7 million from $19.4 million in 2005. The lower costs relate to EasyLink’s international operations where it made headcount reductions as part of a reorganization of the division. In the United States, where EasyLink is more focused on expanding Transaction Management Services, spending was comparable from period to period. As a result of the cost reduction measures taken in 2006, sales and marketing expenses are expected to further decline in 2007.

General and Administrative Expenses

General and administrative expenses were $19.3 million in 2006 as compared to $20.1 million in 2005. The lower cost results from a lower headcount largely in EasyLink’s international operations as it reorganized its international management group following the separation of the President of the international division in February 2005. These expenses include all costs for EasyLink’s executive, finance and accounting, customer billing and support, human resources and other headquarters office functions. Legal and accounting fees, insurance and office rent are other significant costs included in this category. While certain cost components may vary, EasyLink expects general and administrative expenses in total for 2007 to be comparable to 2006 amounts.

Product Development Expenses

Product development costs, which consist primarily of personnel and consultants’ time and expense to research, conceptualize, and test product launches and enhancements to EasyLink’s products, were $6.9 million for 2006 as compared to $6.8 million in 2005. EasyLink anticipates that spending for product development will continue at the same levels in 2007 in connection with the development of the new Transaction Management services and the continuing feature development of other services.

Amortization and Impairment of Intangible Assets

Amortization of intangible assets relates to intangible assets with finite lives. The amortization is calculated on a straight line basis but decreased to $0.5 million in 2006 as compared to $2.1 million in 2005 as certain assets were fully amortized in the early part of 2006. In 2006 an impairment of EasyLink’s trademark of $550,000 was recorded based upon the annual assessment of all intangibles. The impairment was the result of lower anticipated revenues related to EasyLink’s trademark.

Results of Operations—2005 and 2004

Revenues

Revenues in 2005 were $78.7 million as compared to $91.8 million in 2004. The decrease of $13.1 million was due primarily to reduced revenues in EasyLink’s Transaction Delivery services, as a result of lower volumes and negotiated individual customer price reductions, the loss of certain customers, the sale of EasyLink’s fax businesses in Singapore and Malaysia and $2.5 million in lower MailWatch revenues as a result of the sale of this service line on July 31, 2004. The reduced revenues were partially offset by a $4.1 million increase in Transaction Management services.

Cost of Revenues

Cost of revenues for 2005 decreased to $29.9 million from $36.1 million in 2004. As a percentage of revenues these costs decreased to 38% in 2005 as compared to 39% in 2004. Cost of revenue reflects a decrease in costs as a result of lower expenses in most of the cost components including lower depreciation charges, savings from continuing cost reduction programs in network operations, lower telecom rates, favorable dispute settlements including $540,000 or 1% of revenues from the MCI settlement, reductions in telecom facilities and reduced variable telecom charges consistent with reduced customer volumes.

Cost of revenues consists primarily of costs incurred in the delivery and support of EasyLink’s services, including depreciation of equipment used in its computer systems, software license costs, tele-housing costs, the cost of telecommunications services including local access charges, leased network backbone circuit costs and long distance domestic and international termination charges, and personnel costs associated with its systems and databases.

Results of Operations—Three Months Ended March 31, 2007 Compared to the Three Months Ended March 31, 2006

Revenues

For the quarter ended March 31, 2007 total revenues were $18.8 million in comparison to $18.5 million for the same period in 2006. As detailed in the schedule below the increase in revenue is attributable to a $1.7 million increase in EasyLink’s Transaction Management Services revenues, representing 38% growth, offset by lower revenues in its EDI and Other Transaction Delivery Services amounting to a total of $1.4 million or 10% decline.

			Change
	2007	2006	$	%
Transaction Management Services	$6,347	$4,602	$1,745	38%
Transaction Delivery Services EDI	4,333	4,714	(381)	(8)%
Transaction Delivery Services Other	8,079	9,145	(1,066)	(12)%
	$18,759	$18,461	$298	2%

The growth in Transaction Management Services is attributable to Integrated Desktop Messaging (“IDM”) revenues from both new customers and from the expansion of existing customer business along with accelerated growth in EasyLink’s enhanced production messaging service, EasyLink Production Messaging PM2.0 Service. Also contributing to the growth is an increase of $217,000 in EasyLink’s Small Office/Home Office IDM Service, marketed as Rapidfax.

Transaction Delivery Services have been continually impacted by pricing pressures in the telecommunications market and by technological factors that replace or reduce the deployment of such services by EasyLink’s customers. These factors have led to lower volumes, negotiated individual customer price reductions at the time of service contract renewals and the loss of certain customers. Although

EasyLink has focused efforts on stabilizing this revenue stream, it believes the trend will continue throughout 2007. EasyLink will seek to expand its newer Transaction Management Services and to upgrade customers who are using its basic production messaging services to its enhanced production messaging service, EasyLink Production Messaging PM2.0 Service, to offset the declines.

Cost of Revenues

Cost of revenues for the three months ended March 31, 2007 decreased to $6.9 million from $7.5 million in the same period of 2006 and, as a percentage of revenues, these costs decreased to 37% in 2007 as compared to 40% in 2006. The lower cost and lower percentage of revenues resulted largely from cost savings realized from the migration of part of EasyLink’s operations network to its new data center at its headquarters location and the reversal of certain telecom expense accruals amounting to $150,000 for its United Kingdom operation. Cost of revenues is expected to remain at approximately the same level as that of the current quarter for the balance of 2007.

Cost of revenues consists primarily of costs incurred in the delivery and support of EasyLink’s services, including depreciation of equipment used in its computer systems, software license costs, tele-housing costs, the cost of telecommunications services including local access charges, leased network backbone circuit costs, toll-free number and usage charges and long distance domestic and international termination charges, and personnel costs associated with EasyLink’s systems and databases.

Sales and Marketing Expenses

Sales and marketing expenses for 2005 increased to $19.4 million from $18.7 million in 2004. The increased expense relates to its increased staff and promotional program spending to expand Transaction Management services.

Sales and marketing expenses decreased to $3.6 million in the three months ended March 31, 2007 from $4.6 million in the same period of 2006. The lower costs reflect cost reduction measures, including headcount reductions and lower marketing spending, initiated in the latter part of 2006. EasyLink expects these expenses to continue at the current level throughout 2007.

General and Administrative Expenses

General and administrative expenses were $20.1 million in 2005 as compared to $23.4 million in 2004. The reduced costs occurred in most categories of this expense with the most significant reduction in officer and employee salaries and related tax and benefit expenses amounting to approximately $1.5 million. Cost reductions were generally achieved through reductions in head count.

General and administrative expenses were $5.7 million in the three months ended March 31, 2007 as compared to $5.1 million in the same period of 2006. The higher cost includes approximately $0.8 million for investment banker and legal fees associated with EasyLink’s review of strategic alternatives for its business. These additional costs were offset by, among other changes, the reversal of approximately $0.3 million in bad debt allowances based upon the continuing favorable trend in actual bad debts incurred and past due receivable balances. EasyLink anticipates general and administrative expenses for at least the second quarter of 2007 to be comparable to the results for the current quarter primarily due to additional fees incurred related to its review of strategic alternatives and the ICC Merger Agreement. These expenses include all costs for EasyLink’s executive, finance and accounting, customer billing and support, human resources and other headquarters office functions. Bad debt expenses, legal and accounting fees, insurance and office rent are other significant costs included in this category.

Product Development Expenses

Product development costs, which consist primarily of personnel and consultants’ time and expense to research, conceptualize, and test product launches and enhancements to EasyLink’s products, were $6.8 million for 2005 as compared to $6.7 million in 2004.

Product development costs, which consist primarily of personnel and consultants’ time and expense to research, conceptualize and test product launches and enhancements to EasyLink’s products, were $1.8 million and $1.7 million for the three months ended March 31, 2007 and 2006, respectively. EasyLink anticipates that spending for product development will be comparable to these levels throughout 2007 as a result of its continuing efforts to expand the development of its new Transaction Management Services.

Amortization and Impairment of Intangible Assets

Amortization of intangible assets relates to intangible assets with finite lives. The amortization is calculated on a straight line basis and, accordingly, this expense was $2.1 million in both 2005 and 2004. In 2004, an impairment of EasyLink’s trademark of $750,000 was recorded based upon the annual assessment of all intangibles. EasyLink determined that there was no impairment of intangible assets for 2005.

Interest Income (Expense), Net

Interest income(expense), net for 2005 was $1.3 million of expense as compared to $270,000 of expense during 2004. The increase was primarily due to interest on the Wells Fargo Term Loan obtained in December 2004. Interest on EasyLink’s previously outstanding debt, paid off with the Wells Fargo loan proceeds, had been capitalized in accordance with SFAS No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” and did not result in charges in the statement of operations.

Gain on Debt Restructurings and Settlements

In December 2004 EasyLink paid off all of the its previously existing secured debt with part of the proceeds of the $12 million Term Loan from Wells Fargo. As a result, EasyLink recorded a gain of $1.0 million from the reversal of interest previously capitalized related to the retired debt

Liquidity and Capital Resources

In April 2006, EasyLink completed an equity financing of $5.4 million for the sale of approximately 1.8 million shares of its class A common stock. $3 million of the proceeds were used to prepay a portion of its outstanding Term Loan with Wells Fargo as required by its amended Credit Agreement and the balance of $2.4 million was for working capital purposes. The financing increased its cash and cash equivalent position so that EasyLink’s cash balance at December 31, 2006 was $6.7 million in comparison to the December 31, 2005 balance of $6.3 million.

In July 2006, EasyLink entered into a new $6.0 million credit facility with CAPCO. The facility provides for advances, subject to a maximum of 80% of certain of EasyLink’s accounts receivable, that bear interest at the rate of 2% over the prime rate of Greater Bay Bank. The facility has an initial term of 24 months, but can be terminated by CAPCO after 12 months upon 90 days’ prior written notice if EasyLink should fail to meet CAPCO’s then existing underwriting credit criteria. There are no financial covenants under the facility. On July 27, 2006, EasyLink drew down an initial advance of $5.9 million and used the proceeds to pay off the then outstanding loan balance with Wells Fargo, along with other related fees and expenses. At December 31, 2006 advances outstanding from CAPCO amounted to $4.4 million.

These financial developments along with the continuing implementation of cost reduction measures instituted by management have significantly strengthened EasyLink’s liquidity and financial position. EasyLink’s working capital deficit decreased to $1.9 million as of December 31, 2006 in comparison to $9.5 million at December 31, 2005. EasyLink believes the completed equity financing and the new credit facility have significantly improved its liquidity and, furthermore, EasyLink believes its current cash and cash equivalent balances, the availability of funds under the new CAPCO credit facility and cash from operations will provide adequate funds for operating and other planned expenditures and debt service for at least the next twelve months.

Cash provided from continuing operations amounted to $3.8 million in 2006 as compared to $(109,000) for 2005. EasyLink spent $2.3 million for capital expenditures in investing activities and the net impact of all financing activities for 2006, including those described above and the $9.6 million pay off of EasyLink’s previous credit facility with Wells Fargo, amounted to a decrease in cash of $0.9 million.

For the years ended December 31, 2005 and 2004 reports from EasyLink’s independent registered public accountants contained an explanatory paragraph stating that EasyLink had a working capital deficiency and an accumulated deficit among other factors that raised substantial doubt about its ability to continue as a going concern.

During the quarter ended March 31, 2007, EasyLink’s net income results contributed to the continuing improvement in its liquidity and financial position. Although EasyLink’s cash and cash equivalent balances decreased by $1.4 million during the three months ended March 31, 2007, its working capital position improved by $0.8 million as its working capital deficit decreased to $1.1 million at March 31, 2007 from $1.9 million at December 31, 2006. EasyLink further reduced its outstanding debt balance to $3.8 million to reduce interest costs. Other cost reduction measures implemented in 2006 resulted in lower operating expenses in the first quarter of 2007 although partially offset by payments of costs related to EasyLink’s strategic review and subsequent merger agreement with ICC. During the most recent quarter, EasyLink used $0.5 million of cash for operations and it spent $0.2 million on capital expenditures and $0.6 million to reduce its outstanding loan balance.

Contractual Obligations

Below is a table that presents EasyLink’s contractual obligations and commitments at December 31, 2006:

	Payments due by Period (in thousands)
	Total	Less than one year	1-3 Years	4-5 Years	After 5 Years
Advances payable under credit facility	$4,413	$4,413	$—	$—	$—
Operating and capital lease obligations	13,929	2,777	6,866	3,658	628
Purchase obligations, including telecommunication contract commitments	2,468	1,758	709	—	—
Other long term liabilities	1,043	193	510	228	111
	$21,853	$9,141	$8,085	$3,886	$739

EasyLink does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial position, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)) which replaces SFAS 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Among other items, SFAS 123(R) eliminates the use of APB 25 and the intrinsic method of accounting, and requires all share-based payments, including grants of employee stock options, to be recognized in the financial statements based on their fair values. SFAS 123(R) is effective for public companies beginning with the first annual period that begins after June 15, 2005. Accordingly, EasyLink adopted SFAS 123(R) in 2006 and in accordance with its provisions recognized compensation expense for all share-based payments and employee stock options based on the grant-date fair value of those awards. To minimize the expense to be recorded in 2006 and future periods, EasyLink accelerated the vesting of all current employee options with an exercise price in excess of $4.60 per share in December 2005. EasyLink recorded $148,000 in compensation expense in 2006 in accordance with SFAS 123R.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 provides recognition criteria and a related measurement model for tax positions taken by companies. In accordance with FIN 48, a tax position is a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions shall be recognized only when it is more likely than not (likelihood of greater than 50%), based on technical merits, that the position will be sustained upon examination. Tax positions that meet the more likely than not threshold should be measured using a probability weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006 and EasyLink adopted FIN 48 as of January 1, 2007. EasyLink is currently evaluating the provisions of FIN 48 to determine the potential impact, if any, the adoption will have on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 requires fair value measurements to be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. EasyLink is currently evaluating the impact of adopting SFAS No. 157 on its future results of operations and financial condition on January 1, 2008.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of assessing materiality. SAB No. 108 is effective for fiscal years ending after November 15, 2006. EasyLink adopted SAB No. 108 in the fourth quarter of 2006 with no impact on its results of operations or financial condition.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

ICC

ICC’s executive officers and directors who are also stockholders of ICC will participate in the Special Meeting in the same manner and to the same extent as all of the other stockholders of ICC. However, in considering the recommendation of the ICC Board of Directors that ICC stockholders vote in favor of approving the principal terms of the Securities Purchase Agreement, ICC stockholders should be aware that ICC executive officers and directors may have interests in the Merger as individuals that are in addition to, or different from, their interests as stockholders of ICC generally. The ICC Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement. In addition, ICC’s executive officers have been granted restricted stock, options, and/or other equity incentives under the Internet Commerce Corporation 2005 Stock Incentive Plan (the “Plan”), and thus, the approval of Proposal Three may make it possible for ICC to make future awards under the Plan to such executive officers.

EasyLink

EasyLink is a party to employment agreements with each of Thomas Murawski (EasyLink’s Chairman, President and Chief Executive Officer), Michael Doyle (EasyLink’s Vice President and Chief Financial Officer), Richard Gooding (EasyLink’s Executive Vice President and General Manager), Gary MacPhee (EasyLink’s Executive Vice President and General Manager) and Frank Graziano (EasyLink’s Senior Vice President of Corporate Development). All of these persons are referred to in this Proxy Statement as EasyLink’s “executive officers.”  In addition, EasyLink is a party to a severance and change of control agreement with each of its executive officers other than Mr. Murawski (whose change of control arrangements are set forth in his employment agreement).

Mr. Murawski’s employment agreement provides that, in the event of his termination of employment by EasyLink for any reason other than death, disability or “cause” (as defined in the employment agreement) or by Mr. Murawski for “good reason” (as defined in the employment agreement), Mr. Murawski will be entitled to receive either (i) continuation of his base salary plus his target bonus for the year in which the termination has occurred (assuming performance at the 100% level for all applicable measures) and participation in EasyLink’s standard health insurance and 401(k) plans for 12 months after the date of termination, or (ii) a lump sum equal to 12 months base salary plus his target bonus for the year in which the termination has occurred (assuming performance at the 100% level for all applicable measures). In addition, if EasyLink terminates Mr. Murawski’s employment without cause within three months before or six months after the Effective Time, or if Mr. Murawski terminates his employment for good reason within six months after the Effective Time, then all of Mr. Murawski’s outstanding stock options and other equity-based awards granted under EasyLink’s equity incentive plans or pursuant to individual agreements with EasyLink will become fully vested and exercisable. Further, if the Effective Time occurs before the termination of Mr. Murawski’s employment or within three months after a termination of his employment without cause or within three months after Mr. Murawski terminates his employment for good reason, he will be entitled to receive upon the Effective Time a cash payment equal to 2.5% of the fair market value of the consideration received by the holders of Common Stock pursuant to the Merger. If any of the payments to Mr. Murawski under his employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Mr. Murawski will be entitled to receive gross-up payments that would entitle him to retain, after payment of all additional taxes on the gross-up payments, an amount equal to the amount of the excise tax.

The severance and change of control agreements with EasyLink’s executive officers other than Mr. Murawski provide for severance pay in the amount of six months’ salary upon termination of such executive officer’s employment without “cause” (as defined in the relevant agreement) at any time, or if such executive officer terminates his employment for “good reason” (as defined in the relevant agreement) within six months after a “change of control” (as defined in the relevant agreement) provided that such executive officer signs a waiver and release of claims. If EasyLink terminates such executive officer’s employment without cause within three months before or six months after a change of control, or if such executive officer terminates his employment for good reason within six months after a change of control, then all of such executive officer’s outstanding equity-based awards will fully vest. The completion of the Merger will constitute a change of control for purposes of the severance and change of control agreements.

PROPOSAL ONE

APPROVAL OF POTENTIAL ISSUANCE OF UP TO APPROXIMATELY
30,500,659 SHARES OF OUR CLASS A COMMON STOCK UPON CONVERSION OR EXERCISE OF
THE SECURITIES

At the Special Meeting, holders are being asked to approve the issuance of up to approximately 30,500,659 shares of our class A common stock (the “Subject Shares”) that may be issued upon conversion of $60 million aggregate principal amount of our Series A Senior Secured Convertible Notes (the “Series A Notes”), Series B Senior Secured Convertible Notes (the “Series B Notes”), warrants to purchase shares of ICC’s class A common stock (the “Warrants”), additional investment rights to acquire additional notes on the same terms as the Series A Notes (the “Additional Investment Rights”) and $10 million aggregate principal amount of our Senior Secured Convertible Bridge Notes which may be converted into additional Series A Notes and Series B Notes (the “Bridge Notes,” together with the Series A Notes, the Series B Notes and the Warrants, the “Securities”). We have committed to seek stockholder approval of the Subject Shares consistent with the Marketplace Rules applicable to companies such as ICC that are listed on The Nasdaq Capital Market. Marketplace Rule 4350(i)(1)(C)(ii) requires in relevant part that we obtain stockholder approval when, in connection with the acquisition of the stock or assets of another company, we issue or could potentially issue common stock or securities convertible into common stock that equals or exceeds 20% of our common stock outstanding before the issuance of the common stock or convertible securities.

Background

On May 3, 2007, ICC and Sub entered into the Merger Agreement to acquire EasyLink. Pursuant to the Merger Agreement, Sub will merge with and into EasyLink, and EasyLink will become a wholly-owned subsidiary of ICC. The transaction has been approved by both the ICC Board of Directors and the EasyLink Board of Directors. Under the terms of the Merger Agreement, ICC will pay $5.80 per share in cash in exchange for each share of Class A common stock of EasyLink, for an estimated aggregate purchase price of approximately $67 million.

In order to finance the Merger, ICC entered into a Securities Purchase Agreement with certain accredited institutional investors (the “Purchasers”) affiliated with York Capital Management (“York Capital”) pursuant to which ICC will issue the Securities to the Purchasers in a private placement, all as more fully described in the Securities Purchase Agreement, for an aggregate purchase price between $50 million and $60 million depending on the amount of Series A Notes which ICC elects to issue. In addition to that $50 to $60 million, the Securities Purchase Agreement provides for the possible issuance of up to $10 million in additional notes if the Purchasers exercise their Additional Investment Rights and, with the Purchasers’ permission, a further issuance of up to $20 million of additional subordinated debt or common stock, $10 million of which has been issued in the form of the Bridge Notes. Subject to the terms and conditions set forth in the Securities Purchase Agreement, the Purchasers will purchase from ICC Series A Notes in an original aggregate principal amount between $20 million and  $30 million (as determined by ICC) and Series B Notes in an original aggregate principal amount of $30 million. The Series A Notes bear interest at the prime rate plus 75 basis points (0.75%) less an interest factor based on the performance of

ICC’s class A common stock, as more fully described in the Series A Notes, and interest is payable quarterly.   The Series B Notes bear interest at the prime rate plus 300 basis points (3.00%) less an interest factor based on the performance of ICC’s class A common stock, as more fully described in the Series B Notes, and interest is payable quarterly. Both the Series A and Series B Notes have a term of four years, are repayable in 30 equal monthly installments of principal beginning 18 months after issuance, and can be prepaid subject to a 25% prepayment penalty and certain other conditions, provided that ICC can prepay up to $15 million of the Series B Notes from the proceeds of sales of assets subject to a 12.5% prepayment penalty.

The Bridge Notes bear interest at the prime rate and shall mature as of the earliest of (i) the consummation of the Merger, (ii) the termination of the Merger Agreement or (iii) September 1, 2007.  Any interest payable shall be payable quarterly in arrears in cash beginning on September 30, 2007.

Until July 9, 2007, the terms of the Bridge Notes permitted the Purchasers to elect to convert the Bridge Notes into additional Series A Notes and Series B Notes, divided pro rata among Series A Notes and Series B Notes according to the proportion of Series A Notes and Series B Notes purchased by each Purchaser under the Securities Purchase Agreement, at the closing of the other transactions contemplated by the Securities Purchase Agreement. The Purchasers failed to give this notice by July 9, 2007. Nevertheless, we are asking the stockholders to approve the issuance of additional shares of our class A common stock in the event that the Purchasers and ICC subsequently agree to such conversion.

The ICC Board of Directors considered the following in establishing the terms and conditions of the Securities:

•       the general financing environment;

•       comparable transactions in our industry; and

•       the viability of other financing alternatives.

These terms were determined through arms-length negotiations among the parties.

Securities Purchase Agreement

The Securities Purchase Agreement, which is attached as Annex A to this Proxy Statement, provides for the purchase by York Capital and the sale by us of the Securities. The Securities Purchase Agreement contains representations and warranties made by us and York Capital which are typical for this type of transaction. The representations and warranties made by us in the Securities Purchase Agreement are qualified by reference to certain exceptions contained in disclosure schedules delivered to York Capital. Accordingly, the representations and warranties contained in the Securities Purchase Agreement should not be relied upon by third parties who do not have access to those disclosure schedules.

Under the Securities Purchase Agreement, we are subject to certain limitations, including limitations on our ability to incur additional debt or sell assets, make certain investments and acquisitions, grant liens and pay dividends and distributions. We are also subject to financial covenants on a quarterly basis which include minimum requirements for recurring revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and the ratio of EBITDA to interest expense. The Securities Purchase Agreement contains certain events of default (many of which are subject to applicable cure periods), including, among others, the failure to make payments when due, defaults under other contractual obligations, change of control and noncompliance with covenants.

The issuance and sale of the securities pursuant to the Securities Purchase Agreement will occur contemporaneously with the closing of the Merger. At such closing, our subsidiaries will enter into guaranty agreements whereby each such subsidiary will guarantee the repayment of the Series A Notes and Series B Notes and will provide a senior security interest in all or substantially all of their assets as collateral to secure such guarantees. At the closing, we will also provide a senior security interest in all or substantially all of our assets, including the pledge of our shares of capital stock in our subsidiaries. All of the proceeds from the Securities Purchase Agreement will be used to finance the Merger as described above.

Additional Agreements

In addition to setting forth the terms of the sale and purchase of the Securities, Article VI of the Securities Purchase Agreement also contains additional agreements of the parties relating to:

•       restrictions on the transfer of the Securities;

•       acknowledgement by us that the issuance of the Securities will result in dilution of the issued and outstanding shares of our class A common stock;

•       a covenant by us to timely file our reports under the Securities Exchange Act of 1934 or otherwise deliver certain information to holders of the Securities;

•       the avoidance of integration of the offering of the Securities with the offering of any other securities, so as to require registration of the Securities under the Securities Act of 1933;

•       subject to the receipt of stockholder approval, we must reserve shares of our authorized class A common stock for issuance upon the conversion of the Securities;

•       restrictions on our ability to engage in future private placements of notes convertible into our class A common stock;

•       the conversion and exercise procedures for the Securities;

•       the filing of any required filings and notices relating to the sale and purchase of the Securities;

•       use of the proceeds from the offering of the Securities;

•       restrictions on our ability to incur indebtedness or incur any liens on its assets;

•       the repayment of the notes and unpaid interest earned;

•       restrictions on our ability to impair or adversely affect the rights of York Capital relating to its purchase of the Securities;

•       restrictions on our ability to engage in certain transactions, including dissolution, liquidation, merger, consolidation or sale of certain assets, that would result in a fundamental change to ICC;

•       certain financial covenants, including threshold requirements relating to our quarterly recurring revenues, EBITDA and ratio of EBITDA to consolidated interest expense;

•       indemnification by us in favor of York Capital, and any of its officers, directors, employees and affiliates, who may be made a party to any proceeding brought against such person relating to the sale and purchase of the Securities;

•       our restriction from claiming that any rights are triggered under any stockholders rights plan or similar plan by the purchase and sale of the Securities;

•       the imposition of certain penalties upon our failure to deliver certificates representing our class A common stock, as required under the Securities Purchase Agreement;

•       York Capital’s access to our books and records and our management, subject to certain confidentiality requirements;

•       restrictions on the amendment to the documents relating to the purchase and sale of the Securities; and

•       requirements that any new subsidiary of ours execute a guarantee in connection with our obligations to repay amounts due under the Securities, pursuant to the Security Agreement (discussed below).

Registration Rights

Article VI of the Securities Purchase Agreement requires us to file a “shelf” registration statement for the resale of all of the shares issuable upon the conversion of the Securities, to the extent permissible by the Securities and Exchange Commission (the “Commission”). To the extent that less than all of the shares of common stock issuable upon the conversion of the Securities may be registered, then we shall allocate the shares registrable in the following order, to the extent permitted by the Commission:  first, to the shares issuable upon the conversion of the Series A Notes; second, to the shares issuable upon the conversion of the Additional Notes; third, to the shares issuable upon the conversion of the Warrants; and fourth, to the shares issuable upon conversion of the Series B Notes. The registration statement must be filed within 30 days of the issuance of the Securities, and the registration statement must be declared effective by the Commission within 120 days, and must remain effective and available for use until earlier of the date the Purchasers can sell all of the securities covered by the registration statement without restriction pursuant to Commission Rule 144(k), the date all of such securities have been sold pursuant to the registration statement or the fifth anniversary of the date the registration statement was first declared effective by the Commission.

If we fail to meet the deadline for the effectiveness of the registration statement or if the registration is unavailable after it becomes effective, we are required to pay liquidated damages of 1 percent of the aggregate purchase price of the notes and/or warrants, as applicable, on the date of such failure and on each monthly anniversary thereafter until such failure is cured. Any liquidated damages will begin accruing from the date such liquidated damages are due at a rate of 18 percent per year until such liquidated damages are paid in full. Article VI of the Securities Purchase Agreement also provides for customary indemnification and contribution for us and York Capital relating to the registration of the shares issuable upon the conversion of the Securities. The Securities Purchase Agreement also provides York Capital “piggyback” registration rights in certain instances.

The Securities Purchase Agreement also contains an exclusivity provision, prohibiting us from soliciting any alternative financing offers from other parties, and typical termination provisions, which would, among other things, allow York Capital to terminate the Securities Purchase Agreement if the contemplated transactions have not been consummated by August 31, 2007.

Stockholder Approval

We agreed in the Securities Purchase Agreement to seek stockholder approval of the Subject Shares, representing up to approximately 30,500,659 shares of our class A common stock. In the event holders do not approve the issuance of the Subject Shares, we will be unable to consummate the proposed Merger with EasyLink. If we obtain the required stockholder approval and fail to maintain an adequate reserve for shares issuable upon the exercise or conversion of the Securities, within 60 days following notice from the Purchasers, the Purchasers have the right to require us to pay, as liquidated damages, to the Purchasers an amount equal to 115% of the average trading price of our class A common stock over a five-day period multiplied by the number of shares not issuable.

Series A Notes

The Series A Notes have an original aggregate principal amount between $20,000,000 and  $30,000,000, determinable at our option, a maturity date four years from the date of issuance and bear interest at the prime rate plus 75 basis points (0.75%) less an interest factor based on the performance of our class A common stock, as more fully described in the Series A Notes.

Repayment of Principal

The principal amount of the Series A Notes is to be repaid in 30 equal installments commencing 18 months after issuance. Unless the holder otherwise consents in writing, such principal payments shall be paid in shares of our class A common stock if the equity conditions described below are satisfied. Any shares of common stock used to pay an installment of principal will be determined by dividing the monthly installment payment due by the conversion price. Holders may defer (i) any monthly installment prior to its principal payment date and/or (ii) with ICC’s consent, any interest payment prior to its interest payment date. If the holder elects to defer any such payment, amounts deferred will be due on the maturity date of the notes or any earlier date elected by the holder in writing.

The Series A Notes can be prepaid subject to a 25% prepayment penalty and certain other conditions.

The equity conditions which must be satisfied include (i) the number of authorized but unissued and reserved shares of class A common stock is sufficient for the issuance; (ii) such shares are registered for resale by the holder and may be sold by the holder pursuant to an effective registration statement covering the shares, or all such shares may be sold pursuant to Rule 144 under the Securities Act of 1933 (the “Securities Act”) or are eligible for resale under Rule 144(k) of the Securities Act; (iii) our class A common stock is listed or quoted on an equity trading market and such shares are approved for listing upon issuance; (iv) such issuance would be permitted without violating the restrictions upon conversion set forth in the note or regulations of any trading market; (v) no event of default has occurred and not been cured; (vi) neither us nor any of our subsidiaries is in default or has breached any material obligation under the Securities Purchase Agreement or related documents; (vii) no public announcement of a pending or proposed change of control transaction has occurred that has not been consummated; and (viii) we have confirmed to the holder that it has not provided the holder with what we believe to be material, non-public information.

Conversion

The Series A Notes are convertible, in whole or in part, into shares of our class A common stock at the option of the holder at any time after issuance. The number of shares issuable upon conversion of the Series A Notes shall be equal to the outstanding principal amount due under the note to be converted, plus any accrued but unpaid interest, divided by the conversion price which is $3.036, subject to adjustment. The number of shares a holder may acquire upon the conversion of the notes is limited to ensure that such holder, together with its affiliates, does not hold in excess 9.9% of the total outstanding shares of our class A common stock upon the conversion.

Ranking and Covenants

Except for certain permitted indebtedness (as described more fully described below), none of our indebtedness is senior to or on parity with the Series A Notes in right or payment, with respect to interest, damages or upon liquidation or dissolution. Neither we nor any of our subsidiaries may incur any indebtedness of any kind, on or with respect to any of its property or assets or interest earned thereon.

“Permitted indebtedness” includes:

•       trade indebtedness;

•       indebtedness incurred to finance the purchase of equipment, components and other similar property and operating assets in the ordinary course of business consistent with past practices, not to exceed $1,000,000 in the aggregate at any time; and

•       indebtedness incurred in connection with transactions contemplated by the Securities Purchase Agreement.

So long as the Series A Notes are outstanding, we may not redeem, purchase or acquire any capital stock or issue any floating price securities. If, so long as any Series A Notes are outstanding, we or any of our subsidiaries incur senior indebtedness or dispose of any or our or our subsidiaries’ equity securities, we are required to repurchase the Series A Notes at a price equal to 125% of the amount outstanding on the notes, plus any accrued but unpaid interest on the notes. Under the terms of the notes, we have covenanted to holders that we will reserve shares of our authorized class A common stock for issuance upon the conversion of the notes.

Subject to certain limited exceptions contained in the Securities Purchase Agreement, we may not prepay, repurchase or redeem all or any portion of the notes.

Events of Default

The Series A Notes contain a variety of events of default which are typical for transactions of this type, including the following:

•       default in the payment of amounts due under the notes;

•       defaults by us in any covenants or other obligations under certain indebtedness exceeding $500,000;

•       default by us under any contract or agreement exceeding $2,500,000;

•       the entry of any judgment or order against us or our subsidiaries in an amount exceeding $1,500,000 or that may have a material adverse effect upon us;

•       any cessation of the effectiveness, or challenge by us to the effectiveness, of the Securities Purchase Agreement and related documents;

•       any cessation of the security interest granted by us relating to the notes;

•       the occurrence of certain “triggering events” (as discussed below); or

•       the occurrence of certain bankruptcy events.

Triggering Events

A “triggering event” includes any of the following:

•       our class A common stock is not quoted on an equity trading market for a period of 10 or more trading days in any 12-month period;

•       our failure to deliver a certificate evidencing the securities to any purchaser within 10 trading days after delivery of such certificate is required or if the exercise or conversion rights of holders are suspended for any reason;

•       our failure to have a sufficient number of shares of class A common stock available to issue to holders upon the conversion of the Securities and warrants issued pursuant to the Securities Purchase Agreement;

•       if, at any time, any of our class A common stock issuable pursuant to the Securities Purchase Agreement and related documents is not listed on an equity trading market;

•       our announcement of our intention to effect any recapitalization or other transaction requiring the delivery of certificates evidencing our class A common stock;

•       if any of the “triggering equity conditions” (as defined below) fails to be satisfied for five or more days after notice of such default is given to holders;

•       ours or our subsidiaries failure to make any cash payment due under the Securities Purchase Agreement and related documents;

•       ours or our subsidiaries’ default in timely performance due under the Securities Purchase Agreement and related documents, which is uncured for period of 15 days;

•       ours or our subsidiaries’ material breach of any representation or warranty contained in the Securities Purchase Agreement or related documents; or

•       any change, event or circumstance that has or may result in a material adverse effect on us.

Triggering Equity Conditions

A “triggering equity condition” means, with respect to the issuance any shares of our common stock issuable pursuant to the Securities Purchase Agreement and related documents, any of the following:

•       the number of authorized but unissued shares of our class A common stock is sufficient for such issuance;

•       our class A common stock is listed or quoted on an equity securities market and such shares of class A common stock are approved for listing upon issuance;

•       no event of default has occurred and not been cured;

•       neither we nor any of our subsidiaries is in default of a material obligation under the Securities Purchase Agreement or related documents;

•       no public announcement of a pending or proposed change of control has occurred and not been consummated; and

•       we have confirmed to holders that we have not provided such holders with material, non-public information.

Adjustments

The conversion price of the Series A Notes is subject to certain specified adjustment upon the occurrence of any of the following:

•       stock dividends or splits;

•       pro rata distributions of our class A common stock;

•       fundamental changes in us, including a merger, consolidation, sale of substantially all of our assets or other changes in control of us (see “Fundamental Changes” below); or

•       subsequent sales by us of equity securities or other securities convertible into equity securities.

Fundamental Changes

So long as any of the Series A Notes remain outstanding, if certain “fundamental changes” (as defined below) occur, then upon any subsequent conversion of the notes, the holders of the Series A Notes will be entitled to receive, with respect to each share underlying the Series A Notes, the same kind and amount of securities, cash or property as such holder had been entitled to receive upon the occurrence of such fundamental change, if immediately prior to such fundamental change, the holder had been the holder of one share of our class A common stock.

A “fundamental changes” may occur upon the happening of any of the following:

•       any merger or consolidation of us;

•       any sale by us of all or substantially all of our assets;

•       any tender offer or exchange whereby our stockholders are entitled to exchange their shares of our class A common stock for any other securities, cash or property;

•       any reclassification of class A our common stock or share exchange whereby our class A common stock is converted into other securities, cash or property; and

•       a change of control of us.

Series B Notes

The Series B Notes have an original aggregate principal amount of $30,000,000, a maturity date four years after issuance and bear interest at the prime rate plus 300 basis points (3.00%) less an interest factor based on the performance of ICC’s class A common stock, as more fully described in the Series B Notes.

Repayment of Principal

The principal amount of the Series B Notes is to be repaid in 30 equal installments commencing 18 months after issuance. Unless the holder otherwise consents in writing, such principal payments shall be paid in shares of our class A common stock if the equity conditions described below are satisfied. Any shares of class A common stock used to pay an installment of principal will be determined by dividing the monthly installment payment due by the conversion price. Holders may defer (i) any monthly installment prior to its principal payment date and/or (ii) with ICC’s consent, any interest payment prior to its interest payment date. If the holder elects to defer any such payment, amounts deferred will be due on the maturity date of the notes or any earlier date elected by the holder in writing.

The Series B Notes can be prepaid subject to a 25% prepayment penalty and certain other conditions, provided that ICC can prepay up to $15,000,000 of the Series B Notes from the proceeds of sales of assets subject to a 12.5% prepayment penalty.

The equity conditions which must be satisfied include (i) the number of authorized but unissued and reserved shares of class A common stock is sufficient for the issuance; (ii) such shares are registered for resale by the holder and may be sold by the holder pursuant to an effective registration statement covering the shares, or all such shares may be sold pursuant to Rule 144 under the Securities Act of 1933 (the “Securities Act”) or are eligible for resale under Rule 144(k) of the Securities Act; (iii) our class A common stock is listed or quoted on an equity trading market and such shares are approved for listing upon issuance; (iv) such issuance would be permitted without violating the restrictions upon conversion set forth in the note or regulations of any trading market; (v) no event of default has occurred and not been cured; (vi) neither us nor any of our subsidiaries is in default or has breached any material obligation under the Securities Purchase Agreement or related documents; (vii) no public announcement of a pending or proposed change of control transaction has occurred that has not been consummated; and (viii) we have confirmed to the holder that it has not provided the holder with what we believe to be material, non-public information.

Conversion

The Series B Notes are convertible, in whole or in part, in shares of our class A common stock at the option of the holder at any time after issuance. The number of shares issuable upon conversion of the Series B Notes shall be equal to the outstanding principal amount due under the note to be converted, plus any accrued but unpaid interest, divided by the conversion price of $3.036, subject to adjustment. The number of shares a holder may acquire upon the conversion of the notes is limited to ensure that such holder, together with its affiliates, does not hold in excess 9.9% of the total outstanding shares of ICC class A common stock upon the conversion.

Ranking and Covenants

Except for certain permitted indebtedness (as described more fully below), none of our indebtedness is senior to or on parity with the Series B Notes in right or payment, with respect to interest, damages or upon liquidation or dissolution. Neither we nor any of our subsidiaries may incur any indebtedness of any kind, on or with respect to any of its property or assets or interest earned thereon.

“Permitted indebtedness” includes:

•       trade indebtedness;

•       indebtedness incurred to finance the purchase of equipment, components and other similar property and operating assets in the ordinary course of business consistent with past practices, not to exceed $1,000,000 in the aggregate at any time; and

•       indebtedness incurred in connection with transactions contemplated by the Securities Purchase Agreement.

So long as the Series B Notes are outstanding, we may not redeem, purchase or acquire any capital stock or issue any floating price securities. If, so long as any Series B Notes are outstanding, we or any of our subsidiaries incur senior indebtedness or dispose of any or our or our subsidiaries’ equity securities, we are required to repurchase the Series B Notes at a price equal to 125% of the amount outstanding on the notes, plus any accrued but unpaid interest on the notes. Under the terms of the notes, we have covenanted to holders that we will reserve shares of our authorized class A common stock for issuance upon the conversion of the notes.

Subject to certain limited exceptions contained in the Securities Purchase Agreement, we may not prepay, repurchase or redeem all or any portion of the notes.

Events of Default

The Series B Notes contain a variety of events of default which are typical for transactions of this type, including the following:

•       default in the payment of amounts due under the notes;

•       defaults by us in any covenants or other obligations under certain indebtedness exceeding $500,000;

•       default by us under any contract or agreement exceeding $2,500,000;

•       the entry of any judgment or order against us or our subsidiaries in an amount exceeding $1,500,000 or that may have a material adverse effect upon us;

•       any cessation of the effectiveness, or challenge by us to the effectiveness, of the Securities Purchase Agreement and related documents;

•       any cessation of the security interest granted by us relating to the notes;

•       the occurrence of certain “triggering events” (as discussed below); or

•       the occurrence of certain bankruptcy events.

Triggering Events

A “triggering event” includes any of the following:

•       our class A common stock is not quoted on an equity trading market for a period of 10 or more trading days in any 12-month period;

•       our failure to deliver a certificate evidencing the securities to any purchaser within 10 trading days after delivery of such certificate is required or if the exercise or conversion rights of holders are suspended for any reason;

•       our failure to have a sufficient number of shares of class A common stock available to issue to holders upon the conversion of the Securities and warrants issued pursuant to the Securities Purchase Agreement;

•       if, at any time, any of our class A common stock issuable pursuant to the Securities Purchase Agreement and related documents is not listed on an equity trading market;

•       our announcement of our intention to effect any recapitalization or other transaction requiring the delivery of certificates evidencing our class A common stock;

•       if any of the “triggering equity conditions” (as defined below) fails to be satisfied for five or more days after notice of such default is given to holders;

•       ours or our subsidiaries failure to make any cash payment due under the Securities Purchase Agreement and related documents;

•       ours or our subsidiaries’ default in timely performance due under the Securities Purchase Agreement and related documents, which is uncured for period of 15 days;

•       ours or our subsidiaries’ material breach of any representation or warranty contained in the Securities Purchase Agreement or related documents; or

•       any change, event or circumstance that has or may result in a material adverse effect on us.

Triggering Equity Conditions

A “triggering equity condition” means, with respect to the issuance any shares of our common stock issuable pursuant to the Securities Purchase Agreement and related documents, any of the following:

•       the number of authorized but unissued shares of our class A common stock is sufficient for such issuance;

•       our class A common stock is listed or quoted on an equity securities market and such shares of class A common stock are approved for listing upon issuance;

•       no event of default has occurred and not been cured;

•       neither we nor any of our subsidiaries is in default of a material obligation under the Securities Purchase Agreement or related documents;

•       no public announcement of a pending or proposed change of control has occurred and not been consummated; and

•       we have confirmed to holders that we have not provided such holders with material, non-public information.

Adjustments

The conversion price of the Series B Notes is subject to certain specified adjustment upon the occurrence of any of the following:

•       stock dividends or splits;

•       pro rata distributions of our class A common stock;

•       fundamental changes in us, including a merger, consolidation, sale of substantially all of our assets or other changes in control of us (see “Fundamental Changes” below); or

•       subsequent sales by us of equity securities or other securities convertible into equity securities.

Fundamental Changes

So long as any of the Series B Notes remain outstanding, if certain “fundamental changes” (as defined below) occur, then upon any subsequent conversion of the notes, the holders of the Series B Notes will be entitled to receive, with respect to each share underlying the Series B Notes, the same kind and amount of securities, cash or property as such holder had been entitled to receive upon the occurrence of such fundamental change, if immediately prior to such fundamental change, the holder had been the holder of one share of our class A common stock.

A “fundamental changes” may occur upon the happening of any of the following:

•       any merger or consolidation of us;

•       any sale by us of all or substantially all of our assets;

•       any tender offer or exchange whereby our stockholders are entitled to exchange their shares of our class A common stock for any other securities, cash or property;

•       any reclassification of our common stock or share exchange whereby our class A common stock is converted into other securities, cash or property; and

•       a change of control of us.

Bridge Notes

The Bridge Notes have an original aggregate principal amount of $10,000,000, bear interest at the prime rate and shall mature upon the earliest of (i) the consummation of the Merger, (ii) the termination of the Merger Agreement or (iii) September 1, 2007.  Any interest payable shall be payable quarterly in arrears in cash beginning on September 30, 2007.

Repurchase of the Notes

We shall repurchase the Bridge Notes from the Purchasers at a price equal to 100% of the outstanding principal balance of the Bridge Notes, plus all accrued and unpaid interest, in cash on the maturity date.  In the event that we decide not to consummate the Securities Purchase Agreement, we are required to repurchase the Bridge Notes at a price equal to 115% of the outstanding principal amount of the Bridge Notes.  In the event of any breach of the Merger Agreement by Easylink or the failure of Easylink to obtain its shareholder approval of the Merger, we shall be required to repurchase the Bridge Notes at a price equal to 100% of the outstanding principal amount of the Bridge Notes.

Conversion

Until July 9, 2007, the terms of the Bridge Notes permitted the Purchasers to elect to convert the Bridge Notes into additional Series A Notes and Series B Notes, divided pro rata among Series A Notes and Series B Notes according to the proportion of Series A Notes and Series B Notes purchased by each Purchaser under the Securities Purchase Agreement, at the closing of the other transactions contemplated by the Securities Purchase Agreement. The Purchasers failed to give this notice by July 9, 2007. Nevertheless, the Purchasers and ICC may subsequently agree to such conversion. The amount of shares of class A common stock issuable upon any conversion shall equal the outstanding principal amount of the Bridge Notes, plus any accrued and unpaid interest.

Ranking and Covenants

Except for certain permitted indebtedness (as described more fully described below), none of our indebtedness is senior to or on parity with the Bridge Notes in right or payment, with respect to interest, damages or upon liquidation or dissolution.  Neither we nor any of our subsidiaries may incur any indebtedness of any kind, on or with respect to any of its property or assets or interest earned thereon.

“Permitted indebtedness” includes:

•     trade indebtedness;

•     indebtedness incurred to finance the purchase of equipment, components and other similar property and operating assets in the ordinary course of business consistent with past practices, not to exceed $1,000,000 in the aggregate at any time; and

•     indebtedness incurred in connection with transactions contemplated by the Securities Purchase Agreement.

So long as the Bridge Notes are outstanding, neither we nor any of our subsidiaries may redeem, purchase or acquire any capital stock or set aside any monies for such a redemption, purchase or acquisition. If, so long as any Bridge Notes are outstanding, we or any of our subsidiaries incur senior indebtedness (excluding permitted indebtedness and the transactions contemplated by the Securities Purchase Agreement) we are required to repurchase the Bridge Notes at a price equal to the lesser of (i) the aggregate amount of the indebtedness incurred and (ii) 125% of the amount outstanding on the Bridge Notes, plus any accrued but unpaid interest.

In the event that certain equity conditions are not satisfied for the twenty preceding trading days prior to any such repurchase of the Bridge Notes, then the Bridge Notes shall be repurchased at a price equal to the greater of (i) 125% of the amount outstanding on the Bridge Notes, plus any accrued but unpaid interest and (ii) the event equity value (as defined in the Bridge Notes) of the common stock issuable upon the conversion of the Series A Notes and Series B Notes issuable upon conversion of the Bridge Notes.

The equity conditions which must be satisfied include (i) the number of authorized but unissued and reserved shares of class A common stock is sufficient for the issuance; (ii) our class A common stock is listed or quoted on an equity trading market and such shares are approved for listing upon issuance; (iii) such issuance would be permitted without violating the restrictions upon conversion set forth in the note or regulations of any trading market; (iv) no event of default has occurred and not been cured; (v) neither us nor any of our subsidiaries is in default or has breached any material obligation under the Securities Purchase Agreement or related documents; (vi) no public announcement of a pending or proposed change of control transaction has occurred that has not been consummated; and (vii) we have confirmed to the holder that it has not provided the holder with what we believe to be material, non-public information.

Under the terms of the Bridge Notes, we have covenanted to holders that we will reserve shares of our authorized class A common stock for issuance upon the conversion of the notes.

We may not prepay, repurchase or redeem all or any portion of the Bridge Notes.

Events of Default

The Bridge Notes contain a variety of events of default which are typical for transactions of this type, including the following:

•     default in the payment of amounts due under the notes;

•     defaults by us or our subsidiaries in any covenants or other obligations under certain indebtedness exceeding $500,000;

•     default by us or our subsidiaries under any contract or agreement exceeding $2,500,000;

•     the entry of any judgment or order against us or our subsidiaries in an amount exceeding $1,500,000 or that may have a material adverse effect upon us;

•     any cessation of the effectiveness, or challenge by us to the effectiveness, of the Securities Purchase Agreement and related documents;

•     any cessation of the security interest granted by us relating to the notes;

•     the occurrence of certain "triggering events" (as discussed below); or

•     the occurrence of certain bankruptcy events.

Triggering Events

A “triggering event” includes any of the following:

•     our class A common stock is not quoted on an equity trading market for a period of 10 or more trading days in any 12-month period;

•     our failure to deliver a certificate evidencing the securities to any purchaser within 10 trading days after delivery of such certificate is required or if the exercise or conversion rights of holders are suspended for any reason;

•     our failure to have a sufficient number of shares of common stock available to issue to holders upon the conversion of the Securities and warrants issued pursuant to the Securities Purchase Agreement;

•     if, at any time, any of our class A common stock issuable pursuant to the Securities Purchase Agreement and related documents is not listed on an equity trading market;

•     our announcement of our intention to effect any recapitalization or other transaction requiring the delivery of certificates evidencing our class A common stock;

•     ours or our subsidiaries failure to make any cash payment due under the Securities Purchase Agreement and related documents;

•     ours or our subsidiaries' default in timely performance due under the Securities Purchase Agreement and related documents, which is uncured for period of 15 days;

•     ours or our subsidiaries' material breach of any representation or warranty contained in the Securities Purchase Agreement or related documents; or

•     any change, event or circumstance that has or may result in a material adverse effect on us.

Fundamental Changes

So long as any of the Bridge Notes remain outstanding, if certain “fundamental changes” (as defined below) occur, then upon any subsequent conversion of the Bridge Notes, the holders of the Bridge Notes will be entitled to receive, with respect to each share underlying the Series A Notes and Series B Notes issuable upon the conversion of the Bridge Notes, the same kind and amount of securities, cash or property as such holder had been entitled to receive upon the occurrence of such fundamental change, if immediately prior to such fundamental change, the holder had been the holder of one share of our class A common stock.

A “fundamental changes” may occur upon the happening of any of the following:

•     any merger or consolidation of us;

•     any sale by us of all or substantially all of our assets; and

•     a change of control of us.

Warrants

The Warrants will entitle the Purchasers to acquire an aggregate number of shares of our class A common stock equal to 30% of the principal amount of the Series B Notes divided by the lesser of (i) the arithmetic average of the volume weighted average price (as defined in the Securities Purchase Agreement) for the ten trading days prior to the closing of the Merger, (ii) the closing price on the trading day immediately preceding the closing of the Merger, and (iii) $2.53. The Warrants are exercisable from the closing of the Merger until the fifth anniversary of the date a registration statement covering the resale of the shares issuable upon exercise of the Warrants is declared effective by the Commission. The number of shares a holder may acquire upon the exercise of the Warrants is limited to ensure that such holder, together with its affiliates, does not hold in excess 9.9% of the total outstanding shares of ICC class A common stock upon the conversion.

Under the terms of the Warrants, we have covenanted to reserve sufficient shares of its class A common stock for issuance upon the exercise of the Warrants. Also, so long as any Warrants remain outstanding, if ICC prepays any portion of the Series B Notes, the exercise price of the Warrants shall be reduced to the lesser of: (i) the exercise price then in effect, (ii) 120% of the closing price on the date the Series B Notes are prepaid or (iii) the mean Volume Weighted Average Price for the 60 trading days preceding any asset sale (as defined in the Series B Notes).

Adjustments

The conversion price of the Warrants is subject to certain specified adjustment upon the occurrence of any of the following:

•       stock dividends or splits;

•       pro rata distributions of ICC class A common stock;

•       fundamental changes in ICC, including a merger, consolidation, sale of substantially all of the assets of ICC or other changes in control of ICC; or

•       subsequent sales by ICC of equity securities or other securities convertible into equity securities.

Fundamental Changes

So long as any of the Warrants remain outstanding, if certain “fundamental changes” (as defined below) occur, then upon any subsequent conversion of the notes, the Warrant holders will be entitled to receive, with respect to each share underlying the Warrants, the same kind and amount of securities, cash or property as such holder had been entitled to receive upon the occurrence of such fundamental change, if immediately prior to such fundamental change, the holder had been the holder of one share of our class A common stock.

A “fundamental changes” may occur upon the happening of any of the following:

•       any merger or consolidation of us;

•       any sale by us of all or substantially all of our assets;

•       any tender offer or exchange whereby our stockholders are entitled to exchange their shares of our class A common stock for any other securities, cash or property;

•       any reclassification of our common stock or share exchange whereby our class A common stock is converted into other securities, cash or property; and

•       a change of control of us.

Security Agreement

In connection with the execution of the Securities Purchase Agreement, ICC entered into a Security Agreement with the Purchasers and York Capital, as agent for the Purchasers. Under the terms of the Security Agreement, ICC agreed to pledge and grant a security interest to the Purchasers in all of ICC’s personal property and other assets as security for the amounts due under the Securities. The collateral is subject to the following exclusions:

•       certain pledged stock;

•       certain stock collateral;

•       all accounts and general intangibles;

•       all instruments securing payment of accounts;

•       all inventory;

•       all ICC intellectual property;

•       all ICC equipment;

•       all contracts relating to the sale of inventory or equipment;

•       certificates of title;

•       any ICC claims relating to inventory or equipment;

•       ICC real estate;

•       all rights under the Merger Agreement; and

•       all other tangible or intangible property of ICC.

The Security Agreement contains representations and warranties that are typical for transactions of this type.

Subsidiary Guarantees

Pursuant to a Subsidiary Guaranty, each of our subsidiaries has guaranteed, among other things, all of our obligations under the Securities Purchase Agreement, the Securities and the other transaction documents in favor of the Purchasers. The Subsidiary Guaranty contains representations and warranties and covenants which are typical for transactions of this type.

Our Board unanimously believes that it is in ICC’s best interests for holders to authorize the issuance of the Subject Shares.

Vote Required

The approval of Proposal One requires the affirmative vote of a majority of the votes present, in person or by proxy, at the Special Meeting and voting on Proposal One.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF POTENTIAL ISSUANCE OF UP TO APPROXIMATELY 30,500,659 SHARES OF OUR CLASS A COMMON STOCK UPON CONVERSION OR EXERCISE OF THE SECURITIES.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO ICC’S
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
INCREASING THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK
FROM 40,000,000 TO 300,000,000

On April 29, 2007, ICC’s Board of Directors adopted, subject to stockholder approval, an amendment to the Fourth Article of ICC’s Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) to increase authorized capital by increasing the number of authorized shares of class A common stock from 40,000,000 to 300,000,000 shares. The text of paragraph (a) of Section I of the Fourth Article, as so amended, is set forth below:

“(a) The aggregate number of shares which the Corporation shall have authority to issue is Three Hundred Eleven Million (311,000,000) shares, consisting of (i) Three Hundred Million (300,000,000) shares of class A common stock, $.01 par value per share; (ii) Two Million (2,000,000) shares of class B common stock, $.01 par value per share; (iii) Two Million (2,000,000) shares of class E-1 common stock, $.01 par value  per  share; (iv) Two  Million  (2,000,000) shares of class E-2 common stock, $.01 par value per share; and (v) Five Million (5,000,000) shares of preferred stock, $.01 par value per share.”

ICC’s currently authorized capital stock is 51,000,000 shares, consisting of 40,000,000 shares of class A common stock, $0.01 par value per share; 2,000,000 shares of class B common stock, $0.01 par value per share; 2,000,000 shares of class E-1 common stock, $0.01 par value per share; 2,000,000 shares of class E-2 common stock, $0.01 par value per share; and 5,000,000 shares of preferred stock, $0.01 par value per share. As of the Record Date, 24,143,056 shares of class A common stock, zero shares of class B common stock, zero shares of class E-1 common stock, or shares of class E-2 common stock and 5,250 shares of preferred stock were issued and outstanding. All of the authorized shares of class E-1 common stock and class E-2 common stock were previously issued and converted into class A common stock and no shares of class E-1 common stock and class E-2 common stock may be issued in the future.

If stockholders do not approve Proposal Two, ICC may not issue more than an aggregate of 13,205,923 shares of class A common stock upon conversion of the Securities. If stockholders approve Proposal Two, the holders of the Securities may acquire all shares of class A common stock underlying the Securities upon conversion, which is approximately 30,500,659 shares, representing approximately 10.2% of the aggregate 300,000,000 shares of class A common stock that would be authorized if this proposal is approved by stockholders.

Additional shares of class A common stock to be authorized would provide the Board with flexibility for future financial and capital requirements, for acquisitions and to facilitate the growth and expansion of ICC. The additional shares also would be available for stock options and other employee benefit plans, for stock splits and dividends, and for issuance upon conversion of its outstanding convertible debt securities. Depending on the circumstances, issuance of additional shares of common stock could affect the existing holders of shares by diluting the voting power of the outstanding shares. Other than in connection with the proposed issuances described in Proposals One and Three, ICC does not have any current plans, proposals or arrangements to issue any of the additional shares which will be authorized if Proposal Two is approved by the stockholders.

The following table sets forth the number of shares of ICC’s class A common stock issued and outstanding, reserved for future issuance, and authorized but not yet issued or reserved for issuance as of April 30, 2007, and in each of the four scenarios which could result depending on the outcome of the stockholder votes on Proposals One and Three (assuming the Special Meeting was held on such date).  The exact number of shares of ICC’s class A common stock issued and outstanding, reserved for future issuance, and authorized but not yet issued or reserved for issuance following the Special Meeting may differ as a result of issuances and cancellation of share reservations between April 30, 2007, and the date of the Special Meeting.

Shares of Class A Common Stock	As of April 30, 2007	If Neither Proposal 1 or Proposal 3 Is Approved	If Only Proposal 1 Is Approved	If Proposal 1 and Proposal 3 Are Approved	If Only Proposal 3 Is Approved
Issued and outstanding	22,958,674	22,958,674	22,958,674	22,958,674	22,958,674
Reserved for issuance	4,424,135	4,424,135	34,924,794	37,424,794	6,924,135
Authorized, unissued and unreserved	12,617,191	272,617,191	242,116,532	239,616,532	270,117,191
Total authorized	40,000,000	300,000,000	300,000,000	300,000,000	300,000,000

If this proposal is not approved, ICC’s ability to adequately finance its acquisition of EasyLink would be jeopardized. Furthermore, ICC may be required to redeem all or a substantial portion of the Securities in cash if it is unable to obtain approval of this proposal, which would materially impair ICC’s liquidity and financial condition.

Although ICC’s Board of Directors does not consider the proposed amendment to ICC’s Restated Certificate of Incorporation to be an antitakeover proposal, the ability to issue additional shares of class A common stock could also be used to discourage hostile takeover attempts of ICC. Among other things, the additional shares could be privately placed thereby diluting the stock ownership of persons seeking to obtain control of ICC, or the Board of Directors could adopt a stockholders’ rights plan that would provide for the issuance of additional shares of class A common stock in the event of certain purchases not approved by the Board of Directors.

Although the Board of Directors has no current plans to propose measures to ICC’s stockholders that may have the effect of discouraging takeovers, such measures may be proposed if warranted from time to time in the judgment of the Board of Directors. In addition, the Board of Directors may, from time to time, adopt other measures or enter into agreements that could have the effect of discouraging takeovers, but that do not require stockholder approval.

Approval of this amendment to the Restated Certificate of Incorporation requires approval by a majority of the outstanding shares of class A common stock entitled to vote thereon. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote against the proposal.

Vote Required

The approval of Proposal Two requires the affirmative vote of a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of each class entitled to vote.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF AN AMENDMENT TO ICC’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK FROM 40,000,000 TO 300,000,000.

PROPOSAL THREE

APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES
RESERVED FOR ISSUANCE UNDER THE
INTERNET COMMERCE CORPORATION 2005 STOCK INCENTIVE PLAN

Our Internet Commerce Corporation 2005 Stock Incentive Plan, or the “Plan”, was adopted by our Board of Directors on November 15, 2005 and approved by our stockholders on January 4, 2006 and provides for the granting to employees, including employee directors and officers, of incentive stock options within the meaning of Section 422 of the Code and for the granting of nonstatutory stock options and stock appreciation rights to employees and consultants. Under the Plan, a total of 3,173,233 shares of our class A common stock are authorized and available for issuance, which number includes 1,173,233 shares of class A common stock reserved for issuance under the Internet Commerce Corporation Stock Option Plan (the “Prior Plan”) and included in the Plan when the Plan became effective. As of April 30, 2007, a total of 2,584,501 shares remained available for future grant under the 2005 Plan.

In April of 2007, our Board of Directors adopted, subject to stockholder approval, an amendment to the 2005 Plan to increase the number of shares reserved for issuance by an additional 2,500,000, for any aggregate of 5,673,233 shares reserved for issuance. This amendment will allow us to continue to grant stock options, restricted stock and other equity awards to eligible employees and consultants under the terms and conditions of the Plan. Our Board of Directors believes that the approval of the amendment to the Plan is in the best interests of our company and our stockholders, as the availability of an adequate number of shares for issuance under the Plan and the ability to grant stock options is an important factor in attracting, motivating and retaining qualified personnel essential to our success.

Purpose of the Plan and the proposed amendment

The purpose of the 2005 Plan is to promote the long-term success of ICC and its subsidiaries and to increase stockholder value by:

•       attracting and retaining key employees and directors of outstanding ability;

•       encouraging key employees and directors to focus on long-range objectives;

•       further aligning the interests of key employees and directors with the stake of the stockholders; and

•       fulfilling the requirement under the Merger Agreement of issuing approximately 2.1 million options to EasyLink’s option holders.

Of the original 3,173,233 shares reserved for issuance under the Plan (including shares from the Prior Plan), stock options, restricted stock and other equity incentive awards totaling 588,732 shares (net of forfeitures and expirations) have been issued and remain outstanding, leaving only 2,584,501 shares remaining available for issuance. In furtherance of these objectives, and so that we can continue to attract, motivate and retain qualified personnel essential to our success, the Board of Directors, upon the recommendation of the Compensation Committee, has adopted the Amendment to the Plan, subject to approval by the stockholders at this Special Meeting. A summary of the Plan is set forth below. This summary is, however, qualified in its entirety by and subject to the more complete information set forth in the Plan, as amended, a copy of which is attached hereto as Annex D.

Maximum Aggregate Shares Issuable under the 2005 Plan

Currently, the total shares of class A common stock reserved for issuance under the Plan is 3,173,233 shares. The numbers of shares reserved under the Plan are subject to adjustment in the event of a change in the capitalization of ICC. The total number of shares covered by the Plan currently represents 14% of the shares of class A common stock outstanding as of the Record Date. The Plan also provides that no person may be granted stock incentives covering more than 500,000 shares during any calendar year. If the proposed amendment to the Plan is approved, there will be a total of 5,084,501 shares available for issuance under the Plan, or 22% of the shares of class A common stock outstanding as of the Record Date.

To the extent any shares covered by an stock incentive remains unissued after the award is canceled, exchanged or expires unexercised, then such shares of class A common stock may again be available for use under the Plan.

Term of the Plan

The Plan became effective when adopted by the Board of Directors on November 15, 2005, and was approved by the stockholders on January 4, 2006. Unless the Plan is earlier terminated in accordance with its provisions, no stock incentives will be granted under the Plan after the earlier of November 15, 2015, or the date on which all of the shares reserved under the Plan have been issued or are no longer available for use under the Plan. However, the Plan will continue in effect until all outstanding stock incentives have been exercised in full or are no longer exercisable.

Administration of the Plan

The Board of Directors has appointed the Compensation Committee to administer the Plan in accordance with its provisions. The Board of Directors and the Compensation Committee will have full power to:

•       elect eligible participants to receive awards under the Plan;

•       determine the sizes and types of stock incentives to awarded under the Plan;

•       determine the terms and conditions of such awards;

•       interpret the Plan and any agreement or instrument entered into under the Plan;

•       establish, amend or waive rules or regulations for the administration of the Plan;

•       amend the terms and conditions of any outstanding stock incentives as allowed under the Plan; and

•       make all other determinations or take such other actions as may be necessary or advisable for the administration of the Plan.

Notwithstanding the foregoing, only the Compensation Committee comprised solely of two or more directors, each of whom is both an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, may grant stock incentives that will (1) meet the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code or (2) be exempt from Section 16(b) of the Securities Exchange Act of 1934.

Types of Stock Incentives

The Board of Directors and the Compensation Committee may grant the following stock incentives under the Plan (each individually, a “Stock Incentive”):

•       stock options to purchase shares of class A common stock, including options intended to qualify under Section 422 of the Code (“incentive stock options”) and options not intended to qualify under Section 422 of the Code (“non-qualified stock options”);

•       restricted stock awards;

•       restricted stock units; and

•       stock appreciation rights.

Each of the above Stock Incentives will be evidenced by a stock incentive agreement executed by ICC and the eligible recipient, in such form and with such terms and conditions as the Compensation Committee may, pursuant to the provisions of the Plan, determine in their discretion from time to time.

Eligible Recipient

Awards of Stock Incentives under the Plan may be made to employees of ICC and its subsidiaries, non-employee directors, and consultants or advisors that provide services (other than the offering, sale or marketing of ICC’s securities) to ICC or its subsidiaries (collectively, the “Participants”). Only employees are eligible to receive a grant of incentive stock options.

Provisions Applicable to Stock Options

Exercise Price.   With respect to each grant of an incentive stock option to a Participant who is not a stockholder holding more than 10% of ICC’s total voting stock (“ten-percent stockholder”), the exercise price will not be less than the fair market value of the shares, which is equal to the closing sales price of the class A common stock on the Nasdaq Capital Market on the grant date (“Fair Market Value”). With respect to each grant of an incentive stock option to a recipient who is a ten-percent stockholder, the exercise price will not be less than 110% of the Fair Market Value of the shares. The closing sales price of ICC’s class A common stock on April 30, 2007 was $2.80.

Option Term.   Stock options may not be exercised after the tenth anniversary of the grant date, except that any incentive stock option granted to a ten-percent stockholder may not be exercised after the fifth anniversary of the grant date.

Transferability Restrictions.   A stock option issued under the Plan may not be transferable or assignable except by the laws of descent and distribution and may be exercisable only by the Participant. However, a non-qualified stock option may be transferred by the Participant as a bona fide gift to his or her spouse, lineal descendant or ascendant, siblings and children by adoption.

Payment.   Payment for shares purchased pursuant to exercise of a stock option may be made in cash or by delivery to ICC of a number of shares that have been owned and completely paid for by the Participant for at least six months prior to the date of exercise, or a combination thereof. In addition, the stock option may be exercised through a brokerage transaction as permitted under the provisions of Regulation T applicable to cashless exercises promulgated by the Board of Governors of the Federal Reserve System, unless prohibited by Section 402 of the Sarbanes-Oxley Act of 2002. Except as otherwise provided in the Plan, payment must be made at the time that the stock option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an option until full payment has been made by the Participant. Unless prohibited by the Sarbanes-Oxley Act of 2002, in the sole discretion of the Compensation Committee, a stock option may be exercised by delivery to ICC of a promissory note executed by the Participant, with such other terms and conditions as the Compensation Committee may determine. Other methods of payment may also be used if approved by the Compensation Committee in its sole and absolute discretion and provided for under the related stock incentive agreement.

Repricing of Stock Options.   The Compensation Committee may approve the repricing of all or any portion of outstanding stock options granted under the Plan without the additional approval of the stockholders.

Provisions Applicable to Stock Appreciation Rights

Terms, Conditions and Restrictions.   A stock appreciation right is a contractual right whereby the Participant, without payment to ICC (except for any applicable withholding or other taxes), receives cash, shares, a combination thereof, or such other consideration as the Compensation Committee may determine, in an amount equal to the excess of the Fair Market Value per share on the exercise date over the exercise price per share for that stock appreciation right. The exercise price per share for the stock appreciation price will not be less than the Fair Market Value of the shares at the grant date. No stock appreciation right may be granted under the Plan without careful consideration of the impact of Section 409A of the Code upon ICC and the Participant.

Transferability Restrictions.   No stock appreciation right granted under the Plan may be transferred, pledged, assigned or otherwise alienated other than by will or the laws of descent and distribution and may be exercisable only by the Participant. However, a stock appreciation right may also be transferred by the Participant as a bona fide gift to his or her spouse, lineal descendant or ascendant, siblings and children by adoption.

Provisions Applicable to Restricted Stock Awards

Terms, Conditions and Restrictions. The Compensation Committee may determine the terms, conditions, restrictions and other provisions of each restricted stock award. Restricted stock awards issued under the Plan may have restrictions that lapse based upon the service of a Participant, or based upon the attainment of performance goals established pursuant to the business criteria listed in the Plan, or based upon any other criteria that the Compensation Committee may determine appropriate. The Compensation Committee may require a cash payment from the Participant in exchange for the grant of a restricted stock award or may grant a restricted stock award without the requirement of a cash payment.

Transferability Restrictions.   A restricted stock award may not be transferred by the Participant, other than by will or by the laws of descent and distribution.

Voting, Dividends and Other Rights.   Unless the related stock incentive agreement provides otherwise, recipients of restricted stock awards are entitled to vote and to receive dividends during the periods of restriction.

Provisions Applicable to Restricted Stock Units

Terms, Conditions and Restrictions.   A restricted stock unit entitles the Participant to receive one share of class A common stock at such future time and upon such terms as specified by the Compensation Committee in the applicable stock incentive agreement. Restricted stock units issued under the Plan may have restrictions that lapse based upon the service of a Participant, or based upon other criteria that the Compensation Committee may determine appropriate. The Compensation Committee may require a cash payment from the recipient in exchange for the grant of a restricted stock unit or may grant a restricted stock unit without the requirement of a cash payment.

Transferability Restrictions.   A restricted stock unit may not be transferred by the recipient, other than by will or by the laws of descent and distribution.

Voting, Dividends and Other Rights.   Unless the related stock incentive agreement provides otherwise, recipients of restricted stock units are not entitled to vote and to receive dividends until they become owners of the shares pursuant to their restricted stock units.

Change of Control

Upon the occurrence of a “change in control” (as defined in the Plan), with respect to any Stock Incentive granted under the Plan that is not so assumed or substituted (a “Non-Assumed Stock Incentive”), the Board of Directors or the Compensation Committee may, at its discretion, (i) accelerate the vesting and/or exercisability of such Non-Assumed Stock Incentive; (ii) cancel any such Non-Assumed Stock Incentive that has not vested nor become exercisable as of the effective date of the change in control;

(iii) cancel such Non-Assumed Stock Incentive in exchange for its in-the-money value, if any, as determined in the Plan; (iv) cancel such Non-Assumed Stock Incentive after providing the opportunity to exercise such Stock Incentive prior to the change of control; or (v) cancel any Non-Assumed Stock Incentive that does not have any in-the-money value.

Amendment and Termination

The Board of Directors or the Compensation Committee may suspend, terminate or amend the Plan from time to time; except that certain amendments as specified in the Plan may not be made without the approval of the stockholders of ICC, including an amendment to increase the number of shares reserved and issuable under the Plan, to extend the term of the Plan, or to decrease the minimum exercise price of any Stock Incentive. The Board of Directors or the Compensation Committee may also modify, amend or cancel any Stock Incentive granted under the Plan, including the repricing of any outstanding Stock Options granted under the Plan; provided, however, that without the consent of the Participant affected, no such modification, amendment or cancellation may diminish the rights of such Participant under the Stock Incentive previously granted under the Plan.

Federal Income Tax Consequences

The following is a brief description of the material United States federal income tax consequences associated with Stock Incentives under the Plan. It is based on existing United States laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a Participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the Participant may reside, or all possible tax consequences of the receipt or exercise of stock rights under the Plan, which consequences may vary depending upon a participant’s individual tax and financial circumstances.

Incentive Stock Options.   An option holder has no tax consequences upon issuance or, generally, upon exercise of an incentive stock option (“ISO”). However, the excess of the fair market value of the shares transferred upon the exercise of an ISO over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the option holder for the year in which the option is exercised, and thus may increase the federal income tax liability of the option holder as a result of the exercise of an ISO under the alternative minimum tax rules of the Code. An option holder will recognize income when he sells or exchanges the shares acquired upon exercise of an ISO. This income will be taxed at the applicable capital gains rate if the sale or exchange occurs after the expiration of the requisite holding periods. Generally, the requisite holding periods expire two years after the date of grant of the ISO and one year after the date of acquisition of the common stock pursuant to the exercise of the ISO.

If an option holder disposes of the common stock acquired pursuant to exercise of an ISO before the expiration of the requisite holding periods, the option holder will recognize ordinary income in an amount equal to the difference between the option price and the lesser of (i) the fair market value of the shares on the date of exercise and (ii) the price at which the shares are sold. However, if the option holder is subject to suit under Section 16(b) of the Securities Exchange Act of 1934 (the short swing profits rule), the option holder will recognize ordinary income in an amount equal to the difference between the option price and the lesser of (i) the fair market value of the shares as of a later date (such later date being the earlier of (1) the expiration of six months from the date of exercise, or (2) the first day on which the disposition of such property would not subject such option holder to suit under Section 16(b) of the Securities Exchange Act of 1934, unless the option holder makes a timely Code §83(b) election in which event the fair market value of the shares will be determined on the date of exercise) and (ii) the price at which the shares are sold. This amount will be taxed at ordinary income rates. If the sale price of the shares is greater than the fair market value on the date of exercise, the difference will be recognized as gain by the option holder and taxed at the applicable capital gains rate. If the sale price of the shares is less than the option price, the option holder will recognize a capital loss equal to the excess of the option price over the sale price. Such capital gain or loss will be treated as long-term or short-term capital gain or loss depending upon whether the holding period applicable to the long-term capital assets has been satisfied.

For these purposes, the use of shares acquired upon exercise of an ISO to pay the option price of another option (whether or not it is an ISO) will be considered a disposition of the shares. If this disposition occurs before the expiration of the requisite holding periods, the option holder will have the same tax consequences as are described above in the preceding paragraph. If the option holder transfers any such shares after holding them for the requisite holding periods or transfers shares acquired pursuant to exercise of a non-qualified stock option (“NQSO”) or on the open market, he generally will not recognize any income upon the exercise. Whether or not the transferred shares were acquired pursuant to an ISO and regardless of how long the option holder has held such shares, the basis of the new shares received pursuant to the exercise will be computed in two steps. In the first step, a number of new shares equal to the number of older shares tendered (in payment of the option’s exercise) is considered exchanged under Code §1036 and the rulings thereunder. Accordingly, these new shares receive the same holding period and the same basis the option holder had in the old tendered shares, if any, plus the amount included in income from the deemed sale of the old shares and the amount of cash or other nonstock consideration paid for the new shares, if any. In the second step, the number of new shares received by the option holder in excess of the old tendered shares receives a basis of zero, and the option holder’s holding period with respect to such shares commences upon exercise.

An option holder may have tax consequences upon exercise of an ISO if the aggregate fair market value of shares of the common stock subject to ISOs that first become exercisable by an option holder in any one calendar year exceeds $100,000. If this occurs, the excess shares will be treated as though they are subject to a NQSO instead of an ISO. Upon exercise of an option with respect to these shares, the option holder will have the tax consequences described below with respect to the exercise of NQSOs.

There will be no tax consequences to ICC upon issuance or, generally, upon exercise of an ISO. However, to the extent that an option holder recognizes ordinary income upon exercise, as described above, ICC generally will have a deduction in the same amount, provided ICC satisfies applicable federal income tax reporting requirements or the option holder actually reports such income on his or her federal income tax return.

Non-Qualified Stock Option.   Neither ICC nor the option holder has income tax consequences from the issuance of NQSOs. Generally, in the tax year when an option holder exercises NQSOs, the option holder recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the option price for such shares. However, if the option holder is subject to suit under Section 16(b) of the Securities Exchange Act of 1934 (the short swing profits rule), the option holder recognizes ordinary income in the amount by which the fair market value of the shares determined as of a later date exceeds the option price for such shares, with such later date being the earlier of (i) the expiration of six months from the date of exercise, or (ii) the first day on which the disposition of such property would not subject such option holder to suit under Section 16(b) of the Securities Exchange Act of 1934, unless the option holder makes a timely Code §83(b) election, in which event the fair market value of the shares will be determined on the date of exercise. ICC generally will be entitled to a deduction in the same amount as the ordinary income recognized by the option holder in ICC’s tax year during which the option holder recognizes ordinary income, provided ICC satisfies applicable federal income tax reporting requirements or the option holder actually reports such income on his or her federal income tax return.

If a NQSO issued under the Plan does not have an exercise price that is greater than or equal to the fair market value of the stock subject to the NQSO as of the date of grant of the NQSO, then such NQSO issued under the Plan generally would be considered a “nonqualified deferred compensation plan” subject to taxation under Code §409A. Even if a NQSO issued under the Plan does have an exercise price that is greater than or equal to the fair market value of the stock subject to the NQSO as of the date of grant of the NQSO, if there is some additional deferral feature within the NQSO, then such NQSO might be considered a “nonqualified deferred compensation plan” subject to taxation under Code §409A. If this were to occur, the above-discussed tax consequences would be dramatically changed. ICC does not intend to issue any NQSO that might be considered a “nonqualified deferred compensation plan” subject to taxation under Code §409A.

Depending upon the period shares of common stock are held after exercise, the sale or other taxable disposition of the shares acquired through the exercise of a NQSO generally will result in a short-term or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the NQSO was exercised (or if the option holder was subject to Section 16(b) of the Securities Exchange Act of 1934 and did not make a timely Code §83(b) election, the fair market value on the delayed determination date, if applicable.)

Special rules apply to an option holder who exercises a NQSO by paying the exercise price, in whole or in part, by the transfer of shares of common stock to ICC. If an option holder exercises a NQSO by paying the option price with previously acquired common stock, the option holder will generally recognize income (relative to the new shares he is receiving) in two steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the NQSO exercised) is considered to have been exchanged in accordance with Code §1036 and the rulings thereunder. Accordingly, no gain or loss is recognized upon the exchange, and the new shares received in the exchange obtain the same holding period and the same basis the option holder had in the old tendered shares. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the option holder will recognize income on those new shares equal to their fair market value less any nonstock consideration tendered.

The excess new shares received will obtain a basis equal to the amount of income recognized by the option holder by exercise, increased by any nonstock consideration tendered. The holding period for the excess new shares commences upon the exercise of the option.

Stock Appreciation Rights.   At the time a stock appreciation right (“SAR”) is granted, a SAR holder will recognize no taxable income, and there are no tax consequences to ICC. The SAR holder will recognize taxable income at the time the SAR is exercised in an amount equal to the amount of cash and the fair market value of the shares of the Common Stock received upon such exercise. However, if the SAR holder is subject to suit under Section 16(b) of the Securities Exchange Act of 1934 (the short swing profits rule), the SAR holder will recognize taxable income at the time the SAR is exercised in an amount equal to the amount of cash received upon exercise and the fair market value (determined as of the earlier of (i) the expiration of six months from the date of exercise, or (ii) the first day on which the disposition of such property would not subject such SAR holder to suit under Section 16(b) of the Securities Exchange Act of 1934, unless the SAR holder makes a timely Code §83(b) election) of the Common Stock received upon such exercise. The income recognized on exercise of a SAR will be taxable at ordinary income tax rates. ICC generally will be entitled to a deduction with respect to the exercise of a SAR in an amount equal to the amount of ordinary income recognized by the SAR holder upon such exercise, provided ICC satisfies applicable federal income tax reporting requirements or the SAR holder actually reports such income on his or her federal income tax returns. Any gain or loss upon the disposition of the common stock acquired pursuant to the exercise of a SAR will qualify as short-term or long-term capital gain or loss depending on how long the SAR holder holds the common stock before such disposition.

If a SAR issued under the Plan does not have an exercise price that is greater than or equal to the fair market value of the stock subject to the SAR as of the date of grant of the SAR, then such SAR issued under the Plan generally would be considered a “nonqualified deferred compensation plan” subject to taxation under Code §409A. Even if a SAR issued under the Plan does have an exercise price that is greater than or equal to the fair market value of the stock subject to the SAR as of the date of grant of the SAR, if there is some additional deferral feature within the SAR, the SAR will be considered to be a “nonqualified deferred compensation plan” under Code §409A. If this were to occur, the above-discussed tax consequences for a SAR would be dramatically changed. ICC does not intend to issue any SAR which might be considered a “nonqualified deferred compensation plan” subject to taxation under Code §409A.

Restricted Stock Awards and Restricted Stock Units.   A holder of restricted stock will recognize income upon its receipt, but generally only to the extent that it is not subject to a substantial risk of forfeiture. If the restricted stock is subject to restrictions that lapse in increments over a period of time, so that the holder becomes vested in a portion of the shares as the restrictions lapse, the holder will recognize income in any tax year only with respect to the shares that become nonforfeitable during that year. If a holder of restricted stock cannot sell the common stock without being subject to suit under Section 16(b) of the Securities Exchange Act of 1934 (the short swing profits rule), the common stock will be treated as subject to a substantial risk of forfeiture. The income recognized will be equal to the fair market value of those shares, determined as of the time that the restrictions on those shares lapse. That income generally will be taxable at ordinary income tax rates. ICC generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder of the restricted stock, provided ICC satisfies applicable federal income tax reporting requirements or the holder of the restricted stock actually reports such income on his or her federal income tax return.

Alternatively, a holder of restricted stock may make a timely Code §83(b) election to recognize ordinary income for the taxable year in which he receives an award of restricted stock in an amount equal to the fair market value of all shares of restricted stock awarded to him (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, a holder who has made such an election will recognize gain in an amount equal to the difference between the sales price and the fair market value of the shares at the time of the award. Such gain will be taxable at the applicable capital gains rate. A timely Code §83(b) election must be made within 30 days after the transfer of the restricted stock to the holder. ICC generally will be entitled to a deduction equal to the amount of ordinary income recognized by the holder at the time of his election, provided ICC satisfies applicable federal income tax reporting requirements or the employee actually reports such income on his or her federal income tax return.

Cash dividends paid to a holder of restricted stock prior to the date the restricted stock is no longer subject to a substantial risk of forfeiture or is forfeited are treated as ordinary income of the holder of restricted stock in the year received. Depending upon the period that shares of common stock are held after receipt by a holder of restricted stock, the sale or other taxable disposition of such shares will result in short-term or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares generally (i) when the restricted stock is no longer subject to a substantial risk of forfeiture, or (ii) upon receipt if a timely Code §83(b) election was made with respect to the shares.

Limitation on Tax Deductions for ICC.   Notwithstanding the preceding provisions, no federal income tax deduction is allowed for compensation paid to a “covered employee” in any taxable year of ICC to the extent that such compensation exceeds $1,000,000. The $1,000,000 limitation is reduced (but not below zero) by the amount (if any) that would have been included in the compensation of a covered employee for a taxable year but for being disallowed by reason of being a golden parachute payment under Code §280G. (See “Golden Parachute Payments” below.) For this purpose, “covered employees” are generally the chief executive officer of ICC and the four highest compensated officers of ICC, and the term “compensation” generally includes amounts includable in gross income as a result of the exercise of stock options or stock appreciation rights, or the receipt of restricted stock. This deduction limitation does not apply to compensation that is commission based compensation, performance based compensation or compensation that would not be includable in an employee’s gross income.

Regulations indicate that compensation attributable to a stock option or a stock appreciation right generally will satisfy the limitation exception for performance based compensation if the grant or award is made by a compensation committee composed of “outside” directors, the plan under which the option or right is granted states the maximum number of shares with respect to which the options or rights may be granted during a specified period to any employee, and, under the terms of the option or right, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award. Stock options and stock appreciation rights granted under the Plan may possibly satisfy these requirements, depending upon the specific terms, provisions, restrictions and limitations of such options or rights.

Awards under the Plan generally may satisfy the limitation exception for performance based compensation if (1) compensation received under the award is paid solely on account of, and contingent upon, the attainment of one or more pre-established, objective performance goals established by a compensation committee, (2) the material terms of the performance goal under which the compensation is to be paid must be disclosed to, and subsequently approved by, the stockholders before the compensation is paid, and (3) the compensation committee must certify in writing prior to payment of the compensation that the performance goals and other material terms have been satisfied.

ERISA.   The Plan is not, and is not intended to be, an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as it does not provide either welfare benefits or a deferral of income for periods extending to the termination of employment or retirement.

Golden Parachute Payments.   Under Code §280G, no federal income tax deduction is allowed to a corporation for “excess parachute payments” made to “disqualified individuals,” and receipt of such payments subject the recipient to a 20% excise tax under Code §4999. For this purpose, “disqualified individuals” are generally officers, stockholders or highly compensated individuals performing services for a corporation, and the term “excess parachute payments” generally includes payments in the nature of compensation which are contingent on a change in the ownership or effective control of a corporation, to the extent that such payments (in present value) exceed three times the payee’s average annual taxable compensation from the corporation for the previous five years. Certain payments with respect to non-publicly traded corporations, payments for reasonable compensation for services rendered after a Change of Control and payments from qualified plans are generally not included in determining “excess parachute payments.”

New Plan Benefits

The Stock Incentives that would be granted under the Plan to the eligible recipients are subject to the discretion of the Board of Directors, the compensation committee or management of ICC and are therefore not determinable at this time. In the fiscal year ending July 31, 2006, non-employee directors were also issued 29,998 shares of class A common stock under the Plan which were related to four months of services provided in fiscal year 2005 and services provided for the first quarter of fiscal year 2006. Reference is made to the section of this Proxy Statement entitled “Executive Compensation” for detailed information on stock incentive awards and exercises of such awards by certain executive officers under the Plan.

Vote Required

The approval of Proposal Three requires the affirmative vote of a majority of the votes present, in person or by proxy, at the Special Meeting and voting on Proposal Three.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE INTERNET COMMERCE CORPORATION 2005 STOCK INCENTIVE PLAN.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid or earned for services rendered during the three fiscal years ending July 31, 2006 to the Company’s current chief executive officer and the four other most highly compensated executive officers of the Company serving during the fiscal year ending July 31, 2006 (the “Named Executive Officers.”)

	Annual Compensation			Long Term Compensation Awards
				Restricted	Securities
	Fiscal			Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Awards	Options	Compensation
Thomas J. Stallings(1)	2006	$246,666	$37,083	—	266,000	—
Chief Executive Officer	2005	240,000	132,000	—	100,000	—
	2004	140,000	—	—	475,000	—
Arthur R. Medici(2)	2006	$205,000	$14,297	—	57,000	—
Chief Operating Officer	2005	205,000	114,000	—	—	—
	2004	68,333	—	—	260,000	—
Glen E. Shipley(3)	2006	$170,833	$10,938	—	42,000	—
Chief Financial Officer and Secretary	2005	112,500	84,000	—	200,000	—
	2004	—	—	—	—	—
David C. Hubbard(4)	2006	$157,500	$7,968	—	45,000	—
Product Executive	2005	157,500	90,000	—	—	—
	2004	175,000	10,000	—	—	—
Teresa A. Deuel(5)	2006	$150,000	$7,031	—	42,000	—
Chief Marketing Officer	2005	135,417	84,000	—	105,000	—
	2004	20,833	—	—	45,000	—

(1)          Mr. Stallings was named Chief Executive Officer on April 1, 2004.

(2)          Mr. Medici joined the Company as Chief Operating Officer on April 1, 2004.

(3)          Mr. Shipley joined the Company as Chief Financial Officer and Secretary on November 1, 2004.

(4)          Mr. Hubbard served as Chief Technology Officer until July 7, 2006. Mr. Hubbard now serves as a Product Executive.

(5)          Ms. Deuel joined the Company on June 1, 2004 as Vice President of Strategy and Marketing.

Option Grants in Fiscal Year 2006

The following table provides information relating to option grants to the Named Executive Officers during the fiscal year ending July 31, 2006.

	Number of Securities Underlying Options	Percentage of Total Options Granted to Employees in	Exercise Price	Expiration	Potential Realizable Values at Assumed Annual Rates of Stock Price Appreciation
Name	Granted	Fiscal Year 2006	per Share	Date	5%	10%
Thomas J. Stallings(1)	66,000	11.44%	$1.90	8/1/2015	$179,537	$285,882
Thomas J. Stallings(2)	100,000	17.33%	$2.75	11/17/2015	$133,569	$212,687
Thomas J. Stallings(2)	100,000	17.33%	$2.75	11/17/2015	$133,569	$212,687
Arthur R. Medici(1)	57,000	9.88%	$1.90	8/1/2015	$155,054	$246,898
David C. Hubbard(1)	45,000	7.80%	$1.90	8/1/2015	$122,411	$194,920
Glen E. Shipley(1)	42,000	7.28%	$1.90	8/1/2015	$114,251	$181,925
Teresa A. Deuel(1)	42,000	7.28%	$1.90	8/1/2015	$114,251	$181,925

(1)          Messrs. Stallings, Medici, Hubbard and Shipley and Ms. Deuel participated in an executive compensation plan tied to fiscal 2005 Company financial performance. Under this compensation plan, Messrs. Stallings, Medici, Hubbard and Shipley and Ms. Deuel were granted options under the 2005 Plan on August 1, 2005 for 66,000, 57,000, 45,000, 42,000 and 42,000 shares respectively at the then fair market value of the Company’s class A common stock. Fifty percent of these options vest and are exercisable on the first anniversary of the grant date, and the remaining fifty percent of the options are exercisable on the second anniversary of the grant date.

(2)          Options granted under the 2005 Plan on November 17, 2005. These options vest and are exercisable as follows: one-third vest and are fully exercisable as of the date of the grant, one-third vest and are fully exercisable on the first anniversary of the grant date, and one-third vest and are fully exercisable on the second anniversary of the grant date.

Aggregate Option Exercises in Fiscal Year 2006 and Fiscal Year 2006 End Option Values

The following table provides information relating to option exercises by the Named Executive Officers during the fiscal year ending July 31, 2006. In addition, the table indicates the number and value of vested and unvested options held by these Named Executive Officers as of July 31, 2006.

The “Value Realized” on option exercises is equal to the difference between the fair market value of the Company’s class A common stock on the date of exercise less the exercise price. The “Value of Unexercised In-the-Money Options at July 31, 2006” is based on $3.57 per share, the closing sale price of the Company’s class A common stock on the Nasdaq Capital Market on July 31, 2006 (last trading day of the Company’s fiscal year), on which exchange the Company’s class A common stock was trading on such date, less the exercise price, multiplied by the aggregate number of shares subject to outstanding options.

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options at July 31, 2006		Value of Unexercised In-the-Money Options at July 31, 2006
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas J. Stallings	—	—	433,333	307,667	$1,008,334	$385,136
Glen E. Shipley	—	—	133,333	108,667	$355,999	$248,141
David C. Hubbard	16,606	$6,808	337,324	45,000	$660,234	$75,150
Arthur R. Medici	124,404	$127,306	355,000	57,000	$472,100	$95,190
Teresa A. Deuel	—	—	65,000	127,000	$126,000	$224,490

Equity Compensation Plans

The following table provides information regarding the Company’s equity compensation plans as of July 31, 2006.

Plan Category	Number of securities (in thousands) to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities (in thousands) remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	4,148	$2.69	2,997
Equity compensation plans not approved by security holders(2)	324	$29.31	—
Total	4,472	$4.62	2,997

(1)          Includes stock options to purchase 13,580 shares of class A common stock with a weighted average exercise price of $5.43 per share under the Employee Stock Option plan of Research Triangle Commerce, Inc., or RTCI, which was assumed in connection with our acquisition of RTCI on November 6, 2000.

(2)          Includes stock options to purchase 150,000 shares of class A common stock and warrants to purchase 173,922 shares of class A common stock issued pursuant to individual compensation arrangements. These stock options have a weighted average exercise price of $60.00 per share and were awarded to a former president and chief executive officer under an employment contract. The warrants are described in Note 8, Stockholders’ Equity, of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2006. The issuance of all the warrants set forth in Note 8 under the captions “2001 Private Placement Commission Warrants,” “ING Warrants,” and “2004 Private Placement Commission Warrants” constitute individual compensation arrangements.

Employment Agreements

The Company entered into an employment agreement with Thomas J. Stallings on November 17, 2005. Under the current terms of this agreement, Mr. Stallings receives a base salary at the annual rate of $250,000, an executive bonus based upon the Company’s revenue and performance, twelve months of salary for termination other than for cause and options to purchase shares of the Company’s class A common stock.

The Company entered into an employment agreement with Arthur R. Medici on March 30, 2004. Under the current terms of this agreement, Mr. Medici receives a base salary at the annual rate of $205,000, an executive bonus based upon the Company’s revenue and performance, six months of salary for termination other than for cause, six months of salary for a change in control causing termination of employment and options to purchase shares of the Company’s class A common stock.

The Company entered into an employment agreement with Glen E. Shipley on November 1, 2004. Under the current terms of this agreement, Mr. Shipley receives a base salary at the annual rate of $175,000, an executive bonus based upon the Company’s revenue and performance, six months of salary for termination other than for cause, six months of salary for a change in control causing termination of employment and options to purchase shares of the Company’s class A common stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is currently composed of three non-employee directors. The Compensation Committee reviews the performance and compensation levels for executive officers and sets salary and bonus levels and option grants under the 2005 Plan. The objectives of the Compensation Committee are to correlate executive compensation with the Company’s business objectives and performance and to enable the Company to attract, retain and reward executive officers who contribute to its long-term success.

The Company’s compensation program is designed to attract, retain, inspire and reward executive officers who contribute to the Company’s overall success. The Compensation Committee adheres to the following philosophy regarding compensation of the Company’s executive officers:

•       to provide competitive total pay opportunities in order to attract, retain and motivate high quality executive talent critical to the Company’s success;

•       to pay for performance through a compensation mix that emphasizes competitive cash incentives and merit-based salary increases and de-emphasizes entitlements and perquisites;

•       to create a mutuality of interest between executives and stockholders through a stock option program; and

•       to focus the executive’s attention on overall corporate objectives as well as the executive’s specific operational objectives.

Because the Company is operating in an extremely competitive industry, the Compensation Committee believes that the compensation program for executive officers should be designed to retain and motivate talented executives responsible for the success of the Company and should be determined within the competitive environment within which the Company is situated and based on the achievement of business objectives, individual contribution and financial performance. The goals of the Compensation Committee are to provide a total compensation package that considers the compensation practices of companies with which the Company competes for executive officers, provides variable compensation that is linked to achievement of financial and individual performance goals, and aligns the interests of the executive officers with those of the Company by providing them with an equity ownership in the Company. Compensation is designed to fall within the central tendency of the range of that paid to comparable executives in corporations of similar size and in like industry.

Compensation of Executive Officers Generally

The compensation program for the Company’s executive officers consists of the following components: base salary, long-term stock option incentives and incentive bonus.

Base Salary—The Compensation Committee reviewed and approved salaries for the Chief Executive Officer and the other Named Executive Officers during the year ending July 31, 2006. Base salaries were established by the Compensation Committee based upon competitive compensation data for similarly sized public companies, job responsibilities, level of experience, individual performance and contribution to the business. In making base salary decisions, the committee exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor.

Long-Term Stock Option Incentives—The Compensation Committee provides the Company’s executive officers with long-term incentive compensation through grants of options to purchase the Company’s class A common stock. The goal of the long-term stock option incentive programs is to align the interests of executive officers with those of the Company’s stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. It is the belief of the Compensation Committee that stock options directly motivate an executive to maximize long-term stockholder value. The philosophy of administering the long-term stock option incentive plan is to tie the number of stock options awarded to each employee in the plan to the performance of the Company and to the individual contribution of each employee in the plan. To carry out this philosophy, the Company establishes a target option award based upon each executive officer’s position, responsibilities, and historical and expected future contributions to the Company. The options also utilize vesting periods that encourage key executives to continue the employment with the Company.

Incentive Bonus—The Compensation Committee reviewed and approved the Company’s Management Bonus Plan for the Chief Executive Officer and other management level employees. The Chief Executive Officer’s bonus is determined by the Compensation Committee, without participation by him. Bonus payments to other management personnel are determined by the Compensation Committee in consultation with the Company’s Chief Executive Officer. Bonus payments are based in part on the Company’s achievement of preset goals for annual revenue and earnings. The goal of the incentive bonus plan is to tie a portion of the compensation of each employee in the plan to the performance of the Company and to the individual contribution of each employee in the plan. To carry out this philosophy, the Company’s Management Bonus Plan establishes a target bonus calculated as a percentage of the employee’s base salary. The bonus amounts then are determined by specific Company-based performance goals as measured at the end of the fiscal year.

Compensation of the Chief Executive Officer

The Compensation Committee reviewed the performance and compensation of Thomas J. Stallings, who has served as Chief Executive Officer for fiscal year 2006, based on the assessment of his past performance and its expectation of his future contributions to the Company’s performance.

For the fiscal year ending July 31, 2006, Mr. Stallings’s compensation for the year he served as Chief Executive Officer included a salary of $250,000 and a bonus of $37,083 based on certain financial criteria of the Company. The Compensation Committee believes the compensation paid to Mr. Stallings was reasonable.

Discussion with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its Chief Executive Officer and its other four most highly compensated executive officers. The Company has not established a policy with regard to Section 162(m) of the Code, because the Company does not currently anticipate paying cash compensation in excess of one million dollars per annum to any employee. The Compensation Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

Compensation Committee
John S. Simon (Chairman)
Richard J. Berman
Kim D. Cooke

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY’S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE FOREGOING REPORT SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percent of shares of ICC’s class A common stock that, as of April 30, 2007, are deemed under the rules of the SEC to be “beneficially owned” by (a) each person or “group” (as that term is used in the Securities Exchange Act of 1934) that is known by ICC to beneficially own more than 5% of ICC’s class A common stock, (b) each of ICC’s directors and named executive officers, and (c) all of ICC’s current directors and executive officers as a group.

The percentage of beneficial ownership table is based upon 22,958,674 shares of class A common stock outstanding as of April 30, 2007. The address for those individuals for which an address is not otherwise provided is c/o Internet Commerce Corporation, 6025 The Corners Parkway, Suite 100, Norcross, GA 30092. To the Company’s knowledge, except as indicated in the footnotes to the following table and pursuant to applicable community property laws, the persons named in the table have sole voting power and investment power with respect to all shares of class A common stock listed as beneficially owned by them.

	Beneficial Ownership
Name and Address	Number	Percent
Principal Stockholders
Blue Water Venture Fund II, L.L.C.(1) 1420 Beverly Road, Suite 300 McLean, Virginia 22101	1,359,653	5.9%
Executive Officer and, Directors
Richard J. Berman(2)	394,310	1.7%
Kim D. Cooke(3)	115,260	*
Teresa A. Deuel(4)	147,667	*
Donald R. Harkleroad(5)	531,372	2.3%
David C. Hubbard(6)	398,060	1.7%
Paul D. Lapides(7)	16,034	*
Arthur R. Medici(8)	536,372	2.3%
Matthew W. Shaw(9)	690,074	3.0%
Glen E. Shipley(10)	232,667	1.0%
John S. Simon(11)	22,640	*
Thomas J. Stallings(12)	619,667	2.7%
James J. Walsh III(13)	11,667	*
Joseph W. Zalewski(14)	227,564	1.0%
All current directors, nominees and executive officers as a group (13 persons)(15)	3,943,013	17.2%

                 * Less than 1%

       (1) Includes 192,307 shares of class A common stock issuable upon conversion of 250 shares of series D preferred stock. Kim D. Cooke, a director of the Company, is a managing director of Blue Water Capital II, L.L.C. and the managing member of the Blue Water Venture Fund II, L.L.C. (see footnote 3).

       (2) Includes 203,750 shares of class A common stock issuable upon the exercise of options. Does not include 5,000 shares of class A common stock owned by Mr. Berman’s wife, in which shares Mr. Berman disclaims any beneficial interest.

       (3) Includes of 60,000 shares of class A common stock issuable upon the exercise of options. Does not include 1,359,653 shares of class A common stock and an aggregate of 192,307 shares of class A common stock issuable upon the conversion of 250 shares of series D preferred stock owned by Blue

Water Venture Fund II, L.L.C., of which Mr. Cooke is a managing director, in which securities Mr. Cooke disclaims any beneficial interest.

       (4) Includes 147,667 shares of class A common stock issuable upon the exercise of options

       (5) Includes 5,000 shares of class A common stock issuable upon the exercise of options. Also includes 508,767 shares of class A common stock owned by The Bristol Company, of which Mr. Harkleroad is the President and sole stockholder.

       (6) Includes 359,824 shares of class A common stock issuable upon the exercise of options.

       (7) Includes 5,000 shares of class A common stock issuable upon the exercise of options.

       (8) Includes 395,167 shares of class A common stock issuable upon the exercise of options. Does not include an aggregate of 135,251 shares of class A common stock owned by Mr. Medici’s wife and shares of class A common stock held by his wife as custodian for his daughters, in which securities Mr. Medici disclaims any beneficial interest.

       (9) Includes 3,750 shares of class A common stock issuable upon the exercise of options. Also, includes 686,324 shares of class A common stock owned by Crossbow Venture Partners, LP, of which Mr. Shaw is a managing director, in which Mr. Shaw disclaims any beneficial interest.

(10) Includes 232,667 shares of class A common stock issuable upon the exercise of options.

(11) Includes 5,000 shares of class A common stock issuable upon the exercise of options. Also, includes 17,640 shares of class A common stock, where Mr. Simon holds the shares as custodian for his daughter, in which Mr. Simon disclaims any beneficial interest.

(12) Includes 599,667 shares of class A common stock issuable upon the exercise of options.

(13) Includes 11,667 shares of class A common stock issuable upon the exercise of options.

(14) Includes 3,750 shares of class A common stock issuable upon the exercise of options. Also includes 223,814 shares of class A common stock owned by entities controlled by 3V Capital, LLC, of which Mr. Zalewski is a Senior Analyst, in which Mr. Zalewski disclaims any beneficial interest.

(15) See footnotes (2) through and including (14) above.

EXPERTS

The audited consolidated financial statements of ICC and its subsidiaries included or incorporated by reference in this proxy statement have been audited by Tauber & Balser, P.C. and Deloitte & Touche LLP, independent certified public accountants, as indicated in its related audit reports, and are included on the authority of that firm as experts in giving those reports.

The consolidated financial statements of EasyLink Services Corporation and Subsidiaries for the year ended December 31, 2004, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report covering the December 31, 2004 consolidated financial statements contains an explanatory paragraph that states the Company’s working capital deficiency and accumulated deficit raise substantial doubt about the entity’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.  The audit report covering the December 31, 2004 consolidated financial statements also contains an explanatory paragraph that states the consolidated financial statements for the year ended December 31, 2004 have been restated.

OTHER MATTERS

ICC knows of no other matter to be submitted to the stockholders for approval at the Special Meeting. If any other matter properly comes before the Special Meeting or any postponement or adjournment thereof, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

It is important that your shares be represented at the Special Meeting, regardless of the number of shares you hold. You are, therefore, urged to mark, sign and date the accompanying proxy card and return it to ICC as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

For the Board of Directors of
INTERNET COMMERCE CORPORATION

Glen E. Shipley
Secretary

INDEX TO FINANCIAL STATEMENTS

Internet Commerce Corp.

Incorporated by reference

EASYLINK SERVICES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2007	Dec 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,289	$6,707
Accounts receivable, net of allowance for doubtful accounts of $1,052 and $1,605 as of March 31, 2007 and December 31, 2006, respectively	10,943	10,725
Prepaid expenses and other current assets	2,701	2,511
Total current assets	18,933	19,943
Property and equipment, net	9,212	9,703
Goodwill, net	6,213	6,213
Other intangible assets, net	4,993	5,069
Other assets	213	305
Total assets	$39,564	$41,233
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,898	$5,810
Accrued expenses	8,900	10,299
Loans and notes payable	3,808	4,413
Other current liabilities	1,428	1,363
Total current liabilities	20,034	21,885
Other long term liabilities	1,027	1,186
Total liabilities	21,061	23,071
Stockholders’ equity:
Common stock:
Class A—500,000,000 shares authorized at March 31, 2007 and December 31, 2006, 10,999,213 and 10,967,648 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	110	110
Additional paid-in capital	560,890	560,690
Accumulated other comprehensive loss	(880)	(833)
Accumulated deficit	(541,617)	(541,805)
Total stockholders’ equity	18,503	18,162
Commitments and contingencies
Total liabilities and stockholders’ equity	$39,564	$41,233

See accompanying notes to unaudited condensed consolidated financial statements.

EASYLINK SERVICES CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2007	2006
Revenues	$18,759	$18,461
Cost of revenues	6,901	7,463
Gross profit	11,858	10,998
Operating expenses:
Sales and marketing	3,640	4,555
General and administrative	5,672	5,126
Product development	1,781	1,747
	11,093	11,428
Income (loss) from operations	765	(430)
Other income (expense), net:
Interest income	46	47
Interest expense	(178)	(405)
Other, net	44	63
Total other income (expense), net	(88)	(295)
Income (loss) before income taxes	677	(725)
Provision (credit) for income taxes	381	(349)
Net income (loss)	$296	$(376)
Basic and diluted net income (loss) per share	$0.03	$(0.04)
Basic weighted-average shares outstanding	10,983,875	9,060,644
Diluted weighted-average shares outstanding	11,036,105	9,060,644

See accompanying notes to unaudited condensed consolidated financial statements.

EASYLINK SERVICES CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$296	$(376)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	701	727
Amortization	77	402
Issuance of shares as matching contributions to employee benefit plans	135	108
Other	(157)	26
Changes in operating assets and liabilities:
Accounts receivable, net	71	(10)
Prepaid expenses and other assets	(166)	92
Accounts payable, accrued expenses and other liabilities	(1,504)	(1,035)
Net cash used in operating activities	(547)	(66)
Cash flows from investing activities:
Purchases of property and equipment	(202)	(395)
Net cash used in investing activities	(202)	(395)
Cash flows from financing activities:
Proceeds of bank loan advances	10,546	—
Payments of bank loan advances	(11,151)	(950)
Principal payments of notes payable	—	(600)
Other	(10)	(4)
Net cash used in financing activities	(615)	(1,554)
Effect of foreign exchange rate changes on cash and cash equivalents	(54)	(177)
Net decrease in cash and cash equivalents	(1,418)	(2,192)
Cash and cash equivalents at beginning of the period	6,707	6,282
Cash and cash equivalents at the end of the period	$5,289	$4,090
Supplemental disclosure of cash flow information:
Cash paid for interest	$98	$396
Cash paid for taxes	$22	$189

See accompanying notes to unaudited condensed consolidated financial statements.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

(a)          Summary of Operations

EasyLink Services Corporation (the “Company”) offers a broad range of information exchange services to businesses and service providers, including Transaction Management Services consisting of integrated desktop messaging services and document capture and management services such as fax to database, fax to data and data conversion services; and Transaction Delivery Services consisting of electronic data interchange or “EDI,” and production messaging services utilizing email, fax and telex.

The Company operates in a single industry segment, business communication services. Although the Company provides various major service offerings, many customers employ multiple services using the same access and network facilities. Similarly, network operations and customer support services are provided across various services. Accordingly, allocation of expenses and reporting of operating results by individual services would be impractical and arbitrary. Services are provided in the United States and certain other regions in the world (predominantly the United Kingdom).

(b)         Liquidity

For the year ended December 31, 2005, the report from the Company’s independent registered public accountants contained an explanatory paragraph stating that the Company had a working capital deficiency and an accumulated deficit among other factors that raised substantial doubt about its ability to continue as a going concern. During 2006 the Company completed an equity financing for $5.4 million and entered into a new $6.0 million credit facility with CAPCO Financial Company, a division of Greater Bay Bank, N.A. (“CAPCO”) that is subject to a maximum of 80% of certain accounts receivable of the Company but with no financial covenants. These financial developments along with the continuing implementation of cost reduction measures instituted by management have strengthened the Company’s liquidity and financial position. In the three months ended March 31, 2007 revenues increased in comparison to revenues for both the same period in 2006 and for the most recent prior quarter. Net income was $296,000 for the three months ended March 31, 2007 in comparison to a net loss of $(376,000) for the same period in 2006. Debt balances were reduced to $3.8 million at March 31, 2007 and $4.4 million at December 31, 2006 from $10.6 million at December 31, 2005 resulting in lower interest costs in the current quarter and future periods. The Company does not expect to repay the total debt balance in 2007, but it is classified as a current liability in accordance with generally accepted accounting principals as the facility is subject to a credit review by CAPCO during 2007. In addition, the Company’s working capital deficit decreased to $1.1 million at March 31, 2007 and $1.9 million as of December 31, 2006 in comparison to $9.5 million at December 31, 2005. For the year ended December 31, 2006, the audit report from the Company’s independent registered public accountants did not contain a going concern explanatory paragraph.

(c)          Unaudited Interim Condensed Consolidated Financial Information

The accompanying interim condensed consolidated financial statements as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 have been prepared by the Company and are unaudited. In the opinion of management, the unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the consolidated financial position of the Company as of March 31, 2007 and the consolidated results of operations and consolidated cash flows for the three months ended March 31, 2007 and 2006. The results of operations for any interim period are not necessarily indicative of the results of operations for any other future interim period or for a full fiscal year. The condensed consolidated balance sheet at December 31, 2006 has been derived from audited consolidated financial statements at that date.

Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission’s rules and regulations. It is suggested that these unaudited interim condensed consolidated financial statements be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the year ended December 31, 2006 as included in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2007 (the “2006 10-K”).

(d)         Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned or majority-owned subsidiaries from the dates of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

Effective August 28, 2006, the Company authorized and implemented a 1-for-5 reverse stock split of all issued and outstanding Class A common stock. Accordingly, all issued and outstanding share and per share amounts in the accompanying consolidated financial statements have been retroactively restated to reflect the reverse stock split.

(e)          Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. These estimates and assumptions relate to the estimates of collectibility of accounts receivable, the realization of goodwill and other intangibles, accruals and other factors. Actual results could differ from those estimates.

(f)            Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represent trade receivables billed to customers in arrears on a monthly basis. Receivables are recorded in the period the related revenues are earned and, generally, are collected within a short time period. The Company does not require collateral from its customers and any balances over 30 days old are considered past due.

The allowance for doubtful accounts is based upon the Company’s assessment of the collectibility of customer accounts receivable. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, the age of accounts receivable balances and current economic conditions that may affect a customer’s ability to pay. Based upon the continuing favorable trend in actual bad debts incurred and past due receivable balances, the Company modified its method of estimating future bad debts and reversed approximately $0.3 million of its previously recorded allowance for doubtful accounts in the three months ended March 31, 2007.

(g)          Financial Instruments and Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents, accounts receivable and notes payable. At March 31, 2007 and December 31, 2006, the fair value of cash and cash equivalents and accounts receivable approximated their financial statement carrying amount because of the short-term maturity of these instruments. Loans and notes payable are subject to interest rate fluctuations based on movements in the prime rate. Accordingly, the recorded values of loans and notes payable approximate their fair values as interest approximates market rates.

The Company holds cash and cash equivalents at several major financial institutions in amounts which often exceed FDIC insured limits. The Company also has $2.3 million in foreign bank accounts as of March 31, 2007 that are not insured. The Company has not experienced any losses due to such concentration of credit risk.

Credit is extended to customers based on the evaluation of their financial condition and collateral is not required. The Company performs ongoing credit assessments of its customers and maintains an allowance for doubtful accounts. No single customer exceeded 10% of total revenues for the three months ended March 31, 2007 and 2006 and no accounts receivable from a single customer exceeded 10% of total accounts receivable as of March 31, 2007 and December 31, 2006. Revenues from the Company’s five largest customers amounted to $2.9 million and $2.1 million for the three months ended March 31, 2007 and 2006, respectively, and accounted for an aggregate of 15% and 11%, respectively, of the Company’s total revenues for those periods.

(h)         Stock-Based Compensation Plans

In the first quarter of 2006, the Company adopted the provisions of, and accounts for stock-based compensation, in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 123-revised 2004, “Share-Based Payment” (SFAS 123R). Under the fair-value recognition provisions of SFAS 123R, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense on a straight line basis over the requisite service period, which is the vesting period. Compensation expense related to stock options and restricted stock awards for the three months ended March 31, 2007 and 2006 amounted to $63,000 and $30,000, respectively. No stock option or restricted stock awards were made in the three months ended March 31, 2007.

(i)            Basic and diluted net income per share

Basic net income (loss) per share is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net income per share for the three months ended March 31, 2007 is calculated, including the dilutive effect of stock options, using the treasury stock method. No adjustment to the weighted average shares outstanding is reflected in the calculation for the three months ended March 31, 2006 as all common stock equivalents are dilutive.

The following table reconciles basic and diluted weighted average shares for the three months ended March 31, 2007:

Basic weighted average number of shares outstanding	10,983,875
Dilutive effect of stock options	52,230
Diluted weighted average number of shares outstanding	11,036,105

(j)             Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements”. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 requires fair value measurements to be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS No. 157 on its future results of operations and financial condition on January 1, 2008

(2) LOANS AND NOTES PAYABLE

Loans and notes payable as of March 31, 2007 and December 31, 2006 represent outstanding advances under a $6.0 million credit facility with CAPCO Financial Company, a division of Greater Bay Bank N.A. (“CAPCO”), entered into in July 2006. The facility provides for advances, subject to a maximum of 80% of certain accounts receivable of the Company, that bear interest at the rate of 2% over the prime rate of Greater Bay Bank. The facility has an initial term of 24 months, but can be terminated by CAPCO after

12 months upon 90 days prior written notice if the Company should fail to meet CAPCO’s then existing underwriting credit criteria. All assets of the Company in the United States are pledged as collateral to CAPCO but there are no financial covenants under the facility. As of March 31, 2007 the interest rate on the outstanding advances was 10.25% and $1,055,000 was available under the facility for additional advances.

(3) INCOME TAXES

The Company has recorded its provision (credit) for income taxes in the three months ended March 31, 2007 based on the anticipated effective tax rate for the year. For the three months ended March 31, 2006 the Company recorded its provision (credit) using the actual effective tax rate. The Company had determined that this method yielded a more reliable estimated tax provision (credit) due to the inclusion of a full valuation allowance on the Company’s net deferred tax assets in that period. Accordingly, the Company was not in a position to project an annual effective tax rate for the year ended December 31, 2006. The effective rates for 2007 and 2006 vary from the standard tax rates primarily due to the recording of a full valuation allowance against the Company’s available Federal, state and certain foreign net operating losses.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”) on January 1, 2007. FIN 48 provides recognition criteria and a related measurement model for tax positions taken by companies. In accordance with FIN 48, a tax position is a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions shall be recognized only when it is more likely than not (likelihood of greater than 50%), based on technical merits, that the position will be sustained upon examination. Tax positions that meet the more likely than not threshold should be measured using a probability weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement.

As a result of the implementation of FIN48, the Company recognized an increase in the liability for unrecognized tax benefits of approximately $65,000 and $43,000 of accrued interest through reductions to the January 1, 2007 balance of retained earnings. In total, unrecognized tax benefits amounted to approximately $562,000 at January 1, 2007. Of this amount, approximately $497,000, if not assessed, will be recorded as a reduction in income tax expense in the fourth quarter of 2007.

The Company and its US subsidiaries file consolidated income tax returns in the US federal jurisdiction and consolidated or separate tax returns in various states. The Company’s foreign subsidiaries file tax returns in the foreign jurisdictions that they operate in. The Company is no longer subject to US federal or state income tax examinations by tax authorities for 2002 or years prior thereto. In the Untied Kingdom, where the Company most significant foreign operations are conducted, the Company is no longer subject to examinations by tax authorities for 2003 or years prior thereto. The Internal Revenue Service commenced an examination of the Company’s US income tax returns for 2003 and 2004 during 2006 that is anticipated to be completed during 2007.

The Company recognizes accrued interest related to unrecognized tax benefits in interest expense and records penalties as general and administrative operating expenses. As of January 1, 2007 total accrued interest and penalties related to unrecognized tax benefits amounted to approximately $84,000. For the three months ended March 31, 2007 approximately $9,000 of accrued interest was recorded.

(4) STOCKHOLDERS’ EQUITY

COMMON STOCK

During the three months ended March 31, 2007, the Company issued 30,665 shares of Class A common stock valued at approximately $135,000 in connection with matching contributions to its 401K plan.

COMPREHENSIVE LOSS

Comprehensive income (loss) for the three months ended March 31, 2007 and 2006 was as follows:

	2007	2006
	($ in thousands)
Net income (loss)	$296	$(376)
Foreign currency translation	(47)	(144)
Comprehensive income (loss)	$249	$(520)

(5) COMMITMENTS AND CONTINGENCIES

Legal Proceedings

On February 8, 2007, the Company settled the litigation entitled Dynamic Depth, Inc. vs. EasyLink Services Corporation, in which Dynamic Depth, Inc. claimed infringement by the Company of a patent related to automatic OCR-based routing. The terms of the settlement are confidential but did not have a material effect on the financial statements of the Company as of March 31, 2007 or for the three months then ended. As a result of the settlement, Dynamic Depth, Inc. agreed that it would take no further legal action nor bring any future charge of infringement of the related patent against the Company.

(6) SUBSEQUENT EVENT

On May 3, 2007, the Company entered into a definitive agreement with Internet Commerce Corporation (“ICC”) for ICC to acquire the Company. Under the terms of the merger agreement, ICC will pay $5.80 per share in cash for all of the Company’s outstanding Class A common stock. The merger is expected to be completed in the third quarter of 2007, subject to customary closing conditions and regulatory approvals as well as stockholder approval from both companies. In the three months ended March 31, 2007, costs of approximately $0.8 million were incurred by the Company related to the ICC merger agreement and the review of strategic alternatives undertaken prior thereto.

CONSOLIDATED FINANCIAL STATEMENTS

EASYLINK SERVICES CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of EasyLink Services Corporation:

We have audited the accompanying consolidated balance sheets of EasyLink Services Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the two years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EasyLink Services Corporation and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Edison, New Jersey
March 27, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors EasyLink Services Corporation:

We have audited the accompanying consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of EasyLink Services Corporation and Subsidiaries for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, EasyLink Services Corporation and subsidiaries results of operations and cash flows for the year ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 21, the consolidated financial statements for the year ended December 31, 2004 have been restated.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a working capital deficiency and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

New York, New York
April 11, 2005, except as to Note 21, which is as of December 5, 2005.

EASYLINK SERVICES CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	DECEMBER 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$6,707	$6,282
Accounts receivable, net of allowance for doubtful accounts of $1,605 and $2,330 as of December 31, 2006 and 2005, respectively	10,725	11,416
Prepaid expenses and other current assets	2,511	2,653
Total current assets	19,943	20,351
Property and equipment, net	9,703	10,252
Goodwill, net	6,213	6,213
Other intangible assets, net	5,069	6,264
Other assets	305	895
Total assets	$41,233	$43,975
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,810	$6,464
Accrued expenses	10,299	10,432
Loans and notes payable	4,413	10,550
Other current liabilities	1,363	1,467
Net liabilities of discontinued operations	—	928
Total current liabilities	21,885	29,841
Long term liabilities	1,186	1,753
Total liabilities	23,071	31,594
Stockholders’ equity:
Common stock, $0.01 par value; 510,000,000 shares authorized at December 31, 2006 and 2005: Class A—500,000,000 shares authorized at December 31, 2006 and 2005, 10,967,648 and 9,045,026 shares issued and outstanding at December 31, 2006 and 2005, respectively	110	90
Additional paid-in capital	560,690	554,699
Accumulated other comprehensive loss	(833)	(670)
Accumulated deficit	(541,805)	(541,738)
Total stockholders’ equity	18,162	12,381
Commitments and contingencies
Total liabilities and stockholders’ equity	$41,233	$43,975

See accompanying notes to consolidated financial statements.

EASYLINK SERVICES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	YEAR ENDED DECEMBER 31,
	2006	2005	2004
Revenues	$74,025	$78,659	$91,840
Cost of revenues	29,000	29,929	36,129
Gross profit	45,025	48,730	55,711
Operating expenses:
Sales and marketing	17,738	19,449	18,715
General and administrative	19,274	20,076	23,368
Product development	6,947	6,768	6,730
Amortization of intangible assets	487	2,068	2,066
Impairment of intangible assets	550	—	750
Separation agreement costs	—	2,312	—
(Gain) loss on sale of businesses	—	250	(5,017)
	44,996	50,923	46,612
Income (loss) from operations	29	(2,193)	9,099
Other income (expense):
Interest income	212	136	247
Interest expense	(1,532)	(1,420)	(517)
Gain on domain names repurchase agreement	—	1,907	—
Gain on debt restructuring and settlements	—	—	984
Other, net	265	135	277
Total other income (expense), net	(1,055)	758	991
Income (loss) from continuing operations before income taxes	(1,026)	(1,435)	10,090
Provision (credit) for income taxes	(31)	(350)	2,400
Income (loss) from continuing operations	(995)	(1,085)	7,690
Income from discontinued operations	928	—	—
Net income (loss)	$(67)	$(1,085)	$7,690
Basic net income (loss) per share:
Income (loss) from continuing operations	$(0.10)	$(0.12)	$0.87
Income from discontinued operations	0.09	—	—
Basic net income (loss) per share	$(0.01)	$(0.12)	$0.87
Diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.10)	$(0.12)	$0.86
Income from discontinued operations	0.09	—	—
Diluted net income (loss) per share	$(0.01)	$(0.12)	$0.86
Weighted-average basic shares outstanding	10,361,936	8,937,475	8,800,854
Weighted-average diluted shares outstanding	10,361,936	8,937,475	8,978,208

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except share data)

	CLASS A COMMON		CLASS B COMMON		ADDITIONAL
	STOCK		STOCK		PAID-IN
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL
Balance at December 31, 2003	8,564,300	$85	200,000	$2	$552,940
Net income	—	—	—	—	—
Unrealized holding gains on marketable securities	—	—	—	—	—
Cumulative foreign currency translation	—	—	—	—	—
Comprehensive income	—	—	—	—	—
Issuance of Class A common stock in connection with 401(k) plan	54,626	1	—	—	399
Issuance of Class A common stock in connection with employee terminations	—	—	—	—	150
Issuance of Class A common stock in lieu of cash in lieu of cash interest on debt	7,106	—	—	—	48
Proceeds from the exercise of stock options	8,860	—	—	—	32
Conversion of Class B common stock to Class A Common stock	200,000	2	(200,000)	(2)	—
Other	—	—	—	—	204
Balance at December 31, 2004	8,834,892	$88	—	$—	$553,773
Net income (loss)	—	—	—	—	—
Unrealized holding gains on marketable securities	—	—	—	—	—
Cumulative foreign currency translation	—	—	—	—	—
Comprehensive income (loss)	—	—	—	—	—
Issuance of Class A common stock in connection with 401(k) plan	99,923	1	—	—	474
Proceeds from the exercise of stock options	26,350	0	—	—	96
Issuance of Class A common stock in connection with Quickstream acquisition	83,861	1	—	—	356
Balance at December 31, 2005	9,045,026	$90	—	$—	$554,699
Net income (loss)	—	—	—	—	—
Unrealized holding gains on marketable securities	—	—	—	—	—
Cumulative foreign currency translation	—	—	—	—	—
Comprehensive income (loss)	—	—	—	—	—
Issuance of Class A common stock in connection with 401(k) plan	125,400	2	—	—	423
Proceeds from the exercise of stock options	3,862	0	—	—	11
Issuance of Class A common stock in connection with private placement	1,793,360	18	—	—	5,379
Stock based compensation expense	178
Balance at December 31, 2006	10,967,648	$110	—	$—	$560,690

See accompanying notes to consolidated financial statements.

	ACCUMULATED OTHER COMPREHENSIVE LOSS	ACCUMULATED DEFICIT	TOTAL STOCKHOLDERS’ EQUITY
Balance at December 31, 2003	$(272)	$(548,343)	$4,412
Net income	—	7,690	7,690
Unrealized holding gains on marketable securities	529	—	529
Cumulative foreign currency translation	(495)	—	(495)
Comprehensive income	34	7,690	7,724
Issuance of Class A common stock in connection with 401(k) plan	—	—	400
Issuance of Class A common stock in connection with employee termination	—	—	150
Issuance of Class A common stock in lieu of cash interest on debt	—	—	48
Proceeds from the exercise of stock options	—	—	32
Other	—	—	204
Balance at December 31, 2004	$(238)	$(540,653)	$12,970
Net income (loss)	—	(1,085)	(1,085)
Unrealized holding gains on marketable securities	(529)	—	(529)
Cumulative foreign currency translation	97	—	97
Comprehensive income (loss)	(432)	(1,085)	(1,517)
Issuance of Class A common stock in connection with 401(k) plan	—	—	475
Proceeds from the exercise of stock options	—	—	96
Issuance of Class A common stock in connection with Quickstream acquisition	—	—	357
Other	—	—
Balance at December 31, 2005	$(670)	$(541,738)	$12,381
Net income (loss)	—	(67)	(67)
Unrealized holding gains on marketable securities	—	—	—
Cumulative foreign currency translation	(163)	—	(163)
Comprehensive income (loss)	(163)	(67)	(230)
Issuance of Class A common stock in connection with 401(k) plan	—	—	425
Proceeds from the exercise of stock options	—	—	11
Issuance of Class A common stock in connection with private placement	—	—	5,397
Stock based compensation expense	—	—	178
Balance at December 31, 2006	$(833)	$(541,805)	$18,162

See accompanying notes to consolidated financial statements.

EASYLINK SERVICES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	YEAR ENDED DECEMBER 31,
	2006	2005	2004
Cash flows from operating activities:
Net income (loss)	$(67)	$(1,085)	$7,690
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Income from discontinued operations	(928)	—	—
Depreciation	2,987	3,382	5,259
Amortization of other intangible assets	487	2,068	2,066
Provision for restructuring charges (credits)	206	—	(350)
Gain on debt restructuring and settlements	—	—	(984)
Issuance of shares as matching contributions to employee benefit plans	425	475	400
Debt termination fee and amortization of debt issuance costs	634	—	—
Stock based compensation	178	—	—
Other non-cash charges (credits)	(168)	94	672
Separation agreement costs	—	2,312	—
(Gain) on sale of domain names repurchase rights	—	(1,907)	—
(Gain) loss on sale of businesses/MailWatch service line	—	250	(5,017)
Loss on sale of marketable securities	—	469	—
Impairments of intangibles	550	—	750
Changes in operating assets and liabilities:
Marketable securities	—	—	(1,502)
Accounts receivable, net	854	408	1,416
Prepaid expenses and other current assets	(128)	1,086	290
Other assets	372	(127)	265
Accounts payable, accrued expenses and other liabilities	(1,607)	(7,534)	(5,001)
Net cash provided by (used in) operating activities of continuing operations	3,795	(109)	5,954
Net cash provided by (used in) operating activities of discontinued operations	—	400	(300)
Net cash provided by operating activities	3,795	291	5,654
Cash flows from investing activities:
Purchases of property and equipment, including capitalized software	(2,271)	(4,596)	(2,564)
Proceeds from sale of businesses/Mailwatch service line	—	—	3,500
Proceeds from sale of assets/domain names repurchase rights	92	830	1,000
Proceeds from sale of marketable securities	—	1,021	—
Cash paid for Quickstream acquisition	—	(342)	—
Net cash provided by (used in) investing activities	(2,179)	(3,087)	1,936
Cash flows from financing activities:
Proceeds of bank loan advances	23,264	1,900	—
Payment of bank loan advances	(19,801)	(950)	—
Net proceeds from issuance of Class A common stock	5,397	—	—
Net proceeds from issuance of Class A common stock upon exercise of employee stock options	11	96	32
Proceeds received for notes receivable	500	—	—
Payments under capital lease obligations	(56)	(330)	(472)
Proceeds from notes payable	—	—	12,000
Principal payments of notes payable	(9,600)	(3,825)	(12,053)
Debt termination fee and deferred debt issuance costs	(645)	—	—
Interest payments on restructured notes and capitalized interest	—	—	(1,009)
Net cash used in financing activities	(930)	(3,109)	(1,502)
Effect of foreign exchange rate changes on cash and cash equivalents	(261)	(29)	(495)
Net increase (decrease) in cash and cash equivalents	425	(5,934)	5,593
Cash and cash equivalents at beginning of the year	6,282	12,216	6,623
Cash and cash equivalents at the end of the year	$6,707	$6,282	$12,216
Supplemental disclosures of cash flow information:
Cash paid for interest	$748	$1,208	$497
Cash paid for taxes	$136	$415	$173
Purchases of property, plant and equipment through capital lease obligations	$—	$91	649

See accompanying notes to consolidated financial statements.

Supplemental Disclosure of Non-Cash Information:

The Company issued 425,000 shares of Class A common stock in August, 2005 in connection with the acquisition of Quickstream Software, Inc.

The Company issued 35,530 shares of Class A common stock valued at approximately $48,000 as payment of interest in lieu of cash for the year ended December 31, 2004.

EASYLINK SERVICES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

(A) SUMMARY OF OPERATIONS

The Company offers a broad range of information exchange services to businesses and service providers, including Transaction Management Services consisting of integrated desktop messaging services and document capture and management services such as fax to database, fax to data and data conversion services; Transaction Delivery Services consisting of electronic data interchange or “EDI,” and production messaging services utilizing e-mail, fax and telex; and through July 31, 2004, services that protect corporate e-mail systems such as virus protection, spam control and content filtering services (the MailWatch service line).

The Company operates in a single industry segment, business communication services. Although the Company provides various major service offerings, many customers employ multiple services using the same access and network facilities. Similarly, network operations and customer support services are provided across various services. Accordingly, allocation of expenses and reporting of operating results by individual services would be impractical and arbitrary. Services are provided in the United States and certain other regions in the world (predominantly in the United Kingdom).

(B) LIQUIDITY, GOING CONCERN AND MANAGEMENT’S PLAN

For the years ended December 31, 2005 and 2004 reports from the Company’s independent registered public accountants contained an explanatory paragraph stating that the Company had a working capital deficiency and an accumulated deficit among other factors that raised substantial doubt about its ability to continue as a going concern. During 2006 the Company completed an equity financing for $5.4 million and entered into a new $6.0 million credit facility with CAPCO that is subject to a maximum of 80% of certain accounts receivable of the Company but with no financial covenants. These financial developments along with the continuing implementation of cost reduction measures instituted by management have strengthened the Company’s liquidity and financial position. Debt balances were reduced to $4.4 million at December 31, 2006 from $10.6 million at December 31, 2005 which will reduce future interest payments. The Company does not expect to repay the total $4.4 million debt balance in 2007, but it is classified as a current liability in accordance with generally accepted accounting principles as the facility is subject to a credit review by CAPCO during 2007. In addition, the Company’s working capital deficit decreased to $1.9 million as of December 31, 2006 in comparison to $9.5 million at December 31, 2005.

(C) PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company and its wholly-owned or majority-owned subsidiaries from the respective dates of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation. All other investments that the Company does not have the ability to control or exercise significant influence over are accounted for under the cost method.

Effective August 28, 2006, the Company authorized and implemented a 1-for-5 reverse stock split of all issued and outstanding Class A common stock. Accordingly all issued and outstanding share and per share amounts in the accompanying consolidated financial statements have been retroactively restated to reflect the reverse stock split.

(D) USE OF ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. These estimates and assumptions primarily relate to the estimates of collectibility of accounts receivable, the realization of goodwill and other intangibles, and certain accrual estimates. Actual results could differ from those estimates.

(E) CASH AND CASH EQUIVALENTS

The Company considers all highly liquid securities, with maturities of three months or less when acquired, to be cash equivalents.

(F) ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable represent trade receivables billed to customers in arrears on a monthly basis. Receivables are recorded in the period the related revenues are earned and, generally, are collected within a short time period. The Company does not require collateral from its customers and any balances over 30 days old are considered past due.

The allowance for doubtful accounts is based upon the Company’s assessment of the collectibility of customer accounts receivable. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, the age of accounts receivable balances and current economic conditions that may affect a customer’s ability to pay.

(G) PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Expenditures for additions and improvements are capitalized. The cost of repairs and maintenance, including the cost of replacing minor items that do not constitute a substantial betterment, are charged to operations as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

(H) ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED AND INTANGIBLE ASSETS

The Company assesses goodwill and indefinite-lived intangible assets for impairment annually unless events occur that require more frequent reviews. Long-lived assets, including amortizable intangibles, are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Discounted cash flow analyses are used to assess indefinite-lived intangible asset impairment while undiscounted cash flow analyses are used to assess finite lived intangibles and other long-lived asset impairment. If an assessment indicates impairment, the impaired asset is written down to its fair market value based on the best information available. Estimated fair market value is generally measured with discounted estimated future cash flows. Considerable management judgment is necessary to estimate undiscounted and discounted future cash flows. Assumptions used for these cash flows are consistent with internal forecasts. On an ongoing basis, management reviews the value and period of amortization or depreciation of long-lived assets, including other intangible assets. During this review, the significant assumptions used in determining the original cost of long-lived assets are reevaluated. Although the assumptions may vary from transaction to transaction, they generally include revenue growth, operating results, cash flows and other indicators of value. Management then determines whether there has been an impairment of the value of long-lived assets based upon events or circumstances, which have occurred since acquisition. The impairment policy is consistently applied in evaluating impairment for each of the Company’s wholly owned subsidiaries and investments.

(I) GOODWILL AND INTANGIBLE ASSETS

Intangible assets include goodwill, trademark, customer lists, technology and other intangibles. Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value of the tangible and identifiable intangible net assets acquired. Trademark was determined to have an indefinite life and therefore is not amortized. Customer lists are being amortized on a straight-line basis over ten years. Technology is being amortized on a straight-line basis over its estimated useful lives which range from three to five years.

(J) INCOME TAXES

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax change occurs. Valuation allowances are established to the extent it is anticipated that it is more likely than not that the deferred tax assets will not be realized.

(K) REVENUE RECOGNITION

The Company’s business communication services include Transaction Management Services consisting of integrated desktop messaging services and document capture and management services such as fax to database, fax to data and data conversion; Transaction Delivery Services consisting of electronic data interchange or “EDI” and production messaging services utilizing e-mail, fax and telex; and, through July 31, 2004, services that help protect corporate e-mail systems such as virus protection, spam control and content filtering services (the MailWatch service line). The Company derives revenues from monthly fees and usage-based charges for all its services and from license fees for integrated desktop messaging. Revenues for services are recognized as performed. License revenue is recognized over the average estimated customer life of 3 years. The Company also derives revenues from set up or development fees which are recognized over the period of the contract beginning when the account is put in service.

During the twelve months ended December 31, 2006 the Company recorded revenue related to the sale, including training and support services of a license to the source code of its Quickstream software. The revenue related to this transaction has been recognized over the contractual customer support period of four months in accordance with the provisions of the AICPA Statement of Position (SOP) 97-2 (Software Revenue Recognition). The total revenue recognized amounted to $990,000.

Certain of the Company’s services are subject to sales taxes in certain states and local jurisdictions. For those jurisdictions that the Company believes its services are subject to tax, it assesses the tax on its customers and remits amounts collected to the government entities. The tax charges are not reported in the Company’s revenues.

(L) PRODUCT DEVELOPMENT COSTS

Product development costs consist primarily of personnel and consultants’ time and expense to research, conceptualize, and test product launches and enhancements to each of the Company’s services. Such costs are expensed as incurred.

(M) SALES AND MARKETING COSTS

The primary component of sales and marketing expenses are salaries and commissions for sales, marketing, and business development personnel. These expenses also include the cost of advertising and promoting the Company’s services which are recorded as incurred and amounted to $799,000, $525,000 and $256,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

(N) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash, cash equivalents, accounts receivable and loans and notes payable. At December 31, 2006 and 2005, the fair value of cash, cash equivalents and accounts receivable approximated their financial statement carrying amount because of the short-term maturity of these instruments. Loans and notes payable are subject to interest rate fluctuations based on movements in the prime rate. Accordingly, the recorded values of loans and notes payable approximate their fair values, as interest approximates market rates.

The Company holds cash and cash equivalents at several major financial institutions in amounts which often exceed FDIC insured limits. The Company also has $2.6 million in foreign bank accounts that are not insured. The Company has not experienced any losses due to such concentration of credit risk.

Credit is extended to customers based on the evaluation of their financial condition and collateral is not required. The Company performs ongoing credit assessments of its customers and maintains an allowance for doubtful accounts. No single customer exceeded 10% of either total revenues or accounts receivable in 2006, 2005, or 2004. Revenues from the Company’s five largest customers amounted to $9.4 million, $9.8 million and $9.5 million aggregating to 13%, 11%, and 10% of the Company’s total revenues in 2006, 2005, and 2004 respectively.

(O) STOCK-BASED COMPENSATION PLANS

In the first quarter of 2006, the Company adopted the provisions of, and accounts for stock-based compensation, in accordance with FASB Statement of Financial Accounting Standards No. 123-revised 2004 (“SFAS123R”), “Share-Based Payment” which replaces SFAS 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. Under the fair value recognition provisions of FAS123R, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense on a straight line basis over the requisite service period, which is the vesting period. To minimize the expense to be recorded in 2006 and future periods, the Company accelerated the vesting of all employee options with an exercise price in excess of $4.60 per share in December, 2005. See Note 15 for further information regarding our stock-based compensation assumptions and expenses, including pro-forma disclosures for prior periods as if we had recorded stock-based compensation expense.

(P) BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

Net income (loss) per share is presented in accordance with the provisions of SFAS No. 128, “Earnings Per Share”, and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. Under SFAS No. 128, basic Earnings per Share (“EPS”) excludes dilution for common stock equivalents and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock.

Diluted net loss per share is equal to basic loss per share for the year ended December 31, 2006 and 2005, since all common stock equivalents are anti-dilutive for this period. Diluted net income per common share for the year ended December 31, 2004 includes the effect of employee options to purchase 177,353 shares of common stock. Diluted net income (loss) per common share for the year ended December 31, 2004, does not include the effects of employee options to purchase 304,817 shares of common stock and 159,705 common stock warrants as their inclusion would be anti-dilutive.

(Q) COMPUTER SOFTWARE

Capitalized computer software is recorded in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and is depreciated using the straight-line method over the estimated useful life of the software, generally 3 years. SOP 98-1 provides guidance for determining whether computer software is internal-use software and guidance on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use.

The cost of computer software capitalized as of December 31, 2006 and 2005 amounted to $5.8 million and $5.9 million respectively and related depreciation expense amounted to $125,000, $485,000 and $741,000 for 2006, 2005 and 2004, respectively.

(R) FOREIGN CURRENCY AND RECLASSIFICATION

The functional currencies of the Company’s foreign subsidiaries are their respective local currencies. The financial statements are maintained in local currencies and are translated to United States dollars using period-end rates of exchange for assets and liabilities and average rates during the period for revenues, cost of revenues and expenses. Translation gains and losses are included in accumulated other comprehensive loss as a separate component of stockholders’ equity (deficit). Gains and losses from foreign currency transactions are included in the consolidated statements of operations as part of general and administrative expenses and amounted to $(53,000), $(151,000), and $13,000 for the years ended December 31, 2006, 2005, and 2004, respectively. The amounts for 2005 and 2004, previously reported as part of other income (expense), have been reclassified to conform to the 2006 presentation.

(S) RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements”. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 requires fair value measurements to be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS No. 157 on its future results of operations and financial condition on January 1, 2008.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements”. SAB No. 108 provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of assessing materiality. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company adopted SAB No. 108 in the fourth quarter of 2006 with no impact on its results of operations or financial condition.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 provides recognition criteria and a related measurement model for tax positions taken by companies. In accordance with FIN 48, a tax position is a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions shall be recognized only when it is more likely than not (likelihood of greater than 50%), based on technical merits, that the position will be sustained upon examination. Tax positions that meet the more likely than not threshold should be measured using a probability weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006 and the Company will adopt FIN 48 as of January 1, 2007. The Company is currently evaluating the provisions of FIN 48 to determine the potential impact, if any, the adoption will have on the Company’s financial statements.

(2) INCOME FROM DISCONTINUED OPERATIONS

The Company had previously provided a reserve of $928,000 for an unfavorable judgment received in 2003 related to its discontinued World.com operations. The reserve was reversed in 2006 after several favorable adjustments were received by the Company upon appeal. The reversal had no tax affect because the Company provided a full valuation allowance against the reserve when originally recorded. Although the other party has filed a motion with the appeals court to overturn the decision, management believes there is only a remote possibility that an unfavorable outcome to this matter will occur. See Note 19 Commitments and Contingencies—Legal Proceedings.

Other summarized financial information (In thousands) for the discontinued operations is as follows:

	BALANCE SHEET DATA AS OF DECEMBER 31,
	2006	2005
Cash	$—	$17
Accrued expenses	—	945
Net liabilities of discontinued operations	$—	$(928)

(3) ACQUISITION OF QUICKSTREAM SOFTWARE, INC.

On August 1, 2005 the Company completed the acquisition of Quickstream Software, Inc., a software technology company, for a total purchase price of $699,000 which was comprised of approximately $342,000 in cash and 85,000 shares of the Company’s Class A common stock valued at approximately $357,000. The purchase of Quickstream provided the Company with certain proprietary software that has been integrated into the Company’s network to add new features for certain of the Company’s services.

The results for Quickstream have been included in the consolidated financial statements from the date of acquisition. The total purchase price, including transaction costs, has been allocated over the acquired assets and assumed liabilities with assistance from an independent appraiser. Goodwill of $197,000 has been recorded as a result of the allocation.

(4) SALE OF BUSINESSES/MAILWATCH SERVICE LINE

On July 31, 2004, the Company sold its MailWatch service line to Infocrossing, Inc. for total consideration of approximately $5.0 million, including $3.5 million in cash and 123,193 shares of Infocrossing’s common stock valued at approximately $1.5 million. The sale resulted in a gain of $4.1 million before income taxes. At December 31, 2004 an unrealized gain related to the Infocrossing stock of $521,000 was included in the accumulated other comprehensive gain (loss) account in stockholders’ equity.

The Infocrossing stock was sold by the Company for $1.0 million in September, 2005 resulting in a loss of $469,000 that is reported as other income (expense) in the statement of operations.

In September 2005, the Company entered into two separate agreements for the sale of its fax businesses, including the customer bases and customer premise equipment, in Singapore and Malaysia. Consideration for the sales is based on future revenues and, net of future costs, for the Malaysia transaction. Because of the contingent nature of the proceeds, the Company will record these amounts as received. The Company has recorded a loss on the sales of approximately $250,000 in 2005 representing the net book value of the businesses at date of sales. Contingent proceeds received in 2006 and included in other income (expense) amounted to $121,000.

(5) SALE OF INTERNET DOMAIN NAMES

In December 2004, the Company sold its internet domain name portfolio and related assets to its former Chairman of the Board of Directors for $1 million and recognized a gain of $891,000 on the transaction in 2004. In addition to the initial purchase price, the agreement provided for the Company to receive 15% of all revenues related to the purchased domain names during the second and third years following the sale and 10% of all such revenues in the fourth and fifth years. The Company also had the option to purchase back substantially all the domain names for $4.5 million at any time during the fourth and fifth years.

The former Chairman resigned as an employee of the Company and member of the Board of Directors on the same day as the original domain name sale was completed. Furthermore, he agreed to the conversion of all his 200,000 shares of 10 for 1 super-voting Class B common stock into 1 for 1 standard voting Class A common stock. As a result, there are no Class B shares outstanding as of December 31, 2006.

In August 2005, the Company entered into a new agreement to terminate its right to receive a share of the revenues and its option to purchase back the domain names for a total consideration of $2 million consisting of $700,000 in cash, a $1,130,000 non-interest bearing note and the cancellation of $170,000 in severance payments due to the former Chairman. The transaction resulted in a gain of $1,907,000 in 2005 after recording the note payable at its estimated fair value. As of December 31, 2006, the discounted outstanding balance on the note, amounting to $477,000, is included in prepaid expenses and other current assets.

(6) PROPERTY AND EQUIPMENT

Property and equipment, net of accumulated depreciation and amortization, are stated at cost or allocated fair value and are summarized as follows, in thousands:

	DECEMBER 31,
	2006	2005
Computer equipment and software	$33,558	$43,082
Furniture and fixtures	1,338	1,577
Leasehold improvements	4,316	4,196
Subtotal	39,212	48,855
Less accumulated depreciation and amortization	29,509	38,603
Property and equipment, net	$9,703	$10,252

Depreciation and amortization expense of property and equipment totaled $3.0 million, $3.4 million, and $5.3 million for the years ended December 31, 2006, 2005 and 2004, respectively.

(7) GOODWILL AND INTANGIBLE ASSETS

The Company completed its annual assessment of its goodwill and indefinite-lived intangible assets in the quarter ended December 31 for each of the years 2006, 2005 and 2004 with the assistance of an independent appraiser. The methodology used to determine the business enterprise valuation of the Company was the income approach, a discounted cash flow valuation method. The discount rate was determined by using a weighted average cost of capital analysis which was developed using a capital structure which reflects the representative historical mix of debt and equity of a group of guideline companies in this business. Assumptions for normal working capital levels and taxes were also incorporated in the analysis. The value of the trademark and developed technology was based on the income approach, relief-from-royalty method. This determines the value by quantifying the cost savings a company enjoys by owning, as opposed to licensing, the intangible asset. The value of the Company’s customer base was also determined through an income approach.

For 2006 and 2004, the Company determined that there were impairments of its trademark of $550,000 and $750,000, respectively. The 2006 impairment was the result of lower anticipated revenues related to the Company’s EasyLink trademark.

Included in the Company’s balance sheet as of December 31, 2006 and 2005 are the following (in thousands):

	AS OF DECEMBER 31, 2006
	GROSS COST	ACCUMULATED AMORTIZATION	NET
Intangibles with indefinite lives:
Goodwill	$152,606	$(146,393)	$6,213
Trademarks	$14,700	$(10,400)	$4,300
Intangibles with finite lives:
Technology	$16,550	$(16,550)	$—
Customer list	11,000	(10,286)	714
Software development and licenses	4,545	(4,491)	55
	$32,095	$(31,326)	$769

	AS OF DECEMBER 31, 2005
	GROSS COST	ACCUMULATED AMORTIZATION	NET
Intangibles with indefinite lives:
Goodwill	$152,606	$(146,393)	$6,213
Trademarks	$15,250	$(10,400)	$4,850
Intangibles with finite lives:
Technology	$16,550	$(16,234)	$316
Customer list	11,000	(10,114)	886
Software development and licenses	4,564	(4,352)	212
	$32,114	$(30,700)	$1,414

The Company’s estimated amortization expense is $0.2 million per year during the four year period from 2007 through 2010. In accordance with Statement 142, the Company reassessed the useful lives of all other intangible assets. There were no changes to such lives and there are no expected residual values associated with these intangible assets. Customer lists are being amortized on a straight-line basis over ten years. Technology and software development and licenses are being amortized on a straight-line basis over their estimated useful lives from three to five years.

(8) CARRIER SETTLEMENT AGREEMENT

In November 2005, the Company entered into a Settlement Agreement with Verizon Business (formerly MCI WorldCom) (“MCI”) related to certain accounts receivable and accounts payable balances with MCI that were outstanding prior to MCI’s bankruptcy filing in 2002. The agreement also included a settlement of claims made by the Company that MCI had charged, and the Company had paid, amounts for telecommunications services from MCI in excess of the contracted rates prior to the bankruptcy filing. As a result of the settlement, the Company recorded a $110,000 reduction of its bad debt expense representing the recovery of the accounts receivable balance from MCI and recorded a reduction in its cost of service for $540,000 representing the recovery of charges stemming from its claim of excess telecommunication charges by MCI in 2005.

(9) SEPARATION AGREEMENT

In January 2005, the Company entered into a Separation Agreement with George Abi Zeid, its former President of the International division, wherein Mr. Abi Zeid resigned as an officer and director of the Company. Under the agreement, the Company agreed to pay Mr. Abi Zeid $240,000 as a severance payment on the effective date of his resignation and $1,960,000 in equal installments over three years in consideration of the non-compete and other covenants contained in the agreement. In connection with the agreement, the Company also agreed to pay $200,000 of severance payments to two other former employees of the Company. As of December 31, 2006 $609,000 related to the agreement is included in accrued expenses and $79,000 is included in other long term liabilities.

(10) ACCRUED EXPENSES

Accrued expenses consist of the following, in thousands:

	DECEMBER 31,
	2006	2005
Carrier charges	$2,403	$2,558
Payroll and related costs	2,269	1,611
Sales/Use/VAT taxes payable	966	1,037
Federal, state and foreign income taxes payable	1,391	1,665
Professional services, consulting fees and sales agents commissions	1,180	1,411
Separation agreement payable, current portion	609	565
Other	1,481	1,585
Total	$10,299	$10,432

(11) LOANS AND NOTES PAYABLE

Loans and notes payable include the following, in thousands:

	DECEMBER 31,
	2006	2005
Advances payable	$4,413	$950
Term loan payable	—	9,600
Total loans and notes payable	$4,413	$10,550

Advances payable at December 31, 2006 represent the Company’s outstanding balance under a new $6.0 million credit facility with CAPCO Financial Company, a division of Greater Bay Bank N.A. (“CAPCO”) entered into in July 2006. The facility provides for advances, subject to a maximum of 80% of certain accounts receivable of the Company, that bear interest at the rate of 2% over the prime rate of Greater Bay Bank. The facility has an initial term of 24 months, but can be terminated by CAPCO after

12 months upon 90 days prior written notice if the Company should fail to meet CAPCO’s then existing underwriting credit criteria. All assets of the Company in the United States are pledged as collateral to CAPCO but there are no financial covenants under the facility. On July 27, 2006 the Company drew down an initial advance of $5.9 million and used the proceeds to pay off the then outstanding loan balance with Wells Fargo Foothill (a subsidiary of Wells Fargo Bank), along with other related fees and expenses. As of December 31, 2006 the interest rate on the outstanding advances was 10.25% and $135,000 was available under the facility for additional advances.

The Advances payable and Term loan payable as of December 31, 2005 were part of a $15 million credit facility with Wells Fargo Foothill, Inc. (a subsidiary of Wells Fargo Bank). The Term loan was payable monthly over 60 months with interest payable monthly at the rate of 3.75% over the Wells Fargo prime rate. As part of the original credit facility the Company could also draw down capital advances up to $7.5 million based on certain circumstances and within certain specified limitations. The credit facility included certain affirmative and restrictive covenants, including maintenance of quarterly levels of EBITDA. On February 27, 2006 the Company entered into an amendment to the credit agreement with Wells Fargo establishing revised cumulative monthly EBITDA covenants but eliminating the Company’s ability to draw down any future advances and also requiring the Company to pay the outstanding Advances balance of $950,000. The amendment also required the Company to obtain at least $4.0 million in new subordinated debt or equity financing and to prepay $3.0 million of the term loan, both by May 1, 2006. The Company repaid the $950,000 in advances in February 2006. In April 2006, the Company completed an equity financing with certain existing shareholders and management for the sale of approximately 1.8 million shares of Class A common stock for $5.4 million and made the required $3 million prepayment on the term loan. However, since the Company’s ability to meet the original and revised EBITDA covenants was uncertain as of December 31, 2005, the total outstanding obligations under the credit agreement were included in current liabilities in the consolidated balance sheet as of that date.

The Company entered into the Wells Fargo facility agreement on December 16, 2004 and used the proceeds from the Term Loan to repay all of its then outstanding debt. As a result of the debt repayment, $984,000 of previously capitalized interest on certain restructured debt was reversed and recognized as a gain on debt restructurings and settlements. The capitalized interest had been recorded in 2001 at the time of previous debt restructuring in accordance with SFAS No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings”.

(12) LEASES

In addition to capital leases, the Company leases facilities and certain equipment under agreements accounted for as operating leases. These leases generally require the Company to pay all executory costs such as maintenance and insurance. The lease for the Company’s United States headquarters, laboratory and network center includes rent escalations amounting to $362,000 per annum as of July 1, 2006 and $67,000 per annum as of July 1, 2008. The escalations have been accounted for on a straight-line basis over the entire term of the lease which commenced on March 1, 2003 and terminates June 30, 2013. Rent expense for operating leases for the years ending December 31, 2006, 2005 and 2004 was approximately $3.8 million, $3.8 million, and $3.6 million, respectively.

At December 31, 2006 and 2005, the Company had $598,000 in gross amount of fixed assets and $391,000 and $224,000, respectively, of related accumulated amortization under capital leases. Future minimum lease payments under the remaining capital leases and non-cancellable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2006 are as follows, in thousands:

	YEAR ENDING DECEMBER 31,
	CAPITAL LEASES	OPERATING LEASES
2007	$25	$2,752
2008	19	2,416
2009	21	2,250
2010	2	2,158
2011	—	2,021
2012 and later	—	2,265
Total minimum lease payments	$67	$13,862
Less current portion of obligations under capital leases	25
Obligations under capital leases, excluding current portion	$42

(13) RELATED PARTY TRANSACTIONS

In April 2006, in connection with the private placement of 1.8 million shares of the Company’s Class A common stock, Federal Partners purchased approximately 824,000 shares at a purchase price of $3.00 per share or $2.5 million in the aggregate. Stephen Duff, a director of the Company since April 2006, is Chief Investment Officer of The Clark Estates, Inc. Mr. Duff is also both a limited partner and the Treasurer of the general partner of Federal Partners, L.P. As a result of the transaction, Federal Partners and accounts for which The Clark Estates, Inc. provides management and administrative services, raised their beneficial holdings to approximately 9.5 million shares or 17.5% of the Company’s outstanding Class A common stock.

(14) CAPITAL STOCK

In August 2006, the Company implemented a 1 for 5 reverse stock split of all issued and outstanding Class A common stock which has been reflected in the financial statements for all periods presented.

COMMON STOCK

VOTING RIGHTS

Each share of Class A common stock has one vote per share. Prior to the conversion into Class A common stock in December 2004, 200,000 shares of Class B common stock, which were owned by the Chairman, had ten votes per share.

PRIVATE PLACEMENT OF COMMON STOCK

In April 2006, the Company completed an equity financing with certain existing share holders and management for the sale of approximately 1.8 million shares of Class A common stock valued at approximately $5.4 million.

UNDESIGNATED PREFERRED SHARES

The Company is authorized, without further stockholder approval, to issue authorized but unissued shares of preferred stock in one or more classes or series. At December 31, 2006 and 2005, 60,000,000 authorized shares of undesignated preferred stock were available for creation and issuance in this manner.

(15) STOCK BASED COMPENSATION

The Company has adopted several stock option plans and assumed the plans of entities it had acquired in prior periods. In June 2005, the Company adopted the 2005 stock and incentive plan (the “2005 Plan”) which provides for the granting of stock options and other stock based awards. In 2006, the 2005 Plan was amended to increase shares available for grant from 200,000 to 600,000. Under the Company’s stock based plans a total of 1,615,000 shares were originally reserved for awards, of which 588,362 shares are available for future awards as of December 31, 2006. Options granted under the plans have exercise prices equal to fair market value of the Company’s stock at the time of grant and generally expire within 7 to 10 years. The Company issues shares of its authorized but previously unissued Class A common stock upon the exercise of any options or issuance of shares under other awards.

Compensation expense was recorded for the Company’s stock option plans in accordance with the modified prospective method as per SFAS 123(R) and amounted to approximately $148,000 for the year ended December 31, 2006. During 2006, the Company issued 129,577 shares of restricted stock that vest over a four year period to certain executive employees. Awards for 4,725 shares were forfeited during 2006 resulting in awards for 124,852 shares being outstanding as of December 31, 2006. The weighted average grant date fair value for all the shares was $4.09. Compensation expense for these awards amounted to $30,000 for the year ended December 31, 2006. All amounts specified as compensation expense are net of the related tax effect, which amounted to zero as the Company records a full valuation allowance against its U.S. net deferred tax assets. There was approximately $804,000 of total unrecognized compensation cost related to nonvested options and awards as of December 31, 2006 that will be recognized over the next four years. The expense is amortized on a straight line basis over the vesting period.

The fair value of option grants made in the twelve months ended December 31, 2006, amounting to approximately $112,000, are estimated as of the date of grant using the Black Scholes method option-pricing model with the following assumptions: dividend yield of 0%, average risk-free interest rate of 4.6 - 5.2%, expected life of 4.6 - 6.1 years and volatility of 91 - 104%.

A summary of the Company’s stock option activity and weighted average exercise prices is as follows:

	FOR THE YEAR ENDED DECEMBER 31,
	2006		2005		2004
	OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE	OPTION	WEIGHTED AVERAGE EXERCISE PRICE	OPTION	WEIGHTED AVERAGE EXERCISE PRICE
Options outstanding at beginning of period	1,030,427	$17.10	1,018,453	$19.00	976,396	$20.00
Options granted	40,000	$3.54	191,400	$4.80	88,200	$6.85
Options canceled or expired	(100,004)	$13.75	(150,213)	$19.60	(37,283)	$19.60
Options exercised	(1,000)	$2.65	(29,212)	$3.65	(8,860)	$3.75
Options outstanding at end of period	969,423	$14.05	1,030,427	$17.10	1,018,453	$19.00
Options exercisable at period End	869,485		904,705		663,746
Weighted average fair value of options granted during The period	$2.79		$4.00		$4.50

The following table summarizes information about stock options outstanding and exercisable at December 31, 2006:

	Options Outstanding			Options Exercisable
ACTUAL RANGE OF EXERCISE PRICES 150% INCREMENT	NUMBER OUTSTANDING AT 12/31/06	WEIGHTED- AVERAGE REMAINING CONTRACTUAL LIFE	WEIGHTED- AVERAGE EXERCISE PRICE	NUMBER EXERCISABLE AT 12/31/06	WEIGHTED- AVERAGE EXERCISE PRICE
$ 2.65 - 3.95	121,755	6.9	$3.08	77,130	$2.81
$ 4.05 - 5.75	265,373	6.8	$4.83	219,435	$4.93
$ 6.15 - 8.75	381,610	6.7	$6.38	372,235	$6.37
$ 9.40 - 14.00	104,821	4.6	$10.77	104,821	$10.77
$ 15.00 - 21.00	7,939	4.3	$19.54	7,939	$19.54
$ 24.00 - 35.95	1,477	4.1	$29.36	1,477	$29.36
$ 37.50 - 54.70	3,393	0.5	$49.66	3,393	$49.66
$ 64.05 - 84.40	68,275	3.3	$74.18	68,275	$74.18
$100.00 - 100.00	1,636	1.0	$100.00	1,636	$100.00
$162.20 - 875.00	13,144	1.6	$213.60	13,144	$213.60
$ 2.65 - 875.00	969,423	6.1	$14.05	869,485	$15.18

The effect of adopting SFAS 123R on our income from operations, income before income taxes, net income and basic and diluted net income per share for 2006 was as follows:

2006
($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income from continuing operations, as reported	$29
Effect of adopting SFAS 123R	148
Proforma income from continuing operations	$177
Loss from continuing operations before income taxes, as reported	$(1,026)
Effect of adopting SFAS 123R	148
Proforma loss from continuing operations before income taxes	$(878)
Net loss, as reported	$(67)
Effect of adopting SFAS 123R	148
Proforma net income	$81
Basic and diluted net loss, as reported	$(0.01)
Effect of adopting SFAS 123R	0.01
Proforma basic net income (loss) per share	$0.00

The Company had previously adopted the disclosure provisions of SFAS No. 148 as of December 31, 2002 and applied the measurement provisions of APB 25 through December 31, 2005. Under APB Opinion No. 25, compensation expense is recognized based upon the difference, if any, at the measurement date between the market value of the stock and the option exercise price and amortized on a straight-line basis over the vesting period. The measurement date is the date at which both the number of options and the exercise price for each option are known. The following table illustrates the effect on net income (loss) and net income (loss) per share for the years ended December 31, 2005 and 2004 if the fair value recognition provisions of SFAS No. 123 had been applied to stock-based employee compensation.

	2005	2004
($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income (loss):
Net income (loss), as reported	$(1,085)	$7,690
Deduct total stock based employee compensation expense determined under the fair value method for all awards, net of tax	(1,732)	(2,769)
Proforma net income (loss	$(2,817)	$4,921
Basic net income (loss) per share:
Net income (loss), as reported	$(0.12)	$0.87
Deduct total stock based employee compensation expense determined under the fair value method for all awards, net of tax	$(0.19)	$(0.31)
Proforma basic net income (loss) per share	$(0.31)	$0.56
Diluted net income (loss) per share:
Net income (loss), as reported	$(0.12)	$0.86
Deduct total stock based employee compensation Expense determined under the fair value method for All awards, net of tax	$(0.19)	$(0.31)
Proforma diluted net income (loss)	$(0.31)	$0.55

In December, 2005 the Company accelerated the vesting of all current employee options with an exercise price in excess of $4.60 per share to avoid the recording of this expense in 2007 and future periods when the Company adopted FAS 123R. This action resulted in a $1,038,000 increase in the stock based compensation and proforma loss for 2005 as reflected above.

The fair value of each option grant is estimated on the date of grant using the Black Scholes method option-pricing model with the following assumptions used for grants made in 2005: dividend yield of zero percent (0%), average risk-free interest rate of 3.9%, expected life of 5 years and volatility of 119%, 2004: dividend yield of zero percent (0%), average risk-free interest rate of 3.4%, expected life of 5 years and volatility of 119%.

(16) EMPLOYEE STOCK AND SAVINGS PLANS

EMPLOYEE STOCK PURCHASE PLAN

On June 20, 2006, the stockholders of the Company approved the EasyLink Services Corporation Employee Stock Purchase Plan (the “ESPP”). The purpose of the ESPP is to provide an incentive to a broad-based group of the Company’s employees to acquire a proprietary interest in the Company, to continue their positions with the Company and to increase their efforts on the Company’s behalf. An aggregate of 400,000 shares of Class A common stock has been reserved for issuance under the ESPP. The Company has not yet implemented the ESPP and, accordingly, no shares of stock had been sold thereunder as of December 31, 2006.

401 (K) PLAN

On January 3, 2000, the Company established a 401(k) Plan (“the plan”) for its U.S. employees. Subject to Internal Revenue Code limitations, participants may contribute from 1% to 15% of pay each pay period on a before tax basis, subject to statutory limits. Such contributions are fully and immediately vested. The Company will match 50% of the first 6% of an employee’s contribution with shares of Class A common stock. Vesting of the Company’s matching contributions begins at 20% after the first anniversary of date of hire or plan commencement date, whichever is later, increasing by 20% each year thereafter through the fifth year until full vesting occurs. The Company’s matching contributions of 125,400, 99,923 and 54,626 shares of Class A common stock, for the years ended December 31, 2006, 2005 and 2004, respectively resulted in compensation expense of $425,000, $475,000, and $400,000, respectively.

UNITED KINGDOM PENSION PLANS

The Company has two pension plans in the United Kingdom. Participants must contribute a minimum of 2.5% of pay each period on a before tax basis, subject to statutory limits. Such contributions are fully and immediately vested. The Company will contribute 9.5% to 10.5% of a participant’s pay. Vesting of the Company’s contribution is immediate. The Company’s contributions for the years ended December 31, 2006, 2005 and 2004 amounted to approximately $295,000, $295,000 and $344,000, respectively.

(17) RESTRUCTURING CHARGES

The Company’s restructuring activities relate to costs for future lease commitments, net of estimated sublease rentals. In December 2006 the Company closed its Glen Head, NY facility and migrated the network operations previously conducted there to its new data center in Piscataway, NJ. Accordingly, the Company recorded a restructuring reserve and general and administrative expense of $206,000 for the lease commitment for the facility net of an estimated amount for the possible sublease of the premises. In 2004, based upon revised estimates of previously recorded lease abandonment costs, largely due to a negotiated settlement of liability on one lease, $350,000 of restructuring charges were reversed.

The following sets forth the activity in the Company’s restructuring reserve (in thousands):

	FOR THE YEAR ENDED DECEMBER 31, 2006
	BEGINNING BALANCE	CURRENT YEAR PROVISION (REVERSAL)	CURRENT YEAR UTILIZATION	ENDING BALANCE
Lease abandonments	$172	$206	$(172)	$206

	FOR THE YEAR ENDED DECEMBER 31, 2005
	BEGINNING BALANCE	CURRENT YEAR PROVISION (REVERSAL)	CURRENT YEAR UTILIZATION	ENDING BALANCE
Lease abandonments	$903	$—-	$(731)	$172

	FOR THE YEAR ENDED DECEMBER 31, 2004
	BEGINNING BALANCE	CURRENT YEAR PROVISION (REVERSAL)	CURRENT YEAR UTILIZATION	ENDING BALANCE
Lease abandonments	$2,747	$(350)	$(1,494)	$903

(18) INCOME TAXES

Income (loss) before provision (credit) for income taxes in 2006, 2005 and 2004 is comprised of the following (in thousands):

	2006	2005	2004
United States	$(5,108)	$(3,207)	$8,301
Foreign	4,082	1,772	1,789
	$(1,026)	$(1,435)	$10,090

The provision (credit) for income taxes in 2006, 2005 and 2004 consist of the following (in thousands):

	2006	2005	2004
Current taxes:
Federal	$(930)	$(805)	$1,735
State	80	35	370
Foreign	986	420	295
	136	(350)	2,400
Deferred Foreign taxes	(167)	—-	—-
	$(31)	$(350)	$2,400

The difference between the statutory Federal income tax rate of 35% and the company’s effective tax rate for the years ended December 31, 2006, 2005 and 2004 is principally due to the utilization of Federal, state and foreign net operating losses for which the Company had recorded a full valuation allowance, state income taxes, including minimum taxes, net of federal tax benefit and foreign taxes.

As of December 31, 2006 and 2005, the Company had approximately $22.3 million and $17.1 million of federal net operating loss carryforwards available to offset future taxable income. Such carryforwards expire through 2026. Additionally, the Company had $2.1 million and $1.9 million, respectively, of foreign net operating loss carryforwards at December 31, 2006 and 2005, which have no expiration date.

The effects of temporary differences and tax loss carryforwards that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005 are presented below, in thousands.

	2006	2005
Deferred tax assets:
Net operating loss carryforwards	$9,486	$8,294
Allowance for doubtful accounts	447	626
Depreciation and amortization	2,171	2,234
Accrued expenses and restructuring reserve not currently deductible for tax Purposes	812	1,109
	12,916	12,263
Deferred tax liabilities:
Accrued refund of Federal excise taxes	(64)	—-
	12,852	12,263
Valuation allowance	(12,685)	(12,263)
Net deferred tax assets and liabilities	$167	$0

Based upon the level of historical losses and after considering projections for future taxable income over the periods in which the deferred tax assets are expected to be deductible, the Company has recorded a valuation allowance against its United States and certain foreign net deferred tax assets, including the remaining net operating loss carryforwards, since it believes that it is not more likely that not that these assets will be realized. In 2006 the Company has not recorded a valuation allowance against its UK tax benefits that expected to be realized in 2007 and 2008, based on the profitable results of this subsidiary for the past two years and expected results for the next two years. The Company believes it is more likely than not that the tax benefits for those two years will be realized.

(19) COMMITMENTS AND CONTINGENCIES

MASTER CARRIER AGREEMENT

Under a Master Carrier Agreement the Company entered into with AT&T in July, 2005, the Company has a minimum purchase commitment of a variety of telecommunication services amounting to $5 million over the two year term of the agreement. As of December 31, 2006, the Company had purchased $4.8 million of the related services and expects to meet the remaining commitment during the first quarter of 2007.

LEGAL PROCEEDINGS

From time to time the Company has been, and expects to continue to be, subject to legal proceedings and claims in the ordinary course of business. These include claims of alleged infringement of third-party patents, trademarks, copyrights, domain names and other similar proprietary rights; employment claims; claims alleging unsolicited commercial faxes sent on behalf of the Company’s customers; and contract claims. These claims include claims that some of the Company’s services employ technology covered by third party patents. These claims, even if not meritorious, could require us to expend significant financial and managerial resources. No assurance can be given as to the outcome of one or more claims of this nature. If an infringement claim were determined in a manner adverse to the Company, it may be required to discontinue use of any infringing technology, to pay damages and/or to pay ongoing license fees which would increase the costs of providing service.

In connection with the termination of an agreement to sell the portal operations of the Company’s discontinued India.com business, the Company brought suit against a broker that it had engaged in connection with the proposed sale of the portal operations alleging, among other things, breach of contract and misrepresentation. The broker brought a counterclaim against the Company for a brokerage fee that would have been payable on the closing of the proposed sale. In 2003 the District Court entered a judgment in the amount of $928,000 against the Company. On June 20, 2005, the Court of Appeals reversed the District Court’s ruling that the broker was a third party beneficiary of the terminated agreement and set aside the $928,000 of damages. The Court of Appeals, however, also determined that the District Court had not fully resolved the issue of whether the Company had breached the agreement to sell the portal operations for the express purpose of avoiding the broker’s commission. Accordingly, the Court of Appeals remanded the case to the District Court for further consideration. In 2006 upon consideration of the issue remanded, the District Court issued a decision to enter judgment in the Company’s favor. The broker filed a motion to amend that judgment and/or order a new trial. This appeal was denied by the court. The broker has filed another appeal to overturn the court’s decision and the parties are awaiting the decision of the appeal.

OTHER

In 2005 the Company received a New York State sales tax assessment of $414,000 based upon an audit of one of its operating subsidiaries for 2001 through 2004. The Company disputes the finding of the audit and has been in the process of appealing the assessment since it was received. Most recently, on November 20, 2006, the Company submitted a Petition for Redetermination to the New York State

Division of Tax Appeals. The Division of Taxation denied the appeal and the dispute will now be submitted to the New York State tax court for consideration. If the Company is not successful in its appeal of the assessment, the Company’s estimated liability, including interest, penalties and 2005 and 2006 taxes, at December 31, 2006 would be approximately $500,000. The Company has provided what it believes to be the probable cost of $316,000 for this assessment as of December 31, 2006 in accordance with FAS No. 5 “ Accounting for Contingencies”.

(20) GEOGRAPHIC DISCLOSURE

	GEOGRAPHIC INFORMATION FOR THE YEARS ENDED
	2006	2005	2004
United States:
Revenues	$52,164	$54,630	$67,973
Operating income (loss	(3,896)	(3,478)	7,378
Total assets	32,935	36,914	43,625
Long lived assets	20,435	22,087	22,039
All other regions:
Revenues	21,861	24,029	23,867
Operating income (loss	3,925	1,285	1,721
Total assets	8,298	7,061	6,720
Long lived assets	550	641	894
Significant country included in all other regions
United Kingdom:
Revenues	19,845	21,059	20,516
Operating income (loss)	3,829	1,943	2,296
Total assets	7,193	5,688	5,544
Long lived assets	482	588	568

Geographic data is classified based on the location of the Company’s operation that provides selling and general account maintenance of the customer’s accounts.

(21) RESTATEMENT OF 2004 FINANCIAL STATEMENTS

The Company has restated its previously issued financial statements for the year ended December 31, 2004 in a Form 10K/A filed on December 8, 2005. The Company’s determination to restate these previously issued financial statements stems from the following items:

1.                The liability for telecommunication services costs of the Company’s United Kingdom subsidiary was over-stated. The Company has revised its methodology to more accurately estimate this liability resulting in a decrease in the estimated liability and related costs of revenues of $603,000 for 2004.

2.                The Company had recorded accruals for certain assessed Federal regulatory fees in prior years although the amounts of such assessments were disputed by the Company. Based upon revised assessments received by the Company in the 4th quarter of 2004, the amounts of such accruals were in excess of the revised assessments. However, the Company did not timely adjust the recorded liability for this change in circumstances. The amount of the accrual no longer required and adjusted for in the restatement is $296,000.

3.                The Company has determined that it did not properly account for certain equipment purchased in prior years. As a result the Company has recorded $47,000 in additional depreciation expense in 2004 related to these assets.

4.                The Company has evaluated its liability in connection with a New York State sales tax audit of one of its operating subsidiaries for 2001 through 2004. The Company has now determined that the estimated liability for these taxes should have been increased in the 4th quarter of 2004 based on a tax assessment received in 2005 but prior to the issuance of the Company’s Form 10K for the year ended December 31, 2004. The increase in the estimated liability is $90,000.

5.                The Company incorrectly calculated the net operating loss carry forwards of its United Kingdom subsidiaries as of December 31, 2003 resulting in the under accrual of foreign income tax liabilities of $295,000 in 2004.

6.                The restatement also includes the recording of adjustments in prior periods that were not recorded in these periods because in each case and in the aggregate the amount of these errors were not material to the Company’s consolidated financial statements.

7.                The Company had incorrectly classified and recorded currency translation losses at December 31, 2004. As a result, the accumulated other comprehensive loss account included in stockholders’ equity at December 31, 2004 has been increased by $166,000 and accrued expenses has been reduced by such amount.

The following schedules show the impact of the restatement on the relevant captions from the Company’s consolidated statements of operations and cash flows for the year ended December 31, 2004.

CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004

	ADJUSTMENTS
	AS PREVIOUSLY REPORTED	AMOUNT	NO.	AS RESTATED
TOTAL REVENUES	$91,840			$91,840
Operating expenses:
Cost of revenues	36,725	(596)	1,6	36,129
GROSS PROFIT	55,115	596		55,711
Sales and marketing	18,715			18,715
General and administrative	23,794	(63)	2,3,4,6	23,731
Product development:	6,730			6,730
Amortization of Intangibles	2,066			2,066
Restructuring Charge	(350)			(350)
Impairment of intangible assets	500	250	6	750
Gain on sale of buisnesses/MailWatch service line	(5,017)			(5,017)
	46,438	187		46,625
INCOME FROM OPERATIONS	8,677	409		9,086
Interest income	70	177	6	247
Interest expense	(517)			(517)
Other income (expense)	288	2	6	290
Gain on settlement of debt	984			984
Income before income taxes	9,502	588		10,090
Provision for income taxes	1,900	500	5,6	2,400
NET INCOME	$7,602	$88		$7,690
BASIC NET INCOME PER SHARE	$0.87	$0.00		$0.87
DILUTED NET INCOME PER SHARE	$0.86	$0.00		$0.86
COMPREHENSIVE INCOME	$7,802	$(78)		$7,724

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004

	ADJUSTMENTS
	AS PREVIOUSLY REPORTED	AMOUNT	NO.	AS RESTATED
Net cash provided by operating activities of continuing operations	$6,278	$(324)		$5,954
Net cash provided by investing Activities	1,530	406		1,936
Net cash used in financing Activities	(1,502)	—		(1,502)
Net increase in cash and cash Equivalents	5,977	(84)		5,893

(22) VALUATION AND QUALIFYING ACCOUNTS

Additions and write-offs charged to the allowance for doubtful accounts are presented below, in thousands.

	BALANCE AT BEGINNING OF YEAR	ADDITIONS (RECOVERIES) CHARGED TO EXPENSES	DEDUCTIONS/ WRITE-OFFS	BALANCE AT END OF PERIOD
For the year ended December 31, 2004	$4,824	$450	$1,324	$3,950
For the year ended December 31, 2005	$3,950	$59	$1,679	$2,330
For the year ended December 31, 2006	$2,330	$(164)	$561	$1,605

The Company provides telex services to governmental telecommunications companies throughout the world and completes telex transactions for its customers on the networks of these companies. In prior years when telex service was in greater use, most of these transactions were settled on a net basis with receivables and payables balances remaining outstanding for prolonged periods of time. The Company recorded provisions for bad debts based on the age of its receivables. Recently many of these governmental companies have discontinued or curtailed their telex businesses and the Company has been successful in collecting receivables that had been provided for in the allowance for bad debts. In 2006 a total of $226,000 of the allowance for doubtful accounts was reversed as no longer needed for these receivables resulting in the net credit provision for doubtful accounts of $164,000 in the above schedule for the year.

 (23) QUARTERLY FINANCIAL INFORMATION—UNAUDITED

Condensed Quarterly Consolidated Statements of Operations for 2006 and 2005 are as follows (in thousands, except per share data):

YEAR 2006

	FIRST QUARTER	SECOND QUARTER	THIRD QUARTER	FOURTH QUARTER
Revenues	$18,461	$18,852	$18,689	$18,023
Cost of revenues	7,463	7,895	6,872	6,770
Gross profit	10,998	10,957	11,817	11,253
Operating expenses	11,428	10,905	11,441	11,222
Income (loss) from operations	(430)	52	376	31
Other income(expense), net	(295)	(65)	(523)	(172)
Income (loss) before income taxes from continuing operations	(725)	(13)	(147)	(141)
Provision (credit) for income taxes	(349)	76	284	(42)
Net income (loss) from continuing operations	$(376)	$(89)	$(431)	$(99)
Income from discontinued operations	—	—	928	—
Net income (loss)	$(376)	$(89)	$497	$(99)
Basic and diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.04)	$(0.01)	$(0.04)	$(0.01)
Income from discontinued operations	—	—	0.08	—
Net income (loss) per share	$(0.04)	$(0.01)	$0.04	$(0.01)

YEAR 2005

	FIRST QUARTER	SECOND QUARTER	THIRD QUARTER	FOURTH QUARTER
Revenues	$20,378	$20,070	$19,701	$18,510
Cost of revenues	7,769	6,986	8,169	7,004
Gross profit	12,609	13,084	11,532	11,506
Operating expenses	15,258	11,654	12,401	11,449
Income (loss) from operations	(2,649)	1,430	(869)	57
Gain on Domain names repurchase agreement	—	—	1,907	—
Other income(expense), net	(277)	(374)	(759)	100
Income (loss) before income taxes	(2,926)	1,056	279	157
Provision (credit) for income taxes	(185)	290	(65)	(390)
Net income (loss)	$(2,741)	$766	$344	$547
Basic and diluted net income (loss)per shares	$(0.31)	$0.09	$0.04	$0.06

Due to changes in the number of shares outstanding, quarterly loss per share amounts do not necessarily add to the totals for the years.

PRO FORMA FINANCIAL STATEMENTS

INTERNET COMMERCE CORPORATION

Pro Forma Financial Statements (Unaudited)

INTERNET COMMERCE CORPORATION
Unaudited Pro Forma Condensed Combining Balance Sheets
As of April 30, 2007
(In thousands)

	Historical
	ICC	EasyLink	Pro Forma		Pro Forma
	Apr 30, 2007	Mar 31, 2007	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$7,047	$5,289	$(12,074	)(a)	$262
Accounts receivable, net	4,106	10,943	—		15,049
Prepaid expenses and other current assets	684	2,701	(1,434	)(b)	1,951
Total current assets	11,837	18,933	(13,508)		17,262
Restricted cash	433	—	—		433
Property and equipment, net	1,058	9,212	—		10,270
Goodwill	6,169	6,213	36,401	(c)	48,783
Other intangible assets, net	4,000	4,993	22,007	(d)	31,000
Other assets	41	213	—		254
Total assets	$23,538	$39,564	$44,900		$108,002
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$398	$5,898	$—		$6,296
Accrued expenses	889	8,900	1,975	(e)	11,764
Accrued dividends - preferred stock	66	—	—		66
Loans and notes payable	—	3,808	(3,808	)(a)	—
Other current liabilities	637	1,428	—		2,065
Total current liabilities	1,990	20,034	(1,833)		20,191
Long term notes payable	—	—	60,000	(f)	60,000
Other long term liabilities	776	1,027	—		1,803
Total liabilities	2,766	21,061	58,167		81,994
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—	—		—
Common stock	230	110	(100	)(g)	240
Additional paid-in capital	101,403	560,890	(555,664	)(g)	106,629
Accumulated other comprehensive loss	—	(880)	880	(g)	—
Accumulated deficit	(80,861)	(541,617)	541,617	(g)	(80,861)
Total stockholders’ equity	20,772	18,503	(13,267)		26,008
Total liabilities and stockholders’ equity	$23,538	$39,564	$44,900		$108,002

See notes to unaudited pro forma condensed combining financial information

INTERNET COMMERCE CORPORATION
Unaudited Pro Forma Condensed Combining Balance Sheets
As of July 31, 2006
(In thousands)

	Historical
	ICC	EasyLink	Pro Forma		Pro Forma
	Jul 31, 2006	Jun 30, 2006	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$6,989	6,265	(13,666	)(a)	$(412)
Accounts receivable, net	3,631	12,033	—		15,664
Prepaid expenses and other current assets	462	2,551	(1,434	)(b)	1,579
Total current assets	11,082	20,849	(15,100)		16,831
Restricted cash	433	—	—		433
Property and equipment, net	1,114	9,711	—		10,825
Goodwill	6,148	6,213	38,455	(c)	50,816
Other intangible assets, net	4,830	5,779	21,221	(d)	31,830
Other assets	38	876	—		914
Total assets	$23,645	43,428	44,576		111,649
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$662	5,735	—		6,397
Accrued expenses	575	10,085	1,975	(e)	12,635
Accrued dividends - preferred stock	232	—	—		232
Loans and notes payable	—	5,400	(5,400	)(a)	—
Other current liabilities	629	3,083	—		3,712
Total current liabilities	2,098	24,303	(3,425)		22,976
Long term notes payable	—	—	60,000	(f)	60,000
Other long term liabilities	967	1,574	—		2,541
Total liabilities	3,065	25,877	56,575		85,517
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—	—		—
Common stock	227	545	(535	)(g)	237
Additional paid-in capital	103,043	559,937	(554,395	)(g)	108,585
Accumulated other comprehensive loss	—	(730)	730	(g)	—
Accumulated deficit	(82,690)	(542,201)	542,201	(g)	(82,690)
Total stockholders’ equity	20,580	17,551	(11,999)		26,132
Total liabilities and stockholders’ equity	$23,645	43,428	44,576		$111,649

See notes to unaudited pro forma condensed combining financial information

INTERNET COMMERCE CORPORATION
Unaudited Pro Forma Condensed Combining Statement of Operations
For the Nine Months ended April 30, 2007
(In thousands, except per share amounts)

	Historical
	ICC	EasyLink		Pro Forma		Pro Forma
	Apr 30, 2007	Mar 31, 2007		Adjustments		Combined
Revenue:
Services revenue	$16,500	$55,471		$—		$71,971
Expenses:
Cost of services	5,828	20,543		—		26,371
Product development and enhancement	1,898	5,245		—		7,143
Selling and marketing	1,269	12,319		—		13,588
General and administrative	4,515	15,480		(1,151	)(h)	18,844
Amortization of intangible assets	1,095	162		3,888	(i)	5,145
Impairment of acquired intangibles	—	550		(550	)(i)	—
	14,605	54,299		2,187		71,091
Operating income (loss)	1,895	1,172		(2,187)		880
Other income and (expense):
Interest income	233	149		—		382
Interest expense	(59)	(1,066)		(2,658	)(j)	(3,783)
Other income (expense)	(21)	134		—		113
	153	(783)		(2,658)		(3,288)
Income (loss) from continuing operations before income taxes	2,048	389		(4,845)		(2,408)
Provision (benefit) for income taxes	219	623		—		842
Net income (loss) from continuing operations	1,829	(234	)(1)	(4,845)		(3,250)
Dividends on preferred stock	(233)	—		—		(233)
Extinguishment of dividends on preferred stock	200	—		—		200
	(33)	—		—		(33)
Net income (loss) attributable to common stockholders	$1,796	$(234)		$(4,845)		$(3,283)
Basic income (loss) per common share	$0.08	$(0.02)				$(0.09)
Diluted income (loss) per common share	$0.07	$(0.02)				$(0.09)
Weighted average number of common shares outstanding—basic	22,760	10,984		1,002		23,732
Weighted average number of common shares outstanding—diluted	24,674	10,983		439		23,732

(1)          The historical earnings for EasyLink have been adjusted for discontinued operations in the amount of $928,000.

See notes to unaudited pro forma condensed combining financial information

INTERNET COMMERCE CORPORATION
Unaudited Pro Forma Condensed Combining  Statement of Operations
For the Year  ended July 31, 2006
(In thousands, except per share amounts)

	Historical
	ICC	EasyLink	Pro Forma		Pro Forma
	Jul 31, 2006	Jun 30, 2006	Adjustments		Combined
Revenue:
Services revenue	$19,771	$75,524	$—		$95,295
Expenses:
Cost of services	6,780	30,531	—		37,311
Product development and enhancement	633	6,853	—		7,486
Selling and marketing	2,108	18,514	—		20,622
General and administrative	7,203	19,130	(1,469	)(h)	24,864
Amortization of intangible assets	894	1,436	3,964	(i)	6,294
Loss on sale of fax line of business	—	250	250
	17,618	76,714	2,495		96,827
Operating income (loss)	2,153	(1,190)	(2,495)		(1,532)
Other income and (expense):
Interest income	200	192)	—		392
Interest expense	(159)	(1,406)	(2,944	)(j)	(4,509)
Gain on domain name repurchase agreement	—	1,907			1,907
Gain on sale of patents	784	—	784
Other income (expense)	58	195	—		253
	883	888	(2,944)		(1,173)
Income (loss) from continuing operations before income taxes	3,036	(779)	(5,439)		(2,705)
Provision (benefit) for income taxes	61	(728)	—		(667)
Net income (loss) from continuing operations	2,975	(51)	(5,439)		(2,308)
Dividends on preferred stock	(400)	—	—		(400)
Net income (loss) attributable to common stockholders	$2,575	$(51)	$(5,439)		$(2,438)
Basic income (loss) per common share	$0.12	$(0.01)			$(0.11)
Diluted income (loss) per common share	$0.11	$(0.01)			$(0.11)
Weighted average number of common shares outstanding—basic	20,643	9,779 (1)	1,135		21,778
Weighted average number of common shares outstanding—diluted	22,640	9,779	2,656		21,778

(1)          The EasyLink historical weighted average number of common shares has been retroactively adjusted for the August 2006 1-for-5 reverse stock split.

See notes to unaudited pro forma condensed combining financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

1.                 Basis of Presentation

Presented above are the unaudited pro forma condensed combined income statements of ICC for the year ended July 31, 2006 and the nine months ended April 30, 2007 and the unaudited pro forma condensed combined balance sheets of ICC as of April 30, 2007 and July 31, 2006. The unaudited pro forma condensed combined financial information has been prepared based upon the historical consolidated financial statements of ICC and EasyLink, as adjusted for the Merger. ICC’s unaudited pro forma condensed combined income statements for the year ended July 31, 2006 and the nine months ended April 30, 2007 have been prepared as though the Merger had occurred as of August 1, 2005 and August 1, 2006, respectively. ICC’s unaudited pro forma condensed combined balance sheets as of April 30, 2007 and July 31, 2006 have been prepared as though the Merger had occurred as of April 30, 2007 and July 31, 2006, respectively.

EasyLink’s historical fiscal year for the period presented ended on December 31, which differs from ICC’s fiscal year end of July 31. As a result of the differing balance sheet dates for the periods presented, the unaudited pro forma condensed combined balance sheet as of April 30, 2007 was prepared using (i) the balance sheet information from ICC’s unaudited interim condensed consolidated financial statements as of April 30, 2007 and (ii) the balance sheet information from EasyLink’s unaudited interim condensed consolidated financial statements as of March 31, 2007. The unaudited pro forma condensed combined balance sheet as of July 31, 2006 was prepared using (i) the balance sheet information from ICC’s audited year end condensed consolidated financial statements as of July 31, 2006 and (ii) the balance sheet information from EasyLink’s unaudited interim condensed consolidated financial statements as of June 30, 2006.

The unaudited pro forma condensed combined income statements for the nine months ended April 30, 2007 were prepared using (i) the income statement information from ICC’s unaudited interim condensed consolidated financial statements for the nine months ended April 30, 2007 and (ii) the income statement information from (a) EasyLink’s audited consolidated financial statements for the fiscal year ended December 31, 2006, after subtracting the income statement information for the six month period ended June 30, 2006 and (b) EasyLink’s unaudited interim condensed consolidated financial statements as of March 31, 2007 (resulting in an unaudited nine month period ended March 31, 2006).

The unaudited pro forma condensed combined income statements for the year ended July 31, 2006 were prepared using (i) the income statement information from ICC’s audited consolidated financial statements for the year ended July 31, 2006 and (ii) the income statement information from (a) EasyLink’s unaudited interim condensed consolidated financial statements for the six month period ended June 30, 2006 added to (b) the income statement information from EasyLink’s audited consolidated financial statements for the fiscal year ended December 31, 2005 after subtracting the income statement information from the six month period ended June 30, 2005 (resulting in an unaudited twelve month period ended June 30, 2006).

The use of the income statements, as outlined in the prior two paragraphs, is consistent with Rule 11-02(c)(3) of Regulation S-X, which requires update of the income statement of the other entity to a period ending within 93 days of the registrant’s year end. Certain historical EasyLink consolidated income statement information is included in both unaudited pro forma condensed combined income statements presented.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and do not purport to represent what our actual unaudited condensed combined income statements or balance sheet would have been if the Merger had occurred on the dates assumed, nor does it purport to project our results of operations for any future periods or our financial condition at any future date and, because of their nature, may not present fairly, in all material respects, our financial position and the results of our operations. Our future operating results may differ materially from the pro forma amounts reflected below due to various factors, including changes in operating results. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes. The unaudited pro forma condensed combined financial information does not reflect any additional future costs or charges or any expected future cost savings. The unaudited pro forma condensed combined financial information should be read in conjunction with the Financial Statements of ICC and EasyLink provided herein.

The estimated total purchase price of the acquisition as of April 30, 2007 and July 31, 2006 is set forth below in thousands:

	As of April 30, 2007	As of July 31, 2006
Cash on closing	$63,947	$63,947
ICC class A common stock issued	724	724
Estimated transaction costs and expenses	12,240	12,556
Total purchase price	$76,911	$77,227

The preliminary estimate of the fair value of the assets acquired and liabilities assumed based upon EasyLink’s March 31, 2007 balance sheets and June 30, 2006 balance sheets are set forth below in thousands:

	As of April 30, 2007	As of July 31, 2006
Assets Acquired:
Current assets	$18,933	$20,849
Property and equipment, net	9,212	9,711
Other non-current assets	213	876
Identifiable intangible assets	27,000	27,000
Liabilities assumed	(21,061)	(25,877)
Net assets acquired	$34,297	$32,559
Cost in excess of net assets acquired (recorded goodwill)	42,614	44,668
Total estimated fair value of net assets acquired and recorded goodwill	$76,911	$77,227

2.                 Explanation of pro forma adjustments

The following is a brief description of the preliminary adjustments which may change as additional information is obtained. These adjustments are based on management’s best estimate and are presented in thousands.

(a)          To record the estimated cash portion of the purchase price:

	As of April 30, 2007	As of July 31, 2006
Cash on closing for purchase of common and director’s shares	$63,947	$63,947
Cash on closing for transactions costs	4,319	4,319
Cash on closing for repayment of credit facility per the terms of the purchase agreement	3,808	5,400
	$72,074	$73,666
Less: Increase in cash from borrowings on our Series A and Series B convertible notes (see note f)	60,000	60,000
	$12,074	$13,666

(b)         To record prepaid transaction costs and expenses of $1,434 as of April 30, 2007 and July 31, 2006.

(c)          To record estimated adjustments to goodwill, in thousands:

	As of April 30, 2007	As of July 31, 2006
Recorded goodwill	$42,614	$44,668
Elimination of EasyLink historical goodwill	(6,213)	(6,213)
Adjustment to goodwill	$36,401	$38,455

(d)         To record estimated adjustments to acquired identifiable intangible assets. The preliminary valuations and estimated useful lives used in calculating amortization expense are shown below in thousands:

	Useful Life (years)	As of April 30, 2007	As of July 31, 2006
Acquired software technology	7	$16,000	$16,000
Trade names	3	1,000	1,000
Customer relationships	2	10,000	10,000
		27,000	27,000
Adjustment for historical EasyLink intangible assets		(4,993)	(5,779)
		$22,007	$21,221

(e)          To record estimated accrued transaction costs and expenses of $1,975 as of April 30, 2007 and July 31, 2006.

(f)            To record borrowings under the Series A and Series B convertible notes as of April 30, 2007 and July 31, 2006, in thousands:

Series A convertible notes	$30,000
Series B convertible notes	30,000
$60,000

(g)          To record estimated adjustments stockholder’s equity, in thousands:

	As of April 30, 2007	As of July 31, 2006
To record the issuance of common stock as part of transaction costs	$10	$10
To record additional paid in capital related to issuance of common stock and conversion of EasyLink stock options	5,226	5,542
Elimination of EasyLink common stock	(110)	(545)
Elimination of EasyLink additional paid in capital	(560,890)	(559,937)
Elimination of EasyLink accumulated other comprehensive loss	880	730
Elimination of EasyLink accumulated deficit	541,617	542,201
	$(13,267)	$(11,999)

Adjustments to Pro Forma Statement of Operations for the Years ended April 30, 2007 and July 31, 2006:

(h)         To record estimated depreciation based upon the purchase fair valuation of property and equipment acquired, in thousands:

	Nine months ended April 30, 2007	Year ended July 31, 2006
To record additional depreciation on property and equipment revaluation as a result of the purchase price allocation	$1,035	$1,554
Elimination of historical EasyLink property and equipment depreciation	(2,186)	(3,023)
	$(1,151)	$(1,469)

(i)            To record estimated amortization expense based upon the estimated purchase price valuation of identified intangible assets acquired, in thousands:

	Nine months ended April 30, 2007	Year ended July 31, 2006
To record amortization expense related to identified intangible assets acquired (see note d)	$4,050	$5,400
Elimination of historical EasyLink impairment on acquired intangibles	(550)	—
Elimination of historical EasyLink property and equipment depreciation	(162)	(1,436)
	$(3,338)	$(3,964)

(j)             To record estimated interest expense related to the Series A and Series B convertible note issuance and adjust the historical EasyLink interest expense, in thousands:

	Nine months ended April 30,2007	Year ended July 31, 2006
To record interest expense related to Series A and Series B convertible notes	$2,906	$2,944
Elimination of historical EasyLink interest expense with respect to the credit facility repayment as part of the purchase transaction	(248)	—
	$2,658	$2,944

Annex A—Securities Purchase Agreement

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement is entered into and dated as of May 3, 2007 (this “Agreement”), by and among Internet Commerce Corporation, a Delaware corporation (the “Company”), and each of the purchasers identified on the signature pages hereto (each, a “Purchaser” and, collectively, the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933 (the “Securities Act”), the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, certain securities of the Company pursuant to the terms set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser, severally and not jointly, agree as follows:

ARTICLE I.
DEFINITIONS

1.1   Definitions.   In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“Additional Investment Rights” means, collectively, the Additional Investment Rights issued and sold under this Agreement, in the form of Exhibit A.

“Additional Notes” means the Senior Secured Convertible Notes issuable to the Purchasers upon exercise of the Additional Investment Rights with a maximum aggregate principal face amount of $10,000,000, in the form of Exhibit C-2.

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person. Without limiting the foregoing with respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Approved Issuance” means an issuance by the Company of any debt fully subordinated to the Notes or any Common Stock in the aggregate not to exceed $20,000,000 to any Person that is approved in writing by the Majority Purchasers (such approval not to be unreasonably withheld) in any transaction that (i) in the case of fully subordinated debt, contemplates a security with a maturity date not less than 180 days after the Maturity Date (as defined in the Series A Notes), (ii) is approved in writing by the Majority Purchasers, (iii) is described in a Current Report on Form 8-K filed by the Company, with the Commission, at least ten (10) Business Days prior to the Closing Date, describing the material terms of such issuance and (iv) closes at or prior to the Closing.

“Bankruptcy Event” means any of the following events:  (a) the Company or any Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof; (b) there is commenced against the Company or any Subsidiary any such case or proceeding that is not dismissed within 90 days after commencement; (c) the Company or any Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 90 days; (e) the Company or any Subsidiary makes a general assignment for the benefit of creditors; (f) the

Company or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as such term is used in Rule 13d-5(b)(1) under the Exchange Act) of more than 50% of the voting rights or equity interests in the Company; (ii) a replacement of more than 50% of the members of the Company’s board of directors that is not approved by those individuals who are members of the board of directors on the date hereof (or other directors approved by such individuals); (iii) a merger or consolidation of the Company or a sale of 50% or more of the assets of the Company or grant of an exclusive license with respect to the material assets of the Company or any of its Subsidiaries in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company’s securities prior to the first such transaction continue to hold at least 50% of the voting rights and equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Company that constitutes or could result in a transfer of more than 50% of the voting rights or equity interests in the Company; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Company; or (vi) the execution by the Company or its controlling shareholders of an agreement providing for or that will result in any of the foregoing events; provided that the purchase of the Securities and the Approved Issuance contemplated by this Agreement shall not constitute a Change of Control.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” means the date of the Closing.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market or any other national securities exchange, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by a majority in interest of the Purchasers.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the class A common stock of the Company, par value $0.01 per share, and any securities into which such common stock may hereafter be reclassified or exchanged.

“Common Stock Equivalents” means, collectively, Options and Convertible Securities.

“Company Counsel” means Morris, Manning & Martin, LLP, counsel to the Company.

“Company Security Agreement” means that certain Security Agreement, dated as of the Closing Date, by and among the Company, the Agent (as defined therein), and each of the Purchasers, as the same be amended, modified or supplemented from time to time, substantially in the form of Exhibit D.

“Consolidated Interest Expense” means, with respect to the Company and the Subsidiaries for any period, the sum of gross interest expense (including all cash and accrued interest expense) of the Company and the Subsidiaries for such period on a consolidated basis.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock or any other class of common stock of the Company.

“Easylink” means Easylink Services Corporation, a Delaware corporation.

“EBITDA” means, for any period, net profit before taxes, interest expense (net of capitalized interest expense), depreciation expense and amortization expense, all in accordance with GAAP, excluding stock-based compensation expense, incentive compensation expense, cumulative effect of accounting changes and one-time, nonrecurring items.

“Effective Date” means the date that a Registration Statement is first declared effective by the Commission.

“Eligible Market” means any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Market or the Nasdaq Capital Market or any successor thereto.

“Event Equity Value” means the average of the Closing Prices for the five Trading Days preceding the date of delivery of the notice requiring payment of the Event Equity Value, provided that if the Company does not make such required payment (together with any other payments, expenses and liquidated damages then due and payable under the Transaction Documents) when due or, in the event the Company disputes in good faith the occurrence of the event pursuant to which such notice relates, does not instead deposit such required payment (together with such other payments, expenses and liquidated damages then due) in escrow with an independent third-party escrow agent within five Trading Days of the date such required payment is due, then the Event Equity Value shall be the greater of (a) the average of the Closing Prices for the five Trading Days preceding the date of delivery of the notice requiring payment of the Event Equity Value and (b) the average of the Closing Prices for the five Trading Days preceding the date on which such required payment (together with such other payments, expenses and liquidated damages) is paid in full.

“Excess Cash Flow” shall mean at any date of determination, all cash and cash equivalents in excess of $15,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Stock” means (A) the issuance of Common Stock or Common Stock Equivalents to employees, consultants or directors of the Company pursuant to a stock option plan, stock purchase plan, stock bonus plan, deferred compensation plan, employee benefit plan (including but not limited to the Company’s 2005 Stock Incentive Plan and the Company’s Amended and Restated Stock Option Plan) or management grant, in each case as in effect on the Closing Date (subject, in the case of the Company’s 2005 Stock Incentive Plan, to an amendment to increase the number of shares which can be issued under such plan by 2,500,000 shares (the “SIP Amendment”) and specified in the 10-K Filing (“Incentives”), or the issuance of Common Stock or any other class of common stock of the Company upon exercise of any of the foregoing Incentives (B) the issuance of Incentives to employees and other optionees of Easylink pursuant to the Merger Documents, or the issuance of Common Stock upon exercise of any of the foregoing Incentives; and (C) the issuance of Common Stock upon exercise of the warrants listed on

Schedule 3.1(g); in the case of clause (A), for the three-year period commencing on the date hereof, limited to the types, amounts and recipients set forth in Table A of Schedule 3.1(g) and in the cases of clauses (B) and (C), from the date hereof and hereafter, limited to the types, amounts and recipients set forth in Table A of Schedule 3.1(g).

“Flow of Funds Memorandum” means the memorandum to be distributed prior to the Closing and agreed upon by the parties providing the parties with the amounts and wire instructions for the various payments to be made at Closing.

“Filing Date” means (i) with respect to the initial Registration Statement required to be filed hereunder, the 30th day following the Closing Date, (ii) with respect to any additional Registration Statements that may be required pursuant to Section 6.1(a), the 30th day following the date on which the Commission first permits such Registration Statement to be filed, and (iii) with respect to any additional Registration Statements that may be required pursuant to Section 6.1(f), the 30th day following the date on which the Company first knows, or reasonably should have known, that such additional Registration Statement is required under such Section.

“GAAP” means generally accepted accounting principles applied on a consistent basis during the periods involved.

“Governmental Authority” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality, or any court, tribunal, grand jury or arbitrator, in each case whether municipal, local, state, provincial or federal or foreign or domestic.

“Guaranty” means that certain guaranty executed by each of the Subsidiaries in favor of the Purchasers each in the form of Exhibit B hereto.

“Indebtedness” of any Person means (i) all indebtedness representing money borrowed which is created, assumed, incurred or guaranteed in any manner by such Person or for which such Person is responsible or liable (whether by guarantee of such indebtedness, agreement to purchase indebtedness of, or to supply funds to or invest in, others or otherwise), (ii) any direct or contingent obligations of such person arising under any letter of credit (including standby and commercial), bankers acceptances, bank guaranties, surety bonds and similar instruments, and (iii) all Indebtedness of another entity secured by any Lien existing on property or assets owned by such Person.

“Intellectual Property” means all U.S. and foreign (a) inventions (whether patentable or whether or not reduced to practice), all improvements thereto, and all patents (including, without limitation, all U.S. and foreign patents, patent applications (including provisional applications) (“Patents”), invention disclosures and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof) and design rights, (b) trademarks, trademark applications (including intent to use filings), trade names and service marks (whether or not registered), trade dress, logos, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all registered copyrights, sui generis database rights and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including source code, unpatented inventions, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, financial information and business and marketing plans and proposals) (all of the foregoing collectively, “Trade Secrets”), (f) all computer software programs or applications (including data and related documentation) in both source and object code forms, (g) all copies and tangible embodiments of all of the foregoing (in whatever form or medium), and registrations and applications for any of the foregoing assets listed above in (a) through (g) and all other tangible and intangible proprietary information, materials and associated goodwill.

“Losses” means any and all damages, fines, penalties, deficiencies, liabilities, claims, losses (including loss of value), judgments, awards, settlements, taxes, actions, obligations and costs and expenses in connection therewith (including, without limitation, interest, court costs and fees and expenses of attorneys, accountants and other experts, or any other expenses of litigation or other Proceedings or of any default or assessment).

“Merger” means the merger of Newco with, and into, Easylink, pursuant to the Plan of Merger.

“Merger Documents” means the collective reference to the Plan of Merger and the other documents listed or required to be listed on Schedule 3.1(cc), true and complete copies of which have been delivered to the Purchasers.

“Newco” means Jets Acquisition Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary.

“Non-Recurring Revenue” means one-time and/or unusual income or gains to income of the Company and its Subsidiaries, on a consolidated basis, that the Company does not anticipate will recur in the future or on a regular basis.

“Notes” means (i) the Series A Notes, (ii) the Series B Notes and (iii) the Additional Notes.

“Options” means any rights, warrants or options to, directly or indirectly, subscribe for or purchase Common Stock or any other class of common stock of the Company or Convertible Securities.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Plan of Merger” means that certain Agreement and Plan of Merger among the Company, Newco and Easylink dated as of May 3, 2007.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition).

“Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchaser Counsel” means Proskauer Rose LLP, counsel to the Majority Purchasers.

“Recurring Revenues” means total gross revenues on a consolidated basis, net of any Non-Recurring Revenues, earned by the Company and its Subsidiaries, each adjusted for inflation in accordance with GAAP, and additional service charges, less the bad debt expense for that period indicated on the consolidated income statement of the Company.

“Registrable Securities” means the Underlying Shares issued or issuable pursuant to the Transaction Documents, together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

“Registration Statement” means the initial registration statement required to be filed under Article VI and any additional registration statements contemplated by Sections 6.1(a) and 6.1(f), including

(in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Required Effectiveness Date” means (i) with respect to the initial Registration Statement required to be filed hereunder, the 120th day following the Closing Date, (ii) with respect to any additional Registration Statements that may be required pursuant to Section 6.1(a), the 120th day following the date on which the Commission first permits such Registration Statement to be filed, and (iii) with respect to any additional Registration Statements that may be required pursuant to Section 6.1(f), the 120th day following the date on which the Company first knows, or reasonably should have known, that such additional Registration Statement is required under such Section.

“Rule 144,” “Rule 415,” and “Rule 424” mean Rule 144, Rule 415 and Rule 424, respectively, promulgated by the Commission pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” has the meaning set forth in Section 3.1(h).

“Securities” means the Notes, the Additional Investment Rights, the Warrants and the Underlying Shares issued or issuable (as applicable) to the applicable Purchaser pursuant to the Transaction Documents.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreements” means, collectively, the Company Security Agreement, the Subsidiary Security Agreements and the Guaranty.

“Series A Notes” means the Series A Senior Secured Convertible Notes due on the fourth anniversary of the Closing Date with an aggregate initial principal face amount of up to $30,000,000, in the form of Exhibit C.

“Series B Notes” means the Series B Senior Secured Convertible Notes due on the fourth anniversary of the Closing Date with an aggregate initial principal face amount of $30,000,000, in the form of Exhibit C-1.

“Subsequent Placement” means any instance in which the Company or any Subsidiary offers, sells, grants any option to purchase, or otherwise disposes of (or announces any offer, sale, grant or any option to purchase or other disposition of) any of its or any Subsidiary’s equity or equity equivalent securities, including without limitation any Indebtedness or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for, or is issued as a unit with, Common Stock or any other class of common stock of the Company or Common Stock Equivalents.

“Subsidiary” means any Person or interest therein directly or indirectly owned or controlled by the Company or any of its Subsidiaries.

“Subsidiary Security Agreements” means, collectively, those certain Subsidiary Security Agreements, dated as of the Closing Date, by and among each of the Subsidiaries, the Agent (as defined therein), and each of the Purchasers, as the same be amended, modified or supplemented from time to time, substantially in the form of Exhibit E.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, or (b) if the Common Stock is not then listed or quoted and traded on any Trading Market, then any Business Day.

“Trading Market” means Nasdaq Global Market or any other primary Eligible Market or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

“Transaction Documents” means this Agreement, the Additional Investment Rights, the Notes, the Warrants, the Guaranty, the Security Agreements and any other documents, certificates or agreements executed or delivered in connection with the transactions contemplated hereby.

“Underlying Shares” means the shares of Common Stock issuable (i) upon conversion or payment of principal and/or interest of the Notes, (ii) upon exercise of the Warrants, and (iii) in satisfaction of any other obligation or right of the Company to issue shares of Common Stock pursuant to the Transaction Documents, and in each case, any securities issued or issuable in exchange for or in respect of such securities.

“VWAP” means on any particular Trading Day or for any particular period the volume weighted average trading price per share of Common Stock on such date or for such period on an Eligible Market as reported by Bloomberg L.P., or any successor performing similar functions; provided, however, that during any period the VWAP is being determined, the VWAP shall be subject to adjustment from time to time for stock splits, stock dividends, combinations and similar events as applicable.

“Warrants” means the Common Stock purchase warrants in the form of Exhibit F.

ARTICLE II.
PURCHASE AND SALE

2.1   Closing.   Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each of the Purchasers, and each Purchaser shall, severally and not jointly, purchase from the Company, the Notes, Additional Investment Rights and Warrants set forth on Schedule 2.1, for an aggregate purchase price of up to $60,000,000. At the Closing (and subject to the terms and conditions set forth in this Agreement), the Purchasers shall, severally and not jointly, purchase from the Company in the aggregate not less than $20,000,000 and not more than $30,000,000 of Series A Notes (as may be determined by the Company by notice to the Purchasers not less than 15 Business Days prior to the Closing Date) and $30,000,000 of Series B Notes. The Closing shall take place simultaneously with the consummation of the Merger at the Closing Time (as defined in the Plan of Merger) at the offices of Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York or at such other location or time as the parties to this Agreement may agree in writing.

2.2   Closing Deliveries.

(a)   At the Closing, the Company shall deliver or cause to be delivered to each Purchaser the following:

           (i)  evidence that the Certificate of Merger (as defined in the Plan of Merger) has been filed with the Secretary of State of the State of Delaware and become effective on or prior to the Closing Date;

         (ii)  a Series A Note and a Series B Note, registered in the name of such Purchaser, in the principal amounts indicated across from such Purchaser’s name on Schedule 2.1 under the headings “Series A Notes Principal Amount,” and “Series B Notes Principal Amount,” respectively;

        (iii)  an Additional Investment Right, registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire such principal amount of Additional Notes indicated across from such Purchaser’s name on Schedule 2.1 under the heading “Additional Investment Rights—Additional Notes” on the terms set forth therein;(1)

(1)          Such Purchaser’s pro-rata amount of $10,000,000

         (iv)  a Warrant, registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire such number of Underlying Shares indicated across from such Purchaser’s name on Schedule 2.1 under the heading “Warrant Shares”;(2)

          (v)  the Company Security Agreement duly executed by the Company in favor of the Purchasers;

         (vi)  the Subsidiary Security Agreements duly executed by the applicable Subsidiary in favor of the Purchasers;

       (vii)  the Guaranty executed by each Subsidiary (including without limitation Easylink and each of its Subsidiaries) in favor of the Purchasers;

      (viii)  proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Purchasers may reasonably deem necessary or desirable in order to perfect and protect the liens and security interests created under the Security Agreements, covering the collateral described in the Security Agreements;

         (ix)  each of the physical stock certificates of the Subsidiaries, along with an undated stock power for each of such certificate, executed in blank (or, if any such shares of capital stock are uncertificated, confirmation and evidence reasonably satisfactory to the Purchasers that the security interest in such uncertificated securities has been transferred to and perfected by the Purchasers, in accordance with Sections 8-313, 8-321 and 9-115 of the Uniform Commercial Code or any other similar or local or foreign law that may be applicable);

          (x)  the legal opinion of Company Counsel, in the form of Exhibit G, executed by such counsel and addressed to the Purchasers;

         (xi)  a certificate dated as of the Closing Date and signed by the Chief Executive Officer of the Company certifying as to the fulfillment of each of the conditions set forth in Sections 5.1;

       (xii)  a certificate of the Secretary of the Company dated as of the Closing Date, and certifying: (1) that attached thereto is a true and complete copy of the By-laws of the Company in effect upon the consummation of the Merger and the Closing Date; (2) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the stockholders of the Company authorizing the execution, delivery and performance of this Agreement and the other the Transaction Documents and the Merger, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the other Transaction Documents and the Plan of Merger; and (3) the signatures and titles of the officers of the Company executing each of the Transaction Documents; and

      (xiii)  any other document reasonably requested by the Purchasers or Purchaser Counsel.

(b)   At the Closing, each Purchaser shall deliver or cause to be delivered to the Company the following: (i) the purchase price indicated across from such Purchaser’s name on Schedule 2.1 under the heading “Purchase Price”, in United States dollars and in immediately available funds, by wire transfer in accordance with the Flow of Funds Memorandum; and (ii) each Transaction Document to which such Purchaser is a signatory, duly executed by such Purchaser.

(2)          Equal to 30% of the quotient obtained by dividing (x) the principal amount of the Series B Notes, as applicable, by (y) the Market Price (as defined in the Term Sheet).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1   Representations and Warranties of the Company.   The Company hereby represents and warrants to, and agrees with, the Purchasers as follows, as of the date hereof and as of the Closing; provided that for purposes of this Section 3.1, the term “Subsidiaries” shall be deemed not to include Easylink or its Subsidiaries, except as of the Closing with respect to Sections 3.1(b), (c), (d) and clause (i) of (j):

(a)   Subsidiaries.   The Subsidiaries and their respective jurisdictions of organization are listed in Schedule 3.1(a). Except as disclosed in Schedule 3.1(a), the Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction (collectively, “Liens”), and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

(b)   Organization and Qualification.   Each of the Company and the Subsidiaries is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation or bylaws. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (i) adversely affect the legality, validity or enforceability of any Transaction Document, (ii) have or result in a material adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) adversely impair the Company’s or any Subsidiary’s ability to perform fully on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(c)   Authorization; Enforcement.   The Company and each Subsidiary has the respective requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its respective obligations hereunder and thereunder. The execution and delivery by the Company and each Subsidiary of each of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary action on the part of the Company and the Subsidiaries and no further consent or action is required by the Company or the Subsidiaries, the Company’s Board of Directors or its stockholders (except for (i) the approval by the stockholders of the Company of the terms of the Transaction Documents and the transactions contemplated thereunder and (ii) an amendment to the Certificate of Incorporation of the Company to provide for an increase in the number of authorized shares of its Common Stock sufficient to consummate such transactions (the “Charter Amendment”), which approvals (clauses (i) and (ii) collectively, the “Stockholder Approvals”) shall have been obtained prior to Closing. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and each Subsidiary party thereto, and when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company and each such Subsidiary enforceable against the Company and each such Subsidiary in accordance with its terms. Neither the Company nor any Subsidiary is in violation of any of the provisions of its articles of incorporation or bylaws.

(d)   No Conflicts.   Subject to the receipt of the Stockholder Approvals (which shall have been obtained prior to the Closing), the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the Merger) do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation or bylaws, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any Governmental Authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of clause (ii) or (iii) above, as could not, individually or in the aggregate, have, or could reasonably be expected to result in, a Material Adverse Effect.

(e)   Filings, Consents and Approvals.   The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than any filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the filing with the Commission of the Registration Statement, the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act, the application(s) to each Trading Market for the listing of the Underlying Shares for trading thereon, obtaining the Stockholder Approvals and the other consents required by the Merger Documents, and applicable Blue Sky filings, each of which shall have been made or obtained prior to the Closing, other than the filings of the Registration Statement and the Form D and Blue Sky filings, each of which shall be made as promptly as practicable thereafter (collectively, the “Required Approvals”).

(f)   Issuance of the Securities.   The Securities have been duly authorized. Subject to the receipt of the Stockholder Approvals (which shall have been obtained prior to the Closing), the Series A Notes, Series B Notes, Additional Investment Rights and the Warrants have been, and the Underlying Shares, Additional Notes, or other securities issuable upon conversion of the Notes and upon exercise of the Additional Investment Rights or the Warrants, when so issued in accordance with the terms of the Notes, Additional Investment Rights or Warrants, as the case may be, will be, validly issued. Subject to the receipt of the Stockholder Approvals (which shall have been obtained prior to the Closing), the Series A Notes, Series B Notes, Additional Investment Rights, and the Warrants are, and the Underlying Shares, Additional Notes, or other securities issuable upon conversion of the Notes or exercise of the Warrants or Additional Investment Rights, when so issued in accordance with the terms of the Notes, Warrants or Additional Investment Rights, as the case may be, will be, fully paid and nonassessable and free of preemptive or similar rights. Subject to the receipt of the Required Approvals, of which the Stockholder Approvals shall have been obtained prior to the Closing, the Series A Notes, Series B Notes, Additional Investment Rights and the Warrants have been, and the Underlying Shares, Additional Notes, or other securities issuable upon conversion of the Notes or upon exercise of the Warrants or Additional Investment Rights, when so issued in accordance with the terms of the Notes, Warrants or Additional Investment Rights, as the case may be, will be, issued in compliance with applicable securities laws, rules and regulations. Subject to the receipt of the Stockholder Approvals (which shall have been obtained prior to the Closing), the issuance and sale of the Securities contemplated hereby does not conflict with or violate any rules or regulations of the Trading Market. Subject to the receipt of the Stockholder Approvals (which shall have been obtained prior to the Closing), the Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock to be issued to the Purchasers upon conversion of the Notes, exercise of the Warrants or that are otherwise issuable pursuant to the other Transaction Documents.

(g)   Capitalization.   The number of shares and type of all authorized, issued and outstanding capital stock of the Company immediately prior to and after giving effect to the transactions contemplated hereby and the Merger are as specified in Schedule 3.1(g), subject to adjustments pursuant to the exercise of currently outstanding rights to acquire capital stock which rights are reflected on Schedule 3.1(g). No securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities and as disclosed in Schedule 3.1(g), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock (or other capital stock of the Company), or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock (or other capital stock of the Company), or securities or rights convertible or exchangeable into shares of Common Stock (or other capital stock of the Company). The issue and sale of the Securities will not obligate the Company or any Subsidiary to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. The Company’s Form 10-K for the year ended July 31, 2006 (the “10-K Filing”) filed with the Commission contains a list of all of the Company’s and its Subsidiaries’ respective stock option plans, purchaser plans and management grants, in each case as reflected on the Closing Date. Attached hereto as Schedule 3.1(g) is an unaudited pro forma capitalization table indicating the number of shares and type of all authorized, issued and outstanding capital stock of the Company after the consummation of the Merger.

(h)   SEC Reports; Financial Statements.   The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such materials) (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with the Schedules to this Agreement, the “Disclosure Materials”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial (individually and in the aggregate), year-end audit adjustments and the absence of footnotes.

(i)   Material Changes.   Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports or as contemplated by the Merger, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP (including, without limitation, the footnotes thereto) or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, other than Incentives or Common Stock issued pursuant to Incentives. The Company does not have pending before the Commission any request for confidential treatment of information. Neither the Company nor any Subsidiary or other Affiliate of the Company (including, without limitation, any pension plan, employee stock option plan or similar plan) has purchased or sold any securities of the Company within the 90 days preceding the date hereof.

(j)   Litigation.   There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) except as disclosed in the 10-K Filing, could, if there were an unfavorable decision, individually or in the aggregate, have or result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company (in his or her capacity as such). The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k)   Labor Relations.   No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

(l)   Employee Benefit Plans.

(i)    Except as set forth in Schedule 3.1(l)(i) and the SIP Amendment, the Company and the Subsidiaries have no employment agreements, labor or collective bargaining agreements and there are no employee benefit or compensation plans, agreements, arrangements or commitments (including “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained by the Company or any Subsidiary for any employees of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has liability, or makes or has an obligation to make contributions (each a “Company Employee Plan” and collectively, the “Company Employee Plans”).

(ii)   Except as set forth in Schedule 3.1(l)(ii), each Company Employee Plan that is an employee welfare benefit plan as defined under Section 3(l) of ERISA is funded through an insurance company contract. Except as set forth in Schedule 3.1(l)(ii), each Company Employee Plan by its terms and operation is in compliance with all applicable laws and all required filings, if any, with respect to such Company Employee Plan has been made. Except as set forth in Schedule 3.1(l)(ii), neither the Company nor any entity that is or was at any time treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended has at any time maintained, contributed to or been required to contribute to or has any liability with respect to, any plan subject to Title IV of ERISA. Except as set forth in Schedule 3.1(l)(ii), the events contemplated by this Agreement (either alone or together with any other event) will not (A) entitle any employees to severance pay, unemployment compensation, or other similar payments under any Company Employee Plan or law, (B) accelerate the time of payment or vesting or increase the amount of benefits due under any Company Employee Plan or compensation to any employees of the Company or any Subsidiary or (C) result in any payments (including parachute payments) under any Company Employee Plan or Law becoming due to any employee.

(m)   Compliance.   Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters; except in each case as could not, individually or in the aggregate, have, or could reasonably be expected to result in, a Material Adverse Effect.

(n)   Regulatory Permits.   The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(o)   Title to Assets.   The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made of such property by the Company and the Subsidiaries. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(p)   Patents and Trademarks.   The Company and the Subsidiaries own or possesses a valid and enforceable written license to use all Intellectual Property that is necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Company Intellectual Property Rights”). To the Company’s knowledge, the operation of the business of the Company and the Subsidiaries does not, and no product or service in development or which is marketed or sold (or proposed to be marketed or sold) by the Company or any Subsidiary, violates or will violate any license or infringe any Intellectual Property rights of any other party. Other than with respect to commercially available software products which the Company or the Subsidiaries license under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to any Company Intellectual Property. Except as set forth in Schedule 3.1(p), neither the Company nor any the Subsidiary is obligated to make to any third party any payments related to the Company Intellectual Property. Except as set forth in Schedule 3.1(p), neither the Company nor any Subsidiary has agreed to indemnify any third party with respect to any Intellectual Property. To the knowledge of the

Company, no third party has made a claim that the Company or any Subsidiary has violated or, by conducting their business, would violate any Intellectual Property rights of any other person or entity, and to the knowledge of the Company, no third party has misappropriated or infringed or is misappropriating or infringing the Company Intellectual Property. Each employee has assigned to the Company or the Subsidiaries all Intellectual Property rights he or she owns that are related to the respective businesses of the Company and the Subsidiaries as now conducted or as now proposed to be conducted. Schedule 3.1(p) lists all patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights and domain names included in the Company Intellectual Property. No open source or public library software, including any version of any software licensed pursuant to any GNU or other public license, is, in whole or in part, embodied or incorporated in the Company Intellectual Property, and the Companies are not otherwise bound by any terms thereof.

(q)   Insurance.   The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are reasonably prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with the market for the Company’s and such Subsidiaries’ respective lines of business.

(r)   Transactions With Affiliates and Employees.   Except as set forth in SEC Reports, none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(s)   Internal Accounting Controls.   The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(t)   Solvency.   Based on the financial condition of the Company as of the Closing Date, (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the present fair salable value of the assets of the Company is not less than the amount that will be required to pay the probable liabilities of the Company on its debts as they become absolute and mature. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(u)   Certain Fees.   Other than fees to be received by America’s Growth Capital, LLC and Pharus Advisors, LLC in connection with the Merger and fees to be received by Oppenheimer & Co., Inc., in each case in the amount set forth in Schedule 3.1(u), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Purchasers shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by a Purchaser pursuant to written agreements executed by such Purchaser which fees or commissions shall be the sole responsibility of such Purchaser) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold harmless the Purchasers, their employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney’s fees) and expenses suffered in respect of any such claimed or existing fees, as such fees and expenses are incurred.

(v)   Private Placement.   Assuming the accuracy of each Purchaser’s representations and warranties set forth in Section 3.2(b)-(e), (i) no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers under the Transaction Documents, and (ii) the issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

(w)   Form S-3 Eligibility.   The Company is eligible to register the resale of its Common Stock for resale by the Purchasers under Form S-3 promulgated under the Securities Act.

(x)   Listing and Maintenance Requirements.   Except as set forth in the 10-K Filing, the Company has not, in the two years preceding the date hereof, received notice (written or oral) from any Eligible Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Eligible Market. The Company is in compliance with all such listing and maintenance requirements.

(y)   Registration Rights.   Except as set forth in Schedule 3.1(y), the Company has not granted or agreed to grant to any Person any rights (including “piggy back” registration rights) to have any securities of the Company registered with the Commission or any other Governmental Authority that have not been satisfied.

(z)   Application of Takeover Protections.   The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company and its Subsidiaries fulfilling their respective obligations or exercising their rights under the Transaction Documents, including without limitation the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(aa)   Disclosure.   All disclosure provided to the Purchasers regarding the Company, its business and the transactions contemplated hereby in this Agreement and the other Transaction Documents, including the Schedules to this Agreement, and any information relating to Easylink or the Merger contained in the Merger Documents, furnished by or on behalf of the Company are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(bb)   Acknowledgment Regarding Purchasers’ Purchase of Securities.   The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Purchaser’s purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the Company and its representatives. The Company further acknowledges that no Purchaser has made any promises or commitments other than as set forth in this Agreement, including any promises or commitments for any additional investment by any such Purchaser in the Company.

(cc)   Merger Documents.   Schedule 3.1(cc) lists (x) each exhibit, schedule, annex or other attachment to the Plan of Merger and (y) each agreement, certificate, instrument, letter or other document contemplated by the Plan of Merger or any item referred to in clause (x) to be entered into, executed or delivered or to become effective in connection with the Merger or otherwise entered into, executed or delivered in connection with the Merger. The Purchasers have been furnished true and complete copies of each Merger Document or form of Merger Document to the extent available on or prior to the Closing Date.

(dd)   Investment Company.   The Company is not, and is not an Affiliate of, an investment company within the meaning of the Investment Company Act of 1940, as amended.

(ee)       (ee)   Ranking.   No Indebtedness of the Company is senior to or pari passu with the Notes in right of payment, whether with respect to principal, interest or upon liquidation or dissolution, or otherwise.

(ff)   Sarbanes-Oxley Act.   The Company is in compliance with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the Commission thereunder in effect as of the date of this Agreement, except where such noncompliance could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(gg)   Material Contracts.

(i)    Set forth in the SEC Reports is a true and complete list of all material vendor and customer agreements, licenses, distribution agreements, confidentiality agreements, agreements prohibiting or limiting the ability of the Company or the Subsidiaries to freely complete purchase and sales orders, powers of attorney, undertakings, commitments, notes, indentures, mortgages, guarantees, pledges, instruments, leases, decrees or obligations to which the Company or any of the Subsidiaries are bound (collectively, the “Material Contracts”).

(ii)   Except as disclosed in the SEC Reports, assuming the due execution and delivery by the other parties thereto, each of the Material Contracts is as of the date hereof legal, valid and binding, and in full force and effect, and enforceable in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency, and relief of debtors, and (B) rules of law governing specific performance, injunctive relief, or other equitable remedies. Except as disclosed in the SEC Reports, there is no material breach, violation or default by the Company or any of the Subsidiaries (or, to the Company’s knowledge, any other party) under any such Material Contract, and no event (including, without limitation, the transactions contemplated by the Transaction Documents) has occurred which, with notice or lapse of time or both, would (1) constitute a material breach, violation or default by the Company or any Subsidiary (or, to the Company’s knowledge, any other party) under any such Material Contract, or (2) give rise to any Lien (other than a Lien permitted pursuant to Section 4.10(b)) or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration against the Company or any Subsidiary under any such Material Contract. Except as disclosed in the SEC Reports, neither the Company nor any Subsidiary is and, to the Company’s knowledge, no other party to any such Material Contract is in arrears in respect of the performance or satisfaction of any material terms or conditions on its part to be performed or satisfied under any of such Material Contract, and neither the Company nor any Subsidiary has and, to the Company’s knowledge, no other party thereto has granted or been granted any material waiver or indulgence under any of such Material Contract or repudiated any provision thereof.

(hh)   Suppliers and Customers.   Since June 30, 2006, none of the Company’s or any Subsidiaries’ suppliers, vendors, or customers has: (i) terminated or cancelled a Material Contract or material business relationship; (ii) threatened to terminate or cancel a Material Contract or material business relationship; (iii) expressed dissatisfaction with the performance of the Company or any Subsidiary with respect to a Material Contract or material business relationship; or (iv) demanded any material modification, termination or limitation of a Material Contract or material business relationship with the Company or any Subsidiary (excluding any contracts or business relationship which, if so terminated, cancelled, modified or limited, would not result in a Material Adverse Effect).

(ii)   Environmental Matters.

(i)    The Company and the Subsidiaries comply and have at all times complied with all federal, state and local laws, judgments, decrees, orders, consent agreements, authorizations, permits, licenses, rules, regulations, common or decision law (including, without limitation, principles of negligence and strict liability) relating to the protection, investigation or restoration of the environment (including, without limitation, natural resources) or the health or safety matters of humans and other living organisms, including the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Federal Clean Water Act, as amended, the Federal Clean Air Act, as amended, the Toxic Substances Control Act, or any state and local analogue (hereinafter “Environmental Laws”), except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(ii)   (A) the Company has no knowledge of any claim, and neither it nor any Subsidiary has received notice of a written complaint, order, directive, claim, request for information or citation, and to the Company’s knowledge no proceeding has been instituted raising a claim against the Company or any predecessor or any of their respective real properties, formerly owned, leased or operated or other assets indicating or alleging any damage to the environment or any liability or obligation under or violation of any Environmental Law and (B) neither the Company nor any Subsidiary is subject to any order, decree, injunction or other directive of any Governmental Authority.

(iii)  (A) neither the Company nor any Subsidiary has used and, to the Company’s knowledge, no other person has used any portion of any property currently used or formerly owned, operated or leased by the Company or any Subsidiary for the generation, handling, processing, treatment, storage or disposal of any hazardous materials except in accordance with applicable Environmental Laws; (B) neither the Company nor any Subsidiary owns or operates any underground tank or other underground storage receptacle for hazardous materials, any asbestos-containing materials or polychlorinated biphenyls, and, to the Company’s knowledge, no underground tank or other underground storage receptacle for hazardous materials, asbestos-containing materials or polychlorinated biphenyls is located in any portion of any property currently owned, operated or leased by the Company; and (C) to the Company’s knowledge, the Company has not caused or suffered to occur any releases or threatened releases of hazardous materials on, at, in, under, above, to, from or about any property currently used or formerly owned, operated or leased by the Company or any Subsidiary.

(jj)   Export Controls.   None of the Company, any Subsidiary or, to the Company’s knowledge, the Company’s or a Subsidiary’s employees have violated any law pertaining to export controls, technology transfer or industrial security including, without limitation, the Export Administration Act, as amended, the International Emergency Economic Powers Act, as amended, the Arms Export Control Act, as amended, the National Industrial Security Program Operating Manual, as amended, or any regulation, order, license or other legal requirement issued pursuant to the foregoing (including, without limitation, the Export Administration Regulations and the International Traffic in Arms Regulations). Neither the Company, any Subsidiary nor, to the Company’s knowledge, any employee of the Company or any Subsidiary is the subject of an action by a Governmental Authority that restricts such person’s ability to engage in export transactions.

(kk)   Foreign Corrupt Practices Act.   Neither the Company, any Subsidiary nor, to the Company’ knowledge, any employee of the Company or any Subsidiary has violated the United States Foreign Corrupt Practices Act, as amended, in any material respect. To the Company’s knowledge, no stockholder, director, officer, employee or agent of the Company or of a Subsidiary has, directly or indirectly, made or agreed to make, any unlawful or illegal payment, gift or political contribution to, or taken any other unlawful or illegal action, for the benefit of any customer, supplier, governmental employee or other Person who is or may be in a position to assist or hinder the business of the Company or a Subsidiary.

As of the Closing, the Company makes to the Purchasers all of the representations and warranties made by Easylink in the Merger Documents. The Purchasers acknowledge and agree that the Company does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth or referenced in this Section 3.1.

3.2   Representations and Warranties of the Purchasers.   Each Purchaser hereby, as to itself only and for no other Purchaser, represents and warrants to the Company as follows:

(a)   Organization; Authority.   Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, limited liability company or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by such Purchaser of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser. Each of the Transaction Documents to which such Purchaser is a party has been duly executed by such Purchaser and, when delivered by such Purchaser in accordance with terms hereof, will constitutes the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms.

(b)   Investment Intent.   Such Purchaser is acquiring the Securities as principal for its own account for investment purposes and not with a view to distributing or reselling such Securities or any part thereof in violation of applicable securities laws, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Securities for any period of time. Such Purchaser understands that the Securities have not been registered under the Securities Act, and therefore the Securities may not be sold, assigned or transferred unless (i) a registration statement under the Securities Act is in effect with respect thereto or (ii) an exemption from registration is found to be available to the reasonable satisfaction of the Company.

(c)   Purchaser Status.   At the time such Purchaser was offered the Securities, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(d)   Experience of such Purchaser.   Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e)   General Solicitation.   Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

The Company acknowledges and agrees that each Purchaser does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1   Transfer Restrictions.

(a)    The Securities may only be disposed of pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or to the Company or pursuant to Rule 144(k), except as otherwise set forth herein, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement (and any other applicable Transaction Document) and shall have the rights of a Purchaser under this Agreement.

(b)   The Purchasers agree to the imprinting on any certificate evidencing Securities, except as otherwise permitted by Section 4.1(c), of a restrictive legend in substantially the form as follows, together with any additional legend required by (i) any applicable state securities laws and (ii) any securities exchange upon which such Securities may be listed:

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

(c)    Certificates evidencing Securities shall not be required to contain the legend set forth in Section 4.1(b) (i) following any sale of such Securities pursuant to the “Plan of Distribution” of an effective Registration Statement covering the resale of such Securities under the Securities Act and compliance with the prospectus delivery requirements of Section 5 of the Securities Act in connection with such resale, (ii) following any sale of such Securities in compliance with Rule 144, (iii) if such Securities are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission). The Company shall cause its counsel to issue a legal opinion in a form agreed to by the Company and the Purchasers to the Company’s transfer agent on the Effective Date. At such time as a legend is no longer required for certain Securities, the Company will no later than three Trading Days following the delivery by a Purchaser to the Company or the Company’s transfer agent of a legended certificate representing such Securities, deliver or cause to be delivered to such Purchaser a certificate representing such Securities that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in Section 4.1(b). For so long as any Purchaser owns Securities, the Company will not effect or publicly announce its intention to effect any exchange, recapitalization or other transaction that effectively requires or rewards physical delivery of certificates evidencing the Common Stock.

(d)   The Company acknowledges and agrees that a Purchaser may from time to time pledge or grant a security interest in some or all of the Securities in connection with a bona fide margin agreement secured by the Securities and, if required under the terms of such agreement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

4.2   Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities (including the Underlying Shares) will result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain circumstance. The Company further acknowledges that its obligations under the Transaction Documents, including without limitation its obligation to issue the Securities (including the Underlying Shares) pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim that the Company may have against any Purchaser.

4.3   Furnishing of Information; Further Assurances. Until the later of (x) the second anniversary of the last date of acquisition of the Notes or the Underlying Shares upon exercise of the Warrants, and (y) the date on which all Purchasers are eligible to immediately dispose of all of the Securities then held by them under Rule 144(k), the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. Upon the request of any Purchaser, the Company shall deliver to such Purchaser a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchasers and make publicly available in accordance with paragraph (c) of Rule 144 such information as is required for the Purchasers to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request to satisfy the provisions of Rule 144 applicable to the issuer of securities relating to transactions for the sale of securities pursuant to Rule 144. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of the Transaction Documents or consummate the transactions contemplated thereby, the Company hereby agrees to take all such lawful and necessary actions, including such actions as may be required under the HSR Act and under similar other anti-trust, competition or trade law or other similar laws. In furtherance of the foregoing sentence, the Company hereby agrees that upon written request of any Purchaser, the Company shall promptly provide all such information and make all such filings as may be required under the HSR Act in connection with the Transaction Documents and the issuance of securities and the other transactions contemplated thereby. The Company and the Purchasers shall each bear 50% (the 50% share to be borne by the Purchasers to be divided among the Purchasers pro rata in accordance with their Purchase Price hereunder) of the costs of all filing and other fees in connection with any filing under the HSR Act in connection with the Transaction Documents and the transactions contemplated thereby.

4.4   Integration.   The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market.

4.5   Reservation and Listing of Securities.

(a)    Subject to the receipt of the Stockholder Approvals (which shall have been obtained by the Closing ), the Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations in full under the Transaction Documents.

(b)   The Company shall (i) prepare and timely file with each Trading Market an additional shares listing application covering all of the shares of Common Stock issued or issuable under the Transaction Documents, (ii) use commercially reasonable efforts to cause such shares of Common Stock to be approved for listing on each Trading Market as soon as practicable thereafter, (iii) provide to the Purchasers evidence of such listing, and (iv) use commercially reasonable efforts to maintain the listing of such Common Stock on each such Trading Market or another Eligible Market.

(c)    In the case of a breach by the Company of Section 4.5(a), in addition to the other remedies available to the Purchasers, the Purchasers shall have the right to require the Company to either: (i) use its commercially reasonable efforts to obtain the required shareholder approval necessary to permit the issuance of such shares of Common Stock as soon as is possible, but in any event not later than the 60th day after such notice, or (ii) within five Trading Days after delivery of a written notice, pay cash to such Purchaser, as liquidated damages and not as a penalty, in an amount equal to the number of shares of Common Stock not issuable by the Company times 115% of the average Closing Price over the five Trading Days immediately prior to the date of such notice or, if greater, the five Trading Days immediately prior to the date of payment (the “Cash Amount”). If the exercising or converting Purchaser elects the first option under the preceding sentence and the Company fails to obtain the required shareholder approval on or prior to the 60th day after such notice, then within three Trading Days after such 60th day, the Company shall pay the Cash Amount to such Purchaser, as liquidated damages and not as a penalty.

4.6   Subsequent Placements.

(a)    From the date hereof until the Effective Date, the Company will not, directly or indirectly, effect any Subsequent Placement.

(b)   From the Effective Date and for so long as the Notes are outstanding, the Company will not, directly or indirectly, effect any Subsequent Placement unless the Company shall have first complied with this Section 4.6.

(i)    The Company shall deliver to each Purchaser a written notice (the “Offer”) of any proposed or intended issuance or sale or exchange of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the Persons or entities to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with each Purchaser (A) a pro rata portion of the Offered Securities based on such Purchaser’s pro rata portion of the aggregate principal amount of the Notes purchased hereunder (the “Basic Amount”).

(ii)   To accept an Offer, in whole or in part, a Purchaser must deliver a written notice to the Company prior to the end of the five Trading Day period of the Offer, setting forth the portion of the Purchaser’s Basic Amount that such Purchaser elects to purchase (the “Notice of Acceptance”).

(iii)  The Company shall have 10 Trading Days from the expiration of the period set forth in Section 4.6(b)(ii) above to issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Purchasers (the “Refused Securities”), but only to the offerees described in the Offer and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring Person or Persons or less favorable to the Company than those set forth in the Offer.

(iv)  In the event the Company shall propose to sell less than all of the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4.6(b)(iii) above), then each Purchaser may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Purchaser elected to purchase pursuant to Section 4.6(b)(ii) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Purchasers pursuant to Section 4.6(b)(ii) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Purchaser so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Purchasers in accordance with Section 4.6(b)(i) above.

(v)    Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Purchasers shall acquire from the Company, and the Company shall issue to the Purchasers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4.6(b)(iv) above if the Purchasers have so elected, upon the terms and conditions specified in the Offer. The purchase by the Purchasers of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Purchasers of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Purchasers and their respective counsel.

(vi)  Any Offered Securities not acquired by the Purchasers or other persons in accordance with Section 4.6(d)(iii) above may not be issued, sold or exchanged until they are again offered to the Purchasers under the procedures specified in this Agreement. (c)  The restrictions contained in this Section 4.6 shall not apply to issuances of Excluded Stock or any Approved Issuance.

(d)   If at any time the Company proposes to directly or indirectly effect a Subsequent Placement then the Company shall offer (which offer shall remain open for 10 Trading Days) to repurchase an amount of each Purchaser’s Notes (allocated between the Series A Notes and Series B Notes in accordance with the last sentence of Section 4.11) for an aggregate price (as determined below) equal to the lesser of (A) the aggregate amount of the Subsequent Placement, and (B) the aggregate amount required to repurchase all of the then outstanding Notes. All Notes repurchased under this Section 4.6(d) shall be repurchased at a price equal to 125% of the outstanding principal amount of the Notes purchased, plus all accrued but unpaid interest thereon through the date of payment; provided that, in the event (i) the Equity Conditions (as defined in any of the Notes) are not satisfied on the date of such repurchase solely because a Registration Statement covering the resale of the Underlying Shares of the repurchased Notes is delayed pursuant to the provisions of Section 6.1(a) and Rule 415, then, such Notes shall be repurchased at a price equal to the greater of (X) 125% of the outstanding principal amount of the Notes repurchased, plus all accrued but unpaid interest thereon through the date of payment and (Y) the sum of (1) 62.5% of the outstanding principal amount of the Notes purchased, plus all accrued but unpaid interest thereon through the date of payment and (2) 50% of the Event Equity Value of the Underlying Shares then issuable upon conversion of the Notes purchased (without regard to any restrictions on conversion) or (ii) the Equity Conditions (as defined in any of the Notes) are not satisfied on the date of such repurchase (for any reason other than as specified in clause (i) above) or, with respect to clause (iii) of the Equity Conditions, were not satisfied at all times during the 20 Trading Days immediately preceding and including such date, then, such Notes shall be repurchased at a price equal to the greater of (X) 125% of the outstanding principal amount of the Notes purchased, plus all accrued but unpaid interest thereon through the date of payment and (Y) the Event Equity Value of the Underlying Shares then issuable upon conversion of the Notes purchased (without regard to any restrictions on conversion).

4.7   Conversion and Exercise Procedures. The form of Exercise Notice included in the Warrants and the Additional Investment Rights, and the form of Holder Conversion Notice included in the Notes set forth the totality of the procedures required by the Purchasers in order to exercise the Warrants and Additional Investment Rights, or convert the Notes. No additional legal opinion or other information or instructions shall be necessary to enable the Purchasers to convert their Notes. The Company shall honor exercises of the Warrants and Additional Investment Rights, and conversions of the Notes and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.8   Securities Laws Disclosure; Publicity.   On the Business Day following the date hereof and on the Business Day following the Closing Date, the Company shall issue a press release reasonably acceptable to the Purchasers disclosing the transactions contemplated hereby. Within four Business Days of the Closing Date, the Company shall file a Current Report on Form 8-K with the Commission (the “8-K Filing”) describing the material terms of the transactions contemplated by the Transaction Documents and including as exhibits to such Current Report on Form 8-K this Agreement and the form of Notes, Additional Investment Rights and Warrants, in the form required by the Exchange Act. Thereafter, the Company shall timely file any filings and notices required by the Commission or applicable law with respect to the transactions contemplated hereby and provide copies thereof to the Purchasers promptly after filing. The Company and the Purchasers shall consult with each other in issuing any press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or Trading Market with respect to the transactions contemplated hereby, and neither party shall issue any such press release or otherwise make any such public statement, filing or other communication without the prior consent of the other, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement, filing or other communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except to the extent such disclosure is required by law, Trading Market regulations or the Commission, in which case the Company shall provide the Purchasers with prior notice of such disclosure. Except to the extent requested by the any Purchaser pursuant to and in accordance with Section 4.18, the Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents not to, provide any Purchaser with any material nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing without the express written consent of such Purchaser.

4.9   Use of Proceeds.   The Company shall use substantially all of the net proceeds from the sale of the Securities hereunder to acquire Easylink, pursuant to the Plan of Merger.

4.10   Indebtedness; Liens.

(a)    At any time after the date of this Agreement, neither the Company nor any Subsidiary shall create, incur, assume or suffer to exist any Indebtedness, other than (i) trade Indebtedness, (ii) Indebtedness incurred to finance the purchase of equipment, components and other similar property and operating assets, in each case, in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $1,000,000 at any time, and (iii) Indebtedness incurred in connection with the transactions contemplated by this Agreement, including without limitation the Merger, of up to (w) in respect of the Series A Notes and Series B Notes, an aggregate amount not to exceed $60,000,000, (x) in respect of the Additional Notes, an aggregate amount not to exceed $10,000,000, (y) in respect of all Approved Issuances, an aggregate amount not to exceed $20,000,000, and (z) in respect of certain other Indebtedness acquired in connection with the Merger under this clause (iii), $1,500,000 (provided that within six months of the Closing Date, the Company shall reduce such Indebtedness to an aggregate amount not to exceed $500,000, unless and only to the extent such reduction is prevented by the terms of such Indebtedness), and in respect of clause (ii) and clauses (w), (y) and (z) of clause (iii) collectively, an aggregate amount not to exceed $72,500,000 (clauses (i)-(iii) collectively, “Permitted Indebtedness”).

(b)   At any time after the date of this Agreement, neither the Company nor any Subsidiary shall create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than:  (i) Liens incurred by the Company or the Subsidiaries, pursuant to the financings permitted under Section 4.10(a) above; (ii) Liens pursuant to the Security Agreements; (iii) Liens arising from taxes, assessments, charges or claims that are not yet due or that remain payable without penalty; and (iv) Liens on real property that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries.

(c)    The provisions of this Section 4.10 shall terminate and be of no further force or effect upon the conversion or indefeasible repayment in full of the Notes and all accrued interest thereon and any and all expenses or liabilities relating thereto.

4.11   Repayment of Notes.   Each of the parties hereto agrees that (a) all repayments of the Notes (including any accrued interest thereon) by the Company (other than by conversion of the Notes) will be paid pro rata to the holders thereof based upon the principal amount then outstanding of the series of Notes being repaid to each of such holders, and (b) except as otherwise set forth herein, all payments on the Notes shall be applied to the payment of accrued but unpaid interest before being applied to the payment of the principal. Notwithstanding anything in this Agreement or the Notes to the contrary, the Company may only prepay or repurchase Notes as specifically provided in this Agreement or the Notes. Permitted prepayments or repurchases shall be made first in respect of any outstanding amounts under the Series B Notes, up to $15,000,000, and then shall be made in respect of any outstanding amounts under the Series A Notes or Additional Notes (until each are repurchased or repaid in full), and then shall be made in respect of any outstanding amounts remaining under any Series B Notes, unless, in each case, the applicable Purchaser otherwise requests in writing. In the event (1) of any Asset Sale (as defined in the Series B Notes) or (2) the Company has Excess Cash Flow for any fiscal quarter ending on or after July 31, 2007, in each case the Company shall provide to each Purchaser a written offer (a “Prepayment Offer”) to repurchase Notes in an aggregate amount equal to the total proceeds of the Asset Sale or 50% of the Excess Cash Flow, as applicable, in the same manner and on the same terms (including pricing) as set forth in Section 4.6(d), mutatis mutandis. Each Purchaser shall have ten (10) Trading Days from receipt of the Prepayment Offer to accept such offer with respect to the Notes held by such Purchaser.

4.12   No Impairment.   At all times after the date hereof, the Company will not take or permit any action, or cause or permit any Subsidiary to take or permit any action that impairs or adversely affects the rights of the Purchasers under any Transaction Document.

4.13   Fundamental Changes.   In addition to any other rights provided by law or set forth herein, from and after the date of this Agreement and, after issuance of the Notes to the Purchasers, for so long as any Note remains outstanding, except for the transactions specifically contemplated by this Agreement and the other Transaction Documents, neither the Company nor any Subsidiary shall, without first obtaining the approval of the holders of a majority of the outstanding principal face amount of the Notes:

(a)    dissolve, liquidate or merge or consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, other than a transaction in which the Company or a redomiciled successor of the Company remains the sole beneficial owner of substantially all of its assets and the ultimate owners of all securities of the Company remain unchanged;

(b)   purchase, redeem (other than pursuant to the Company’s stock option plan or similar employee incentive plan as described in Schedule 3.1(g) or the SIP Amendment giving the Company the right to repurchase shares at cost upon the termination of an employee’s or director’s services) or set aside any sums for the purchase or redemption of, or declare or pay any dividend (including a dividend payable in stock of the Company) or make any other distribution with respect to, any shares of capital stock or any other securities that are convertible into or exercisable for such stock, except for the payment of accruing dividends of Common Stock that are required or permitted to be paid under the terms of the Company’s Series C Preferred Stock as in effect as of the date hereof;

(c)    sell, dispose or otherwise transfer any assets or property in any one transaction or series of related transactions with a value equal to or greater than $500,000, except in the ordinary course of business consistent with past practice;

(d)   fail to maintain its corporate existence, or change the nature of the Company’s business to any business which is fundamentally distinct and separate from the business currently conducted by the Company;

(e)    cause or permit any Subsidiary directly or indirectly to take any actions described in clauses (a) through (d) above;

(f)    issue or cause any action to be taken which will result in any shares of any class or series of common stock of the Company other than the Common Stock to be issued or issuable or outstanding or make any dividend or distribution in respect thereof or purchase or redeem any shares thereof, except for the payment of accruing dividends of Common Stock that are required or permitted to be paid under the terms of the Company’s Series C Preferred Stock as in effect as of the date hereof and in connection with the redemption of the Company’s Series D Preferred Stock at an aggregate price not to exceed $250,000; or

(g)    enter into any agreement to do any of the foregoing.

4.14   Financial Covenants.

(a)    As of the end of each fiscal quarter, the Company’s Recurring Revenues for such fiscal quarter shall be at least $22,500,000.

(b)   As of the end of each of the first four full fiscal quarters following the Closing, the Company’s EBITDA for each such fiscal quarter shall be at least $2,750,000. As of the end of each of the four fiscal quarters following the first four fiscal quarters following the Closing, the Company’s

EBITDA for each such fiscal quarter shall be at least $3,500,000. For all subsequent fiscal quarters, the Company’s EBITDA for each such fiscal quarter shall be at least $4,500,000.

(c)    As of the end of each of the first four full fiscal quarters following the Closing, the Company shall have a ratio of EBITDA to Consolidated Interest Expense for each such fiscal quarter of at least 1.55. As of the end of each of the four fiscal quarters following the first four fiscal quarters following the Closing, the Company shall have a ratio of EBITDA to Interest Expense for the end of each such quarter of at least 1.98. As of the end of each subsequent full fiscal quarter, the Company shall have a ratio of EBITDA to Consolidated Interest Expense for the end of each such quarter of at least 3.

4.15   Indemnification.

(a)    If any Purchaser or any of its Affiliates or any officer, director, partner, controlling person, employee or agent of a Purchaser or any of its Affiliates (a “Related Person”) becomes involved in any capacity in any Proceeding brought by or against any Person in connection with or as a result of the transactions contemplated by the Transaction Documents, the Company will indemnify and hold harmless such Purchaser or Related Person for its reasonable legal and other expenses (including the costs of any investigation, preparation and travel) and for any Losses incurred in connection therewith, as such expenses or Losses are incurred, excluding only Losses that result directly from such Purchaser’s or Related Person’s gross negligence or willful misconduct. In addition, the Company shall indemnify and hold harmless each Purchaser and Related Person from and against any and all Losses, as incurred, arising out of or relating to any breach by the Company of any of the representations, warranties or covenants made by the Company in this Agreement or any other Transaction Document, or any allegation by a third party that, if true, would constitute such a breach. The conduct of any Proceedings for which indemnification is available under this paragraph shall be governed by Section 6.4(c) below. The indemnification obligations of the Company under this paragraph shall be in addition to any liability that the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Purchasers and any such Related Persons. If the Company breaches its obligations under any Transaction Document, then, in addition to any other liabilities the Company may have under any Transaction Document or applicable law, the Company shall pay or reimburse the Purchasers on demand for all costs of collection and enforcement (including reasonable attorneys’ fees and expenses). Without limiting the generality of the foregoing, the Company specifically agrees to reimburse the Purchasers on demand for all costs of enforcing the indemnification obligations in this paragraph.

4.16   Shareholders Rights Plan.   No claim will be made or enforced by the Company, any Subsidiary or any other Person that any Purchaser is an “Acquiring Person” or any similar term under any shareholders rights plan or similar plan or arrangement in effect or hereafter adopted by the Company, any Subsidiary or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Underlying Shares under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.17   Delivery of Certificates.   In addition to any other rights available to a Purchaser, if the Company fails to deliver to such Purchaser a certificate representing Common Stock on the date on which delivery of such certificate is required by any Transaction Document, and if after such date such Purchaser purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of the shares that the Purchaser anticipated receiving from the Company (a “Buy-In”), then the Company shall, within five Trading Days after such Purchaser’s request and in such Purchaser’s discretion, either (i) pay cash to such Purchaser in an amount equal to such Purchaser’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common

Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such Purchaser a certificate or certificates representing such Common Stock and pay cash to such Purchaser in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of the event giving rise to the Company’s obligation to deliver such certificate.

4.18   Access.   In addition to any other rights provided by law or set forth herein, from and after the date of this Agreement and for so long as any Note remains outstanding, the Company shall, and shall cause each of the Subsidiaries, to give the Majority Purchasers and their representatives, at the Majority Purchasers’ request, reasonable access during reasonable business hours to (a) all properties, assets, books, contracts, commitments, reports and records relating to the Company and the Subsidiaries, and (b) the management of the Company and the Subsidiaries, and the Company shall use its commercially reasonable efforts to provide the Majority Purchasers such access to the accountants of the Company; provided, however, that in each case, unless the Majority Purchasers sign a confidentiality agreement with the Company with respect to the information contemplated by clauses (x) through (z) below, the Company shall not be required to provide the Majority Purchasers access to any information or Persons if the Company reasonably determines that access to such information or Persons (x) would adversely affect the attorney-client privilege between the Company and its counsel, (y) would result in the disclosure of trade secrets, material nonpublic information or other confidential or proprietary information, and (z) cannot be provided to the Majority Purchasers in a manner that would avoid the adverse affect on the attorney-client privilege between the Company and its counsel or the disclosure of trade secrets, material nonpublic information or other confidential or proprietary information, as applicable.

4.19   Amendments to Transaction Documents.   From and after the date of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, enter into, become or remain subject to any agreement or instrument, except for the Transaction Documents, that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Transaction Documents. The Company shall not agree to any amendment to or modification of the Plan of Merger or any other documents relating to the Merger, or any material waiver thereunder, without the prior written consent of the Purchasers.

4.20   New Subsidiaries.   After the date hereof, if the Company or any Subsidiary forms, creates or acquires a majority or greater owned direct or indirect subsidiary (each, a “New Subsidiary”), the Company shall immediately provide written notice thereof to the Purchasers, and shall promptly cause, or cause a Subsidiary to cause, such New Subsidiary to guarantee all of the Company’s obligations to the Purchasers by executing and delivering (i) a joinder to the Guaranty, and (ii) a security agreement substantially in the form of the Subsidiary Security Agreements attached hereto as Exhibit E. If requested by the Purchasers, the Company shall also deliver to the Purchasers an opinion of counsel to such New Subsidiary that is reasonably satisfactory to the Purchasers covering such legal matters with respect to such New Subsidiary becoming a guarantor of the Company’s obligations, executing and delivering a security agreement in favor of the Purchasers and any other matters that the Purchasers may reasonably request. The stock or other equity interests of a New Subsidiary shall be pledged to the Purchasers pursuant to the applicable Security Agreement, and the Company shall deliver, or cause the applicable Subsidiary to deliver, each of the physical stock certificates of such New Subsidiary, along with an undated stock power for each such certificate, executed in blank (or, if any such shares of capital stock are uncertificated, confirmation and evidence reasonably satisfactory to the Purchasers that the security interest in such uncertificated securities has been transferred to and perfected by the Purchasers, in accordance with Sections 8-313, 8-321 and 9-115 of the Uniform Commercial Code or any other similar or local or foreign law that may be applicable).

ARTICLE V.
CONDITIONS

5.1   Conditions Precedent to the Obligations of the Purchasers.   The obligation of each Purchaser to acquire Securities at the Closing is subject to the satisfaction or waiver by such Purchaser, at or before the Closing, of each of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date;

(b)   Performance.   The Company and each other Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing or at all times prior to the Closing, as applicable;

(c)   No Injunction.   No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(d)   Adverse Changes.   Since the date of execution of this Agreement, no event or series of events shall have occurred that has had or reasonably would be expected to have or result in a Material Adverse Effect;

(e)   No Suspensions of Trading in Common Stock; Listing.   Trading in the Common Stock shall not have been suspended by the Commission or any Trading Market (except for any suspensions of trading of not more than one Trading Day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date listed for trading on an Eligible Market;

(f)   Conditions in the Plan of Merger.   All conditions set forth in Sections 7.01, 7.02 and 7.03 of the Plan of Merger shall have been satisfied (without waiver or modification), and the Merger shall have been consummated in accordance with the terms of the Plan of Merger (without waiver or modification); and

(g)   Required Approvals.   All of the Required Approvals shall have been obtained, except as specifically set forth in Section 3.1(e).

5.2   Conditions Precedent to the Obligations of the Company.   The obligation of the Company to sell Securities at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of the Purchasers contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date;

(b)   Performance.   The Purchasers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Purchasers at or prior to the Closing;

(c)   No Injunction.   No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents; and

(d)   Consummation of Merger.   The Merger shall have been consummated in accordance with the terms of the Plan of Merger.

ARTICLE VI.
REGISTRATION RIGHTS

6.1   Shelf Registration.

(a)    As promptly as possible, and in any event on or prior to the Filing Date, the Company shall prepare and file with the Commission a “shelf” Registration Statement covering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. If, after the Company has used it commercially reasonable efforts to obtain the registration of all Registrable Securities, for any reason the Commission does not permit all of the Registrable Securities to be included in such initial Registration Statement, then (i) the Company shall allocate the Registrable Securities included in such Registration first (to the extent permitted by the Commission) to the Registrable Securities issuable upon conversion of the Series A Notes, then (to the extent permitted by the Commission) to the Registrable Securities issuable upon conversion of the Additional Notes, then (to the extent permitted by the Commission) to the Registrable Securities issuable upon exercise of the Warrants, and then (to the extent permitted by the Commission) to the Registrable Securities issuable upon conversion of the Series B Notes (or in such other order as may be requested by the Purchasers holding a majority of the Registrable Securities), and (ii) prepare and file with the Commission one or more separate Registration Statements with respect to any such Registrable Securities not included with the initial Registration Statement (or the maximum portion thereof as the Commission will permit in each Registration Statement, using the allocation method set forth in clause (i) above, unless otherwise instructed in writing by Purchasers holding a majority of the Registrable Securities of another allocation method), as expeditiously as possible, but in no event later than the Filing Date. The Registration Statement shall be on Form S-3 and shall contain (except if otherwise directed by the Purchasers) the “Plan of Distribution” substantially as attached hereto as Exhibit H. In the event the Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form in accordance herewith as the Purchasers may consent and (ii) register the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statements then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission.

(b)   The Company shall use commercially reasonable efforts to cause each Registration Statement to be declared effective by the Commission as promptly as possible after the filing thereof, but in any event prior to the Required Effectiveness Date, and shall use commercially reasonable efforts to keep each Registration Statement continuously effective under the Securities Act until the earlier of (i) the fifth anniversary of the Effective Date, (ii) such time as all Registrable Securities covered by such Registration Statement have been sold publicly or (iii) such time as all of the Registrable Securities covered by such Registration Statement may be sold pursuant to Rule 144(k) as determined by the counsel to the Company pursuant to a written opinion letter to such effect (the “Effectiveness Period”).

(c)    The Company shall notify each Purchaser in writing promptly (and in any event within one business day) after receiving notification from the Commission that any Registration Statement has been declared effective.

(d)   If: (i) any Registration Statement is not filed on or prior to the Filing Date (if the Company files such Registration Statement without affording the Purchasers the opportunity to review and comment on the same as required by Section 6.2(a) hereof, the Company shall not be deemed to have satisfied this clause (i)), or (ii) the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five Trading Days after the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that a Registration Statement will not be “reviewed,” or will not be subject to further review, or (iii) the Company fails to respond to any comments made by the Commission promptly after the receipt of such comments, or (iv) a Registration Statement filed hereunder is not declared effective by the Commission by the Required Effectiveness Date, or (v) after a Registration Statement is filed with and declared effective by the Commission, such Registration Statement ceases to be effective as to all Registrable Securities to which it is required to relate at any time prior to the expiration of the Effectiveness Period without being succeeded within ten Trading Days by an amendment to such Registration Statement or by a subsequent Registration Statement filed with and declared effective by the Commission, or (vi) an amendment to a Registration Statement is not filed by the Company with the Commission within ten Trading Days after the Commission’s having notified the Company that such amendment is required in order for such Registration Statement to be declared effective, or (vii) the Common Stock is not listed or quoted, or is suspended from trading on an Eligible Market for a period of three consecutive Trading Days or any ten non-consecutive Trading Days in any 12 month period, (any such failure or breach being referred to as an “Event,” and for purposes of clause (i) or (iv) the date on which such Event occurs, or for purposes of clause (ii) the date on which such five Trading Day period is exceeded, or for purposes of clauses (iii), (v) or (vi) the date which such ten Trading Day period is exceeded, or for purposes of clause (vii) the date on which such three consecutive Trading Day period or ten non-consecutive Trading Day period is exceeded, being referred to as “Event Date”), then: (x) on each such Event Date the Company shall pay to each Purchaser an amount in cash, as partial liquidated damages and not as a penalty, and (y) on each monthly anniversary of each such Event Date until the earlier of the cure of such Event and the date on which the affected Registrable Securities may be sold pursuant to Rule 144(k) as determined by the counsel to the Company reasonably acceptable to the Purchasers pursuant to a clean written opinion letter addressed to the Purchasers to such effect, (A) with respect to any Registrable Securities affected by such Event which were or will be issued upon conversion of Notes, an amount equal to 1% of the principal amount of the such Notes and (B)  with respect to any Registrable Securities affected by such Event which were or will be issued upon exercise of Warrants, 1% of the purchase price (as provided in the Warrants) of the Registrable Securities issued or issuable pursuant to such Warrants. Such payments shall be in partial compensation to the Purchasers and shall not constitute the Purchaser’s exclusive remedy for such events. If the Company fails to pay any liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Purchaser, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

(e)    The Company shall not, prior to the Effective Date of the initial Registration Statement, prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than those Persons identified in Schedule 3.1(y) whom the Company intends to include in the initial Registration Statement.

(f)    If the Company issues to the Purchasers any Common Stock pursuant to the Transaction Documents that is not included in the initial Registration Statement, then the Company shall file an additional Registration Statement covering such number of shares of Common Stock on or prior to the Filing Date and shall use commercially reasonable efforts to cause such additional Registration Statement to become effective by the Commission by the Required Effectiveness Date.

6.2   Registration Procedures.   In connection with the Company’s registration obligations hereunder, the Company shall:

(a)    Not less than six Trading Days prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall furnish to the Purchasers and Purchaser Counsel draft copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such Purchasers and Purchaser Counsel. The Company shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which Purchasers holding a majority of the Registrable Securities shall reasonably object.

(b)   (i) Prepare and file with the Commission such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements as set forth in Section 6.1 above; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible, to any comments received from the Commission with respect to any Registration Statement or any amendment thereto and as promptly as reasonably possible provide the Purchasers true and complete copies of all correspondence from and to the Commission relating to such Registration Statement, but, if the Purchaser has not signed a confidentiality agreement with the Company, not any correspondence which would result in the disclosure to the Purchasers of material and non-public information concerning the Company; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by any Registration Statement during the applicable period in accordance with the intended methods of disposition by the Purchasers thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented

(c)    Notify the Purchasers of Registrable Securities to be sold and Purchaser Counsel as promptly as reasonably possible, and (if requested by any such Person) confirm such notice in writing no later than one Trading Day thereafter, of any of the following events: (i) the Commission notifies the Company whether there will be a “review” of any Registration Statement; (ii) the Commission comments in writing on any Registration Statement (in which case the Company shall deliver to each Purchaser a copy of such comments and of all written responses thereto, but, if the Purchaser has not signed a confidentiality agreement with the Company, not information which the Company reasonably believes would constitute material and non-public information concerning the Company ); (iii) any Registration Statement or any post-effective amendment is declared effective; (iv) the Commission or any other Federal or state Governmental Authority requests any amendment or supplement to any Registration Statement or Prospectus or requests additional information related thereto; (v) the Commission issues any stop order suspending the effectiveness of any Registration Statement or initiates any Proceedings for that purpose; (vi) the Company receives notice of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threat of any Proceeding for such purpose; or (vii) the financial statements included or incorporated by reference in any Registration Statement become ineligible for inclusion or incorporation therein or any statement made in any Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference is untrue in any material respect or any revision to a Registration Statement, Prospectus or other document is required so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)   Use commercially reasonable efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of any Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as practicable.

(e)    Furnish to each Purchaser and Purchaser Counsel, without charge, at least one conformed copy of each Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission.

(f)    Promptly deliver to each Purchaser and Purchaser Counsel, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Purchasers in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(g)    (i) Prepare and timely file with each Trading Market an additional shares listing application covering all of the Registrable Securities; (ii) use commercially reasonable efforts to cause such Registrable Securities to be approved for listing on each Trading Market as soon as practicable thereafter; (iii) provide to the Purchasers evidence of such listing; and (iv) use commercially reasonable efforts to maintain the listing of such Registrable Securities on each such Trading Market or another Eligible Market.

(h)   Prior to any public offering of Registrable Securities, use commercially reasonable efforts to register or qualify or cooperate with the selling Purchasers and Purchaser Counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any Purchaser requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement.

(i)    Cooperate with the Purchasers to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by this Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Purchasers may request.

(j)     Upon the occurrence of any event described in Section 6.2(c)(vii), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the affected Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

6.3 Registration Expenses.   The Company shall pay (or reimburse the Purchasers for) all fees and expenses incident to the performance of or compliance with this Agreement by the Company, including without limitation (a) all registration and filing fees and expenses, including without limitation those related to filings with the Commission, any Trading Market and in connection with applicable state securities or Blue Sky laws, (b) printing expenses (including without limitation expenses of printing certificates for Registrable Securities and of printing prospectuses requested by the Purchasers), (c) messenger, telephone and delivery expenses, (d) fees and disbursements of counsel for the Company and the reasonable fees and disbursements of the Purchaser Counsel, (e) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement, and (f) all listing fees to be paid by the Company to the Trading Market; provided, however, that in no event shall the Company be liable for any brokerage or underwriter fees or discounts or any transfer taxes applicable to the transfer of the Registrable Securities.

6.4 Indemnification.

(a)   Indemnification by the Company.   The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Purchaser, the officers, directors, partners, members, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of Common Stock), investment advisors and employees of each of them, each Person who controls any such Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (i) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding such Purchaser furnished in writing to the Company by such Purchaser expressly for use therein, or to the extent that such information relates to such Purchaser or such Purchaser’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Purchaser expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 6.2(c)(v)-(vii), the use by such Purchaser of an outdated or defective Prospectus after the Company has notified such Purchaser in writing that the Prospectus is outdated or defective and prior to the receipt by such Purchaser of the Advice contemplated in Section 6.5.

(b)   Indemnification by Purchasers.   Each Purchaser shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review) arising solely out of any untrue statement of a material fact contained in the Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising solely out of any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that (i) such untrue statement or omission is based solely upon information regarding such Purchaser furnished in writing to the Company by such Purchaser expressly for use in such

Registration Statement or Prospectus, or to the extent that such information relates to such Purchaser or such Purchaser’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Purchaser expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 6.2(c)(v)-(vii), the use by such Purchaser of an outdated or defective Prospectus after the Company has notified such Purchaser in writing that the Prospectus is outdated or defective and prior to the receipt by such Purchaser of the Advice contemplated in Section 6.5. In no event shall the liability of any selling Purchaser hereunder be greater in amount than the dollar amount of the net proceeds received by such Purchaser upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c)   Conduct of Indemnification Proceedings.   If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless:  (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten Trading Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(d)   Contribution.   If a claim for indemnification under Section 6.4(a) or (b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the

Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 6.4(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.4(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6.4(d), no Purchaser shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Purchaser from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

6.5   Dispositions.   Each Purchaser agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to any Registration Statement. Each Purchaser further agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Sections 6.2(c)(v), (vi) or (vii), such Purchaser will discontinue disposition of such Registrable Securities under the applicable Registration Statement until such Purchaser’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement contemplated by Section 6.2(j), or until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

6.6   No Piggyback on Registrations.   Except as set forth on Schedule 3.1(y) or with the prior written consent of the holders of a majority of the Registrable Securities or as permitted by Section 6.7 below, neither the Company nor any of its security holders (other than the Purchasers in such capacity pursuant hereto) may include securities of the Company in any Registration Statement other than the Registrable Securities, and the Company shall not during the Effectiveness Period enter into any agreement providing any such right to any of its security holders (other than the Purchasers in such capacity pursuant hereto) to be included in any Registration Statement for the Registrable Securities. Notwithstanding the foregoing, neither the Company nor any of its security holders (including those Persons listed on Schedule 3.1(y)), may include securities of the Company in any Registration Statement if such inclusion would limit in any way the number of Cutback Shares (as defined below) that could be included in such Registration Statement. “Cutback Shares” means any Registrable Securities not included on a Registration Statement previously declared effective by the Commission.

6.7   Piggy-Back Registrations.   If at any time during the Effectiveness Period there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to each Purchaser written notice of such determination and if, within fifteen days after receipt of such notice, any such Purchaser shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities such Purchaser requests to be registered, subject to customary underwriter cutbacks applicable on a pro rata basis to all holders of registration rights.

ARTICLE VII.
MISCELLANEOUS

7.1   Exclusive Dealing.   Unless and until this Agreement is terminated as provided herein prior to the consummation of the Closing, the Company shall not, without the prior written consent of the Purchasers (and shall cause each of its shareholders, officers, directors, employees or agents (collectively, “Company Related Persons”) not to) either:

(a)    solicit bids or offers or initiate discussions or negotiations with; or

(b)   on an unsolicited basis furnish or cause to be furnished any information concerning the Company to,

any Person (other than the Purchasers and any Related Person and, if and to the extent required by Law, any Governmental Authority) relating to any proposal with respect to the financing of the Company, the acquisition of any securities or any significant portion of the assets or properties of the Company, or any liquidation, dissolution, restructuring or recapitalization of the Company or any other transaction that would render the financing contemplated by this Agreement unnecessary or impracticable, other than an Approved Issuance (each an “Alternative Financing”). If the Company receives, or if any of the Company Related Persons receive, any inquiry or proposal of an Alternative Financing, then the Company shall (and it shall cause the Company Related Persons to) promptly notify the Purchasers of the existence, material terms and status of any such inquiry or proposal.

7.2 Termination.

(a)    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i)    by the mutual written consent of the Company and each Purchaser;

(ii)   by any Purchaser or the Company if: (w) the Closing has not been consummated by August 31, 2007 other than by the Company due to the its failure to use its good faith efforts to consummate the Closing; (x) the Company shall have failed to obtain the Stockholder Approvals by August 31, 2007 other than by the Company due to the its failure to use its good faith efforts to obtain the Stockholder Approvals; (y) Easylink shall have failed to obtain its stockholder approval of the terms of the Plan of Merger by August 31, 2007; or (z) the Plan of Merger is terminated or the consummation of the Merger is abandoned.

(iii)  by any Purchaser if (x) the Company is in material breach of its obligations under this Agreement, which breach remains uncured after 30 days’ notice of such breach by any Purchaser; or (y) an event or series of events shall have occurred that has had or reasonably would be expected to have or result in a Material Adverse Effect; or

(iv)  by the Company if any Purchaser is in material breach of its obligations under this Agreement, which breach remains uncured after 30 days’ notice of such breach by the Company.

(b)   In the event that:

(i)    any Purchaser terminates this Agreement pursuant to Section 7.2(a)(iii) because the Company has breached its obligations under Section 7.1; or

(ii)   any Purchaser or the Company terminates this Agreement pursuant to Section 7.2(a)(ii)(w), (x), (y) or (z), (unless the failure to fulfill such obligation is due solely to a breach of this Agreement by such Purchaser) and within one year after any such termination, the Company consummates an Alternative Financing;

(c)   then, in any such event, the Company shall pay the Purchasers, as the Purchasers’ liquidated damages (and not as a penalty) incurred by the Purchasers in connection with this Agreement and the Transactions, the aggregate sum of $3,000,000, to be divided among the Purchasers pro rata according to their respective portions of the Purchase Price. Such amounts shall be paid by the Company by wire transfer of immediately available funds, in the case of clause (i) above, within two Business Days after such termination, and in the case of clause (ii) above, simultaneously with the consummation of such Alternative Financing. In addition to any other amounts payable to the Purchasers, the Company hereby agrees to pay the Purchasers 20% of any break-up or similar fee it receives in connection with the potential acquisition of Easylink or otherwise pursuant to the Plan of Merger immediately upon receipt of any such fee by the Company.

(d)   No termination of this Agreement shall affect the right of any party to sue for any breach by the other party (or parties) or affect any obligation under Sections 4.15 and 7.3.

7.3   Fees and Expenses.   At the Closing or upon the earlier request of the Purchasers, the Company shall pay to the Purchasers the legal and due diligence fees and expenses incurred by them in connection with the preparation and negotiation of the Transaction Documents, of which amount $25,000 has been previously paid by the Company. In lieu of the foregoing remaining payment, the Purchasers may retain such amount at the Closing. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of any Securities.

7.4   Entire Agreement.   The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company will execute and deliver to the Purchasers such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

7.5   Notices.   Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, specifying next business day delivery or (iv) upon actual receipt by the party to whom such notice is required to be given if delivered by hand. The addresses for such notices and communications are as follows:

If to the Company:	Internet Commerce Corporation
6025 The Corners Parkway, Suite 100
Norcross, GA 30092
Attention: Glen Shipley
Fax No.:(678) 229-9087
With a copy to:	Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, GA 30326
Attention: Larry W. Shackelford, Esq.
Fax No.:(404) 365-9532
If to the Purchasers:	To the address set forth under such Purchaser’s name on the signature pages attached hereto.

or such other address as may be designated in writing hereafter, in the same manner, by such Person by two Trading Days’ prior notice to the other party in accordance with this Section 7.5.

7.6   Amendments; Waivers.   No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchasers who hold a majority of the outstanding principal balance on the Notes (the “Majority Purchasers”), or, in the case of a waiver, by the Majority Purchasers. Any waiver executed by the Majority Purchasers shall be binding on the Company and all holders of Notes. At any time that Persons Affiliated with York Capital Management hold at least a plurality of the Registrable Securities, any waiver, amendment, request, certification, consent or approval by the Majority Purchasers (or any Purchaser Affiliated with York Capital Management) pursuant to this Agreement or any Transaction Document may be given on behalf of the Majority Purchasers (or such Purchaser, as applicable) by York Capital Management or its designee. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Purchasers under Article VI and that does not directly or indirectly affect the rights of other Purchasers may be given by Purchasers holding at least a majority of the Registrable Securities to which such waiver or consent relates.

7.7   Construction.   The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

7.8   Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers. Any Purchaser may assign its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities (or rights hereunder if prior to the Closing), provided such transferee agrees in writing to be bound, with respect to the transferred Securities (or rights hereunder), by the provisions hereof and of the applicable Transaction Documents that apply to the “Purchasers.”  Notwithstanding anything to the contrary herein, Securities may be pledged to any Person in connection with a bona fide margin account or other loan or financing arrangement secured by such Securities.

7.9   No Third-Party Beneficiaries.   This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Indemnified Party is an intended third party beneficiary of Section 6.4 and (in each case) may enforce the provisions of such Sections directly against the parties with obligations thereunder.

7.10   Governing Law; Venue; Waiver of Jury Trial.   ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (EXCEPT FOR MATTERS GOVERNED BY CORPORATE LAW IN THE STATE OF DELAWARE), WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH PARTY AGREES THAT ALL LEGAL PROCEEDINGS CONCERNING THE INTERPRETATIONS, ENFORCEMENT AND DEFENSE OF THE TRANSACTIONS CONTEMPLATED BY ANY OF THE TRANSACTION DOCUMENTS (WHETHER BROUGHT AGAINST A PARTY HERETO OR ITS RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES OR AGENTS) SHALL BE COMMENCED EXCLUSIVELY IN THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THIS AGREEMENT), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. IF EITHER PARTY SHALL COMMENCE AN ACTION OR PROCEEDING TO ENFORCE ANY PROVISIONS OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, THEN THE PREVAILING PARTY IN SUCH ACTION OR PROCEEDING SHALL BE REIMBURSED BY THE OTHER PARTY FOR ITS REASONABLE ATTORNEYS FEES AND OTHER REASONABLE COSTS AND EXPENSES INCURRED WITH THE INVESTIGATION, PREPARATION AND PROSECUTION OF SUCH ACTION OR PROCEEDING.

7.11   Survival.   The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery, exercise and/or conversion of the Securities, as applicable.

7.12   Execution.   This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

7.13   Severability.   If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

7.14   Rescission and Withdrawal Right.   Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

7.15   Replacement of Securities.   If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

7.16   Remedies.   In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.17   Payment Set Aside.   To the extent that the Company makes a payment or payments to any Purchaser hereunder or under any other Transaction Document or any Purchaser enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company by a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

7.18   Usury.   To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate of interest applicable to the Transaction Documents from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser’s election.

7.19   Independent Nature of Purchasers’ Obligations and Rights.   The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The decision of each Purchaser to purchase Securities pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or of the Subsidiary which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any other Purchaser (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. The Company hereby confirms that it understands and agrees that the Purchasers are not acting as a “group” as that term is used in Section 13(d) of the Exchange Act. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no other Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment hereunder. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

7.20   Adjustments in Share Numbers and Prices.   In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock or Convertible Securities, combination or other similar recapitalization or event occurring after the date hereof, each reference in this Agreement to a number of shares or a price per share shall be amended to appropriately account for such event.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed and delivered by their respective authorized signatories as of the date first indicated above.

INTERNET COMMERCE CORPORATION

By:	/s/ Thomas J. Stallings
Name: Thomas J. Stallings
Title: Chief Executive Officer

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE PAGES OF PURCHASERS FOLLOW.]

PURCHASERS:

YORK CAPITAL MANAGEMENT, L.P.

By: Dinan Management, LLC, its general partner

By:	/s/ Adam J. Semler
Name: Adam J. Semler
Title: Chief Financial Officer

Address for Notice:
York Capital Management, L.P.
c/o York Capital Management
767 Fifth Avenue
17th Floor
Facsimile No.: (212) 300-1302
Attn.: Adam J. Semler, Chief Financial Officer

With a copy to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036-8299
Facsimile No.: (212) 969-2900
Attn: Adam J. Kansler, Esq.

PURCHASERS:

YORK INVESTMENT LIMITED

By: York Offshore Holdings, Ltd., its investment manager

By:	/s/ Adam J. Semler
Name: Adam J. Semler
Title: Director

Address for Notice:
York Investment Limited
c/o York Capital Management
767 Fifth Avenue
17th Floor
Facsimile No.: (212) 300-1302
Attn.: Adam J. Semler, Chief Financial Officer

With a copy to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036-8299
Facsimile No.: (212) 969-2900
Attn: Adam J. Kansler, Esq.

PURCHASERS:

YORK SELECT, L.P.

By: York Select Domestic Holdings, LLC, its general partner

By:	/s/ Adam J. Semler
Name: Adam J. Semler
Title: Chief Financial Officer

Address for Notice:
York Select, L.P.
c/o York Capital Management
767 Fifth Avenue
17th Floor
Facsimile No.: (212) 300-1302
Attn.: Adam J. Semler, Chief Financial Officer

With a copy to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036-8299
Facsimile No.: (212) 969-2900
Attn: Adam J. Kansler, Esq.

PURCHASERS:

YORK SELECT UNIT TRUST

By: York Select Offshore Holdings, LLC, its investment manager

By:	/s/ Adam J. Semler
Name: Adam J. Semler
Title: Chief Financial Officer

Address for Notice:
York Select Unit Trust
c/o York Capital Management
767 Fifth Avenue
17th Floor
Facsimile No.: (212) 300-1302
Attn.: Adam J. Semler, Chief Financial Officer

With a copy to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036-8299
Facsimile No.: (212) 969-2900
Attn: Adam J. Kansler, Esq.

PURCHASERS:

YORK CREDIT OPPORTUNITIES FUND, L.P.

By: York Credit Opportunities Domestic Holdings, LLC, its general partner

By:	/s/ Adam J. Semler
Name: Adam J. Semler
Title: Chief Financial Officer

Address for Notice:
York Credit Opportunities Fund, L.P.
c/o York Capital Management
767 Fifth Avenue
17th Floor
Facsimile No.: (212) 300-1302
Attn.: Adam J. Semler, Chief Financial Officer

With a copy to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036-8299
Facsimile No.: (212) 969-2900
Attn: Adam J. Kansler, Esq.

Annex B—Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

among

INTERNET COMMERCE CORPORATION,

JETS ACQUISITION SUB, INC.

and

EASYLINK SERVICES CORPORATION

Dated as of May 3, 2007

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 3, 2007, is among Internet Commerce Corporation, a Delaware corporation (“Parent”), Jets Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and EasyLink Services Corporation, a Delaware corporation (the “Company”). “Parties” means Parent, Sub and the Company, and each shall be considered a “Party.”

WHEREAS, the respective boards of directors of Parent, Sub and the Company deem it advisable and in the best interests of each corporation and its respective stockholders to consummate the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of Parent, Sub and the Company have each approved the merger of Sub into the Company, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”), whereby each issued and outstanding share of Class A common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock owned directly or indirectly by Parent or the Company and Dissenting Shares (as defined in Section 2.01(d)), will be converted into the right to receive the Merger Consideration (as defined in Section 2.01(c));

WHEREAS, the board of directors of the Company (the “Company Board”), has recommended that each holder of Company Common Stock (the “Company Stockholders”) approve the Merger and this Agreement; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various terms and conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

Article I.

THE MERGER

Section 1.01   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

Section 1.02   Closing.   The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (New York City time) on a date to be specified by the Parties, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (the “Closing Date”), at the offices of Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York, unless another Closing Date, time or place is agreed to in writing by the Parties. For purposes of this Agreement “Business Day” means any day other than Saturday, Sunday, and any day which is a legal holiday or a day on which banking institutions in New York or New Jersey are authorized or required by Law (as defined in Section 2.02(d)) or other action of a Governmental Entity (as defined in Section 3.04) to close.

Section 1.03   Effective Time.   Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the Parties shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents as provided in Section 251 of the DGCL (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.04   Effects of the Merger.   The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.05   Certificate of Incorporation and By-Laws.   (a) The certificate of incorporation of the Company shall be amended in the Merger to be the same as the certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, except that the corporate name of the Company shall remain the corporate name of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Legal Requirements (as defined in Section 3.02(c)).

(b)   The by-laws of Sub as in effect immediately prior to the Effective Time shall become the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Legal Requirements.

Section 1.06   Directors.   The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 1.07   Officers.   The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Article II.

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01   Effect on Capital Stock.   As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

(a)   Capital Stock of Sub.   Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)   Cancellation of Treasury Stock and Parent Owned Stock.   Each share of Company Common Stock that is owned by the Company or any Company Subsidiary (as defined in Section 3.01(b)) and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)   Conversion of Company Common Stock.   Each share of Company Common Stock issued and outstanding as of the Effective Time (other than shares of Company Common Stock to be canceled in accordance with Section 2.01(b) and any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive from the Surviving Corporation $5.80 in cash, without interest (the “Merger Consideration”) upon delivery of the certificate representing such shares of Company Common Stock or such other appropriate documents (in the case of Uncertificated Shares, as defined below) in the manner provided in Section 2.02(b) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.02(f)). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and (x) each holder of a certificate representing any such Company Common Stock (a “Certificate”) and (y) each holder of Company Common Stock not represented by a Certificate (an “Uncertificated Share”), in each case shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

(d)   Shares of Dissenting Stockholders.   Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Person (as defined in Section 5.02) (a “Dissenting Stockholder”) who complies with all the provisions of Section 262 of the DGCL concerning the right of holders of Company Common Stock to dissent from the Merger and require appraisal of their shares of Company Common Stock (“Dissenting Shares”) shall not be converted as described in Section 2.01(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his shares of Company Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without interest. The Company shall give Parent (i) prompt notice of any written demands, and withdrawals of any such demands, for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

(e)   Withholding Tax.   Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock outstanding immediately prior to the Effective Time such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock outstanding immediately prior to the Effective Time in respect of which such deduction and withholding was made.

Section 2.02   Exchange of Certificates.   (a) Paying Agent. Prior to the Effective Time, Parent shall designate a federally insured bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender or exchange of Certificates or Uncertificated Shares, as applicable, as part of the Merger pursuant to Section 2.01 (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

(b)   Exchange Procedure.   As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of one or more shares of Company Common Stock, (i) a letter of transmittal in a form mutually agreed upon by Parent and the Surviving Corporation, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Uncertificated Shares shall pass, only upon delivery of the Certificates to the Paying Agent or in the case of Uncertificated Shares, such other documents as may reasonably be required by the Paying Agent and (ii) instructions for use in effecting the surrender or exchange of the Certificates or Uncertificated Shares in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying

Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent or in the case of Uncertificated Shares, such other documents as may reasonably be required by the Paying Agent, Parent or the Surviving Corporation shall pay or cause to be paid to the holder of such Certificate or Uncertificated Share in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate or Uncertificated Share shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered or exchanged as contemplated by this Section 2.02, each Certificate or Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or exchange the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate or Uncertificated Share shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender or exchange of any Certificate or Uncertificated Share.

(c)   No Further Ownership Rights in Company Common Stock.   All cash paid upon the surrender or exchange of Certificates or Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)   Termination of Fund; No Liability.   At any time after the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to the Surviving Corporation any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Company Common Stock, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable with respect to the shares of Company Common Stock, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Company Common Stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered or Uncertificated Share exchanged prior to the fifth anniversary of the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Company Common Stock would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.04), any such shares, cash, dividends or distributions in respect of such Company Common Stock shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. For purposes of this Agreement, “Law” means any statute, law (including common law), treaty, order, judgment, decree, directive, code, ordinance, rule, regulation, or similar issuance by a Governmental Entity having the effect of law.

(e)   Investment of Fund.   The Paying Agent shall invest any funds made available to the Paying Agent, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(f)    Lost, Stolen or Destroyed Certificates.   In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration; provided, however; that Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require such owner of a lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.03   Taking of Necessary Action; Further Action.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Sub, the officers and directors of Company and Sub will take all such lawful and necessary action.

Article III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the schedules dated as of the date hereof and delivered by the Company to Parent in connection with the execution of this Agreement (the “Company Disclosure Schedules”), the Company represents and warrants to Parent and Sub as set forth below. The Company Disclosure Schedules will be arranged in sections corresponding to sections of this Agreement to be modified by such Company Disclosure Schedules.

Section 3.01   Organization.   (a) The Company and each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not have a Material Adverse Effect (as defined in Section 9.04) on the Company or such Company Subsidiary. The Company and each Company Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. The Company has provided Parent with complete copies of the certificate (or articles) of incorporation and bylaws of the Company and the organizational documents of each Company Subsidiary with the minutes and written consents of the boards of directors, board committees (other than the Special Committee of the Board created in December of 2006) and stockholders of the Company and the comparable documents for each Company Subsidiary (the “Corporate Documents”). Except as disclosed in Schedule 3.01(a), the Corporate Documents are true and complete in all material respects, as in effect as of the date of this Agreement and accurately reflect all amendments thereto.

(b)   Schedule 3.01(b) lists each subsidiary of the Company (each a   “Company Subsidiary”). All the outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been duly and validly issued and are fully paid and nonassessable under applicable Legal Requirements of the jurisdiction in which such Company Subsidiary is incorporated or organized and are, except as set forth on Schedule 3.01(b), owned directly or indirectly by the Company, free and clear of all mortgages, pledges, claims, liens, charges, encumbrances, claims, restrictions, options and security interests of any kind or nature whatsoever, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws (collectively, “Liens”).

Section 3.02   Stock and Options.   (a)  Capitalization. The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock, 10,000,000 Shares of class B Common Stock, par value $0.01 per share, and 60,000,000 shares of undesignated preferred stock, par value $0.01 per share (the “Preferred Shares”). As of April 30, 2007, (i) 11,006,505 shares of Company Common Stock were issued and outstanding, (ii) no shares of class B Common Stock or Preferred Shares were issued and outstanding, (iii) no shares of Company Common Stock were held by the Company in its treasury and (iv) except as set forth on Schedule 3.02, 953,437 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options (as defined in Section 6.04). Except as set forth above, or on Schedule 3.02, and except for shares of Company Common Stock issued upon the exercise of Options, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company Stockholders may vote. Except as set forth above, or on Schedule 3.02, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 6.04(a) in respect of Options and as set forth on Schedule 3.02, as of and following the Effective Time, the Surviving Corporation will not have any obligations under or otherwise in respect of any options, warrants, preemptive or other rights (including convertible or exchangeable securities) issued, granted, awarded or otherwise agreed to by the Company before the Effective Time for the purchase or other acquisition of Company Common Stock or other securities of the Company, including obligations in respect of any such options, warrants, preemptive or other rights for the payment of money or issuance of new or successor options, warrants, preemptive or other rights to purchase or otherwise acquiring capital stock or other securities of the Surviving Corporation. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

(b)   Schedule 3.02(b) sets forth the following information with respect to each Option outstanding as of the date of this Agreement:  (i) the name of the optionee; (ii) the number of shares of the Company Common Stock subject to each such Option; (iii) the exercise price of such Option; (iv) the date on which such Option was granted; (v) the vesting schedule of such Option, and (vi) the date on which such Option expires. The Company has made available to Parent an accurate and complete copy of each Stock Option Plan (as defined in Section 6.04) and the forms of all stock option agreements evidencing Options. There are no Options outstanding to purchase shares of the Company Common Stock (or any other capital stock of the Company) other than (1) pursuant to the Stock Option Plans and (2) as disclosed in the Company’s Form 10-K for the fiscal year ended December 31, 2006.

(c)   All outstanding shares of the Company Common Stock, all outstanding Options, and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all applicable federal, state and foreign securities laws and other applicable Legal Requirements and (ii) except as disclosed in the Company Filed SEC Documents (as defined in Section 3.06)), all requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, judgment, injunction, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(d)   Except as set forth on Schedule 3.02(d), the Company is not a party to or bound by any agreement with respect to the voting (including voting trusts, proxies, “poison pill” anti-takeover plans) registration under the Securities Act, or sale or transfer (including agreements related to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights but excluding restrictions required by the Securities Act in connection with private placements of securities) of any securities of the Company.

Section 3.03   Authority.   The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the terms of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and applicable securities laws (the “Company Stockholder Approval”)). The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated in each case, other than, with respect to the Merger, the Company Stockholder Approval. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present in accordance with the By-laws of the Company, duly adopted resolutions (a) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (b) declaring that it is advisable and making a determination that it is in the best interest of the Company and the Company’s stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (c) making a determination that this Agreement is fair to the Company and the Company’s stockholders, (d) directing that this Agreement be submitted to a vote for adoption at a meeting of the Company’s stockholders to be held as promptly as practicable as set forth in Section 6.01 and (e) recommending that the Company’s stockholders adopt and approve this Agreement, the Merger and the other transactions contemplated hereby, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 3.04   Consents and Approvals; No Violations.   Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including the filing with the Securities and Exchange Commission (the “SEC”) of the proxy statement relating to the Company Stockholder Approval of this Agreement (the “Company Proxy Statement”)), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or as may be required under any foreign anti-trust or competition law or regulation, Section 203 of the DGCL, foreign laws and as set forth on Schedule 3.04, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Company or any Company Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a “Governmental Entity”) (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect on the Company or any Company Subsidiary, or prevent or materially delay the consummation of the Merger), (iii) except as set forth on Schedule 3.04, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary, or any of their properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

Section 3.05   SEC Reports and Financial Statements. (a)    The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 2004, pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the “Company SEC Documents”). The Company SEC Documents, at the time filed, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent revised or superseded by a subsequently filed Company SEC Document, the Company SEC Documents, as of their respective dates, do not contain an untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that the foregoing does not cover future events resulting from public announcement of the Merger). The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Forms 10-Q and 8-K of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(b)   Since December 31, 2005, there have been no comment letters or other correspondence received by the Company from the SEC (excluding letters related to confidential treatment applications and orders of effectiveness) or responses to such comment letters or other correspondence by or on behalf of the Company that have not been provided to Parent, and the copies of such letters and responses delivered or made available to Parent were true, correct and complete. The Company maintains disclosure controls and procedures required by Rule13a 15 or 15d 15 under the Exchange Act, and such controls and procedures are sufficient to provide reasonable assurance that material information relating to the Company, including Company Subsidiaries, required to be disclosed in the reports it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and principal financial officer to allow timely decisions regarding financial disclosure. No Company Subsidiary is required to file with the SEC any report, schedule, form, statement or other document. The Company currently is in compliance with the requirements applicable to securities that are traded on the Nasdaq Capital Market and since December 31, 2006, has not received any notice from the Nasdaq Capital Market asserting any non compliance with such requirements.

(c)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financials”), (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto then in effect at the same time as such filing, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and the Company Subsidiaries that are required by GAAP to be consolidated therein and fairly reflects its investment in any unconsolidated Subsidiary as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. All Company Subsidiaries that are required by GAAP to be consolidated in the Company Financials have been so consolidated. The balance sheet of the Company contained in Company SEC Documents as of December 31, 2006 is hereinafter referred to as the “Company Balance Sheet.”  All accounts receivable of the Company that are reflected on the financial statements in the Company SEC Documents represented valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business. Unless paid prior to the Closing Date, such accounts receivable are reasonably anticipated to be collectible net of the allowances or reserves shown on such financial statements. Except as disclosed in the Company Balance Sheet, neither the Company nor any Company Subsidiary has any liabilities required under GAAP to be set forth on a balance sheet which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement. Since December 31, 2005, neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or the Company Subsidiaries has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or Company Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or the Company Subsidiaries has engaged in questionable accounting or auditing practices (solely for purposes of this sentence, “knowledge” shall be deemed to include the actual knowledge of the Company’s primary contact with the provider of the Company’s Ethics and Compliance Hotline). Since January 1, 2006, the Company’s auditors have not performed any non-audit services for the Company and the Company Subsidiaries. Since December 31, 2005, no attorney representing the Company or any Company Subsidiary, regardless whether employed by the Company or the Company Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company.

(d)   Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract or agreement (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving the Company or any Company Subsidiary in the Company Financial Statements. For purposes of this Agreement, “Affiliate” means any other Person directly or indirectly controlling or controlled by, or under common control with that Person; for purposes of this definition, “control”(including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and polices of that Person, whether through the ownership of voting securities, by contract or otherwise.

Section 3.06   Absence of Certain Changes or Events.   Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Company Filed SEC Documents”) or on Schedule 3.06, since December 31, 2006, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been any Material Adverse Change with respect to the Company. Except as disclosed in the Company Filed SEC Documents or on Schedule 3.06, since December 31, 2006, there has not been:

(a)    any granting by the Company or any Company Subsidiary to any officer of the Company or any Company Subsidiary of any increase in compensation, except in the ordinary course of business consistent with past practice (ordinary course of business shall include in connection with promotions);

(b)   any granting by the Company or any of it subsidiaries to any officer thereof of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired;

(c)    except for employment arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company or any Company Subsidiary, any entry by the Company or any Company Subsidiary into any employment, severance or termination agreement with any such employee or executive officer;

(d)   any increase in or establishment of any bonus, insurance, deferred compensation, pension, retirement, profit-sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, except in the ordinary course of business consistent with past practice;

(e)    any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect on the Company;

(f)    any sale, assignment, lease, or other transfer of any material properties of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice;

(g)    any incurrence, assumption or guarantee by the Company or any Company Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

(h)   (A) any disposition or impairment of or permitting to lapse of any Intellectual Property that would be material and adverse to the Company or outside the ordinary course of business, (B) disposition of or disclosure (except as necessary in the conduct of its business) to any Person other than representatives of Parent any trade secret or other Intellectual Property Rights not theretofore a matter of public knowledge to any party that is not subject to a nondisclosure or similar agreement, or (C) any change to the Company’s or any Company Subsidiary’s rights to use Intellectual Property Rights licensed from a third party, except, in the case of (A) through (C) in the aggregate, as would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole;

(i)    any creation or other incurrence of any Lien on any asset other than in the ordinary course of business consistent with past practice and other than for Taxes not yet due and payable or being contested in good faith;

(j)     any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Company or any Company Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;

(k)   any change in any method of accounting or accounting practice by the Company or revaluation of any material assets of the Company or any Company Subsidiary except as required by GAAP;

(l)    any cancellation of debts owed to or material claims held by the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice;

(m)  any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock;

(n)   any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock or other securities of the Company (other than shares of Company Common Stock issued or issuable upon exercise of outstanding stock options under the Stock Option Plans as defined in Section 6.04 or in connection with the restricted stock agreements entered into prior to the date of this Agreement and listed on Schedule 3.06(n) or in connection with matching contributions under the Company’s 401(k) plan in accordance with such 401(k) plan as of the date of this Agreement);

(o)   any Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended returns or claims for material Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a tax refund, offset or other reduction in Tax liability surrendered, or consent or waiver of the statutory period of limitation applicable to any material Tax claim;

(p)   any material write-down of the value of any assets or any material write-off as uncollectible of any accounts receivable;

(q)   any loans or advances by the Company or any Company Subsidiary to, material guarantees by the Company or any Company Subsidiary for the benefit of, or material investment by the Company or any Company Subsidiary in any other Person; or

(r)    any arrangement or commitment by the Company to do any of the action referenced above in this Section 3.06.

Section 3.07   Information Supplied.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Company Proxy Statement or specifically provided in writing for inclusion or incorporation by reference in the Financing Proxy Statement, will, at the time the Company Proxy Statement or Financing Proxy Statement (as defined in Section 6.01(e)), as applicable, is first mailed to the Company Stockholders or Parent stockholders, as applicable, or at the time of the Company Stockholders Meeting (as defined in Section 6.01(a)) or Parent Stockholders Meeting (as defined in Section 6.01(d)), as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

Section 3.08   Benefit Plans. Except as set forth on Schedule 3.08, and except to the extent that the failure of the following to be true would not reasonably be expected to have a Material Adverse Effect:  (a) Each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (a “Pension Plan”), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (a “Welfare Plan”) or other arrangement providing medical, vision, dental, life or other welfare benefits, (iii) all “specified fringe benefit plans” as defined in Section 6039D of the Code, (iv) all “nonqualified deferred compensation plans” as defined in Sections 409A(d)(1) or 3121(v)(2)(C) of the Code, (v) all “multiemployer plans” as defined in Sections 3(37) or 4001(a)(3) of ERISA, and (vi) all other agreements, plans, policies or arrangements relating to employment, stock options, compensation, phantom stock, profit-sharing, employee stock ownership, stock appreciation rights, deferred compensation, incentive compensation, bonuses, retainer, retirement, savings, severance, change of control benefits, fringe benefits or any other employee benefits, or providing any remuneration or compensation, in each case entered into, maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company Subsidiary or for which the Company or any Company Subsidiary could have any liability, which benefit any present or former employee, officer, independent contractor, shareholder or director or any spouse, child or other dependent of such individuals (each of the foregoing, a “Benefit Plan”) has been administered in all material respects in accordance with its terms and provisions. Each Benefit Plan, as well as the Company and the Company Subsidiary with respect to the Benefit Plan, are (i) in compliance in all material respects with the applicable provisions of ERISA, the Code, and all other applicable Legal Requirements and (ii) operated and funded in such a manner as to qualify, where appropriate, under applicable Legal Requirements, for income tax exclusions as to its participants, the generation of tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto. Schedule 3.08 sets forth a complete list of each Benefit Plan and identifies which Benefit Plans are maintained by the Company or its subsidiaries in the United States, and which Benefit Plans are maintained by the Company or its subsidiaries in a foreign jurisdiction. Schedule 3.08 also identifies any unwritten Benefit Plan, including a description of any material terms of such plan, both as maintained by the Company or the Company Subsidiaries in the United States, as well as each such plan maintained by the Company or the Company Subsidiaries in a foreign jurisdiction.

(a)    No option granted under any of the Company’s Stock Option Plans was granted with an exercise price less than the fair market value of a share of Company Common Stock on such option’s actual grant date (as determined under the applicable Stock Option Plan).

(b)   Neither the Company nor any Commonly Controlled Entity (as defined below) maintains or contributes to any retirement arrangement on behalf of employees situated at a foreign office of Company or the Company Subsidiaries. No Pension Plan is subject to Title IV of ERISA or Section 412 of the Code, no Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code, and no Benefit Plan is a multiple employer welfare arrangement within the meaning of Section 3(40)A of ERISA. None of the Company or any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, including the Company, a “Commonly Controlled Entity”):  (i) currently has an obligation to contribute to, or during any time during the last six years had an obligation to contribute to, a Pension Plan subject to Title IV of ERISA or Section412 of the Code, or (ii) has incurred any liability to the Pension Benefit Guaranty Corporation, which liability has not been fully paid. All contributions and other payments required to be made by the Company to any Pension Plan with respect to any period ending before the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefore and have been or will be reflected in financial statements.

(c)    Neither the Company nor any Commonly Controlled Entity is required to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any “withdrawal liability” (within the meaning of Section 4201 of ERISA) that has not been fully paid.

(d)   Each Benefit Plan (and its related trust) that is intended to be qualified under Section 401(a) of the Code has been determined by the United States Internal Revenue Service to qualify under such section (and the related trust, if any, has been determined to be exempt under Section 501(a) of the Code) and, to the knowledge of the Company, nothing has occurred to cause the loss of such qualified status.

(e)    The Company has heretofore made available to Parent correct and complete copies of each of the following:

(i)    Each Benefit Plan and all amendments thereto; the trust instrument and/or insurance contracts, if any, forming a part of such Benefit Plan and all amendments thereto;

(ii)   If applicable, the most recently filed Form 5500 and all schedules thereto, if any;

(iii)  The most recent determination letter issued by the United States Internal Revenue Service regarding the qualified status of each such Benefit Plan that is a Pension Plan;

(iv)  The most recent accountant’s report for each Benefit Plan, if any;

(v)    The most recent summary plan description for each Benefit Plan, if any; and

(vi)  Any summary of material modifications which relates to any Benefit Plan.

(f)    Except as provided in Section 6.04, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation (including amounts due under Benefit Plans) due to any employee, officer, former employee or former officer of the Company or Company Subsidiary. No Benefit Plan, by its terms or in effect, could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment which payment could reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code. No amounts payable under any Benefit Plan will fail to be deductible for federal income tax purposes by virtue of 162(m) of the Code.

(g)    As of the date of this Agreement, there are no actions, suits, investigations or claims pending or, to the knowledge of the Company, threatened with respect to any Benefit Plan, or the assets thereof (other than routine claims for benefits), and to the knowledge of the Company, there are no facts which could reasonably give rise to any material liability, action, suit, investigation, or claim against any Benefit Plan, any fiduciary or plan administrator or other Person dealing with any Benefit Plan or the assets thereof.

(h)   To the knowledge of the Company, no Person has entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA and the Code, with respect to any Benefit Plan that could result in a material tax or penalty being imposed pursuant to either Section 4975 of the Code or Section 406 of ERISA.

(i)    Each Benefit Plan may be amended, terminated, modified or otherwise revised by the Company, on and after the Closing Date, without further liability to the Company.

(j)     No Benefit Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees or former independent contractors or individuals who terminate (or have terminated) employment with any of the Company or any Commonly Controlled Entity, or the spouses or dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or applicable similar Laws).

(k)   Neither the Company nor any Company Subsidiary has, since October 3, 2004, (A) granted to any Person an interest in a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the tax imposed by Sections 409A(a)(1)(B) or (b)(4)(A) of the Code, or (B) modified the terms of any nonqualified deferred compensation plan in a manner that could reasonably be expected to cause an interest previously granted under such plan to become subject to the tax imposed by Sections 409A(a)(1)(B) or (b)(4) of the Code. Each Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A of the Code either has been operated and administered in good faith compliance with Section 409A of the Code since January 1, 2005, or is not subject to Section 409A of the Code.

(l)    The transactions contemplated hereby will not constitute a nonexempt prohibited transaction (as described in Section 406 of ERISA and Section 4975 of the Code).

(m)  No Benefit Plan is or is funded by a Voluntary Employees’ Beneficiary Association within the meaning of Section 501(c)(9) of the Code.

(n)   With respect to each Benefit Plan maintained by the Company or any Commonly Controlled Entity of the Company or any Company Subsidiary for the benefit of, or relating to, any present or former employee, consultant or director of the Company or Company Subsidiary who performs services outside of the United States (each, an “International Benefit Plan”): (i) each International Benefit Plan is in compliance with the applicable provisions of the laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such International Benefit Plan is maintained, to the extent those laws are applicable to such International Benefit Plan; (ii) each International Benefit Plan has been administered at all times in accordance with its terms; (iii) to the knowledge of the Company, there are no pending investigations by any governmental body involving any International Benefit Plan, and no pending claims (except for claims for benefits payable in the normal operation of the International Benefit Plans), suits or proceedings against any International Benefit Plan or asserting any rights or claims to benefits under any International Benefit Plan; and (iv) the transactions contemplated by this Agreement will not, by themselves or in conjunction with any other agreements, events or occurrences, create or otherwise result in any liability, accelerated payment or any enhanced benefits with respect to any International Benefit Plan.

Section 3.09   Litigation.   As of the date of this Agreement, except as disclosed in Schedule 3.09, there is no suit, claim, action, proceeding or investigation pending before any Governmental Entity against the Company or any Company Subsidiary that could reasonably be expected to have a Material Adverse Effect on the Company and to the Company’s knowledge none of the foregoing has been threatened. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have a Material Adverse Effect on the Company. Except where such matter would not reasonably be expected to have a Material Adverse Effect on the Company, there has not been since December 31, 2006 nor are there currently any internal material investigations or inquiries being conducted by the Company or any Company Subsidiary, the Company Board or to the knowledge of the Company, any third Person or Governmental Entity or at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, breach of fiduciary duty, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 3.10   Compliance with Applicable Law.   Except as set forth on Schedule 3.10, the Company and each Company Subsidiary hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “Company Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.10, the Company Permits are in full force and effect and the Company and the Company Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in full force and effect or so to comply would not have a Material Adverse Effect on the Company or any Company Subsidiary, taken as a whole. Except as disclosed in the Company Filed SEC Documents and except as set forth on Schedule 3.10, to the knowledge of the Company, the business of the Company and the Company Subsidiaries is not being conducted in violation of any Legal Requirements, except for possible violations that would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Except as set forth on Schedule 3.10, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not be reasonably expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Except as disclosed in the Company Filed SEC Documents, since December 31, 2004, the Company has complied in all material respects with the applicable rules, regulations and policies of the Nasdaq Capital Market.

Section 3.11   Tax Matters.   Except as set forth on Schedule 3.11, and except to the extent that the failure of the following to be true would not reasonably be expected to have a Material Adverse Effect:

(a)    The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes whether or not shown to be due on such Tax Returns, have been, or will be, timely paid.

(b)   The Company Financials reflect an adequate reserve for all Taxes payable by the Company or any Company Subsidiary for all Taxable periods and portions thereof through the date of such financial statements, and such Tax reserve has been established in accordance with generally accepted accounting principles, consistently applied. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending.

(c)    Except as disclosed on Schedule 3.11, none of the Tax Returns of Company or any Company Subsidiary have ever been audited by the Internal Revenue Service or any other Governmental Entity. No examination of any Tax Return of the Company or any Company Subsidiary is currently in progress, and neither the Company nor any Company Subsidiary has received written notice of any (i) pending or proposed audit or examination or (ii) request for information regarding Tax matters. The statutory period for examinations of the Federal Income Tax Returns of the Company and the Company Subsidiaries consolidated in such Returns for all years through 2002 have expired except to the extent that the utilization of tax net operating losses in future years could subject such closed years to examination by the United States Internal Revenue Service.

(d)   There are no Liens for material Taxes (other than liens for current Taxes not yet due and payable) on the assets of the Company.

(e)    Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company), (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise or (iii) has been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(f)    The Company and each Company Subsidiary have collected all sales, use, goods and services or other commodity Taxes required to be collected and remitted or will remit the same to the appropriate Tax authority within the prescribed time periods.

(g)    The Company has not engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in U.S. Treas. Reg. § 1.6011-4(b)(2).

(h)   Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended or purported to be governed by Section 355 or Section 361 of the Code.

(i)    Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following:

(i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)   “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)  intercompany transactions or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv)  installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)    prepaid amount received on or prior to the Closing Date except for implementation, development and software maintenance fees deferred in accordance with the Company’s standard accounting policies.

(j)     For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

Section 3.12   State Takeover Statutes.   The Company Board has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement the provisions of Section 203 of the DGCL. To the knowledge of the Company without investigation, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, or any of the transactions contemplated by this Agreement.

Section 3.13   Brokers; Fees and Expenses.   Except as set forth in Schedule 3.13, no broker, investment banker, financial advisor or other person, other than America’s Growth Capital and Pharus Advisors, LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company and no other bonuses or payments will be required to be made by the Company as a result of or in connection with the consummation of the Merger. The Company has provided Parent true and correct copies of all agreements between the Company and America’s Growth Capital and Pharus Advisors, LLC relating to any fee arrangement.

Section   3.14   Opinion of Financial Advisor.   The Company has received the respective opinions of America’s Growth Capital and Pharus Advisors, LLC to the effect that, as of the date of this Agreement, the consideration to be received by the holders of the outstanding shares of Company Common Stock pursuant to the Merger is fair to such holders from a financial point of view, and complete and correct signed copies of such opinions have been, or promptly upon receipt thereof will be, delivered to Parent.

Section   3.14   Intellectual Property.   (a)  Schedule 3.15(a) sets forth a correct and complete list of all (i) registered trademarks, service marks and domain names, and applications to register the foregoing, (ii) copyright registrations, and (iii) patents and patent applications, in each case which are currently owned by the Company and the Company Subsidiaries  Each item listed on Schedule 3.15(a) has been duly registered or applied for with the U.S. Patent and Trademark Office or other applicable governmental authority and are, to the knowledge of the Company, valid and subsisting. All Intellectual Property owned by the Company and the Company Subsidiaries is owned free and clear of any Liens except for such Liens that would not reasonably be expected to materially and adversely affect the Company’s use of the affected Intellectual Property. There is no pending or, to the knowledge of the Company, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the registrations and applications listed in Schedule 3.15(a). All such items of Intellectual Property are (i) to the knowledge of the Company, valid, subsisting, enforceable, in full force and effect, and (ii) have not been or are not, as applicable, canceled, expired, abandoned or otherwise terminated, and payment of all renewal and maintenance fees in respect thereof, and all filings related thereto, have been duly made.

(b)   Schedule 3.15(b) sets forth a correct and complete list of all licenses with respect to the Intellectual Property under which the Company or any Company Subsidiary is a licensor, licensee, distributor or reseller (“IP Licenses”). The Company and the Company Subsidiaries have complied with the terms and conditions of the IP Licenses in all material respects. To the knowledge of the Company, all of the IP Licenses are valid, enforceable and in full force and effect (subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law)). Except as set forth in Schedule 3.15(b), the transactions contemplated by this Agreement will not result in the termination of, or otherwise require the consent, approval or other authorization of any party to, any IP License. Except as set forth and quantified in Schedule 3.15(b), neither the Company nor any Company Subsidiary is a party to or bound by any license or other contract requiring the payment by the Company or any Company Subsidiary of any royalty or license payment.

(c)   To the knowledge of the Company, (i) none of the Company or any Company Subsidiary has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of any other Person or (ii) there is no basis for such a claim by any third party, in each case except for such infringements, misappropriations or conflicts that would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Schedule 3.15(c), none of the Company or any Company Subsidiary has received in writing since January 1, 2005, any charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict that has not been settled or otherwise fully resolved. None of the Company or any Company Subsidiary is party to or the subject of any pending or, to the knowledge of the Company, threatened, suit, claim, action, investigation or proceeding with respect to any such infringement, misappropriation or conflict, that has not been settled or otherwise fully resolved. To the knowledge of the Company, no other Person has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by the Company or any Company Subsidiary. None of the Company or any Company Subsidiary has brought any action, suit or proceeding for infringement of any Intellectual Property of the Company or any Company Subsidiary, or for breach of any license or agreement involving any of such Intellectual Property, against any party since January 1, 2004.

(d)   Each of the Company and the Company Subsidiaries has taken all commercially reasonable action to protect (i) the proprietary nature and value of the Company Intellectual Property and (ii) the secrecy, confidentiality and value of their trade secrets.

(e)   Except as disclosed in Schedule 3.15(e), to the knowledge of the Company, none of the Software products owned by the Company or any Company Subsidiary incorporates or is comprised of or distributed with any “open source” or similar third party license agreement that (i) requires the distribution of source code in connection with the distribution of such software in object code form; (ii) materially limits the Company’s and the Company Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing such software products; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software.

(f)    For purposes of this Agreement:

(i)    “Intellectual Property” means all intellectual property, including (A) inventions (whether patentable or unpatentable and whether or not reduced to practice), ideas, research and techniques, technical designs, discoveries and specifications, improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, models, industrial designs, inventor’s certificates, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (the “Patents”), (B) trademarks, all service marks, logos, trade dress, brand names and trade names, assumed names, corporate names and other indications of origin (whether registered or unregistered), (C) copyrights (whether registered or unregistered and any applications for registration therefor, including any modifications, extensions or renewals thereof), (D) trade secrets, know-how and confidential business information, (F) Software, and (G) internet domain names.

(ii)   “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (D) all documentation, including user manuals and training materials, relating to any of the foregoing.

Section   3.16   Labor Relations and Employment.   (a)  To the knowledge of the Company, the Company and Company Subsidiaries have complied in all material respects with all applicable Legal Requirements related to the employment of labor, including provisions thereof relating to wages, hours, equal employment opportunity, collective bargaining, non-discrimination, and withholding and payment of social security and other Taxes. There are no complaints, charges, lawsuits, arbitrations or other proceedings pending, or to the Company’s knowledge, threatened by or on behalf of any present or former employee of the Company or any Company Subsidiary alleging any claim for material damages including breach of any express or implied contract of employment, wrongful termination, infliction of emotional distress or violation of any federal, state or local statutes or regulations concerning terms and conditions of employment, including wages and hours, employee safety, termination of employment and/or workplace discrimination and harassment. Since January 1, 2005, neither the Company nor any Company Subsidiary has retaliated against any employee (i) who had previously submitted to his or her supervisor or anyone else in a position of authority with the Company or Company Subsidiary any written, or to the knowledge of the Company, oral complaint, concern or allegation regarding any alleged unlawful conduct by any of the Company, the Company Subsidiaries or their employees relating to accounting, internal accounting controls or auditing matters, or (ii) who, to the knowledge of the Company, has provided information to, or otherwise assisted any investigation by, any law enforcement, regulatory or other governmental authority or a member of the United States Congress. Except as set forth on Schedule 3.16, (x) there has been no labor union organizing or, to Company’s knowledge, attempting to organize any employees of Company or any Company Subsidiary into one or more collective bargaining units, (y) there is no labor strike, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary and (z) neither the Company nor any Company Subsidiary is not a party to or bound by any collective bargaining or similar agreement with any labor organization.

(b)   Since December 31, 2005, neither the Company nor any Company Subsidiary has effectuated (i) a “plant closing” as defined in the WARN Act, affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary, in each case in the United States or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary in the United States; nor has the Company or any Company Subsidiary engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, or local law or regulation similar to the WARN Act that is applicable to the Company or any Company Subsidiary operating in the United States. To the Company’s knowledge, neither the Company’s nor any Company Subsidiary’s employees in the United States has suffered an “employment loss” (as defined in the WARN Act) in the ninety (90) days prior to the date of this Agreement.

(c)   Except as set forth on Schedule 3.16(c), the employment of each employee of the Company and its subsidiaries is terminable at will by the Company and/or its subsidiaries without penalty, liability or severance obligation incurred by the Company or any Company Subsidiary, except for statutory obligations or such severance obligations incurred in the ordinary course of business, and each independent contractor of the Company or any Company Subsidiary has been correctly classified as such, and the Company and any Company Subsidiary can have no liability as a result of any employee of such entity incorrectly being classified as an independent contractor or otherwise.

Section   3.17   Change of Control.   Except as set forth on Schedule 3.17, the transactions contemplated by this Agreement will not require the consent from or the giving of notice to a third party, permit a third party to terminate or accelerate vesting, repayment or repurchase rights, or create any other detriment under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound, except where the adverse consequences resulting from such change of control or where the failure to obtain such consents or provide such notices would not, individually or in the aggregate, have a Material Adverse Effect on the Company or  prevent or delay the consummation of the Merger.

Section   3.18   Environmental Matters.   (a)    Except as disclosed on Schedule 3.18, to the knowledge of the Company, the Company is in compliance in all material respects with all applicable Environmental Laws (as this term and the other terms in this Section 3.18 are defined below).

(b)   Except as specifically identified on Schedule 3.18, the Company has provided to Parent copies of all environmental investigations, studies, audits, tests, reviews, and reports, in draft or final form relating to the Business, which are in the possession or control of the Company or any Company Subsidiary.

(c)   Except as set forth on Schedule 3.18, to the knowledge of the Company, the Company and the Company Subsidiaries possess all required material Environmental Permits; all such Environmental Permits are in full force and effect; and the Company and the Company Subsidiaries are in compliance in all respects with all terms and conditions thereof, except where the failure to possess or comply with such

Environmental Permits or the failure for such Environmental Permits to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(d)   Except as disclosed on Schedule 3.18, and for such matters that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, to the knowledge of the Company, neither the Company nor any Company Subsidiary has received any written notification that the Company or any Company Subsidiary as a result of any of the current or past operations of the Business, or any property currently or formerly owned or leased or used in connection with the Business, is or may be adversely affected by any proceeding, investigation, claim, lawsuit or order by any Governmental Entity or other Person relating to (i) any Remedial Action that is or may be needed to respond to a Release or threat of Release of Hazardous Materials or (ii) any other alleged liability or obligation arising under any Environmental Laws;

(e)   Except as disclosed on Schedule 3.18 and except for Environmental Permits, neither the Company nor any Company Subsidiary has entered into any Contract with any Person, including any Governmental Entity, by which the Company has assumed the responsibility to implement or pay for any Remedial Action, or to reimburse costs incurred by third parties with respect to any Remedial Action;

(f)    Except as disclosed on Schedule 3.18, to the knowledge of the Company, there is not now and has not been at any time in the past, any circumstance, including any Release in connection with the current or former conduct of the Business for which the Company or any Company Subsidiary is required or is reasonably likely to be required to implement or pay for any Remedial Action, or to reimburse costs incurred by third parties with respect to any Remedial Action, or other alleged liability or obligation arising under any Environmental Law.

(g)   The Company is not aware of any facts or circumstances likely to delay or prevent implementation of this Agreement and the Merger, or to require any Remedial Action, pursuant to property transfer statutes or requirements, including the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K and N.J.A.C. 7:26B or other Environmental Laws.

(h)   For purposes hereof:

(i)   “Business”   means the current and former businesses of the Company or its current and former subsidiaries or any predecessors thereto.

(ii)   “Environmental Laws”   means all applicable national, state, provincial or local laws, statutes, rules, regulations, or ordinances (including without limitation those promulgated by any Governmental Entity in the United States, the United Kingdom, India, the United Arab Emirates, France and Germany) relating to the protection of human health or safety, or the environment, including any emission, discharge, generation, distribution, use, processing, storage, treatment, disposal, abatement, Release, threatened Release, permitting, investigation, cleanup, mitigation, remediation, transportation, or other handling of Hazardous Materials, and other orders, decrees, judgments, directives or other requirements of any Governmental Entity relating to or imposing liability or standards of conduct (including disclosure or notification) concerning protection of human health or the environment or Hazardous Materials or any activity involving Hazardous Materials, including the following federal laws and their state counterparts (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq. (“CERCLA”); (ii) the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; (iii) the Clean Water Act, 33 U.S.C. §§ 1251, et seq.; (iv) the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701, et seq.; (v) the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; (vi) the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001, et seq.; (vii) the Hazardous Substances Transportation Act 49 U.S.C. §§ 1801 et seq.; and (viii) the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et. seq.

(iii)   “Environmental Permits”   means any permit, license, registration, consent, order, administrative consent order, certificate, approval, waiver, or other authorization necessary for the conduct of the Business as currently conducted, and wherever it is currently conducted, under any applicable Environmental Law.

(iv)   “Hazardous Materials”   means any substance that (x) is defined, listed, identified or otherwise regulated under any Environmental Law (including “hazardous”, “toxic” or “solid” substances and wastes, radioactive substances including radon gas, polychlorinated-biphenyls, asbestos, mold, petroleum and petroleum derivatives, compounds, and products) or (y) requires investigation, remediation, or other protective measures under applicable Environmental Law.

(v)   “Release”   means any releasing, spilling, pouring, abandoning, discarding, emitting, leaking, pumping, dumping, injecting, depositing, disposing, discharging, dispersing, leaching, migrating or other placement or movement of Hazardous Materials into or through the environment (including air, soil, subsurface, surface water, groundwater, property, indoors or outdoors).

(vi)   “Remedial Action”   means all actions required by any Governmental Entity pursuant to Environmental Law or otherwise taken as necessary to comply with Environmental Law to (x) contain, immobilize, mitigate, clean up, remove, treat or in any other way remediate any Hazardous Materials; (y) prevent the release or threatened release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (z) perform studies, investigations or monitoring in respect of any such matter.

Anything in this Agreement to the contrary notwithstanding, this Section 3.18 is the sole representation with respect to environmental matters.

Section 3.19   Material Contracts.

(a)    The Company has provided or made available to Parent true and complete copies of the following (“Material Contracts”) to the extent still in force and effect as of the date of this Agreement:

(i)    all contracts, agreements, obligations, promises, commitments, arrangements or undertakings (whether written or oral and whether express or implied) that are legally binding (collectively, “Contracts”) of the Company or any Company Subsidiary with customers of the Company involving payments to the Company or any Company Subsidiary in excess of $100,000 during 2006 or anticipated to involve payments to the Company or any Company Subsidiary in excess of $100,000 in 2007;

(ii)   all Contracts of the Company or any Company Subsidiary with any vendor or supplier of the Company or any Company Subsidiary involving payments by or to the Company or the Company Subsidiaries in excess of (a) $100,000 during 2006, (b) $100,000 in anticipated payments in 2007, or (c) $250,000 in the aggregate;

(iii)  all Contracts of the Company or any Company Subsidiary that (x) contain most favored customer pricing provisions with any third party or (y) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person or (z) that restrict the ability of the Company or any Affiliate to compete in any business or area;

(iv)  all material Contracts of the Company or any Company Subsidiary with any Affiliate, director, officer of the Company, other than Contracts which do not vary in any material respect from the standard form of such contracts provided to Parent;

(v)    all Contracts of the Company or any Company Subsidiary pursuant to which the Company or such Company Subsidiary is granted rights in Intellectual Property of any third Person, other than (x) end user license Contracts entered into in the ordinary course of business consistent with past practice, which did not involve payments by the Company or the Company Subsidiaries in excess of $35,000 during 2006 or anticipated in 2007, (y) Contracts pursuant to which independent contractors assign Intellectual Property to the Company in the ordinary course of business consistent with past practice or (z) Contracts pursuant to which the Company or a Company Subsidiary is granted rights in Intellectual Property, the absence of which would not be material to the Company;

(vi)  all Contracts of the Company or any Company Subsidiary pursuant to which the Company or such Company Subsidiary is granted rights in the Intellectual Property of any third Person, other than Contracts consisting of “shrink wrap” or similar widely available commercial end user licenses, for (x) the distribution or sublicense by Company or any Company Subsidiary to any third Person as part of a value-added reseller or other similar arrangement; (y) use by Company or any Company Subsidiary in the provision of on-line services; or (z) for incorporation into any Software licensed by Company or any Company Subsidiary to any third Person;

(vii) all Contracts of the Company or any Company Subsidiary pursuant to which the Company or such Company Subsidiary grants material rights in Intellectual Property to any third Person, other than non-exclusive end user license agreements entered into in the ordinary course of business consistent with past practice;

(viii)            all joint venture, partnership or other similar Contracts to which the Company or any Company Subsidiary is a party;

(ix)  all Contracts relating to the borrowing of money or extension of credit (collectively, “Debt Obligations”) pursuant to which any material indebtedness of the Company or any Company Subsidiary is outstanding or may be incurred and all material guarantees of or by the Company or any Company Subsidiary of any Debt Obligations of any other Person, other than standard form invoices relating to accounts payable of the Company or any Company Subsidiary disclosed in the SEC Financial Statements or incurred in the ordinary course of business consistent with past practice since December 31, 2006; and

(x)    all Contracts, not otherwise described in the foregoing, which are material to the Business or the Company.

(b)   Each Material Contract is in full force and effect (except for those Contracts that have expired in accordance with their terms and conditions) and constitutes a legal, valid and binding agreement of the Company or the Company Subsidiaries, as applicable, enforceable in accordance with its terms and conditions (subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law)), and except as disclosed in the Company Filed SEC Documents, the Company or the Company Subsidiaries, as applicable, have performed in all material respects all of their obligations under, and are not in material violation or breach of or default under, any such Material Contract. To the knowledge of the Company, the other parties to any Material Contract have performed all of their obligations under, and are not in material violation or breach of or default under, any such Material Contract, and other than in the ordinary course of business consistent with past practice, have not notified the Company of any intention to terminate such Material Contract or to require any amendment or waiver of the terms thereof as a condition of renewing or not terminating such Material Contract.

(c)    The execution of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or cause a breach of any Material Contract, or require the approval of, or consent to be received from, any party to any Material Contract in order for such Material Contract to remain in full force and effect after the consummation of the Merger.

(d)   Except as set forth on Schedule 3.19, no officer or director of the Company or any Company Subsidiary, no stockholder of the Company related to any such officer or director, and no “associate” (as defined in Rule 14a-1 under the Exchange Act) of any of them, has any interest in any material Contract of, or other business arrangement with, the Company or any Company Subsidiary, or in any material property (including any real property and any material personal property, tangible or intangible), used in or pertaining to the business of the Company or any Company Subsidiary.

Section   3.20   Property.   Schedule3.20 accurately identifies all real property, leases and other rights in real property, structures and other buildings of the Company as of the date of this Agreement. All properties and assets of the Company, real and personal, material to the conduct of its business are, except for changes in the ordinary course of business consistent with past practice since December 31, 2006, reflected in the balance sheet, and except as set forth on Schedule 3.20, the Company has good and marketable title to its real and personal property reflected on the balance sheet or acquired by it since the date of the balance sheet, free and clear of all mortgages, liens, pledges, encumbrances, charges, agreements, claims, restrictions and defects of title. Except as set forth on Schedule 3.20, all real property, structures and other buildings and material equipment of the Company is currently used in the operation of the business of the Company and the Company Subsidiaries, are adequately maintained and are in satisfactory operating condition and repair for the requirements of the business of the Company and the Company Subsidiaries as presently conducted.

Section 3.21   Title to Properties.

(a)    Each of the Company and the Company Subsidiaries has marketable and legal title to, or valid leasehold interests in, all of its material properties and assets and, other than properties and assets in which the Company or any Company Subsidiary has a leasehold interest, except for defects in title, easements, restrictive covenants and similar Liens and encumbrances that would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)   Each of the Company and the Company Subsidiaries has complied in all material respects with the terms of all real property leases to which it is a party, and all such real property leases are in full force and effect. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all such leases.

Section   3.22   Insurance.   All material physical assets of the Company and the Company Subsidiaries carried for value on the Company Financial Statements are covered by fire and other insurance against such risks and in such amounts as are reasonable for prudent owners of comparable assets, and true and complete copies of all such insurance policies have been delivered or made available to Parent. Neither the Company nor any Company Subsidiary is in default with respect to any of the provisions contained in any such policies of insurance or has failed to give any notice or pay any premium or present any claim under any such insurance policy, except for such defaults or failures that would not reasonably be expected to have a Material Adverse Effect on the Company.. The Company has no knowledge of and neither the Company nor any Company Subsidiary has received written notice that any of such insurance policies will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy.

Section   3.23   Customers and Suppliers.   Neither the Company nor any Company Subsidiary has any agreements or arrangements establishing, creating or relating to any rebate, promotion or other allowance that involves any obligation or liability to any customer that is material or outside the ordinary course of business.

Section   3.24   No Other Representations and Warranties.   Except for the representations and warranties contained in this Article III, none of the Company, any Affiliate of the Company or any other Person makes any representations or warranties, and the Company hereby disclaims any other representations or warranties, whether made by the Company, any affiliate of the Company, or any of their officers, directors, employees, agents or representatives, with respect to the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure, in writing or orally, to Parent, Sub or any of their officers, directors, employees, agents or representatives of any documentation or other information.

Article IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 4.01   Organization.   Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not be reasonably expected to prevent or materially delay the consummation of the Merger.

Section 4.02   Authority.   Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Parent stockholders is required to execute this Agreement or (except as set forth in the next sentence with respect to the Financing (as defined in Section 4.06(b)) enter into the transactions contemplated hereby. The Company acknowledges (for purposes of this Section 4.02 and Section 4.03) that the Financing will require Parent Stockholder Approval (as defined below), provided, it being expressly understood that consummation of the Financing is not a condition precedent to Parent’s and its subsidiaries obligations hereunder, and the failure to consummate the Financing for any reason (including, without limitation, the failure to obtain the Parent Stockholder Approval) will not limit Parent’s and its subsidiaries liabilities hereunder for breach of the representations and warranties in Article IV including without limitation Section 4.06. For purposes of this Agreement, “Parent Stockholder Approval” means the approval and adoption by the holders of a majority of the issued and outstanding shares of Parent’s common stock, par value $0.01 per share (“Parent Common Stock”), in accordance with the DGCL and the Nasdaq Capital Market listing requirements, of (a) the issuance of the shares of Parent Common Stock (the “Conversion Shares”) issuable upon conversion of the convertible notes contemplated by the Commitment and (b) the amendment to Parent’s certificate of incorporation (the “Parent Charter Amendment”) to increase the number of authorized shares of Common Stock by a number of shares not less than the number of Conversion Shares. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 4.03   Consents and Approvals; No Violations.   Except as otherwise stated on Schedule4.03 and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act or as may be required under any foreign anti-trust or competition law or regulation and the DGCL, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not be reasonably expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

Section 4.04   Information Supplied.   None of the information supplied or to be supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference in the Company Proxy Statement will, at the time the Company Proxy Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.05   Interim Operations of Sub.   Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.06   Funds and Commitment.

(a)    Parent or Sub has or will have at the Effective Time funds sufficient to consummate the Merger and make the required payments pursuant to Section 9.11(a)(1).

(b)   Without limiting Section 4.06(a), Parent has a binding written commitment, pursuant to a securities purchase agreement dated as of May 3, 2007, by and among Parent and the each of the purchasers identified on the signature pages thereto,  a true and complete copy of which has been furnished to the Company (the “Commitment”) to obtain the financing necessary, together with the other funds to be provided by Parent to pay all amounts required to be paid by Parent or Sub to consummate the Merger and make the required payments pursuant to Section 9.11(a) (collectively the “Financing”). There are no conditions precedent or other contingencies related to the Financing other than as set forth in the Commitment. As of the date of this Agreement, Parent does not have knowledge or any reason to believe that any of the conditions to the Commitment will not be satisfied or that the Financing will not be available to Parent or Sub on a timely basis to consummate the Merger.

Section 4.07   Brokers.   Except for the use of Oppenheimer & Co. Inc. by Parent, none of Parent, Sub, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any broker or finder in connection with the transactions contemplated herein.

Article V.
COVENANTS

Section 5.01   Conduct of Business of the Company.   Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement until the Effective Time, the Company will, and cause each Company Subsidiary to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and, subject to its obligations under Section 6.04, use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with it and to preserve goodwill. Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in this Agreement, (y) required by Law, or (z) set forth on Schedule 5.01, the Company will not and shall not permit any Company Subsidiary, in each case without the consent of Parent, which shall not be unreasonably withheld, to:

(i)    adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock purchase, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any Company Subsidiary or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any Company Subsidiary (except, in each case, for normal annual increases and cost of living increases for the benefit of officers and employees of the Company and the Company Subsidiaries) or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company (in each case, except in the ordinary course of business consistent with past practice);

(ii)   incur any indebtedness for borrowed money in excess of its current line of credit;

(iii)  expend funds for individual capital expenditures in excess of $100,000 or $1,000,000 in the aggregate for any 12-month period commencing after the date hereof;

(iv)  sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (including without limitation Intellectual Property) (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice;

(v)    (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(vi)  other than pursuant to the terms of currently outstanding Options listed in Schedule 3.02, issuances in connection with the restricted stock agreements listed in Schedule 3.06(m) or in connection with matching contributions under the Company’s 401(k) plan as in effect on the date of this Agreement (and consistent with past practice), authorize for issuance, issue, deliver, sell, modify or amend (including without limitation accelerating vesting of any existing rights thereunder) or agree or commit to issue, sell, deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights);

(vii) amend its certificate of incorporation or by-laws or other organizational documents;

(viii) not including any expenditures otherwise permitted by Section 5.01(iii), make or agree to make any acquisition of assets which is material to the Company, taken as a whole, except for (x) purchases of equipment or services in the ordinary course of business consistent with past practice or (y) pursuant to purchase orders entered into in the ordinary course of business consistent with past practice which do not call for payments in excess of $100,000 individually;

(ix)  settle or compromise any shareholder derivative suits arising out of the transactions contemplated hereby or any other material litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any material claims not required to be paid;

(x)    adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of the Company or any Company Subsidiary or otherwise permit the corporate existence of the Company or any Company Subsidiary to be suspended, lapsed or revoked;

(xi)  directly or indirectly, sell, lease, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets or any interest therein, other than (i) the sale or distribution of personal property (including intangibles) held for such sale or distribution to customers in the ordinary course of business consistent with past practice, (ii) pursuant to existing contracts or commitments, (iii) any Liens for Taxes not yet due and payable or being contested in good faith and (iv) such mechanics’ and similar Liens, if any, as do not materially detract from the value of any such properties or assets;

(xii) (i) repurchase, prepay or incur any indebtedness (other than pursuant to the Company’s existing line of credit facility) or assume, guarantee or endorse any indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiary, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly-owned Company Subsidiary of the Company in the ordinary course of business consistent with past practice;

(xiii)   enter into, modify, amend or terminate, or waive, release or assign any material rights under, any Contract, except for any new contracts or any modifications, amendments, or terminations or waivers, releases or assignments to existing contracts in the ordinary course of business consistent with past practice which would not (i) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (ii) prevent or delay the consummation of the transactions contemplated by this Agreement;

(xiv) (i) except as otherwise contemplated by this Agreement or as required to comply with applicable Law or any contract or Benefit Plans existing on the date of this Agreement, waive any material rights of the Company under or grant or pay any material benefit not provided for as of the date of this Agreement under any contract or Benefit Plan except as specifically provided in this Agreement, or (ii) enter into, modify, amend or terminate any Benefit Plan, or (iii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any Company Subsidiary;

(xv)   permit to be canceled or terminated, or cancel or terminate, any insurance policy naming it as a beneficiary or loss payee, unless such policy is replaced by a policy with comparable coverage, or otherwise fail to maintain insurance at less than current levels or otherwise in a manner consistent with past practices in all material respects;

(xvi)   except as required by GAAP, revalue any of its material assets or make any material changes in accounting methods, principles or practices;

(xvii)   except in the ordinary course of business consistent with past practices, (i) disclose to any Person, other than Company employees and representatives of Parent, that is not subject to a nondisclosure agreement, any material trade secret; (ii) transfer, modify or terminate any agreement pursuant to which the Company has licensed Intellectual Property Rights from any Person except which would be immaterial to the business of the Company; or (iii) disclose any source code to any third party except in the ordinary course of business consistent with past practices and only if such third party has executed an enforceable non-disclosure and invention assignment agreement;

(xviii)   (x) enter into any material strategic alliance, material joint development or joint marketing agreement, or (y) enter into any agreement pursuant to which Parent or the Surviving Corporation or any Parent Subsidiary, or the Company or any Company Subsidiary will be subject to any exclusivity, noncompetition, nonsolicitation, most favored nations or other similar restriction or requirement on their respective businesses following the Closing;

(xix) (x) commence any litigation, except actions commenced (1) in the ordinary course of business against third parties or (2) pursuant to or in connection with this Agreement or (y) except in the ordinary course of business consistent with past practices or as required by applicable Law, seek a judicial order or decree (except in each case, pursuant to or in connection with this Agreement);

(xx)  take any action that would make any representations and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or omit to take any action necessary to prevent any such representations or warranty from being inaccurate in any respect at any such time;

(xxi)   make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment, or surrender any right to claim a material Tax refund or offset or other material reduction in Tax liability; or

(xxii)   fail to file any material federal or state income Tax return or an extension thereof.

Section 5.02   No Solicitation. (a) From the date hereof until the Closing, the Company shall not, and shall not permit any of its officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company) to:  (i) solicit, initiate or encourage or take any action in furtherance of any discussions or negotiations with, any corporation, partnership, limited liability company, person or other entity or group (each, a “Person”), other than Parent, concerning any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below) or (ii) furnish any non-public information to any Person regarding the Company or an Acquisition Proposal; provided, however, that the Company may furnish information with respect to the Company to any Person making such Acquisition Proposal and participate in discussions or negotiations regarding such Acquisition Proposal, in response to an unsolicited Acquisition Proposal received subsequent to the date hereof, if the Company Board determines in the good-faith exercise of its fiduciary duties that such Acquisition Proposal is reasonably likely to result in a Superior Proposal (as defined below). Any information furnished to any Person in connection with an Acquisition Proposal shall be provided pursuant to a confidentiality agreement in customary form.

(b)   The Company will promptly (but any event within 24 hours after its receipt thereof) notify Parent orally and in writing if any proposal is made, or any information is requested by any Person with respect to any Acquisition Proposal or which could lead to an Acquisition Proposal, and shall provide Parent the material terms of any such Acquisition Proposal in writing.

(c)   For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent) relating to any direct or indirect acquisition or purchase of any shares of any class of equity securities of the Company constituting 50% or more of the outstanding equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of the Company, any merger, consolidation, business combination, sale of all or substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

(d)   For purposes of this Agreement, “Superior Proposal” means any written proposal made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its stockholders) owning, directly or indirectly, a majority of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, and otherwise on terms which the Company Board determines to be more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement. In reaching such determination, the Company Board shall give consideration to all the terms and conditions, including without limitation whether any such third party proposal includes definitive financing, the likelihood of completion of such proposed transactions and applicable fees payable to Parent hereunder, and the financial, regulatory, legal and other aspects of such proposal for which financing to the extent required, is then fully committed or reasonably determined by the Company Board to be available.

(e)   Upon having received an Acquisition Proposal that the Company Board concludes if consummated would be a Superior Proposal, the Company Board shall promptly notify Parent in writing of such determination, and four (4) Business Days following Parent’s receipt of such notification may withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend the Superior Proposal or terminate this Agreement pursuant to Section 8.01(c); provided, that during such four (4) Business Day period, at the option of Parent, the Company shall negotiate with Parent in good-faith to make adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger on such adjusted terms.

(f)    Nothing contained in this Section 5.02 shall prohibit the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company Stockholders if, in the good faith judgment of the Company Board, failure so to disclose would be inconsistent with its obligations under applicable Law.

Section 5.03   Other Actions.   The Company shall not take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) the Merger not being consummated (subject to the Company’s right to take actions specifically permitted by Section 5.02).

Section 5.04   Notice of Certain Events.   The Company and Parent shall promptly notify each other of:

(i)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)   any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(iii)  any action, suits, claims, investigations or proceedings commenced or, to the actual knowledge of the executive officers of the notifying Party, threatened against, relating to or involving or otherwise affecting such party, which would reasonably be expected to have a Material Adverse Effect on the Company;

(iv)  an administrative or other order or notification relating to any material violation or claimed material violation of law;

(v)    the occurrence or non-occurrence of any event the occurrence or non occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and

(vi)  any material failure of any Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.04 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Article VI.
ADDITIONAL AGREEMENTS

Section 6.01   Stockholder Approvals; Preparation of Proxy Statements.

(a)    The Company will as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. Subject to the Company’s right to take actions specifically permitted by Section 5.02, the Company shall, through the Company Board, (i) recommend to the Company Stockholders that the Company Stockholder Approval be given, (ii) use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement, the approval of the Merger and any other approvals reasonably related thereto, (iii) include in the Company Proxy Statement a statement to the effect that the Board of Directors of the Company has recommended that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Stockholders’ Meeting and (iv) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger.

(b)   The Company shall, as soon as practicable following the date of this Agreement, prepare and file a preliminary Company Proxy Statement with the SEC and will use its reasonable efforts to respond to any comments of the SEC or its staff and to cause the Company Proxy Statement to be mailed to the Company Stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement or the Merger. If at any time prior to the Company Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Company Proxy Statement, the Company will promptly prepare and mail to the Company Stockholders such an amendment or supplement. The Company will not mail any Company Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

(c)    Parent agrees to cause all shares of Company Common Stock owned by Parent or any subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

(d)   Parent will as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of Parent’s stockholders (the “Parent Stockholders Meeting”) for the purpose of obtaining the approval and adoption of the terms of the Financing by the holders of a majority of the outstanding shares of common stock of Parent in accordance with the DGCL and applicable securities laws (the “Parent Stockholder Approval”).  Parent shall, through Parent’s board of directors, recommend to Parent’s stockholders that the Parent Stockholder Approval be given.

(e)    Parent shall, as soon as practicable following the date of this Agreement, prepare and file a preliminary Financing Proxy Statement with the SEC with respect to the Financing (the “Financing Proxy Statement”) and will use its reasonable efforts to respond to any comments of the SEC or its staff and to cause the Financing Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff.  Parent will notify the Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Financing Proxy Statement or for additional information and will supply the Company with copies of all correspondence between Parent or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Financing Proxy Statement or the Merger.  If at any time prior to the Parent Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Financing Proxy Statement, Parent will promptly prepare and mail to Parent’s stockholders such an amendment or supplement.  Parent will not mail any Financing Proxy Statement, or any amendment or supplement thereto, to which the Company reasonably objects to any disclosure related to the Company, any Company Subsidiary or the transactions contemplated hereby.

Section 6.02   Access to Information.   From the date hereof until the Closing, the Company shall give Parent and Sub, their counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Company Subsidiaries during normal business hours, will furnish to Parent and Sub, their counsel, financial advisors, financial institutions, auditors and other authorized representatives such financial and operating data and other information as such may be reasonably requested upon reasonable notice and will instruct the employees of the Company and the Company Subsidiaries, its counsel and financial advisors to cooperate with Parent and Sub in their investigation of the business of the Company and the Company Subsidiaries; provided, however, that the Company may restrict the foregoing access to the extent that (a) in the reasonable judgment of the Company, any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires the Company or the Company Subsidiaries to restrict or prohibit access to any such properties or information, (b) disclosure of such information would breach the express provisions of a confidentiality Contract between the Company and a third Person, or (c) disclosure of any such information or document could result in the loss of attorney-client privilege; provided, however, that with respect to this clause (c), the Company and/or its counsel shall use their reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to avoid the loss of attorney-client privilege, and provided, further, that any information provided to Parent and/or Sub pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of February 12, 2007, (the “Confidentiality Agreement”), the terms of which shall continue to apply, except as otherwise agreed by the Company notwithstanding termination of this Agreement.  In the event of any conflict between the terms of this Section 6.02 and the terms of the Confidentiality Agreement, the terms of the Confidentiality Agreement shall control.  As reasonably requested from time to time by Parent, the Company will cooperate with, and provide related assistance to, Parent in developing Parent’s post-Closing integration plan for the Company.

Section 6.03   Reasonable Efforts.

(a)         Each of the Company, Parent and Sub agree to use all reasonable efforts to take, or cause to be taken, all actions necessary to make all such filings and registrations and comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and under similar other anti-trust, competition or trade law or other similar laws of foreign Governmental Entities, and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger.  Each of the Company, Parent and

Sub will, and will cause its subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, except that no Party need waive any substantial rights, agree to any material restriction on the conduct of it and its Affiliates’ business or agree to any substantial limitation on its operations or to dispose of any assets, including assets of the Company; provided, however that such exception shall not apply to a request for, or an undertaking to, hold assets separate pending completion of an investigation pursuant to a voluntary competition law.

(b)   Parent hereby agrees to use commercially reasonable efforts to arrange and complete the Financing on terms substantially the same as set forth in the Commitment including, without limitation, to (i) negotiate definitive agreements with respect thereto, and (ii) satisfy all conditions applicable to Parent and Sub in such definitive agreements.  Parent will keep the Company informed at all times with respect to the status of its efforts to arrange and complete the Financing, including, without limitation, with respect to the occurrence of any event which Parent believes may have a materially adverse effect on the ability of Parent to obtain the Financing.  The Company hereby agrees to use its reasonable best efforts to assist Parent to arrange and complete the Financing, including the satisfaction of all conditions applicable to the Company in connection therewith, all at Parent’s sole cost and expense, so that the Company shall not be obligated to incur any monetary obligations or expenditures in connection with such assistance not otherwise payable by Parent.

Section 6.04   Options and Restricted Shares.

(a)    The Company shall amend, or cause to be amended, to the extent necessary to accomplish the actions contemplated by this Section 6.04, any stock option plan and any other program or arrangement pursuant to which there are holders of options to purchase shares granted by the Company or stock appreciation rights with respect to shares of Company Common Stock (each, an “Option”) (collectively, the “Stock Option Plans”) to provide that, at the Effective Time, each director of the Company who is a holder of an Option with an exercise price per share that is less than the Merger Consideration (a “Director In-the-Money Option”) (whether or not vested) shall receive from the Surviving Corporation, in settlement of such Option, a “Cash Amount” (less any applicable withholding taxes) equal to the product of (i) the amount by which the Merger Consideration exceeds the Option exercise price, and (ii) the number of underlying shares with respect to which the Option had not been exercised prior to the Effective Time.  The Aggregate of all such Cash Amounts is referred to herein as the “Aggregate Option Consideration”.  The Company shall cause the Stock Option Plans and any other related documents pursuant to which Options have been granted to be amended so that, without cost or expense to the Company, each Option held by a director shall terminate as of the Effective Time.

(b)   The Company shall provide notice to participants in the Stock Option Plans and other holders of Options to purchase shares of Company Common Stock granted by the Company that the Company proposes to merge into another corporation; that the participant under the plans or programs may exercise his vested Options in full with respect to shares not theretofore purchased by him prior to the Effective Time; and that the plans and programs have been amended to provide that to the extent a participant does not exercise his vested Options prior to the Effective Time, such Options (other than Options terminated pursuant to Section 6.04(a)) shall be replaced by Parent with a substitute option to purchase shares of Parent Common Stock (a “Substitute Option”) as set forth in Section 6.04(c).

(c)    At the Effective Time, each then outstanding Option that is not held by a director shall be replaced by Parent with a Substitute Option, in an amount and at an exercise price as determined in accordance with this Section 6.04(c).  Parent shall, in its sole discretion, either (i) file with the SEC a registration statement on Form S-8 or other appropriate form (the “Stock Plan Registration Statement”) to register the shares of Parent Common Stock issuable upon the exercise of the Substitute Options and use its reasonable efforts to cause the Stock Plan Registration Statement to be effective at the Effective Time, or (ii) issue shares of Parent Common Stock under an existing registration statement upon the exercise of the Substitute Options.  Each Substitute Option by which any Option is replaced pursuant to this Section 6.04(c) shall be subject to, and exercisable and vested on, comparable terms and conditions as such Option was in effect immediately prior to the Effective Time (provided, however, that vesting will be fully accelerated if the Surviving Corporation terminates the employment of such Substitute Option holder for any reason other than for Cause (as defined in Section 6.04(e)), or if the holder terminates his employment with the Surviving Corporation for Good Reason (as defined in Section 6.04(e)), except that each Substitute Option shall be exercisable for that number of shares of Parent Common Stock (rounded down to the nearest number of shares of Parent Common Stock on a holder-by-holder basis) equal to the number of shares of Company Common Stock subject to such Option multiplied by the Exchange Ratio (as defined below), at an exercise price (rounded up to the nearest whole penny) per share of Parent Common Stock equal to the per share exercise price specified in such Option divided by the Exchange Ratio.  The conversion of Options provided for in this Section 6.04(c) with respect to any Options which are intended to be “incentive stock options” (as such term is defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code and Treas. Reg. 1.409A-1(b)(5)(v)(D).  “Exchange Ratio” shall mean the quotient obtained by dividing (a) the Merger Consideration by (b) the Volume Weighted Average Price.  “Volume Weighted Average Price” means the quotient obtained by dividing (i) the sum of the product, calculated with respect to each of the trades of Parent Common Stock made on the Nasdaq Capital Market during the 10 consecutive Trading Days immediately preceding the Effective Time, of (x) the price at which the shares of Parent Common Stock are bought and sold in such trade and (y) the number of shares of Parent Common Stock bought and sold in such trade, by (ii) the aggregate number of shares of Parent Common Stock bought and sold in all such trades.  “Trading Day” means a day during which trading in securities generally occurs on the Nasdaq Capital Market.

(d)   Except as may be otherwise agreed to in writing by Parent or Sub and the Company, the Company’s Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be terminated as of the Effective Time.

(e)    The restricted shares of Company Common Stock set forth on Schedule 6.04(e) with respect to which vesting restrictions have not lapsed as of the Effective Time (“Restricted Stock”) shall be converted into restricted shares of Parent Common Stock (the “Substitute Restricted Stock”).  Schedule 6.04(e) sets forth the name of each holder of Restricted Stock, his or her title with the Company, the number of shares of Restricted Stock held and the applicable vesting schedule.  Each holder of Restricted Stock shall receive a number of shares of Substitute Restricted Stock equal to (i) the product of the Merger Consideration and the number of shares of Restricted Stock held by such holder, (ii) divided by the Volume Weighted Average Price.  Each share of Substitute Restricted Stock by which any Restricted Stock is replaced pursuant to this Section 6.04(e) shall be subject to the same vesting restrictions as applied to such Restricted Stock immediately prior to the Effective Time, provided, however, that all vesting restrictions shall lapse (and vesting will be fully accelerated) if the Surviving Corporation terminates the employment of such holder of Restricted Stock for any reason other than for Cause, or if the holder terminates his employment with the Surviving Corporation for Good Reason.  For purposes of this Section 6.04, “Cause” shall have the meaning provided to such term under an employment, severance or similar agreement applicable to such holder or, in the absence of such a definition, shall mean the occurrence of any of the following events:  (i) the willful failure by the holder to follow lawful directions communicated to him or her by the Board of Directors of the Company; (ii) the willful engaging by the holder in conduct which is materially injurious to the Company, monetarily or otherwise; (iii) a conviction of, a plea of nolo contendere, a guilty plea or confession by the holder to an act of fraud, misappropriation or embezzlement or to a felony; (iv) the holder’s habitual drunkenness or use of illegal substances; (v) a material breach by the holder of his or her employment agreement; or (vi) an act of gross neglect or gross misconduct which the Company deems to be good and sufficient cause; provided, however, that the Company shall not be deemed to have Cause pursuant to the foregoing clauses (i), (ii), (iv), (v) or (vi) unless the Company gives the holder written notice that the specified conduct or event has occurred and the holder fails to cure the conduct or event within thirty (30) days after receipt of such notice.  For purposes of this Section 6.04, “Good Reason” shall have the meaning provided to such term under an employment, severance or similar agreement applicable to such holder or, in the absence of such a definition, shall mean the occurrence of any of the following events, in each case which is not remedied within ten (10) Business Days after the holder provides notice of such event to Parent:  (w) any material diminution in the holder’s duties, responsibilities, reporting relationship or authorities; (x) any reduction in the holder’s base salary or target annual bonus opportunity; (y) the relocation of the holder’s principal place of employment to a location more than fifty (50) miles from his principal place of employment immediately prior to the Effective Time; or (z) any breach by Parent or Surviving Corporation of any material provision of any employment, severance or similar agreement applicable to the holder.

(f)    All vesting restrictions with respect to Company Common Stock held in the Company’s 401(k) plan shall lapse (and vesting will be fully accelerated) as of the Effective Time.

(g)    The Company Board shall, prior to the Effective Time, take appropriate action to approve, for purposes of exempting those transactions from the short-swing liability provisions of Section 16(b) of the Exchange Act, the conversion of Company Common Stock held by executive officers into the right to receive the Merger Consideration, the conversion of Director In-the-Money Options into the right to receive the Cash Amount which shall be effected as of the Effective Time pursuant to the provisions of Sections 2.01(c) and 6.04(a), the exchange of Options for Substitute Options described in Sections 6.04(c), and the exchange of shares of Restricted Stock of Company Common Stock for Substitute Restricted Stock described in Section 6.04(e).  Parent’s board of directors shall take appropriate action to approve, for purposes of exempting those transactions from the short-swing liability provisions of Section 16(b) of the Exchange Act, the grant of Substitute Options and Substitute Restricted Stock described in Sections 6.04(c) and (e).

Section 6.05   SEC Filings.   (a)  From the date hereof until the Effective Time, the Company shall file on a timely basis all Company SEC Documents required to be filed with the SEC pursuant to the Exchange Act or the Securities Act. Such Company SEC Documents, at the time filed, (i) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

(b)   Each of the Company Financials filed after the date hereof shall (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto then in effect at the same time as such filing, (ii) be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act)

and (iii) fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries that are required by GAAP to be consolidated therein and fairly reflect its investment in any unconsolidated Subsidiary as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the any unaudited interim Company Financials may not contain footnotes and may be subject to normal and recurring year-end adjustments.

Section 6.06   Indemnification; Insurance.   (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers, employees, fiduciaries or agents of the Company and its subsidiaries (the “Indemnified Parties”), including, without limitation, as provided in its certificate of incorporation or by-laws (or similar organizational documents) or existing indemnification contracts or existing employment agreements, shall survive the Merger, shall become the obligation of Parent and the Surviving Corporation, and shall continue in full force and effect in accordance with their terms.

(b)   Until the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (or policies of at least substantially the same coverage and amounts containing terms that are no less advantageous to the insured parties) covering those individuals who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to Parent).

(c)    This Section 6.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

(d)   If the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) transfers all or substantially all of its properties to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company and the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.06.

(e)    The provisions contained in this Section 6.06 shall not be deemed to limit, in any way, any of the now existing rights of the Indemnified Parties pursuant to any indemnification, employment or other agreements or Company documents.

Section 6.07   Employees.   (a) Until December 31, 2007, Parent shall maintain, or shall cause the Surviving Corporation and its subsidiaries to maintain, the Company’s Benefit Plans as in effect as of the Effective Time; provided, however, that the agreements listed on Schedule 6.07(a) (the “Severance Agreements”) shall remain in full force and effect on and after December 31, 2007, pursuant to their respective terms. After December 31, 2007, should Parent terminate one or more of the Company’s Benefit Plans (other than the Severance Agreements, which shall remain in full force and effect on and after December 31, 2007 pursuant to their respective terms), then Parent shall at that time include the employees of the Company and the Company Subsidiaries (“Affected Employees”) in the corresponding employee benefit plans of Parent or its subsidiaries on substantially the same basis and terms as Parent’s similarly situated employees participate.

(b)   Parent shall, or shall cause the Surviving Corporation to, honor all vacation, holiday, sickness and personal days accrued by Affected Employees and, to the extent applicable, former employees of the Company as of the Effective Time.

(c)    Parent shall, or shall cause the Surviving Corporation to, give all Affected Employees full credit for purposes of eligibility, and vesting under any employee benefit plan arrangement maintained by Parent or the Surviving Corporation or any subsidiary thereof which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) for such Affected Employees’ service with the Company (or any prior employer) to the same extent recognized by the Company or any comparable Benefit Plan immediately prior to the Effective Time; provided, however, in no event shall any such credit be given if it would detrimentally affect the tax-qualified status of a plan under Section 401(a) of the Code or violate any applicable laws.

(d)   Parent shall, or shall cause the Surviving Corporation (i) with respect to any life, health or long-term disability insurance plan, to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under any welfare benefit plan established to replace any Benefit Plan in which Affected Employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Effective Time under any Welfare Plan maintained for the Affected Employees immediately prior to the Effective Time, (ii) with respect to any health insurance plan, to obtain credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any such plan that such Affected Employees are eligible to participate in after the Effective Time and (iii) with respect to any life or long-term disability plan, to waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).

(e)    Without limiting the generality of Section 9.06, this Section 6.07 shall not create any rights to continued employment in favor of any employee of the Company.

Section 6.08   Transfer Taxes.   All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and timely filing any Tax Returns with respect to such Transfer Taxes.

Article VII.

CONDITIONS

Section 7.01   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each Party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)   Company Stockholder Approval.   The Company Stockholder Approval shall have been obtained.

(b)   No Injunctions or Restraints.   No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition restricting, preventing or prohibiting the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

(c)   Parent Stockholder Approval.   The Parent Stockholder Approval shall have been obtained.

Section 7.02   Conditions to Obligation of Parent and Sub.   The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of the Company contained herein that are qualified as to materiality shall be true and correct and the representations and warranties of the Company contained herein that are not qualified by materiality shall be true and correct in all material respects, in each case as though made as of the Closing Date such that the aggregate effect of any inaccuracies in such representations and warranties would not have a Material Adverse Effect on the Company, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(b)   Performance of Obligations of the Company.   The Company shall have performed any covenants or obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c)   Status Certificates.   The Company shall have delivered to Parent a good standing certificate relating to the Company from the Secretary of State of Delaware and each jurisdiction in which it is qualified to conduct the business.

(d)   Secretary’s Certificate.   The Company shall have delivered to Parent a Secretary’s Certificate of the Company attesting to the incumbency of the officers executing this Agreement, resolutions authorizing the transaction and other certificates and agreements delivered by or on behalf of the Company at Closing.

(e)   Option Termination.   The Company shall have provided to Parent evidence, reasonably satisfactory to Parent, that all Stock Option Plans and all Options and have been terminated and cancelled as of the Effective Time; provided that, with respect to Director In-the-Money Options, such termination shall not effect Parent’s obligations to pay the Aggregate Option Consideration to such former holders thereof.

(f)   No Material Adverse Effect.   Since the date of this Agreement, there shall have occurred no Material Adverse Effect on the Company.

(g)   HSR Approvals.   The applicable waiting periods under the HSR Act shall have expired or been terminated and any stay or application process as may be required under any foreign anti-trust or competition law or regulation shall have been completed or terminated.

(h)   FIRPTA.   The Company shall have delivered to Parent a certification pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), signed by the Company and dated not more than 30 days prior to the Effective Time to the effect that the Company is not nor has it been within five (5) years of the date of the certification a “United States real property holding corporation” as defined in Section 897 of the Code.

(i)   Dissenting Shares.   Dissenting Shares shall not represent more than 15% of the outstanding Company Common Stock.

Section 7.03   Conditions to Obligation of the Company.   The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct and the representations and warranties of the Parent and Sub contained herein that are not qualified by materiality shall be true and correct in all material respects, in each case as though made as of the Closing Date such that the aggregate effect of any inaccuracies in such representations and warranties would not have a Material Adverse Effect on the Company, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(b)   Performance of Obligations of Parent and Sub.   Parent and Sub shall have performed any covenants or obligations required to be performed by them under this Agreement at or prior to the Closing Date in all material respects and the Company shall have received a certificate signed on behalf of Parent and Sub by the chief executive officer or chief financial officer of Parent and Sub to such effect.

(c)   Secretary’s Certificate.   Each of Parent and Sub shall have delivered to the Company a Secretary’s Certificate attesting to the incumbency of the officers executing this Agreement, resolutions authorizing the transaction and other certificates and agreements delivered by or on behalf of Parent and Sub, respectively, at Closing;

(d)   Substitute Options and Substitute Restricted Stock.   Parent shall have provided to the Company evidence, reasonably satisfactory to the Company, of the availability of the Substitute Options and the Substitute Restricted Stock;

(e)   HSR Approvals.   The applicable waiting periods under the HSR Act shall have expired or been terminated and any stay or application process as may be required under any foreign anti-trust or competition law or regulation shall have been completed or terminated; and

(f)   Consents.   Parent shall have procured all of the consents, approvals and waivers of third parties or any regulatory body or authority referred to in Section 4.03.

(g)

Section 7.04   Frustration of Closing Conditions.   None of Parent, Sub or the Company may rely on the failure of any condition set forth in Section 7.01, Section 7.02 and Section 7.03, as applicable, to be satisfied if such failure was caused by such Party’s failure to use reasonable efforts to consummate the Merger, as required by and subject to Section 6.03.

Article VIII.

TERMINATION, AMENDMENT AND WAIVER

Section 8.01   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the Company Stockholders:

(a)    by mutual written consent of Parent and the Company, by action of their respective boards of directors.

(b)   by either the Company or Parent, if:

(i)    any Governmental Entity, the taking of action by which is a condition to the obligations of either the Company or Parent to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful, or any court of competent jurisdiction or other competent Governmental Entity shall have issued an order, decree or ruling or taken any other action making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement shall have used its reasonable efforts to remove or lift such order, decree, ruling or other action;

(c)   by the Company, if, prior to the Closing, any Person has made a proposal relating to an Acquisition Proposal, or has commenced a tender or exchange offer for the shares of Company Common Stock, and the Company Board concludes that such proposal or tender or exchange offer if consummated would be a Superior Proposal;

(d)   by Parent, if, prior to the Closing, the Company Board or any committee thereof shall have (i) failed to recommend to the Company Stockholders that they approve and adopt this Agreement (the “Stockholder Acceptance”), (ii) withdrawn or materially modified its approval or recommendation of this Agreement or the Merger, (iii) approved or recommended a Superior Proposal or (iv) resolved to effect any of the foregoing;

(e)   by Parent, if, prior to consummation of the Merger, there has been a material violation or breach by the Company (or, where qualified by materiality, any violation or breach by the Company) of any representation, warranty, covenant or agreement contained in this Agreement that (i) would give rise to the failure of a condition set forth in Section 7.02 and (ii) cannot be cured by the Company within thirty (30) days after written notice reasonably describing such breach);

(f)    by the Company, if, prior to the consummation of the Merger, there has been a material violation or breach by Parent or Sub (or, where qualified by materiality, any violation or breach by Parent or Sub) of any representation, warranty, covenant or agreement contained in this Agreement (which violation or breach is not cured by Parent or Sub within ten (10) days after written notice reasonably describing such breach);

(g)   by Parent or the Company, if the Merger shall not have been consummated on or before the 120th day after the date hereof; provided, that the right to terminate this Agreement under this Section 8.01(g) shall not be available to any Party whose failure to satisfy a material obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(h)   by Parent or the Company, if the Company Stockholders Meeting is held and the Company fails to obtain the Company Stockholder Approval or the Company Stockholder Approval is not obtained after an adjournment thereof; or

(i)    by Parent or the Company, if the Parent Stockholders Meeting is held and Parent fails to obtain the Parent Stockholder Approval or the Parent Stockholder Approval is not obtained after an adjournment thereof.

Section 8.02   Effect of Termination.   (a) In the event of a termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to Section 3.13, the terms of the Confidentiality Agreement discussed in the last clause of the first sentence of Section 6.02, this Section 8.02 and Article IX; provided, however, that nothing herein shall relieve any Party for liability for any breach hereof (including, without limitation, any representation and warranty in Section 4.06).

(b)   The Company shall pay to Parent a termination fee of $2,500,000 (the “Termination Fee”) in the event that (i) this Agreement is validly terminated pursuant to Section8.01(c), or (ii) this Agreement is validly terminated pursuant to Section 8.01(h) and after the date hereof but prior to the Company Stockholders Meeting an event specified in Section 8.01(c) shall have occurred and such proposal or tender or exchange offer shall not have been rejected, withdrawn or terminated prior to the Company Stockholders Meeting or the termination of this Agreement.

(c)   Any amounts payable pursuant to Section 8.02(b) shall be payable as promptly as practicable following the earlier of execution of the definitive agreement regarding a Business Combination or, as the case may be, the consummation of any such Business Combination in immediately available funds by wire transfer to an account designated by Parent.

(d)   For the purposes of this Section 8.02, “Business Combination” means, with respect to the Company, a transaction with a party other than Parent, Sub or one of Parent’s subsidiaries involving (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving such party as a result of which either (A) the Company’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such stockholders, if any Person shall beneficially own, directly or indirectly, at least 50% of the voting securities of such ultimate parent entity or (B) the individuals comprising the Company Board prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of the outstanding shares of Company Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction upon the consummation of which the Company’s stockholders would in the aggregate beneficially own greater than 50% of the voting securities of such Person).

(e)   In the event that this Agreement is validly terminated pursuant to Section 8.01(i), Parent or Sub shall pay to the Company the Termination Fee. For the avoidance of doubt, in no event shall this Section 8.02(e) limit or be deemed to limit any and all remedies the Company has to assert any claim or pursue any remedy for damages in excess of the Termination Fee against Parent or Sub resulting from the breach of Section 4.06.

(f)    Any amounts payable pursuant to Section 8.02(e) shall be payable as promptly as practicable in immediately available funds by wire transfer to an account designated by the Company.

Section 8.03   Amendment.   This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after obtaining the Company Stockholder Approval, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.04   Extension; Waiver.   At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder or otherwise shall not constitute a waiver of those rights.

Article IX.

MISCELLANEOUS

Section 9.01   Nonsurvival of Representations and Warranties.   The representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall terminate at the Effective Time, unless the survival thereof is provided for by their terms.

Section 9.02   Assumption of Obligations.   Effective upon the Closing, Parent unconditionally assumes all obligations of the Company under the letter agreement between America’s Growth Capital and the Company, dated as of December 22, 2006 and the letter agreement between Pharus Advisors, LLC and the Company, dated as of February 15, 2007.

Section 9.03   Notices.   All notices, approvals, consents, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)    if to Parent or Sub, to:

Internet Commerce Corporation
6025 The Corners Parkway, Suite 100
Norcross, GA 30092

Attention: Glen Shipley

Telecopy No.:  (678) 229-9087

with a copy to:

Morris, Manning & Martin LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, GA 30326

Attention:  Larry W. Shackelford

Telecopy No.: (404) 365-9532

and

(b)   if to the Company, to:

EasyLink Services Corporation
33 Knightsbridge Road
Piscataway, NJ 08654

Attention:  Thomas F. Murawski

Telecopy No.: (732) 352-6646

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, New York 10036

Attention:  Ronald A. Fleming Jr., Esq.

Telecopy No.: (212) 298-9931

Section 9.04   Interpretation.   When a reference is made in this Agreement to an Article, Schedule or a Section, such reference shall be to an Article, Schedule or a Section, respectively, of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. As used in this Agreement, “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with the Company, any change, development, event, occurrence or effect that, individually or in the aggregate, has or would reasonably be expected to have a material and adverse effect on the business, liabilities (including contingent liabilities), financial condition, results of operations or assets of the Company and the Company Subsidiaries taken as a whole or the ability of the Company to perform its obligations hereunder or to consummate the Merger or other transactions contemplated hereby. Notwithstanding the foregoing, a Material Adverse Change or Material Adverse Effect shall not include any material adverse change or material adverse effect caused by (i) any adverse change resulting from the Merger, or the announcement or pendancy of or any costs or expenses associated with the Merger, including a decline in the trading price of Company Common Stock, (ii) any adverse changes in general market and economic conditions, (iii) any adverse changes affecting the Company’s industry generally, (iv) any adverse regulatory or legislative changes affecting the Company or companies in general, (v) any adverse change relating to changes in generally accepted accounting principles in the United States of America and (vi) hurricanes, earthquakes or similar catastrophes, or acts of war (whether declared or undeclared), sabotage, terrorism, military action or any escalation or worsening thereof. As used in this Agreement, the term “material” refers to the Company and the Company Subsidiaries taken as a whole. As used in this Agreement, “knowledge” means, with respect to matters relating to the Company or any subsidiary thereof, the actual knowledge of the Chief Executive Officer, President, Chief Financial Officer, Executive Vice President and General Manager, Senior Vice President Business Development, Vice President and Managing Director, EasyLink International, Controller and Vice President of Sales.

Section 9.05   Counterparts.   This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, including delivery by facsimile, it being understood that all parties need not sign the same counterpart.

Section 9.06   Entire Agreement; Third Party Beneficiaries.   This Agreement (including the documents and schedules attached hereto) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.06, is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 9.07   Governing Law.   This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

Section 9.08   Publicity.   Except as otherwise required by law or by obligations pursuant to the rules of any listing exchange, for so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. In addition, the Parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon any such press release or other public statement. Notwithstanding anything in this Section 9.08 to the contrary, in no event shall any of the foregoing result in any filing required by law or pursuant to the rules of any listing exchange to be delayed beyond the required filing date.

Section 9.09   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.10   Enforcement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or Delaware or in a New York or Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties hereto (i) consents to submit to the personal jurisdiction of any Federal court located in the States of New York or Delaware or any New York or Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such Party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such Party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of New York or Delaware or a New York or Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

Section 9.11   Fees and Expenses.   (a) Except as otherwise specifically provided for herein, (1) if the Merger is consummated, all costs and expenses (including change of control payments, the executive sales bonus and the fees and expenses of any accounting firms, investment bankers, financial advisors and attorneys) incurred in connection with this Agreement and the transactions contemplated by this Agreement and the Company’s obligations for certain indebtedness shall be paid by Parent to the Company (for immediate payment) at or prior to Closing and (2) if the Merger is not consummated, all such costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

(b)   The prevailing Party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other Party the costs and expenses (including attorneys’ and expert witness fees and expenses) incurred in connection with such action.

[signatures follow immediately on next page]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

INTERNET COMMERCE CORPORATION
By:	/s/ THOMAS J. STALLINGS
Name:	Thomas J. Stallings
Title:	Chief Executive Officer
JETS ACQUISITION SUB, INC.
By:	/s/ THOMAS J. STALLINGS
Name:	Thomas J. Stallings
Title:	Chief Executive Officer
EASYLINK SERVICES CORPORATION
By:	/s/ THOMAS F. MURAWSKI
Name:	Thomas F. Murawski
Title:	Chairman, President and Chief Executive Officer

Annex C—Fairness Opinion of Oppenheimer & Co., Inc.

Oppenheimer & Co. Inc. 125 Broad Street New York, NY 10004 Member of All Principal Exchanges

April 30, 2007

Confidential

The Board of Directors
Internet Commerce Corporation
6025 The Corners Parkway
Suite 100
Norcross, GA 30092

Attention:                                    Kim Cooke
Chairman

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding common stock of Internet Commerce Corporation, a Delaware corporation (“ICC”), of the Merger Consideration (as defined below) to be paid to EasyLink Services Corporation (“EasyLink”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) that is proposed to be entered into by and between ICC, a wholly-owned subsidiary of ICC (“Acquisition Sub”) and EasyLink with respect to the merger of Acquisition Sub with and into EasyLink (the “Merger”). Pursuant to the Merger, each share of Class A Common Stock of EasyLink, par value $0.01 per share (the “EasyLink Common Stock”), outstanding immediately prior to the Merger, other than shares of Easylink Common Stock held by ICC or Acquisition Sub or subject to statutory dissenters’ rights, will be converted into the right to receive $5.80 per share in cash (the “Merger Consideration”).

In arriving at our opinion, we have, among other matters:

•       reviewed a draft of the Merger Agreement, dated as of April 27, 2007;

•       conducted numerous discussions with management of EasyLink about EasyLink’s operations, financial condition and prospects;

•       analyzed financial and other information that was publicly available or furnished to us by EasyLink, including information provided to us during discussions with the management of EasyLink;

•       compared certain financial data of EasyLink with various other companies in generally similar industries with generally similar business and financial characteristics whose securities are traded in public markets;

•       reviewed and considered historical prices and valuation multiples  of the EasyLink Common Stock and compared them with those of certain publicly traded companies that we have deemed relevant;

•       compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

•       conducted such other financial studies, analyses and investigations as we deemed appropriate.

We did not rely on any one particular financial analysis or methodology, but formulated our opinion on the whole of such analyses.

In conducting our review and analysis, we have relied upon and assumed, without independent verification, the accuracy and completeness of all the financial and other information that was reviewed by us, whether obtained from public sources, provided to us by either EasyLink or ICC, or that was otherwise reviewed by us. In addition, we have not assumed any responsibility for making any independent evaluation or appraisal of the assets or liabilities of EasyLink or ICC, nor have we been furnished with any such evaluations or appraisals nor do we assume any responsibility to obtain any such evaluations or appraisals. We have relied on the representation that the unaudited financial statements of EasyLink for the three months ended March 31, 2007 were prepared according to generally accepted accounting principles and that no financial statements for any period subsequent to March 31, 2007 were available. In particular, we have relied upon the estimates and projections of the management of EasyLink and ICC. With respect to the financial projections supplied to us, we have assumed that they were reasonably prepared in good faith and reflect the best currently available estimates and judgments of the management of EasyLink regarding EasyLink’s future operating and financial performance. We express no opinion as to these estimates and projections or the assumptions upon which they were based.

We have made no independent investigation of any legal or accounting matters affecting ICC or EasyLink, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to ICC and the Board of Directors including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to ICC and its stockholders. We have assumed that the final terms of the Merger Agreement will be substantially similar to those in the last draft reviewed by us.

Our opinion is based on economic, market, financial and other conditions as they currently exist, and on the information made available to us as of the date of this letter, and is limited to the fairness, as of the date hereof, from a financial point of view, of the Merger Consideration. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

It is understood that this opinion has been prepared solely for the use and benefit of the Board of Directors of ICC in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to ICC, nor does it address the underlying business decision of ICC to engage in the Merger or the terms of the Merger Agreement of the documents referred to therein. Our opinion does not constitute a recommendation to any member of the Board of Directors or shareholder of ICC as to how such member or shareholder should vote on the proposed transaction. We express no opinion as to trading price or activity of any publicly-traded securities of EasyLink or ICC from the date of announcement to closing of the Merger or thereafter.

As part of our investment banking services, we regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have been engaged by ICC to act as its financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon consummation of the Merger. We will also be reimbursed for expenses incurred. ICC has agreed to indemnify us for liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have in the past and may in the future provide financial advisory services to ICC and have received in the past, and may receive in the future fees for such services. In the ordinary course of our business, we may actively trade securities of EasyLink or ICC for our own account and for the accounts of customers and, accordingly, we or our customers may at any time hold a long or short position in such securities. Except as otherwise provided in our engagement letter with ICC, our opinion may not be disclosed, summarized, excerpted from or otherwise publicly referred to, or used for any other purposes without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, on the date hereof, the Merger Consideration is fair from a financial point of view to the shareholders of ICC.

Sincerely,

/s/ Oppenheimer & Co. Inc.
Oppenheimer & Co. Inc.

Annex D—2005 Plan Amendment

AMENDMENT TO
INTERNET COMMERCE CORPORATION 2005 STOCK INCENTIVE PLAN

THIS AMENDMENT TO THE INTERNET COMMERCE CORPORATION 2005 STOCK INCENTIVE PLAN (this “Amendment”) is made and entered into as of the        day of                 , 2007.

WHEREAS, Internet Commerce Corporation (the “Company”) has established that certain Internet Commerce Corporation 2005 Stock Incentive Plan (the “Plan”), pursuant to which options to purchase shares of the Company’s class A common stock, par value $0.01 per share, may be issued on the terms and conditions contained in the Plan; and

WHEREAS, the Board of Directors now desires to amend the Plan on the terms and conditions set forth herein as permitted by Section 12 of the Plan;

WHEREAS, the Board of Directors approved the amendment set forth herein at a meeting held on                     , 2007; and

WHEREAS, the stockholders of the Company approved the amendment set forth herein at the Company’s special meeting of stockholders held on                    , 2007.

NOW, THEREFORE, the Plan is amended upon the terms, and subject to the conditions, set forth herein:

1.   Maximum Aggregate Shares Issuable Pursuant to Stock Incentives.   Section 3.1 of the Plan is hereby amended by deleting Section 2 in its entirety and inserting the following in lieu thereof:

“3.1   Maximum Aggregate Shares Issuable Pursuant to Stock Incentives.   The total number of Shares that may be issued pursuant to Stock Incentives under this Plan shall not exceed the sum of:

(a)    4,500,000 Shares plus,

(b)   all Shares which were reserved for issuance under the Internet Commerce Corporation Stock Option Plan (the “Prior Plan”) which (1) have not, as of the effective date of this Plan, been issued and are not, as of the effective date of this Plan, subject to any outstanding awards under the Prior Plan, or (2) are, as of the effective date of this Plan, subject to outstanding awards under the Prior Plan, but subsequently, through cancellation or expiration or lapse of such awards or otherwise, again become available for issuance under the Prior Plan, all as adjusted pursuant to Section 10.

(It is the intent of the foregoing subsection (b) that any Shares which were reserved for issuance under the Prior Plan and which are not actually issued under such Prior Plan or which were issued under such Prior Plan but which again become available for issuance under such Prior Plan for any reason shall become Shares available under this Plan.) Such Shares shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued Shares, and from Shares which have been reacquired by the Company.”

2.   Inconsistent Provisions.   All provisions of the Plan which have not been amended by this Amendment shall remain in full force and effect. Notwithstanding the foregoing, to the extent that there is any inconsistency between the provisions of the Plan and the provisions of this Amendment, the provisions of the Amendment shall control.

(Signature page to follow)

D-1

THIS AMENDMENT is adopted to be effective as of the date hereof.

INTERNET COMMERCE CORPORATION
By:

D-2

INTERNET COMMERCE CORPORATION

6025 The Corners Parkway
Suite 100
Norcross, Georgia 30092

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Internet Commerce Corporation (the “Company”) hereby revokes all prior proxies and hereby appoints each of Thomas J. Stallings and Glen E. Shipley as a proxy for the undersigned, each with full power of substitution, to vote all shares of class A common stock, series C preferred stock and series D preferred stock of the Company which the undersigned is entitled to vote at the Company’s Special Meeting of stockholders to be held on Tuesday, August 14, 2007 at 10:00 a.m., Eastern Time, at 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092 and at any postponement or adjournment thereof, and the undersigned authorizes and instructs such proxies or their substitutes to vote as designated on the reverse side hereof and in their discretion as to other matters.

Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

(Please date and sign on reverse)

(Continued on reverse side)

The shares represented by this Proxy Card will be voted as directed by the undersigned stockholders. If no direction is given when the duly executed Proxy Card is returned, such shares will be voted “FOR” Proposal One, “FOR” Proposal Two, “FOR” Proposal Three, and, in accordance with the judgment of the proxies, for or against any other matter that may properly come before the Special Meeting and any postponement or adjournment thereof.

I PLAN TO ATTEND MEETING  ☐

The Board of Directors recommends a vote “FOR” Proposals One, Two and Three.

Proposal One—Approval of the Issuance of Shares of up to Approximately 30,500,659 Class A Common Stock Issuable Upon the Conversion or Exercise of the Securities Issued to York Capital Management and Certain Other Purchasers.

For	Against	Abstain
☐	☐	☐

Proposal Two—Approval of the Amendment to the Company’s Amended and Restated Certificate of Incorporation Authorizing the Issuance of up to 300,000,000 Shares of Class A Common Stock.

For	Against	Abstain
☐	☐	☐

Proposal Three—Approval of an Increase in the Number of Shares Issued under the Internet Commerce Corporation 2005 Stock Incentive Plan to 5,673,233.

For	Against	Abstain
☐	☐	☐

PLEASE MARK YOUR CHOICE LIKE THIS “X” IN BLUE OR BLACK INK.

Date	Signature if held jointly
Please mark, date and sign as your name appears on your stock certificate and return in the enclosed envelope.
Signature

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 27, 2007, accompanying the consolidated financial statements of Easylink Services Corporation for the year ended December 31, 2006, included in the Proxy Statement of Internet Commerce Corporation.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Internet Commerce Corporation on Form S-8 (No. 333-49364 filed November 6, 2000, No. 333-49372 filed November 6, 2000, No. 333-39854 filed June 22, 2000, No. 333-86565 filed September 3, 1999 and No. 333-131105 filed January 18, 2006) and Form S-3 (No. 333-80043 filed June 4, 1999, No. 333-93301 filed December 21, 1999, No. 333-32674 filed March 16, 2000, No. 333-45868 filed September 15, 2000, No. 333-52450 filed December 21, 2000, No. 333-75760 filed December 21, 2001, No. 333-99059 filed August 30 2002, No. 333-107590 filed August 1 2003, No. 333-115029 filed April 30, 2004, No. 333-118397 filed August 20, 2004 and No. 333-134705 filed June 2, 2006).

/s/ Grant Thornton LLP

Edison, New Jersey

July 16, 2007

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

EasyLink Services Corporation

We consent to the use of our report dated April 11, 2005, except as to Note 21, which is as of December 5, 2005, with respect to the consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income (loss) of EasyLink Services Corporation and Subsidiaries for the year ended December 31, 2004, included herein and to the reference to our firm under the heading “Experts.”

The consolidated financial statements for the year ended December 31, 2004 have been restated.

Our report dated April 11, 2005, except as to Note 21 which is as of December 5, 2005, contains an explanatory paragraph that sates that the Company has a working capital deficiency and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
KPMG LLP

New York, New York

July 16, 2007

EXHIBIT 23.3

CONSENT OF OPPENHEIMER & CO, INC.

The Board of Directors

Internet Commerce Corporation

We hereby consent to the inclusion of our fairness opinion dated April 30, 2007, and the references to our firm under the captions “Summary Terms of The Merger—Fairness of the Merger—Fairness Opinion,” “Details Of The Proposed Merger—Background of and Reasons for the Merger—Fairness Opinion” and “—Opinion of Oppenheimer & Co. Inc.” appearing in this Proxy Statement, and in any amendments thereto.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Proxy Statement within the meaning of the term “experts” as used in the Act or the Regulations.

Oppenheimer & Co. Inc.

/s/ Oppenheimer & Co. Inc.

New York, New York

July 17, 2007